Filed Pursuant to Rule 424(b)(3)
Registration No. 333-288793

To the Shareholders of Veritex Holdings, Inc.
MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT
On behalf of the board of directors of Veritex Holdings, Inc. (“Veritex”), we are pleased to enclose the accompanying proxy statement/prospectus relating to the merger of Veritex with and into Huntington Bancshares Incorporated (“Huntington”). We are requesting that you take certain actions as a holder of shares of common stock of Veritex, par value $0.01 per share (“Veritex common stock”) (a “Veritex shareholder”).
The boards of directors of Veritex and Huntington have each approved, by the unanimous vote of the directors present, an Agreement and Plan of Merger, dated as of July 13, 2025, by and between Veritex and Huntington (as amended from time to time, the “merger agreement”), pursuant to which Veritex will merge with and into Huntington (the “merger”), with Huntington as the surviving corporation.
In the merger, holders of Veritex common stock will receive 1.95 shares (the “exchange ratio” and such shares, the “merger consideration”) of Huntington common stock, par value $0.01 per share (“Huntington common stock”), for each share of Veritex common stock they own. Based on the closing price of Huntington common stock on the Nasdaq Global Select Market (the “NASDAQ”) on July 11, 2025, the last trading day before public announcement of the merger, of $17.39, the exchange ratio represented approximately $33.91 in value for each share of Veritex common stock. Based on the closing price of Huntington common stock on the NASDAQ on August 14, 2025, the last practicable trading day before the date of this proxy statement/prospectus, of $16.81, the exchange ratio represented approximately $32.78 in value for each share of Veritex common stock. The value of the Huntington common stock at the time of completion of the merger could be greater than, less than or the same as the value of Huntington common stock on the date of this proxy statement/prospectus. We urge you to obtain current market quotations of Huntington common stock (trading symbol “HBAN”) and Veritex common stock (trading symbol “VBTX”).
The merger is intended to qualify as a “reorganization” for U.S. federal income tax purposes. Accordingly, U.S. holders (as defined in “Material U.S. Federal Income Tax Consequences of the Merger”) of Veritex common stock generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of shares of Veritex common stock for Huntington common stock in the merger, except with respect to any cash received instead of fractional shares of common stock of the combined company. For more information regarding the tax consequences of the merger, see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger.”
Based on the number of shares of Veritex common stock outstanding as of August 11, 2025, Huntington expects to issue approximately 106,820,257 million shares of Huntington common stock to holders of Veritex common stock (in the aggregate) in the merger. Based on the number of shares of Veritex common stock outstanding as of August 11, 2025 and the number of shares of Huntington common stock outstanding as of August 11, 2025, we estimate that, following the completion of the merger, former holders of Veritex common stock will own approximately 7% of the combined company and existing Huntington shareholders will own approximately 93% of the combined company.
Veritex will hold a special meeting of Veritex shareholders (the “Veritex special meeting”) in connection with the merger. At the Veritex special meeting, in addition to other business, Veritex will ask Veritex shareholders to approve the merger agreement (the “merger proposal”). Information about the Veritex special meeting and the merger is contained in the accompanying proxy statement/prospectus. In particular, see “Risk Factors” beginning on page 16. We urge you to read this document carefully and in its entirety. You can also obtain information about Veritex and Huntington from documents that have been filed with the U.S. Securities and Exchange Commission (the “SEC”) that are incorporated into the accompanying proxy statement/prospectus by reference.
The Veritex special meeting will be held solely by means of remote communication on September 22, 2025 at https://edge.media-server.com/mmc/p/efwxy7os at 10:00 a.m., Central Time. Whether or not you plan to attend the Veritex special meeting, please vote as soon as possible to make sure that your shares are represented at the Veritex special meeting.
The Veritex board of directors unanimously recommends that holders of Veritex common stock vote “FOR” each of the proposals to be considered at the Veritex special meeting. We strongly support this combination of our companies and join the Veritex board of directors in their recommendation.

Sincerely,	Sincerely,

Stephen D. Steinour Chairman of the Board, President and Chief Executive Officer Huntington Bancshares Incorporated	C. Malcolm Holland, III Chairman of the Board, Chief Executive Officer and President Veritex Holdings, Inc.

Neither the SEC nor any state securities regulator has approved or disapproved the merger, including the issuance of Huntington common stock to be issued in connection with the merger, or the other transactions described in this proxy statement/prospectus, or determined if the accompanying proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The shares of Huntington common stock are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or by any other U.S. federal or state governmental agency.
The accompanying proxy statement/prospectus is dated August 15, 2025, and is first being mailed to Veritex shareholders on or about August 18, 2025.

ADDITIONAL INFORMATION
This proxy statement/prospectus incorporates important business and financial information about Huntington and Veritex from other documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this document through the SEC website at http://www.sec.gov or by requesting them in writing or by telephone at the appropriate address below:
For Huntington documents incorporated by reference:
Huntington Bancshares Incorporated
Huntington Center
41 South High Street
Columbus, Ohio 43287
(614) 480-2265
Attn: Investor Relations
For Veritex documents incorporated by reference:
Veritex Holdings, Inc.
8214 Westchester Drive, Suite 800
Dallas, TX 75225
(972) 349-6200
Attn: Investor Relations
You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five (5) business days before the date of the applicable special meeting. This means that holders of Veritex common stock requesting documents must do so by September 15, 2025, in order to receive them before the Veritex special meeting.
No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated August 15, 2025, and you should assume that the information in this document is accurate only as of such date. You should assume that the information incorporated by reference into this document is accurate as of the date of such incorporated document. Neither the mailing of this proxy statement/prospectus to holders of Veritex common stock nor the issuance by Huntington of shares of Huntington common stock in connection with the merger will create any implication to the contrary.
This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in, or incorporated by reference into, this document regarding Veritex has been provided by Veritex and information contained in, or incorporated by reference into, this document regarding Huntington has been provided by Huntington.
See the section entitled “Where You Can Find More Information” beginning on page 110 of this proxy statement/prospectus for further information.

Veritex Holdings, Inc.
8214 Westchester Drive, Suite 800
Dallas, Texas 75225
(972) 349-6200
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To the Shareholders of Veritex Holdings, Inc.:
On July 13, 2025, Veritex Holdings, Inc. (“Veritex”) and Huntington Bancshares Incorporated (“Huntington”) entered into an Agreement and Plan of Merger (as amended from time to time, the “merger agreement”), a copy of which is attached as Annex A to the accompanying proxy statement/prospectus of which this notice is a part, pursuant to which Veritex will merge with and into Huntington (the “merger”).
NOTICE IS HEREBY GIVEN that a special meeting of holders of Veritex common stock (the “Veritex special meeting”) will be held solely by means of remote communication on September 22, 2025 at 10:00 a.m., Central Time (unless it is adjourned or postponed to a later date). The Veritex special meeting will be held exclusively online via webcast. You will be able to attend the Veritex special meeting by visiting https://edge.media-server.com/mmc/p/efwxy7os (the “Veritex special meeting website”) and using the control number included in your proxy card or the voting instruction form provided by your bank, broker, trustee, nominee or other holder of record if you hold your shares of Veritex common stock in “street name.” You will be able to vote your shares electronically over the Internet and submit questions online during the meeting by logging in to the Veritex special meeting website and using the control number. We are pleased to notify you of, and invite you to, the Veritex special meeting.
At the Veritex special meeting, you will be asked to consider and vote on the following matters:
•	Proposal to approve the merger agreement and the transactions contemplated thereby, including the merger (the “Veritex merger proposal”);
•
Proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to Veritex’s named executive officers that is based on or otherwise relates to the merger (the “Veritex compensation proposal”); and

•
Proposal to adjourn or postpone the Veritex special meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment or postponement, there are not sufficient votes to approve the Veritex merger proposal or to ensure that any supplement or amendment to the accompanying proxy statement/prospectus is timely provided to holders of Veritex common stock (the “Veritex adjournment proposal”).

The Veritex board of directors has fixed the close of business on August 11, 2025 as the record date for the Veritex special meeting. Only holders of record of Veritex common stock as of the close of business on the record date for the Veritex special meeting are entitled to notice of, and to vote at, the Veritex special meeting or any adjournment or postponement thereof.
The Veritex board of directors unanimously recommends that holders of Veritex common stock vote “FOR” the Veritex merger proposal, “FOR” the Veritex compensation proposal and “FOR” the Veritex adjournment proposal.
If you have any questions regarding the accompanying proxy statement/prospectus or need assistance with voting, you may contact Okapi Partners LLC, Veritex’s proxy solicitor, by calling toll-free at (844) 202-7428, or for banks and brokers, collect at (212) 297-0720.
Veritex has determined that holders of Veritex common stock are not entitled to appraisal or dissenters’ rights with respect to the proposed merger under Section 10.354 of the Texas Business Organizations Code.

Your vote is important, regardless of the number of shares you own. We cannot complete the transactions contemplated by the merger agreement unless the holders of Veritex common stock approve the Veritex merger proposal. The affirmative vote of the holders of a majority of the outstanding shares of Veritex common stock entitled to vote thereon at the Veritex special meeting is required to approve the Veritex merger proposal.
Each copy of the proxy statement/prospectus mailed to Veritex shareholders is accompanied by a form of proxy card with instructions for voting.
Whether or not you plan to attend the Veritex special meeting virtually, we urge you to please promptly complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope or authorize the individuals named on the accompanying proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with the accompanying proxy card. If your shares are held in the name of a bank, broker, trustee or other nominee, please follow the instructions on the voting instruction card furnished by such bank, broker, trustee or other nominee.
The proxy statement/prospectus of which this notice is a part provides a detailed description of the merger agreement, the transactions contemplated thereby, including the merger, and the other matters to be considered at the Veritex special meeting. A summary of the merger agreement is included in the proxy statement/prospectus in the sections entitled “The Merger” and “The Merger Agreement”, and a copy of the merger agreement is attached as Annex A to the proxy statement/prospectus, each of which are incorporated by reference into this notice to the same extent as if fully set forth herein. We encourage you to carefully read this proxy statement/prospectus (including the annexes thereto) and any other documents incorporated by reference herein in their entirety.

By Order of the Veritex Board of Directors,

C. Malcolm Holland, III Chairman of the Board, Chief Executive Officer and President Veritex Holdings, Inc.

i

Annex A	Agreement and Plan of Merger, dated as of July 13, 2025, by and between Huntington Bancshares Incorporated and Veritex Holdings, Inc.	A-1
Annex B	Opinion of Keefe, Bruyette & Woods, Inc.	B-1

ii

QUESTIONS AND ANSWERS
The following are some questions that you may have about the merger and the Veritex special meeting, and brief answers to those questions. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the merger and the Veritex special meeting. Additional important information is also contained in the documents incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 110.
In this proxy statement/prospectus, unless the context otherwise requires:
•	“Huntington” refers to Huntington Bancshares Incorporated;
•	“Huntington common stock” refers to the common stock, par value $0.01 per share, of Huntington;
•	“Veritex” refers to Veritex Holdings, Inc.; and
•	“Veritex common stock” refers to the common stock, par value $0.01 per share, of Veritex.
Q:	Why am I receiving this proxy statement/prospectus?
A:
You are receiving this proxy statement/prospectus because Huntington and Veritex have agreed to a merger of Veritex with and into Huntington (the “merger”), with Huntington as the surviving corporation (the “surviving corporation,” the “combined company,” or “Huntington,” as the case may be). A copy of the Agreement and Plan of Merger, dated as of July 13, 2025, by and between Huntington and Veritex (as amended from time to time, the “merger agreement”) is attached as Annex A to this proxy statement/prospectus and is incorporated by reference herein. Following the completion of the merger, Veritex Community Bank, a Texas state-chartered bank and a wholly owned bank subsidiary of Veritex, will merge (the “bank merger”) with and into The Huntington National Bank, a national bank and wholly owned bank subsidiary of Huntington (“The Huntington National Bank”), with The Huntington National Bank as the surviving bank.

To complete the merger, among other things, holders of Veritex common stock must approve the merger agreement (the “Veritex merger proposal”).
Veritex is holding a virtual special meeting of holders of Veritex common stock (the “Veritex special meeting”) to obtain approval of the Veritex merger proposal. Holders of Veritex common stock will also be asked (1) to approve, on an advisory (non-binding) basis, the merger-related named executive officer compensation that will or may be paid to Veritex’s named executive officers in connection with the merger (the“Veritex compensation proposal”) and (2) to approve the proposal to adjourn the Veritex special meeting, if necessary or appropriate to solicit additional proxies if, immediately prior to such adjournment, there are not sufficient votes at the time of the Veritex special meeting to approve the Veritex merger proposal or to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to holders of Veritex common stock (the “Veritex adjournment proposal”).
This document is also a prospectus that is being delivered to holders of Veritex common stock because, in connection with the merger, Huntington is offering shares of Huntington common stock to holders of Veritex common stock.
This proxy statement/prospectus contains important information about the merger and the other proposals being voted on at the Veritex special meeting. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares of common stock voted by proxy without attending the meeting. Your vote is important and we encourage you to submit your proxy as soon as possible.
Q:	What will happen in the merger?
A:
In the merger, Veritex will merge with and into Huntington. Each share of Veritex common stock issued and outstanding immediately prior to the effective time of the merger (the “effective time”) (other than certain shares held by Huntington or Veritex) will be converted into the right to receive 1.95 shares (the “exchange ratio” and such shares, the “merger consideration”) of Huntington common stock. After completion of the merger, Veritex will cease to exist, will no longer be a public company, and Veritex common stock will be delisted from the Nasdaq Global Select Market (the “NASDAQ”), will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and will cease to be publicly traded. See the information provided in the section entitled “The Merger Agreement—Structure of the Merger” beginning on page 60 and the merger agreement for more information about the merger.
Q:	When and where will the Veritex special meeting take place?
A:
The Veritex special meeting will be held virtually via the Internet at https://edge.media-server.com/ mmc/p/efwxy7os (the “Veritex special meeting website”) on September 22, 2025 at 10:00 a.m., Central Time. Only Veritex shareholders as of the close of business on the record date are entitled to receive notice of, and vote at, the Veritex special meeting via the Veritex special meeting website or any adjournment or postponement thereof. Veritex shareholders will be able to attend the Veritex special meeting via the Veritex special meeting website or by proxy, submit questions and vote their shares electronically during the meeting by visiting the Veritex special meeting website. Veritex shareholders will need the control number found on their proxy card in order to access the Veritex special meeting website.

Even if you plan to attend the Veritex special meeting, Veritex recommends that you vote your shares in advance so that your vote will be counted if you later decide not to or become unable to attend the Veritex special meeting. See “How can I vote my shares without attending the Veritex special meeting?” below. If you hold your shares of Veritex common stock in “street name” and want to attend the Veritex special meeting virtually via the Veritex special meeting website (with the ability to ask a question and/or vote, if you choose to do so), you must have your specific control number, which is included on your proxy card or the voting instruction form from your bank, broker, trustee or other nominee. Please contact your bank, broker, trustee or other nominee to obtain further instructions.
Q:	What matters will be considered at the Veritex special meeting?
A:	At the Veritex special meeting, holders of Veritex common stock will be asked to consider and vote on the following proposals:
•	Veritex Proposal 1: The Veritex merger proposal. Approval of the merger agreement;
•
Veritex Proposal 2: The Veritex compensation proposal. Approval of, on an advisory (non-binding) basis, the merger-related named executive officer compensation that will or may be paid to Veritex’s named executive officers in connection with the merger; and

•
Veritex Proposal 3: The Veritex adjournment proposal. Approval of the adjournment of the Veritex special meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment, there are not sufficient votes at the time of the Veritex special meeting to approve the Veritex merger proposal or to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to holders of Veritex common stock.

In order to complete the merger, among other things, holders of Veritex common stock must approve the Veritex merger proposal. None of the approvals of the Veritex compensation proposal or the Veritex adjournment proposal are conditions to the obligations of Huntington or Veritex to complete the merger.
Q:	What will holders of Veritex common stock receive in the merger?
A:
In the merger, holders of Veritex common stock will receive 1.95 shares of Huntington common stock for each share of Veritex common stock held immediately prior to the completion of the merger (other than certain shares held by Huntington or Veritex). Huntington will not issue any fractional shares of Huntington common stock in the merger. Holders of Veritex common stock who would otherwise be entitled to a fractional share of Huntington common stock in the merger will instead receive an amount in cash (rounded to the nearest cent) determined by multiplying the average of the closing sale prices per share of Huntington common stock on the NASDAQ as reported by The Wall Street Journal for the five (5) consecutive full trading days ending on the day preceding the day on which the merger is completed (the “Huntington share closing price”) by the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Huntington common stock that such shareholder would otherwise be entitled to receive.

Q:	Will the value of the merger consideration change between the date of this proxy statement/prospectus and the time the merger is completed?
A:
Yes. Although the number of shares of Huntington common stock that holders of Veritex common stock will receive is fixed, the market value of the merger consideration will fluctuate between the date of this proxy statement/prospectus and the completion of the merger based upon the market value for Huntington common stock. Any fluctuation in the market price of Huntington common stock after the date of this proxy statement/prospectus will change the implied value of the shares of Huntington common stock that holders of Veritex common stock will receive. Neither Huntington nor Veritex is permitted to terminate the merger agreement as a result, in and of itself, of any increase or decrease in the market price of Huntington common stock or Veritex common stock.

Q:	How will the merger affect Veritex equity awards?
A:	At the effective time:
•
each outstanding option to purchase Veritex common stock under Veritex’s stock plans (each, a “Veritex stock option”) with a per-share exercise price that is less than the per-share value of the merger consideration will be automatically cancelled in exchange for the right to receive an amount in cash (less applicable tax withholdings) equal to the product of (i) the excess of the per share value of the merger consideration over the Veritex stock option’s per-share exercise price, multiplied by (ii) the number of shares of Veritex common stock subject to such Veritex stock option immediately prior to the effective time. At the effective time, any Veritex stock option that has a per-share exercise price that is equal to or greater than the value of the merger consideration will be canceled for no consideration;

•
each restricted stock unit award in respect of a share of Veritex common stock granted under a Veritex stock plan that is outstanding immediately prior to the effective time (a “Veritex restricted stock unit award”) and that (a) was granted to an employee of Veritex prior to July 13, 2025 or (b) is held by a non-employee director of Veritex will be automatically cancelled in exchange for the right to receive a number of shares of Huntington common stock equal to the product of (i) the number of shares of Veritex common stock underlying such Veritex restricted stock unit award prior to the effective time (with any performance-based vesting conditions applicable to such Veritex restricted stock unit award deemed satisfied at the target level of performance), multiplied by (ii) the exchange ratio (reduced by the number of shares necessary to satisfy applicable tax withholdings); and

•
each Veritex restricted stock unit award that is granted to an employee of Veritex on or after July 13, 2025 will be assumed by Huntington and converted into a restricted stock unit award in respect of a number of shares of Huntington common stock (rounded to the nearest whole share) equal to the product of (i) the number of shares of Veritex common stock underlying such Veritex restricted stock unit award prior to the effective time, multiplied by (ii) the exchange ratio, with the converted award to have the same terms and conditions as were applicable to the Veritex restricted stock unit award prior to the effective time.

Q:	How does the Veritex board of directors recommend that I vote at the Veritex special meeting?
A:	The Veritex board of directors unanimously recommends that you vote “FOR” the Veritex merger proposal, “FOR” the Veritex compensation proposal and “FOR” the Veritex adjournment proposal.
In considering the recommendations of the Veritex board of directors, holders of Veritex common stock should be aware that Veritex directors and executive officers may have interests in the merger that are or may be different from, or in addition to, the interests of holders of Veritex common stock generally. For a more complete description of these interests, see the information provided in the section entitled “The Merger—Interests of Veritex’s Directors and Executive Officers in the Merger” beginning on page 51.
Q:	Who is entitled to vote at the Veritex special meeting?
A:
The Veritex board of directors has fixed the close of business on August 11, 2025 as the record date (the “Veritex record date”) for determination of the holders of Veritex common stock entitled to notice of and to vote at the Veritex special meeting. Only Veritex shareholders at the close of business on the Veritex record date will be entitled to vote at the Veritex special meeting.

Each holder of Veritex common stock is entitled to cast one (1) vote on each matter properly brought before the Veritex special meeting for each share of Veritex common stock that such holder owned of record as of the Veritex record date. As of the Veritex record date, there were 54,779,619 shares of Veritex common stock outstanding and entitled to be voted at the Veritex special meeting. Attendance at the Veritex special meeting via the Veritex special meeting website is not required to vote. See below and the section entitled “The Veritex Special Meeting—Proxies” beginning on page 26 for instructions on how to vote your shares without attending the Veritex special meeting.
Q:	What constitutes a quorum for the Veritex special meeting?
A:
The presence at the Veritex special meeting, either via the Veritex special meeting website or proxy, of at least a majority of the shares of Veritex common stock outstanding and entitled to vote on the Veritex record date will constitute a quorum for the purposes of the Veritex special meeting. All shares of Veritex common stock represented by means of remote communication or represented by proxy, including abstentions, if any, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the Veritex special meeting.

Q:	If my shares of common stock are held in “street name” by my bank, broker, trustee or other nominee, will my bank, broker, trustee or other nominee vote my shares for me?
A:
If you hold your shares in a stock brokerage account or if your shares are held by a bank, broker, trustee or other nominee (that is, in “street name”), please follow the voting instructions provided by your broker, bank, trustee or other nominee. If your shares of Veritex common stock are held in street name, please instruct your bank, broker, trustee or other nominee on how to vote your shares using the voting instructions furnished by your bank, broker, trustee or other nominee as soon as possible. Further, brokers who hold shares of Veritex common stock may not give a proxy to Veritex to vote those shares on any of the Veritex proposals without specific instructions from their customers.

Q:	What vote is required for the approval of each proposal at the Veritex special meeting?
A:
Veritex Proposal 1: Veritex merger proposal. Approval of the Veritex merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Veritex common stock entitled to vote thereon (the “requisite Veritex vote”). If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote at the Veritex special meeting via the Veritex special meeting website or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the Veritex merger proposal, it will have the same effect as a vote “AGAINST” the Veritex merger proposal.

Veritex Proposal 2: Veritex compensation proposal. Approval of the Veritex compensation proposal requires the affirmative vote of the holders of a majority of the votes cast by the holders of Veritex common stock entitled to vote via the Veritex special meeting website or represented by proxy at the Veritex special meeting. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote at the Veritex special meeting via the Veritex special meeting website or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the Veritex compensation proposal, your shares will not be deemed to be a vote cast at the Veritex special meeting in respect of the Veritex compensation proposal and it will have no effect on the Veritex compensation proposal.
Veritex Proposal 3: Veritex adjournment proposal. Approval of the Veritex adjournment proposal requires the affirmative vote of the holders of a majority of the votes cast by the holders of Veritex common stock entitled to vote via the Veritex special meeting website or represented by proxy at the Veritex special meeting. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote at the Veritex special meeting via the Veritex special meeting website or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the Veritex adjournment proposal, your shares will not be deemed to be a vote cast at the Veritex special meeting in respect of the Veritex adjournment proposal and it will have no effect on the Veritex adjournment proposal.

Q:	How can I vote my shares while in attendance at the Veritex special meeting?
A:
Record Holders. Shares held directly in your name as the holder of record of Veritex common stock may be voted at the Veritex special meeting. If you choose to vote your shares virtually at the Veritex special meeting via the Veritex special meeting website, you will need the control number found on your proxy card.

Shares in “street name.” Shares held in a brokerage or other account in “street name” may be voted at the Veritex special meeting by you only if you obtain a signed legal proxy from your bank, broker, trustee or other nominee giving you the right to vote the shares. If you choose to vote your shares in “street name” virtually at the Veritex special meeting via the Veritex special meeting website, you will need to have obtained a legal proxy from your bank, broker, trustee or other nominee. Each such beneficial owner of Veritex common stock must fax or email a scan or image of the legal proxy to investorrelations@veritexbank.com no later than September 17, 2025 at 5:00 p.m., Central Time, to vote at the Veritex special meeting via the Veritex special meeting website.
Even if you plan to attend the Veritex special meeting virtually, Veritex recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to or become unable to attend the special meeting.
Additional information on attending the special meeting can be found under the section entitled “The Veritex Special Meeting” on page 24.
Q:	How can I vote my shares without attending the Veritex special meeting?
A:
Whether you hold your shares directly as the holder of record of Veritex common stock or beneficially in “street name,” you may direct your vote by proxy without virtually attending the Veritex special meeting.

If you are a record holder of Veritex common stock, you can vote by proxy over the Internet, by telephone or by mail by following the instructions provided in the enclosed proxy card. Please note that if you hold shares beneficially in “street name,” you should follow the voting instructions provided by your bank, broker, trustee or other nominee.
If you intend to submit your proxy by telephone or via the Internet, you must do so by 11:59 p.m., Central Time on the day before your respective company’s special meeting. If you intend to submit your proxy by mail, your completed proxy card must be received prior to the Veritex special meeting.
Additional information on voting procedures can be found under the section entitled “The Veritex Special Meeting” on page 24.
Q:	What do I need to do now?
A:
After carefully reading and considering the information contained in this proxy statement/prospectus, please vote as soon as possible. If you hold shares of Veritex common stock, please respond by completing, signing and dating the accompanying proxy card and returning it in the enclosed postage-paid envelope, or by submitting your proxy by telephone or through the Internet, as soon as possible so that your shares may be represented at the Veritex meeting. Please note that if you hold shares beneficially in “street name,” you should follow the voting instructions provided by your bank, broker, trustee or other nominee.

Q:	Why is my vote important?
A:
If you do not vote, it will be more difficult for Veritex to obtain the necessary quorum to hold its special meeting. In addition, your failure to submit a proxy or vote at the Veritex special meeting, or failure to instruct your bank, broker, trustee or other nominee how to vote, will have the same effect as a vote “AGAINST” the Veritex merger proposal, and an abstention will have the same effect as a vote “AGAINST” the Veritex merger proposal.

The merger agreement must be approved by the affirmative vote of the holders of a majority of the outstanding shares of Veritex common stock entitled to vote on the merger agreement. The Veritex board of directors unanimously recommend that you vote “FOR” the Veritex merger proposal and “FOR” the other proposals to be considered at the Veritex special meeting.

Q:	Can I revoke my proxy or change my vote?
A:	Yes. You can change your vote at any time before your proxy is voted at the Veritex special meeting. You can do this by:
•	completing, signing, dating and returning a proxy card with a later date;
•	delivering a duly executed written revocation letter to Veritex’s corporate secretary;
•	attending the Veritex special meeting via the Veritex special meeting website, notifying the corporate secretary and voting by ballot at the Veritex special meeting; or
•	voting by telephone or the Internet at a later time (but prior to 11:59 p.m., Central Time on the day before the Veritex special meeting).
If you hold your shares of Veritex common stock through a bank, broker, trustee or other nominee, you should contact your bank, broker, trustee or other nominee to change your vote.
Attendance virtually at the Veritex special meeting will not in and of itself constitute revocation of a proxy. A revocation or later-dated proxy received by Veritex after the vote will not affect the vote. Written notices of revocation and other communications about revoking your proxy card should be addressed to: Veritex Holdings, Inc.; 8214 Westchester Drive, Suite 800, Dallas, Texas, 75225, Attention: Corporate Secretary.
Q:	Will Veritex be required to submit the Veritex merger proposal to its shareholders even if the Veritex board of directors has withdrawn, modified or qualified its recommendation?
A:
Yes. Unless the merger agreement is terminated before the Veritex special meeting, Veritex is required to submit the Veritex merger proposal to its shareholders even if the Veritex board of directors has withdrawn or modified the Veritex board recommendation (as defined in the section entitled “The Merger Agreement—Shareholder Meeting and Recommendation of Veritex’s Board of Directors”).

Q:	Are holders of Veritex common stock entitled to appraisal or dissenters’ rights?
A:	No. Holders of Veritex common stock are not entitled to appraisal or dissenters’ rights under the Texas Business Organizations Code (the “TBOC”).
For more information, see the section entitled “The Merger—Appraisal or Dissenters’ Rights in the Merger” beginning on page 59.
Q:	Are there any risks that I should consider in deciding whether to vote for the approval of the Veritex merger proposal, or the other proposals to be considered at the Veritex special meeting?
A:
Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 16. You also should read and carefully consider the risk factors of Huntington and Veritex contained in the documents that are incorporated by reference into this proxy statement/prospectus.

Q:	What are the material U.S. federal income tax consequences of the merger to holders of Veritex common stock?
A:
The merger is intended to qualify as a “reorganization” for U.S. federal income tax purposes, and it is a condition to our respective obligations to complete the merger that Huntington and Veritex each receive a legal opinion to the effect that the merger will so qualify. Accordingly, holders of Veritex common stock generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of their Veritex common stock for Huntington common stock in the merger, except for any gain or loss that may result from the receipt of cash instead of a fractional share of Huntington common stock. You should be aware that the tax consequences to you of the merger may depend upon your own situation. In addition, you may be subject to state, local or non-U.S. tax laws that are not discussed in this proxy statement/prospectus. You should therefore consult with your own tax advisor for a full understanding of the tax consequences to you of the merger. For a more complete discussion of the material U.S. federal income tax consequences of the merger, see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 77.

Q:	When is the merger expected to be completed?
A:
Huntington and Veritex expect to complete the merger in the fourth quarter of 2025. However, neither Huntington nor Veritex can predict the actual date on which the merger will be completed, or if the merger will be completed at all, because completion is subject to conditions and factors outside the control of both companies. Before we can complete the merger, Veritex must first obtain the approval of holders of Veritex common stock for the merger, and Huntington and Veritex must obtain necessary regulatory approvals and satisfy certain other conditions to completion of the merger.

Q:	What are the conditions to completion of the merger?
A:
The obligations of Huntington and Veritex to complete the merger are subject to the satisfaction or waiver of certain closing conditions contained in the merger agreement, including the receipt of required regulatory approvals and the expiration of statutory waiting periods without the imposition of any materially burdensome regulatory condition (as defined in “The Merger—Regulatory Approvals”), tax opinions, approval by holders of Veritex common stock of the Veritex merger proposal and other customary conditions. For more information, see the section entitled “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 73.

Q:	What happens if the merger is not completed?
A:
If the merger is not completed, holders of Veritex common stock will not receive any consideration for their shares of Veritex common stock in connection with the merger. Instead, Veritex will remain an independent public company, Veritex common stock will continue to be listed on the NASDAQ, and Huntington will not complete the issuance of shares of Huntington common stock pursuant to the merger agreement. In addition, if the merger agreement is terminated in certain circumstances, a termination fee of $56 million may be payable by Veritex to Huntington. See the section entitled “The Merger Agreement—Termination Fee” beginning on page 75 for a more detailed discussion of the circumstances under which a termination fee will be required to be paid.

Q:	Should I send in my Veritex stock certificates now?
A:
No. Please do not send in your stock certificates with your proxy. After the merger is completed, an exchange agent designated by Huntington and reasonably acceptable to Veritex (the “exchange agent”) will send you instructions for exchanging Veritex stock certificates for the consideration to be received in the merger. See the section entitled “The Merger Agreement—Conversion of Shares; Exchange of Veritex Stock Certificates” beginning on page 62.

Q:	What should I do if I receive more than one set of voting materials for the same special meeting?
A:
If you hold shares of Veritex common stock in “street name” and also directly in your name as a holder of record or otherwise or if you hold shares of Veritex common stock in more than one (1) brokerage account, you may receive more than one (1) set of voting materials relating to the same special meeting. Please be sure to vote all of your shares.

Record Holders. For shares held directly, please complete, sign, date and return each proxy card (or cast your vote by telephone or Internet as provided on each proxy card) or otherwise follow the voting instructions provided in this proxy statement/prospectus in order to ensure that all of your shares of Veritex common stock are voted.
Shares in “street name.” For shares held in “street name” through a bank, broker, trustee or other nominee, you should follow the procedures provided by your bank, broker, trustee or other nominee to vote your shares.
Q:	What should I do if I have technical difficulties or trouble accessing the Veritex special meeting website?
A:	If you encounter any difficulties accessing the Veritex special meeting, please call the technical support number that will be posted on the Veritex special meeting website.

Q:	Who can help answer my questions?
A:
If you need assistance in completing your proxy card, have questions regarding Veritex’s special meeting or would like additional copies of this proxy statement/prospectus, please contact Veritex’s Investor Relations at (972) 349-6200 or Veritex’s proxy solicitor, Okapi Partners LLC, by calling toll-free at (844) 202-7428.

SUMMARY
This summary highlights selected information in this proxy statement/prospectus and may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus and the other documents we refer you to for a more complete understanding of the matters being considered at the Veritex special meeting. In addition, we incorporate by reference important business and financial information about Huntington and Veritex into this proxy statement/prospectus. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 110 of this proxy statement/prospectus.
The Parties to the Merger (pages 31 and 32)
Huntington Bancshares Incorporated
41 South High Street
Columbus, Ohio 43287
(614) 480-2265
Huntington is a multi-state diversified regional bank holding company headquartered in Columbus, Ohio. Founded in 1866, The Huntington National Bank and its affiliates provide consumers, small and middle-market businesses, corporations, municipalities, and other organizations with a comprehensive suite of banking, payments, wealth management, and risk management products and services. Huntington operates approximately 970 branches in 13 states, with certain businesses operating in extended geographies. As of June 30, 2025, Huntington had consolidated total assets of approximately $208 billion, total loans and leases of approximately $135 billion, total deposits of approximately $163 billion and total stockholders’ equity of approximately $21 billion.
Huntington’s common stock is traded on the NASDAQ under the symbol “HBAN.”
Huntington’s principal office is located at 41 South High Street, Columbus, Ohio 43287, and its telephone number at that location is (614) 480-2265.
Veritex Holdings, Inc.
8214 Westchester Drive
Suite 800
Dallas, Texas 75225
(972) 349-6200
Veritex is a financial holding company incorporated under Texas law in 2010 and headquartered in Dallas, Texas. Veritex completed an initial public offering of common stock in October 2013.
As of June 30, 2025, Veritex had total assets of $12.53 billion and is one of the ten largest banks headquartered in Texas. Through its wholly-owned bank subsidiary, Veritex Community Bank, a Texas state-chartered member bank with its main office in Dallas Texas, Veritex delivers a wide variety of relationship-driven commercial banking products and services including commercial and retail lending and checking and savings deposit products which are tailored to meet the needs of small to medium-sized businesses and professionals. Veritex Community Bank operates banking centers located in the Dallas-Fort Worth metroplex and the Houston metropolitan area.
Veritex’s common stock is traded on the NASDAQ under the symbol “VBTX.”
Veritex’s principal office is located at 8214 Westchester Drive, Suite 800, Dallas, Texas 75225, and its telephone number at that location is (972) 349-6200.
The Merger and the Merger Agreement (pages 33 and 60)
The terms and conditions of the merger are contained in the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. You are encouraged to read the merger agreement carefully and in its entirety, as it is the primary legal document that governs the merger.
Subject to the terms and conditions of the merger agreement, at the completion of the merger, Veritex will merge with and into Huntington, with Huntington as the surviving corporation. Following the completion of the merger, Veritex Community Bank, a Texas state-chartered bank and a wholly owned bank subsidiary of Veritex, will merge with and into The Huntington National Bank, a national bank and a wholly owned bank subsidiary of Huntington, with The Huntington National Bank as the surviving bank.

Merger Consideration (page 61)
In the merger, holders of Veritex common stock will receive 1.95 shares of Huntington common stock for each share of Veritex common stock they hold immediately prior to the effective time. Huntington will not issue any fractional shares of Huntington common stock in the merger. Holders of Huntington common stock who would otherwise be entitled to a fraction of a share of Huntington common stock in the merger will instead receive, for the fraction of a share, an amount in cash (rounded to the nearest cent) based on the Huntington share closing price.
Huntington common stock is listed on the NASDAQ under the symbol “HBAN,” and Veritex common stock is listed on the NASDAQ under the symbol “VBTX.” The following table shows the closing sale prices of Huntington common stock and Veritex common stock as reported on the NASDAQ on July 11, 2025, the last full trading day before the public announcement of the merger agreement, and on August 14, 2025, the last practicable trading day before the date of this proxy statement/prospectus. This table also shows the implied value of the merger consideration to be issued in exchange for each share of Veritex common stock, which was calculated by multiplying the closing price of Huntington common stock on those dates by the exchange ratio of 1.95.

	Huntington Common Stock	Veritex Common Stock	Implied Value of One Share of Veritex Common Stock
July 11, 2025	$17.39	$27.46	$33.91
August 14, 2025	$16.81	$32.41	$32.78

For more information on the exchange ratio, see the section entitled “The Merger—Terms of the Merger” beginning on page 33 and the section entitled “The Merger Agreement—Merger Consideration” beginning on page 61.
Treatment of Veritex Equity Awards (page 62)
Veritex Stock Options
At the effective time, each Veritex stock option with a per-share exercise price that is less than the per-share value of the merger consideration will be cancelled and the holder of such cancelled option will receive an amount in cash equal to the product of the difference between the merger consideration value and the per-share exercise price, multiplied by the number of shares of Veritex common stock subject to the Veritex stock option immediately prior to the effective time. Each Veritex stock option with a per-share exercise price that is equal to or greater than the merger consideration value will be cancelled for no consideration.
Veritex Restricted Stock Unit Awards
At the effective time, each Veritex restricted stock unit award that (a) was granted to an employee of Veritex prior to July 13, 2025 or (b) is held by a non-employee director of Veritex will be cancelled and converted into the right to receive shares of Huntington common stock in an amount equal to the product of the number of shares subject to the Veritex restricted stock unit award immediately prior to the effective time (with any performance goals applicable to the Veritex restricted stock unit award deemed satisfied at the target level of performance) multiplied by the exchange ratio (reduced by the number of shares necessary to satisfy applicable tax withholdings).
At the effective time, each other Veritex restricted stock unit award will be assumed by Huntington and converted into a restricted stock unit award in respect of a number of shares of Huntington common stock (rounded to the nearest whole share) equal to the product of the number of shares of Veritex common stock underlying such Veritex restricted stock unit award immediately prior to the effective time multiplied by the exchange ratio, with the converted award to have the same terms and conditions as were applicable to the Veritex restricted stock unit award prior to the effective time.
Material U.S. Federal Income Tax Consequences of the Merger (page 77)
The merger is intended to qualify as a “reorganization” for U.S. federal income tax purposes, and it is a condition to our respective obligations to complete the merger that Huntington and Veritex each receive a legal opinion to the effect that the merger will so qualify. Accordingly, holders of Veritex common stock generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of their Veritex common stock for Huntington common stock in the merger, except for any gain or loss that may result from the receipt of cash instead of a fractional share of Huntington common stock.
You should be aware that the tax consequences to you of the merger may depend upon your own situation. In addition, you may be subject to state, local or non-U.S. tax laws that are not discussed in this proxy statement/prospectus. You should therefore consult with your own tax advisor for a full understanding of the tax consequences to you of the merger.
Veritex’s Reasons for the Merger; Recommendation of Veritex’s Board of Directors (page 37)
The members of the Veritex board of directors present at the meeting where the merger agreement and the transactions contemplated thereby was approved unanimously determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and fair to and in the best interest of Veritex and its shareholders and unanimously adopted the merger agreement and approved the merger and the other transactions contemplated by the merger agreement. The Veritex board of directors unanimously recommends that holders of Veritex common stock vote “FOR” the approval of the merger agreement and “FOR” the other proposals presented at the Veritex special meeting. For a more detailed discussion of the Veritex board of directors’ recommendation, see the section entitled “The Merger—Veritex’s Reasons for the Merger; Recommendation of Veritex’s Board of Directors” beginning on page 37.
Opinion of Veritex’s Financial Advisor (page 41)
In connection with the proposed merger, Veritex’s financial advisor, Keefe, Bruyette & Woods, Inc. (“KBW”), delivered a written opinion, dated July 13, 2025, to the Veritex board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Veritex common stock of the exchange ratio in the proposed merger.
The full text of the opinion, which describes the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by KBW in preparing the opinion, is attached as Annex B to this proxy statement/prospectus.
The opinion was for the information of, and was directed to, the Veritex board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of Veritex to engage in the merger or enter into the merger agreement or constitute a recommendation to the Veritex board of directors in connection with the merger, and it does not constitute a recommendation to any holder of Veritex common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter.
For more information, see “The Merger—Opinion of Veritex’s Financial Advisor,” beginning on page 41 and Annex B.
Appraisal or Dissenters’ Rights in the Merger (page 59)
Holders of Veritex common stock are not entitled to appraisal or dissenters’ rights under the TBOC. For more information see the section entitled “The Merger—Appraisal or Dissenters’ Rights in the Merger” beginning on page 59.
Interests of Veritex’s Directors and Executive Officers in the Merger (page 51)
In considering the recommendation of the Veritex board of directors with respect to the merger, Veritex shareholders should be aware that certain of Veritex’s directors and executive officers have interests in the merger, including financial interests, that may be different from, or in addition to, the interests of the other shareholders of Veritex generally. The Veritex board of directors was aware of and considered these interests during its deliberations on the merits of the merger and in determining to recommend to Veritex shareholders that they vote for the Veritex merger proposal and thereby approve the transactions contemplated by the merger agreement, including the merger.

These interests include, among others:
•
The accelerated vesting of the Veritex equity awards held by the Veritex non-employee directors and executive officers at the effective time (or with respect to awards granted to the Veritex executive officers on or after July 13, 2025 upon a termination of employment without cause or for good reason during the two (2) year period following the effective time);

•
Each current Veritex executive officer is party to an employment agreement with Veritex that provides that if such executive officer’s employment is terminated without cause by Veritex, or if the executive officer terminates his or her employment for good reason, in each case within two (2) years following the merger, such executive officer will be eligible to receive severance based on a multiple (three times for Mr. Holland and two and one half times for the other executive officers) of his or her base salary and average bonus during the two (2) completed calendar years prior to the date of termination, a prorated annual bonus for the year of termination and a payment in respect of healthcare premiums;

•
Each if Messrs. Holland and Earley have entered into a letter agreement with Huntington pursuant to which each has agreed to provide advisory services to Huntington and comply with restrictive covenants in exchange for certain compensation and benefits after the effective time;

•	Continued director and officer indemnification and liability insurance coverage in accordance with the terms of the merger agreement.
For a more complete description of these interests, see “The Merger—Interests of Veritex’s Directors and Executive Officers in the Merger” beginning on page 51.
Regulatory Approvals (page 56)
Subject to the terms of the merger agreement, Huntington and Veritex have agreed to cooperate with each other and use reasonable best efforts to promptly prepare and file all documentation to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement (including the merger and the bank merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and governmental entities. These approvals include, among others, the approval of the Board of Governors of the Federal Reserve System (“Federal Reserve Board”) and the Office of the Comptroller of the Currency (“OCC”). The initial filing of the regulatory applications with the Federal Reserve Board and the OCC occurred on July 14, 2025.
Although neither Huntington nor Veritex knows of any reason why it cannot obtain these regulatory approvals in a timely manner, Huntington and Veritex cannot be certain when or if they will be obtained, or that the granting of these regulatory approvals will not involve the imposition of conditions on the completion of the merger or the bank merger.
Expected Timing of the Merger
Huntington and Veritex expect the merger to close in the fourth quarter of 2025. However, neither Huntington nor Veritex can predict the actual date on which the merger will be completed, or if the merger will be completed at all, because completion is subject to conditions and factors outside the control of both companies. Veritex must first obtain the approval of holders of Veritex common stock for the merger, and Huntington and Veritex must obtain necessary regulatory approvals and satisfy certain other closing conditions.
Conditions to Completion of the Merger (page 73)
As more fully described in the proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include:
•	approval of the merger agreement by the shareholders of Veritex by the requisite Veritex vote;
•	the shares of Huntington common stock issuable pursuant to the merger agreement having been authorized for listing on the NASDAQ, subject to official notice of issuance;

•
the effectiveness under the Securities Act of 1933, as amended, of the registration statement on Form S-4 of which this proxy statement/prospectus forms a part, and the absence of any stop order suspending the effectiveness of the registration statement or proceedings for that purpose initiated or threatened by the SEC and not withdrawn;

•
no order, injunction or decree issued by any court or governmental entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger, the bank merger or any of the other transactions contemplated by the merger agreement being in effect, and no law, statute, rule, regulation, order, injunction or decree having been enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal consummation of the merger, the bank merger or any of the other transactions contemplated by the merger agreement;

•
all requisite regulatory approvals having been obtained and remaining in full force and effect and all statutory waiting periods in respect thereof having expired, and no such requisite regulatory approval having resulted in the imposition of any materially burdensome regulatory condition (as defined in “The Merger—Regulatory Approvals”);

•
the accuracy of the representations and warranties of the other party contained in the merger agreement, generally as of the date on which the merger agreement was entered into and as of the closing date, subject to the materiality standards provided in the merger agreement, and the receipt by each party of a certificate signed on behalf of the other party by the chief executive officer or the chief financial officer to the foregoing effect;

•
the performance by the other party in all material respects of the obligations, covenants and agreements required to be performed by it under the merger agreement at or prior to the closing date, and the receipt by each party of a certificate signed on behalf of the other party by the chief executive officer or the chief financial officer to such effect; and

•
receipt by such party of an opinion of legal counsel, in form and substance reasonably satisfactory to such party, dated as of the closing date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code (the “Code”); in rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Huntington and Veritex reasonably satisfactory in form and substance to such counsel.

Termination of the Merger Agreement (page 74)
The merger agreement may be terminated at any time prior to the completion of the merger, whether before or after the receipt of the requisite Veritex vote, in the following circumstances:
•	by mutual consent of Huntington and Veritex in a written instrument;
•
by either Huntington or Veritex if any governmental entity that must grant a requisite regulatory approval has denied approval of the merger or the bank merger and such denial has become final and nonappealable or any governmental entity of competent jurisdiction has issued a final nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the merger or the bank merger, unless the failure to obtain a requisite regulatory approval is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements set forth in the merger agreement;

•
by either Huntington or Veritex if the merger has not been completed on or before the first anniversary of the signing date (the “termination date”), unless the failure of the closing to occur by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements set forth in the merger agreement;

•
by either Huntington or Veritex (provided that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained in the merger agreement) if there is a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or if any such representation or warranty ceases to be true) set forth in the merger agreement on the part of Veritex, in the case of a termination by Huntington, or Huntington, in the case of a termination by Veritex, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the closing date, the failure of an applicable closing condition of the terminating party and which is not cured by the earlier of the termination date and forty-five (45) days following written notice to the other party or by its nature or timing cannot be cured during such period; or
•
by Huntington, prior to such time as the requisite Veritex vote is obtained, if Veritex or the Veritex board of directors (i) withholds, withdraws, modifies or qualifies in a manner adverse to Huntington the Veritex board recommendation (as defined in “The Merger Agreement—Shareholder Meeting and Recommendation of Veritex’s Board of Directors”), (ii) fails to make the Veritex board recommendation in this proxy statement/prospectus, (iii) adopts, approves, recommends or endorses a Veritex acquisition proposal (as defined in “The Merger Agreement—Agreement Not to Solicit Other Offers”) or publicly announces an intention to adopt, approve, recommend or endorse a Veritex acquisition proposal, (iv) fails to publicly and without qualification (A) recommend against any Veritex acquisition proposal or (B) reaffirm the Veritex board recommendation, in each case within ten (10) business days (or such fewer number of days as remains prior to the Veritex special meeting) after a Veritex acquisition proposal is made public or any request by Huntington to do so, or (v) materially breaches its obligations related to Veritex shareholder approval or Veritex acquisition proposals.

Termination Fee (page 75)
If the merger agreement is terminated by either Huntington or Veritex under certain circumstances, including circumstances involving alternative acquisition proposals and changes in the Veritex board recommendation, Veritex may be required to pay a termination fee to Huntington equal to $56 million.
Accounting Treatment (page 56)
The merger will be accounted for as an acquisition of Veritex by Huntington under the acquisition method of accounting in accordance with generally accepted accounting principles (“GAAP”).
The Rights of Holders of Veritex Common Stock Will Change as a Result of the Merger (page 93)
The rights of holders of Veritex common stock are governed by Texas law and by the certificate of formation and bylaws of Veritex. In the merger, holders of Veritex common stock will become holders of common stock of Huntington, and their rights will be governed by Maryland law and the charter of Huntington and the bylaws of Huntington. Holders of Veritex common stock will have different rights once they become holders of common stock of the combined company due to differences between the Veritex governing documents and Texas law, on the one hand, and the Huntington governing documents and Maryland law, on the other hand. These differences are described in more detail under the section entitled “Comparison of Shareholders’ Rights” beginning on page 93.
Listing of Huntington Common Stock; Delisting and Deregistration of Veritex Common Stock (page 58)
The shares of Huntington common stock are listed for trading on the NASDAQ. Following the merger, shares of Huntington common stock will continue to be listed on the NASDAQ. In addition, following the merger, Veritex common stock will be delisted from the NASDAQ and deregistered under the Exchange Act.
The Veritex Special Meeting (page 24)
Veritex special meeting will be held virtually via the Internet on September 22, 2025 at https://edge.media-server.com/mmc/p/efwxy7os, at 10:00 a.m. Central Time. At the Veritex special meeting, holders of Veritex common stock will be asked to consider and vote on the following proposals:
•	approve the Veritex merger proposal;
•	approve the Veritex compensation proposal; and
•	approve the Veritex adjournment proposal.

You may vote at the Veritex special meeting if you owned shares of Veritex common stock at the close of business on the Veritex record date. As of the Veritex record date, Veritex directors and executive officers and their affiliates owned and were entitled to vote approximately 2,323,743 shares of Veritex common stock, representing approximately 4.2% of the shares of Veritex common stock outstanding on the Veritex record date. Veritex currently expects that Veritex’s directors and executive officers will vote their shares in favor of the merger agreement and the other proposals to be considered at the Veritex special meeting, although none of them has entered into any agreements obligating them to do so.
Approval of the Veritex merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Veritex common stock entitled to vote thereon. Each of the Veritex compensation proposal and the Veritex adjournment proposal will be approved if a majority of the votes cast by the holders of Veritex common stock entitled to vote on such proposal are voted in favor of such proposal. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote at the Veritex special meeting via the Veritex special meeting website or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the Veritex merger proposal, it will have the same effect as a vote “AGAINST” the Veritex merger proposal. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote at the Veritex special meeting via the Veritex special meeting website or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the Veritex compensation proposal or the Veritex adjournment proposal, your shares will not be deemed to be a vote cast with respect to the Veritex compensation proposal or the Veritex adjournment proposal and it will have no effect on such proposals.
Litigation Relating to the Merger (page 59)
Since the initial filing on July 21, 2025, of the registration statement of which this proxy statement/prospectus is a part, Veritex, and the Veritex board of directors have received demand letters from purported stockholders of Veritex, generally alleging that the registration statement filed with the SEC on July 21, 2025, omits material information. The shareholders have demanded disclosure of certain additional information pertaining to certain financial projections of Veritex and Huntington, information with respect to KBW's analysis and other requested disclosure. Please see the section of this proxy statement/prospectus titled “Risk Factors—Since the initial filing on July 21, 2025, of the registration statement of which this proxy statement/prospectus is a part, Veritex and the Veritex board of directors have received demand letters from purported stockholders of Veritex, which could result in litigation relating to the merger being filed against, Veritex, the board of directors of Veritex, and/or Huntington and the board of directors of Huntington, and additional demand letters may be received or litigation may be filed against them, which could prevent or delay the completion of the merger or otherwise negatively impact the business and operations of Huntington and Veritex” on page 19 of this proxy statement/prospectus for more information. Veritex believes the allegations in the demand letters are without merit.
Risk Factors (page 16)
In evaluating the merger agreement and the merger, including the issuance of shares of Huntington common stock in the merger, you should carefully read this proxy statement/prospectus and give special consideration to the factors discussed in the section entitled “Risk Factors” beginning on page 16.

RISK FACTORS
An investment by Veritex’s shareholders in Huntington common stock as a result of the exchange of shares of Huntington common stock for shares of Veritex common stock in the merger involves certain risks. Certain material risks and uncertainties connected with the merger agreement and transactions contemplated thereby, including the merger and bank merger, and ownership of Huntington common stock are discussed below. In addition, Huntington and Veritex discuss certain other material risks connected with the ownership of Huntington common stock and with Huntington’s business, and with the ownership of Veritex common stock and Veritex’s business, respectively, under the caption “Risk Factors” appearing in their Annual Reports on Form 10-K most recently filed with the SEC and may include additional or updated disclosures of such material risks in its subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that each has filed with the SEC or may file with the SEC after the date of this proxy statement/prospectus, each of which reports is or will be incorporated by reference in this proxy statement/prospectus.
Holders of Veritex common stock should carefully read and consider all of these risks and all other information contained in this proxy statement/prospectus, including the discussions of risk factors included in the documents incorporated by reference in this proxy statement/prospectus, in deciding whether to vote for approval of the various proposals for which they may be entitled to vote at the Veritex special meeting described herein. The risks described in this proxy statement/prospectus and in those documents incorporated by reference may adversely affect the value of Huntington common stock that you, as an existing Huntington shareholder, currently hold or that you, as an existing holder of Veritex common stock, will hold upon consummation of the merger, and could result in a significant decline in the value of Huntington common stock and cause the current holders of Huntington common stock and/or the holders of Veritex common stock to lose all or part of the value of their respective investments in Huntington common stock.
Because the market price of Huntington common stock may fluctuate, holders of Veritex common stock cannot be certain of the market value of the merger consideration they will receive.
In the merger, each share of Veritex common stock issued and outstanding immediately prior to the effective time (other than certain shares held by Huntington or Veritex) will be converted into 1.95 shares of Huntington common stock. This exchange ratio is fixed and will not be adjusted for changes in the market price of either Huntington common stock or Veritex common stock. Changes in the price of Huntington common stock prior to the merger will affect the value that holders of Veritex common stock will receive in the merger. Neither Huntington nor Veritex is permitted to terminate the merger agreement as a result, in and of itself, of any increase or decrease in the market price of Huntington common stock or Veritex common stock.
Stock price changes may result from a variety of factors, including general market and economic conditions, changes in Huntington’s or Veritex’s businesses, operations and prospects and regulatory considerations, many of which factors are beyond Huntington’s or Veritex’s control. Therefore, at the time of the Veritex special meeting, holders of Veritex common stock will not know the market value of the consideration to be received by holders of Veritex common stock at the effective time. You should obtain current market quotations for shares of Huntington common stock and for shares of Veritex common stock.
The market price of Huntington common stock after the merger may be affected by factors different from those affecting the shares of Veritex common stock or Huntington common stock currently.
In the merger, holders of Veritex common stock will become holders of Huntington common stock. Huntington’s business differs from that of Veritex. Accordingly, the results of operations of the combined company and the market price of Huntington common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of Huntington and Veritex. For a discussion of the businesses of Huntington and Veritex and of certain factors to consider in connection with those businesses, see the documents incorporated by reference in this proxy statement/prospectus and referred to under “Where You Can Find More Information” beginning on page 110.
Veritex and Huntington are expected to incur substantial costs related to the merger and integration. If the merger is not completed, Veritex and Huntington will have incurred substantial expenses without realizing the expected benefits of the merger.
Each of Veritex and Huntington has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement. These costs include legal, financial advisory, accounting, consulting and other advisory fees, severance/employee benefit-related costs, filing fees and other regulatory fees, printing costs and other related costs. Some of these costs are payable by either Veritex or Huntington regardless of whether or not the merger is completed. If the merger is not completed, Veritex and Huntington would have to recognize these expenses without realizing the expected benefits of the merge.
Combining Huntington and Veritex may be more difficult, costly or time consuming than expected and Huntington and Veritex may fail to realize the anticipated benefits of the merger.
The success of the merger will depend, in part, on the ability to realize the anticipated cost savings from combining the businesses of Huntington and Veritex. To realize the anticipated benefits and cost savings from the merger, Huntington and Veritex must successfully integrate and combine their businesses in a manner that permits those cost savings to be realized. If Huntington and Veritex are not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected. In addition, the actual cost savings and anticipated benefits of the merger could be less than anticipated, and integration may result in additional unforeseen expenses.
Huntington and Veritex have operated and, until the completion of the merger, must continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the companies’ ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits and cost savings of the merger. Integration efforts between the two companies may also divert management attention and resources. These integration matters could have an adverse effect on each of Huntington and Veritex during this transition period and for an undetermined period after completion of the merger on the combined company.
The combined company may be unable to retain Veritex personnel successfully while the merger is pending or after the merger is completed.
The success of the merger and the bank merger will depend in part on the combined company’s ability to retain the talents and dedication of key employees currently employed by Veritex. It is possible that these employees may decide not to remain with Veritex while the merger is pending or with the combined company after the merger is completed. If key employees terminate their employment, or if an insufficient number of employees are retained to maintain effective operations, the combined company’s business activities may be adversely affected and management’s attention may be diverted from successfully integrating Veritex to hiring suitable replacements, all of which may cause the combined company’s business to suffer. In addition, Huntington may not be able to locate suitable replacements for any key employees who leave the combined company, or to offer employment to potential replacements on reasonable terms.
Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or that could have an adverse effect on the combined company following the merger.
Before the merger and the bank merger may be completed, various approvals, consents and non-objections must be obtained from the Federal Reserve Board, the OCC and other regulatory authorities. In determining whether to grant these approvals, the regulators consider a variety of factors, including the regulatory standing of each party and the factors described under “The Merger—Regulatory Approvals” beginning on page 56. These approvals could be delayed or not obtained at all, including due to any or all of the following: an adverse development in either party’s regulatory standing, or any other factors considered by regulators in granting such approvals; governmental, political or community group inquiries, investigations or opposition; or changes in legislation or the political environment.
The approvals that are granted may impose terms and conditions, limitations, obligations or costs, require branch divestitures, or place restrictions on the conduct of the combined company’s business or require changes to the terms of the transactions contemplated by the merger agreement. There can be no assurance that regulators will not impose any such conditions, limitations, obligations or restrictions or that such conditions, limitations, obligations or restrictions will not have the effect of delaying the completion of any of the transactions contemplated by the merger agreement, imposing additional material costs on or materially limiting the revenues of the combined company following the merger or will otherwise reduce the anticipated benefits of the merger. In addition, there can be no assurance that any such conditions, limitations, obligations or restrictions will not result in the delay or abandonment of the merger. Additionally, the completion of the merger is conditioned on the absence of certain orders, injunctions or decrees by any governmental entity of competent jurisdiction that would prohibit or make illegal the completion of any of the transactions contemplated by the merger agreement.
Despite the parties’ commitments to use their reasonable best efforts to respond to any request for information and resolve any objection that may be asserted by any governmental entity with respect to the merger agreement, neither Huntington, Veritex nor their respective subsidiaries is required under the terms of the merger agreement to take any action, or commit to take any action, or agree to any condition or restriction in connection with obtaining these approvals, that would reasonably be likely to have a material adverse effect on the combined company and its subsidiaries, considered on a scale relative to Veritex, after giving effect to the merger. See the section entitled “The Merger—Regulatory Approvals” beginning on page 56.
Certain of Veritex’s directors and executive officers may have interests in the merger that may differ from, or be in addition to, the interests of holders of Veritex common stock generally.
Holders of Veritex common stock should be aware that some of Veritex’s directors and executive officers may have interests in the merger and have arrangements that are different from, or in addition to, those of holders of Veritex common stock generally. These interests and arrangements may create potential conflicts of interest. The Veritex board of directors was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger and merger agreement, and in recommending that shareholders vote to approve the merger agreement. For a more complete description of these interests, please see the section entitled “The Merger—Interests of Veritex’s Directors and Executive Officers in the Merger” beginning on page 51.
Termination of the merger agreement could negatively affect Veritex.
If the merger is not completed for any reason, including as a result of Veritex shareholders failing to approve the Veritex merger proposal, there may be various adverse consequences and Veritex may experience negative reactions from the financial markets and from their respective customers and employees. For example, Veritex’s businesses may have been affected adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. Additionally, if the merger agreement is terminated, the market price of Veritex’s common stock could decline to the extent that the current market prices reflect a market assumption that the merger will be completed. If the merger agreement is terminated under certain circumstances, Veritex may be required to pay a termination fee of $56 million to Huntington.
Additionally, Veritex has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, including legal, accounting and financial advisory costs. If the merger is not completed, Veritex would have to pay certain of these expenses without realizing the expected benefits of the merger.
Veritex will be subject to business uncertainties and contractual restrictions while the merger is pending.
Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Veritex. These uncertainties may impair Veritex’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with Veritex to seek to change existing business relationships with Veritex. In addition, subject to certain exceptions, Veritex has agreed to operate its business in the ordinary course prior to closing, and not to take certain actions which could cause Veritex to be unable to pursue other beneficial opportunities that may arise prior to the completion of the merger. See the section entitled “The Merger Agreement—Covenants and Agreements” beginning on page 65 for a description of the restrictive covenants applicable to Huntington and Veritex.
The shares of Huntington common stock to be received by holders of Veritex common stock as a result of the merger will have different rights from the shares of Veritex common stock.
In the merger, holders of Veritex common stock will become holders of Huntington common stock and their rights as shareholders will be governed by Maryland law and the governing documents of the combined company. The rights associated with Huntington common stock are different from the rights associated with Veritex common stock. See the section entitled “Comparison of Shareholders’ Rights” beginning on page 93 for a discussion of the different rights associated with Huntington common stock.

Holders of Veritex common stock will have a reduced ownership and voting interest in the combined company after the merger and will exercise less influence over management.
Holders of Veritex common stock currently have the right to vote in the election of the board of directors and on other matters affecting Veritex. When the merger is completed, holders of Veritex common stock will become holders of Huntington common stock, with a percentage ownership of the combined company that is smaller than the holder’s percentage ownership of Veritex. Based on the number of shares of Huntington and Veritex common stock outstanding as of the close of business on the respective record dates, and based on the number of shares of Huntington common stock expected to be issued in the merger, the former holders of Veritex common stock, as a group, are estimated to own approximately seven percent (7%) of the fully diluted shares of the combined company immediately after the merger and current holders of Huntington common stock as a group are estimated to own approximately ninety-three percent (93%) of the fully diluted shares of the combined company immediately after the merger. Because of this, holders of Veritex common stock will have less influence on the management and policies of the combined company than they now have on the management and policies of Veritex.
Holders of Veritex common stock will not have appraisal rights or dissenters’ rights in the merger.
Appraisal rights (also known as dissenters’ rights) are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. Under Section 10.354 of the TBOC, the holders of Veritex common stock will not be entitled to appraisal or dissenters’ rights in connection with the merger if, on the record date for the Veritex special meeting, Veritex’s shares are listed on a national securities exchange. Veritex common stock is currently listed on the NASDAQ, a national securities exchange, and is expected to continue to be so listed on the record date for the Veritex special meeting. Accordingly, the holders of Veritex common stock are not entitled to any appraisal or dissenters’ rights in connection with the merger.
Since the initial filing on July 21, 2025, of the registration statement of which this proxy statement/prospectus is a part, Veritex and the Veritex board of directors have received demand letters from purported stockholders of Veritex, which could result in litigation relating to the merger being filed against, Veritex, the board of directors of Veritex, and/or Huntington and the board of directors of Huntington, and additional demand letters may be received or litigation may be filed against them, which could prevent or delay the completion of the merger or otherwise negatively impact the business and operations of Huntington and Veritex.
Since the initial filing on July 21, 2025, of the registration statement of which this proxy statement/prospectus is a part, Veritex and the Veritex board of directors has received demand letters from purported stockholders of Veritex, generally alleging that the registration statement filed on July 21, 2025, omits material information. The shareholders have demanded disclosure of certain additional information pertaining to certain financial projections of Veritex and Huntington, information with respect to KBW's analysis and other requested disclosure.
The stockholders who provided the demand letters, may initiate litigation against Veritex, the board of directors of Veritex, and/or Huntington and the board of directors of Huntington, and additional demand letters may be received or litigation may be filed against them.
One of the conditions to closing is that no order, injunction or decree issued by any court or governmental entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the transactions contemplated by the merger, the bank merger or any of the other transactions contemplated by the merger agreement being in effect. If any plaintiff were successful in obtaining an injunction prohibiting Huntington or Veritex from completing the transactions contemplated by the merger agreement, then such injunction may delay or prevent the effectiveness of the merger and could result in significant costs to Huntington and/or Veritex, including any costs associated with the indemnification of directors and officers of each company. Huntington and Veritex may also incur costs in connection with the defense or settlement of any shareholder lawsuit filed in connection with the merger. Such litigation could have an adverse effect on the financial condition and result of operations of Huntington and Veritex and could prevent or delay the completion of the merger.

The merger agreement limits Veritex’s ability to pursue alternatives to the merger and may discourage other companies from trying to acquire Veritex.
The merger agreement contains “no shop” covenants that restrict Veritex’s ability to, directly or indirectly, initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to, engage or participate in any negotiations with any person concerning, provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to, any acquisition proposal, subject to certain exceptions, or, during the term of the merger agreement, approve or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other similar agreement relating to any acquisition proposal.
The merger agreement further provides that, during the twelve (12)-month period following the termination of the merger agreement under specified circumstances, including the entry into a definitive agreement or consummation of a transaction with respect to an alternative acquisition proposal, Veritex may be required to pay to Huntington a cash termination fee equal to $56 million. See the section entitled “The Merger Agreement—Termination Fee” beginning on page 75.
These provisions could discourage a potential third-party acquirer that might have an interest in acquiring all or a significant portion of Huntington or Veritex from considering or proposing that acquisition.
The merger agreement subjects Huntington and Veritex to certain restrictions on their respective business activities prior to the effective time.
The merger agreement subjects Huntington and Veritex to certain restrictions on their respective business activities prior to the effective time. Subject to certain specified exceptions, the merger agreement obligates Veritex to, and to cause each of its subsidiaries to, conduct its business in the ordinary course in all material respects and use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships, and each of Huntington and Veritex to, and to cause each of its subsidiaries to, take no action that is intended or would be reasonably likely to adversely affect or materially delay the ability of either Huntington or Veritex to obtain any necessary approvals of any regulatory agency or other governmental entity required for the transactions contemplated by the merger agreement or to perform its respective covenants and agreements under the merger agreement or to consummate the transactions contemplated by the merger agreement on a timely basis. These restrictions could prevent Huntington and Veritex from pursuing certain business opportunities that arise prior to the effective time. See the section entitled “The Merger Agreement—Covenants and Agreements—Conduct of Businesses Prior to the Completion of the Merger” beginning on page 65.
The opinion of Veritex’s financial advisor delivered to the Veritex board of directors prior to the signing of the merger agreement will not reflect changes in circumstances occurring after the date of such opinion.
The opinion of Veritex’s financial advisor was delivered on, and dated, July 13, 2025. Changes in the operations and prospects of Huntington and Veritex, general market and economic conditions and other factors which may be beyond the control of Huntington and Veritex may have altered the value of Huntington or Veritex or the prices of shares of Huntington common stock and shares of Veritex common stock as of the date of this proxy statement/prospectus, or may alter such values and prices by the time the merger is completed. The opinion does not speak as of the time the merger will be completed or as of any date other than the date of the opinion. See the section entitled “The Merger—Opinion of Veritex’s Financial Advisor” beginning on page 41.
Risks Relating to Huntington’s Business
You should read and consider risk factors specific to Huntington’s business that will also affect the combined company after the merger. These risks are described in the sections entitled “Risk Factors” in Huntington’s Annual Report on Form 10-K most recently filed with the SEC and in other documents incorporated by reference into this proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 110 of this proxy statement/prospectus for the location of information incorporated by reference into this proxy statement/prospectus.
Risks Relating to Veritex’s Business
You should read and consider risk factors specific to Veritex’s business that will also affect the combined company after the merger. These risks are described in the sections entitled “Risk Factors” in Veritex’s Annual

Report on Form 10-K most recently filed with the SEC and in other documents incorporated by reference into this proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 110 of this proxy statement/prospectus for the location of information incorporated by reference into this proxy statement/prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus contains certain forward-looking statements, including, but not limited to, certain plans, expectations, goals, projections, and statements about the benefits of the proposed merger, the plans, objectives, expectations and intentions of Huntington and Veritex, the expected timing of completion of the merger, and other statements that are not historical facts and are subject to numerous assumptions, risks, and uncertainties that are beyond the control of Huntington and Veritex. Such statements are subject to numerous assumptions, risks, estimates, uncertainties and other important factors that change over time and could cause actual results to differ materially from any results, performance, or events expressed or implied by such forward-looking statements, including as a result of the factors referenced below. Statements that do not describe historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements may be identified by words such as expect, anticipate, continue, believe, intend, estimate, plan, trend, objective, target, goal, or similar expressions, or future or conditional verbs such as will, may, might, should, would, could, or similar variations. The forward-looking statements are intended to be subject to the safe harbor provided by Section 27A of the Securities Act, Section 21E of the Exchange Act, and the Private Securities Litigation Reform Act of 1995.
Huntington and Veritex caution that the forward-looking statements in this communication are not guarantees of future performance and involve a number of known and unknown risks, uncertainties and assumptions that are difficult to assess and are subject to change based on factors which are, in many instances, beyond Huntington’s and Veritex’s control. While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors, in addition to the factors relating to the merger discussed under the caption “Risk Factors” beginning on page 16 and the factors previously disclosed in Huntington’s and Veritex’s reports filed with the SEC and incorporated by reference into this proxy statement/prospectus, which could cause actual results to differ materially from those contained or implied in the forward-looking statements or historical performance:
•	changes in general economic, political, or industry conditions;
•
deterioration in business and economic conditions, including persistent inflation, supply chain issues or labor shortages, instability in global economic conditions and geopolitical matters, as well as volatility in financial markets;

•	changes in U.S. trade policies, including the imposition of tariffs and retaliatory tariffs;
•	the impact of pandemics and other catastrophic events or disasters on the global economy and financial market conditions and our business, results of operations, and financial condition;
•
the impacts related to or resulting from bank failures and other volatility, including potential increased regulatory requirements and costs, such as FDIC special assessments, long-term debt requirements and heightened capital requirements, and potential impacts to macroeconomic conditions, which could affect the ability of depository institutions, including us, to attract and retain depositors and to borrow or raise capital;

•	unexpected outflows of uninsured deposits which may require us to sell investment securities at a loss;
•	changing interest rates which could negatively impact the value of our portfolio of investment securities;
•	the loss of value of our investment portfolio which could negatively impact market perceptions of us and could lead to deposit withdrawals;
•	the effects of social media on market perceptions of us and banks generally;
•	cybersecurity risks;
•	uncertainty in U.S. fiscal and monetary policy, including the interest rate policies of the Federal Reserve;
•	volatility and disruptions in global capital, foreign exchange and credit markets;
•	movements in interest rates;
•	competitive pressures on product pricing and services;
•	success, impact, and timing of our business strategies, including market acceptance of any new products or services including those implementing our “Fair Play” banking philosophy;
•	changes in policies and standards for regulatory review of bank mergers;

•
the nature, extent, timing, and results of governmental actions, examinations, reviews, reforms, regulations, and interpretations, including those related to the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Basel III regulatory capital reforms, as well as those involving the SEC, OCC, Federal Reserve, FDIC, CFPB and state-level regulators;

•	the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the merger agreement between Huntington and Veritex;
•	the outcome of any legal proceedings that may be instituted against Huntington or Veritex;
•
delays in completing the merger; the failure to obtain necessary regulatory approvals (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the merger);

•	the failure to obtain the requisite Veritex vote or to satisfy any of the other conditions to the merger on a timely basis or at all;
•
the possibility that the anticipated benefits of the merger are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where Huntington and Veritex do business;

•
the possibility that the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events; diversion of management’s attention from ongoing business operations and opportunities;

•	potential adverse reactions or changes to business, customer or employee relationships, including those resulting from the announcement or completion of the merger;
•	the ability to complete the merger and integration of Huntington and Veritex successfully;
•	the dilution caused by Huntington’s issuance of additional shares of its capital stock in connection with the merger; and
•	other factors that may affect the future results of Huntington and Veritex.
Additional factors that could cause results to differ materially from those described above can be found in Huntington’s and Veritex’s filings with the SEC that are incorporated by reference into this proxy statement/prospectus, as described in the section “Where You Can Find More Information.”
All forward-looking statements are expressly qualified in their entirety by the cautionary statements set forth above. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this proxy statement/prospectus or the dates of the documents incorporated by reference in this proxy statement/prospectus and are based on information available at that time. Neither Huntington nor Veritex assume any obligation to update forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in circumstances or other factors affecting forward-looking statements that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws. If Huntington or Veritex update one or more forward-looking statements, no inference should be drawn that Huntington or Veritex will make additional updates with respect to those or other forward-looking statements. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.
For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the reports that Huntington and Veritex have filed with the SEC as described under “Where You Can Find More Information” beginning on page 110.
Huntington and Veritex expressly qualify in their entirety all forward-looking statements attributable to either of them or any person acting on their behalf by the cautionary statements contained or referred to in this proxy statement/prospectus.

THE VERITEX SPECIAL MEETING
This section contains information for holders of Veritex common stock about the special meeting that Veritex has called to allow holders of Veritex common stock to consider and vote on the merger agreement and other related matters. This proxy statement/prospectus is accompanied by a notice of the special meeting of holders of Veritex common stock and a form of proxy card that the Veritex board of directors is soliciting for use by the holders of Veritex common stock at the special meeting and at any adjournments or postponements of the special meeting.
Date, Time and Place of the Meeting
The Veritex special meeting will be held virtually via the Internet on September 22, 2025 at https://edge.media-server.com/mmc/p/efwxy7os, at 10:00 a.m. Central Time. The Veritex special meeting will be held solely via live webcast and there will not be a physical meeting location.
Only Veritex shareholders as of the close of business on the Veritex record date are entitled to receive notice of, and vote at, the Veritex special meeting via the Veritex special meeting website or any adjournment or postponement thereof. Veritex shareholders will be able to attend the Veritex special meeting via the Veritex special meeting website or by proxy, submit questions and vote their shares electronically during the meeting by visiting the Veritex special meeting website at https://edge.media-server.com/mmc/p/efwxy7os. Veritex shareholders will need the control number found on their proxy card in order to access the Veritex special meeting website.
Matters to Be Considered
At the Veritex special meeting, holders of Veritex common stock will be asked to consider and vote on the following proposals:
•	the Veritex merger proposal;
•	the Veritex compensation proposal; and
•	the Veritex adjournment proposal.
Recommendation of Veritex’s Board of Directors
The members of the Veritex board of directors present at the meeting where the merger agreement and transactions contemplated thereby was approved have unanimously determined that the merger agreement and the transactions contemplated thereby are advisable and in the best interest of Veritex and its shareholders. The Veritex board of directors unanimously recommends that Veritex shareholders vote “FOR” the Veritex merger proposal, “FOR” the Veritex compensation proposal and “FOR” the Veritex adjournment proposal. See “The Merger—Veritex’s Reasons for the Merger, Recommendation of the Veritex Board of Directors” beginning on page 37 for a more detailed discussion of the Veritex board of directors’ recommendation.
Completion of the merger is conditioned upon the approval of the Veritex merger proposal, but is not conditioned upon the approval of the Veritex compensation proposal or the Veritex adjournment proposal.
Record Date and Quorum
The Veritex board of directors has fixed the close of business on August 11, 2025 as the record date (the “Veritex record date”) for determination of the holders of Veritex common stock entitled to notice of and to vote at the Veritex special meeting. Only Veritex shareholders at the close of business on the Veritex record date will be entitled to vote at the Veritex special meeting. As of the Veritex record date, there were 54,779,619 shares of Veritex common stock outstanding and entitled to be voted at the Veritex special meeting.
The presence at the Veritex special meeting, either via the Veritex special meeting website or proxy, of at least a majority of the shares of Veritex common stock outstanding and entitled to vote on the Veritex record date will constitute a quorum for the purposes of the Veritex special meeting. All shares of Veritex common stock represented by means of remote communication or represented by proxy, including abstentions, if any, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the Veritex special meeting.

Under Veritex’s bylaws, if a quorum is not present at the Veritex special meeting, it will be postponed until the holders of the number of shares of Veritex common stock required to constitute a quorum attend. If additional votes must be solicited in order for Veritex shareholders to approve the Veritex merger proposal, and the Veritex adjournment proposal is approved, the Veritex special meeting will be adjourned to solicit additional proxies.
At the Veritex special meeting, each share of Veritex common stock is entitled to one (1) vote on all matters properly submitted to holders of Veritex common stock.
As of the Veritex record date, Veritex directors and executive officers and their affiliates owned and were entitled to vote approximately 2,323,743 shares of Veritex common stock, representing approximately 4.2% of the shares of Veritex common stock outstanding on the Veritex record date. Veritex currently expects that Veritex’s directors and executive officers will vote their shares in favor of the merger agreement and the other proposals to be considered at the Veritex special meeting, although none of them has entered into any agreements obligating them to do so.
Broker Non-Votes
A broker non-vote occurs when a bank, broker, trustee or other nominee is not permitted to vote on a “non-routine” matter without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the bank, broker, trustee or other nominee with such instructions. Broker non-votes only count toward a quorum if at least one proposal is presented with respect to which the bank, broker, trustee or other nominee has discretionary authority. It is expected that all proposals to be voted on at the Veritex special meeting will be “non-routine” matters, and, as such, broker non-votes, if any, will not be counted as present and entitled to vote for purposes of determining a quorum at the Veritex special meeting. If your bank, broker, trustee or other nominee holds your shares of Veritex common stock in “street name,” such entity will vote your shares of Veritex common stock only if you provide instructions on how to vote by complying with the voter instruction form sent to you by your bank, broker, trustee or other nominee with this proxy statement/prospectus.
Vote Required; Treatment of Abstentions; Broker Non-Votes and Failure to Vote
Veritex merger proposal:
•	Vote required: Approval of the Veritex merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Veritex common stock entitled to vote thereon.
•
Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote at the Veritex special meeting via the Veritex special meeting website or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the Veritex merger proposal, it will have the same effect as a vote “AGAINST” the Veritex merger proposal.

Veritex compensation proposal:
•
Vote required: Approval of the Veritex compensation proposal requires the affirmative vote of the holders of a majority of the votes cast by the holders of Veritex common stock entitled to vote via the Veritex special meeting website or represented by proxy at the Veritex special meeting.

•
Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote at the Veritex special meeting via the Veritex special meeting website or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the Veritex compensation proposal, your shares will not be deemed to be a vote cast at the Veritex special meeting and it will have no effect on the Veritex compensation proposal.

Veritex adjournment proposal:
•
Vote required: Approval of the Veritex adjournment proposal requires the affirmative vote of the holders of a majority of the votes cast by the holders of Veritex common stock entitled to vote via the Veritex special meeting website or represented by proxy at the Veritex special meeting.

•
Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote at the Veritex special meeting via the Veritex special meeting website or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the Veritex adjournment proposal, your shares will not be deemed to be a vote cast at the Veritex special meeting and it will have no effect on the Veritex adjournment proposal.

Attending the Veritex Special Meeting
The Veritex special meeting may be accessed via the Veritex special meeting website, where Veritex shareholders will be able to listen to the Veritex special meeting, submit questions and vote online. You are entitled to attend the Veritex special meeting via the Veritex special meeting website only if you were a shareholder of record at the close of business on the Veritex record date or you held your Veritex shares beneficially in the name of a bank, broker, trustee or other nominee as of the Veritex record date, or you hold a valid proxy for the Veritex special meeting. If you were a shareholder of record at the close of business on the Veritex record date and wish to attend the Veritex special meeting via the Veritex special meeting website, you will need the control number on your proxy card. If a bank, broker, trustee or other nominee is the record owner of your shares of Veritex common stock, you will need to obtain your specific control number and further instructions from your bank, broker, trustee or other nominee. Individuals without a control number may attend the Veritex special meeting as a guest via the Veritex special meeting website, but will not have the option to vote or submit a question.
Proxies
A holder of Veritex common stock may vote by proxy or at the Veritex special meeting via the Veritex special meeting website. If you hold your shares of Veritex common stock in your name as a holder of record, to submit a proxy, you, as a holder of Veritex common stock, may use one of the following methods:
•	by mail: Mark, sign and date your proxy card and return it in the postage paid envelope we have provided or return it to the address shown on your proxy card;
•
By telephone: Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Central Time on the day before the Veritex special meeting. Have your proxy card available when you call and then follow the instructions.

•
Via the Internet: Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Central Time on the day before the Veritex special meeting. Have your proxy card available when you access the website www.cstproxyvote.com and follow the instructions to obtain your records and to create an electronic voting instruction form.

Veritex requests that holders of Veritex common stock vote by telephone, over the Internet or by completing and signing the accompanying proxy card and returning it to Veritex as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy card is returned properly executed, the shares of Veritex common stock represented by it will be voted at the Veritex special meeting in accordance with the instructions contained on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” the Veritex merger proposal, “FOR” the Veritex compensation proposal and “FOR” the Veritex adjournment proposal.
If a holder’s shares are held in “street name” by a bank, broker, trustee or other nominee, the holder should check the voting form used by that firm to determine whether the holder may vote by telephone or the Internet.
Every vote is important. Accordingly, you should sign, date and return the enclosed proxy card, or vote via the Internet or by telephone, whether or not you plan to attend the Veritex special meeting via the Veritex special meeting website. Sending in your proxy card or voting by telephone or on the Internet will not prevent you from voting your shares personally via the Veritex special meeting website at the meeting because you may subsequently revoke your proxy.

Shares Held in Street Name
If your shares are held in “street name” through a bank, broker, trustee or other nominee, you must instruct the broker, bank or other nominee on how to vote your shares. Your bank, broker, trustee or other nominee will vote your shares only if you provide specific instructions on how to vote by following the instructions provided to you by your broker, bank or other nominee.
You may not vote shares held in “street name” by returning a proxy card directly to Veritex, unless you provide a signed “legal proxy” giving you the right to vote the shares, which you must obtain from your bank, broker, trustee or other nominee. You may not vote shares held in “street name” via the Veritex special meeting website during the Veritex special meeting, unless you obtain a specific control number from your bank, broker, trustee or other nominee.
Further, banks, brokers, trustees or other nominees who hold shares of Veritex common stock on behalf of their customers may not give a proxy to Veritex to vote those shares with respect to any non-routine matters without specific instructions from you, as banks, brokers, trustees and other nominees do not have discretionary voting power on any non-routine matters that will be voted upon at the Veritex special meeting, including the Veritex merger proposal, the Veritex compensation proposal and the Veritex adjournment proposal.
Revocability of Proxies
If you are a holder of Veritex common stock of record, you may revoke your proxy at any time before it is voted by:
•	completing, signing, dating and returning a proxy card with a later date;
•	delivering a duly executed written revocation letter to Veritex’s corporate secretary;
•	attending the Veritex special meeting via the Veritex special meeting website, notifying the corporate secretary and voting by ballot at the Veritex special meeting; or
•	voting by telephone or the Internet at a later time (but prior to 11:59 p.m., Central Time on the day before the Veritex special meeting).
If you hold your shares of Veritex common stock through a bank, broker, trustee or other nominee, you should contact your bank, broker, trustee or other nominee to change your vote.
Attendance virtually at the Veritex special meeting will not in and of itself constitute revocation of a proxy. A revocation or later-dated proxy received by Veritex after the vote will not affect the vote. Written notices of revocation and other communications about revoking your proxy card should be addressed to:
Veritex Holdings, Inc.
8214 Westchester Drive, Suite 800
Dallas, Texas 75225
Attention: Corporate Secretary
If your shares are held in “street name” by a bank, broker or other nominee, you should follow the instructions of your bank, broker or other nominee regarding the revocation of proxies.
If the Veritex special meeting is postponed or adjourned, it will not affect the ability of holders of Veritex common stock of record as of the Veritex record date to exercise their voting rights or to revoke any previously granted proxy using the methods described above.
Delivery of Proxy Materials
As permitted by applicable law, only one copy of this proxy statement/prospectus is being delivered to holders of Veritex common stock residing at the same address, unless such holders of Veritex common stock have notified Veritex of their desire to receive multiple copies of the proxy statement/prospectus.
Veritex will promptly deliver, upon oral or written request, a separate copy of the proxy statement/prospectus to any holder of Veritex common stock residing at an address to which only one copy of such document was mailed. Requests for additional copies should be directed to Veritex’s Investor Relations at (972) 349-6200 or Veritex’s proxy solicitor, Okapi Partners LLC, by calling toll-free at (844) 202-7428.

Solicitation of Proxies
Huntington and Veritex will share equally the expenses incurred in connection with the printing and mailing of this proxy statement/prospectus. To assist in the solicitation of proxies, Veritex has retained Okapi Partners LLC, for a fee of $25,000 plus reimbursement of out-of-pocket expenses for their services. Veritex and its proxy solicitor will also request banks, brokers, trustees and other intermediaries holding shares of Veritex common stock beneficially owned by others to send this document to, and obtain proxies from, the beneficial owners and may reimburse such record holders for their reasonable out-of-pocket expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone and other electronic means, advertisements and personal solicitation by the directors, officers or employees of Veritex. No additional compensation will be paid to Veritex’s directors, officers or employees for solicitation.
You should not send in any Veritex stock certificates with your proxy card (or, if you hold your shares in “street name” your voting instruction card). The exchange agent will mail a transmittal letter with instructions for the surrender of stock certificates to holders of Veritex common stock as soon as practicable after completion of the merger.
Other Matters to Come Before the Veritex Special Meeting
Veritex management knows of no other business to be presented at the Veritex special meeting, but if any other matters are properly presented to the meeting or any adjournments thereof, the persons named in the proxies will vote upon them in accordance with the Veritex board of directors’ recommendations.
Assistance
If you need assistance in completing your proxy card, have questions regarding Veritex’s special meeting or would like additional copies of this proxy statement/prospectus, please contact Veritex’s Investor Relations at (972) 349-6200 or Veritex’s proxy solicitor, Okapi Partners LLC, by calling toll-free at (844) 202-7428.

VERITEX PROPOSALS

Proposal 1: Veritex Merger Proposal
Veritex is asking holders of Veritex common stock to approve the merger agreement and approve the transactions contemplated thereby, including the merger. Holders of Veritex common stock should read this proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A.
After careful consideration, the members of the Veritex board of directors present at the meeting where the merger agreement and the transactions contemplated thereby was approved unanimously determined that the merger, the merger agreement and the transactions contemplated thereby are advisable and in the best interests of Veritex and its shareholders and unanimously adopted the merger agreement and authorized and approved the merger and the other transactions contemplated by the merger agreement. See “The Merger—Veritex’s Reasons for the Merger; Recommendation of Veritex’s Board of Directors” beginning on page 37 for a more detailed discussion of the Veritex board of directors’ recommendation.
The Veritex board of directors unanimously recommends a vote “FOR” the Veritex merger proposal.
Proposal 2: Veritex Compensation Proposal
Pursuant to Section 14A of the Exchange Act and Rule 14a-21(c) thereunder, Veritex is seeking a non-binding, advisory shareholder approval of the compensation of Veritex’s named executive officers that is based on or otherwise relates to the merger as disclosed in the section entitled “The Merger—Interests of Veritex’s Directors and Executive Officers in the Merger—Merger-Related Compensation for Veritex’s Named Executive Officers” beginning on page 55. The proposal gives holders of Veritex common stock the opportunity to express their views on the merger-related compensation of Veritex’s named executive officers.
Accordingly, Veritex is asking holders of Veritex common stock to vote “FOR” the adoption of the following resolution, on a non-binding advisory basis:
“RESOLVED, that the compensation that will or may be paid or become payable to the Veritex named executive officers, in connection with the merger, and the agreements or understandings pursuant to which such compensation will or may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in “The Merger—Interests of Veritex’s Directors and Executive Officers in the Merger—Merger-Related Compensation for Veritex’s Named Executive Officers” are hereby APPROVED.”
The vote on the advisory compensation proposal is a vote separate and apart from the votes on the Veritex merger proposal and the Veritex adjournment proposal. Accordingly, if you are a holder of Veritex common stock, you may vote to approve the Veritex merger proposal and/or the Veritex adjournment proposal and vote not to approve the Veritex compensation proposal, and vice versa. The approval of the Veritex compensation proposal by holders of Veritex common stock is not a condition to the completion of the merger. If the merger is completed, the merger-related compensation will be paid to Veritex’s named executive officers to the extent payable in accordance with the terms of the compensation agreements and arrangements even if holders of Veritex common stock fail to approve the advisory vote regarding merger-related compensation.
The Veritex board of directors unanimously recommends a vote “FOR” the advisory Veritex compensation proposal.
Proposal 3: Veritex Adjournment Proposal
The Veritex special meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Veritex special meeting to approve the Veritex merger proposal or to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to holders of Veritex common stock.
If, at the Veritex special meeting, the number of shares of Veritex common stock present or represented and voting in favor of the Veritex merger proposal is insufficient to approve the Veritex merger proposal, Veritex intends to move to adjourn the Veritex special meeting in order to enable the Veritex board of directors to solicit additional proxies for approval of the Veritex merger proposal. In that event, Veritex will ask holders of Veritex common stock to vote upon the Veritex adjournment proposal, but not the Veritex merger proposal or the Veritex compensation proposal.
In this proposal, Veritex is asking holders of Veritex common stock to authorize the holder of any proxy solicited by the Veritex board of directors, on a discretionary basis, to vote in favor of adjourning the Veritex special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from holders of Veritex common stock who have previously voted. If the date of the adjournment is not announced at the Veritex special meeting or a new record date is fixed for the adjourned meeting, a new notice of the adjourned meeting will be given to each shareholder of record entitled to vote at the adjourned meeting.
The approval of the Veritex adjournment proposal by holders of Veritex common stock is not a condition to the completion of the merger.
The Veritex board of directors recommends a vote “FOR” the Veritex adjournment proposal.

INFORMATION ABOUT HUNTINGTON
Huntington Bancshares Incorporated
Huntington Center
41 South High Street
Columbus, Ohio 43287
(614) 480-2265
Huntington is a multi-state diversified regional bank holding company headquartered in Columbus, Ohio. Founded in 1866, The Huntington National Bank and its affiliates provide consumers, small and middle-market businesses, corporations, municipalities, and other organizations with a comprehensive suite of banking, payments, wealth management, and risk management products and services. Huntington operates approximately 970 branches in 13 states, with certain businesses operating in extended geographies. As of June 30, 2025, Huntington had consolidated total assets of approximately $208 billion, total loans and leases of approximately $135 billion, total deposits of approximately $163 billion and total stockholders’ equity of approximately $21 billion.
Huntington’s common stock is traded on the NASDAQ under the symbol “HBAN.”
Huntington’s principal office is located at 41 South High Street, Columbus, Ohio 43287, and its telephone number at that location is (614) 480-2265. Additional information about Huntington and its subsidiaries is included in documents incorporated by reference in this proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 110.

INFORMATION ABOUT VERITEX
Veritex Holdings, Inc.
8214 Westchester Drive, Suite 800
Dallas, TX 75225
(972) 349-6200
Veritex is a financial holding company incorporated under Texas law in 2010 and headquartered in Dallas, Texas. Veritex completed an initial public offering of common stock in October 2013.
As of June 30, 2025, Veritex had total assets of $12.53 billion and is one of the ten largest banks headquartered in Texas. Through its wholly owned bank subsidiary, Veritex Community Bank, a Texas state-chartered member bank with its main office in Dallas, Texas, Veritex delivers a wide variety of relationship-driven commercial banking products and services, including commercial and retail lending and checking and savings deposit products which are tailored to meet the needs of small to medium-sized businesses and professionals. Veritex Community Bank operates banking centers located in the Dallas-Fort Worth metroplex and the Houston metropolitan area.
Veritex’s common stock is traded on the NASDAQ under the symbol “VBTX.”
Veritex’s principal office is located at 8214 Westchester Drive, Suite 800, Dallas, Texas 75255, and its telephone number at that location is (972) 349-6200. Additional information about Veritex and its subsidiaries is included in documents incorporated by reference in this proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 110.

THE MERGER
This section of the proxy statement/prospectus describes material aspects of the merger. This summary may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus and the other documents we refer you to for a more complete understanding of the merger. In addition, we incorporate important business and financial information about each of us into this proxy statement/prospectus by reference. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 110.
Terms of the Merger
Each of Huntington’s and Veritex’s respective board of directors has approved the merger agreement. The merger agreement provides that Veritex will merge with and into Huntington, with Huntington as the surviving corporation. Following the completion of the merger, Veritex Community Bank, a Texas state-chartered bank and a wholly owned bank subsidiary of Veritex, will merge with and into The Huntington National Bank, a national bank and a wholly owned bank subsidiary of Huntington, with The Huntington National Bank as the surviving bank.
In the merger, each share of Veritex common stock issued and outstanding immediately prior to the effective time (other than certain shares held by Huntington or Veritex) will be converted into the right to receive 1.95 shares of Huntington common stock. No fractional shares of Huntington common stock will be issued in connection with the merger, and holders of Veritex common stock will be entitled to receive cash in lieu thereof.
Holders of Veritex common stock are being asked to approve the merger and the merger agreement. See the section entitled “The Merger Agreement” beginning on page 60 for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the completion of the merger and the provisions for terminating or amending the merger agreement.
Background of the Merger
As part of the ongoing consideration and evaluation of their respective long-term prospects and strategies, each of Huntington’s and Veritex’s board of directors (which we refer to in this section as the “Huntington Board” and the “Veritex Board”, respectively) and Huntington’s and Veritex’s senior management have regularly reviewed and assessed their respective business strategies and objectives, including assessments of strategic growth opportunities potentially available to Huntington and Veritex, as part of their respective continuous efforts to enhance value for their respective stockholders and shareholders and deliver the best possible services to their respective customers and communities. These reviews have focused on, among other things, prospects and developments in the financial services industry, the regulatory environment, the economy generally, and financial markets, and the implications of such developments for financial institutions generally and Huntington and Veritex, in particular. These reviews have also included assessments of ongoing consolidation in the financial services industry and the benefits and risks to Huntington and Veritex, respectively, and their respective stockholders and shareholders, of strategic combinations compared to the benefits and risks of continued operation as a stand-alone company.
In September 2024, Mr. C. Malcolm Holland, Veritex’s chairman, president and chief executive officer, met with the chief executive officer of a regional bank holding company (Company A) at an industry conference and discussed the potential of evaluating a possible business combination transaction between Veritex and Company A. Mr. Holland and the chief executive officer of Company A continued to speak periodically in late 2024 and early 2025 about such a possible business combination transaction. In January 2025, the chief executive officer of Company A met with Mr. Holland and presented certain financial aspects of a combination of Veritex and Company A. Mr. Holland periodically advised the Veritex Board of his conversations with the chief executive officer of Company A. In February 2025, Mr. Holland advised the chief executive officer of Company A that, based on Mr. Holland’s discussions with members of the Veritex Board, a business combination transaction between Veritex and Company A was not believed to be in the best interests of Veritex and its shareholders.
In December 2024, Mr. Holland was contacted by the chief executive officer of a regional bank holding company (Company B) who was interested in learning more about Veritex and considering evaluating a possible business combination transaction between Veritex and Company B. They met in Dallas, Texas in February 2025

and, thereafter, spoke periodically, including regarding a possible business combination between Veritex and Company B in which Company B would be the surviving company. Mr. Holland periodically advised the Veritex Board of his conversations with the chief executive officer of Company B.
On March 5, 2025, Mr. Holland and Mr. Terry Earley, Veritex’s chief financial officer at the time, traveled to Company B’s offices to meet with the chief executive officer of Company B and other senior management members of Company B to further familiarize themselves with each other’s bank, including the markets in which each bank operates, and evaluate the financial aspects of a possible business combination transaction. The chief executive officer of Company B orally expressed interest to Mr. Holland in pursuing a business combination transaction between Veritex and Company B and that Company B planned to provide Veritex with a written proposal for such a business combination transaction.
On March 13, 2025, Company B delivered to Veritex a letter of intent (which we refer to as the “Company B LOI”) that, among other things, contemplated an all-stock transaction in which Company B was the acquirer and an exchange ratio range valuing each share of Veritex common stock at $26.23-$27.43 (based on the then-current stock price of Company B), which represented a premium of 10%-15% of Veritex’s current stock price, and requested eight weeks of exclusivity. Thereafter, on March 13, 2025, Mr. Holland and Mr. Earley discussed the Company B LOI with representatives of Keefe, Bruyette & Woods, Inc. (which we refer to as “KBW”), Veritex’s financial advisor, and Simpson Thacher & Bartlett LLP (which we refer to as “Simpson Thacher”), Veritex’s legal counsel. Mr. Holland then called a special meeting of the Veritex Board Executive Committee to discuss the Company B LOI.
On March 18, 2025, the Veritex Board Executive Committee held a special meeting, which was also attended by members of Veritex’s management and representatives of KBW and Simpson Thacher. Mr. Holland discussed with the Veritex Board Executive Committee the timeline of discussions with Company B and the rationale for a business combination transaction with a larger peer, such as Company B. A representative of KBW reviewed with the Veritex Board Executive Committee the current economic environment, Veritex’s and Company B’s respective market valuations and other illustrative financial and valuation information, the potential business combination transaction with Company B and the potential of there being other partners for a business combination transaction. The Veritex Board Executive Committee discussed challenges resulting from the competitive environment, Veritex’s funding mix, and the potential benefits and risks of a business combination transaction with Company B relative to Veritex’s available alternatives, including pursuing its standalone plan or a combination with a similarly sized peer. Following the discussion, the Veritex Board Executive Committee recommended that the Company B LOI and possible business combination transaction with Company B be brought before the Veritex Board for consideration.
On March 19, 2025, Company A delivered to Veritex a letter (which we refer to as the “Company A Letter”) expressing interest in a business combination transaction with Veritex that, among other things, contemplated an all-stock transaction in which Company A was the acquirer and offered a 25% premium to Veritex’s stock price, which reflected a value of $30.86 per share of Veritex common stock as of the close of business on such date (based on the then-current stock price of Company A). Thereafter, on March 19 and 20, 2025, Mr. Holland discussed the Company A Letter with representatives of KBW and Simpson Thacher and briefed the Veritex Board Executive Committee.
On March 25, 2025, the Veritex Board held a special meeting, which was also attended by members of Veritex’s management and representatives of KBW and Simpson Thacher. Mr. Holland discussed with the Veritex Board the timeline of discussions with Company A and Company B, the rationale for and against a business combination transaction with a larger partner, such as Company A, and a smaller partner, such as Company B, and details about Company A and Company B. A representative of KBW reviewed with the Veritex Board Executive Committee the current economic environment, Veritex’s, Company A’s and Company B’s respective market valuations and other illustrative financial and valuation information (including regarding the pro forma combined company in a merger with Company A or Company B), the potential business combination transaction with Company A and Company B (including potential market reaction thereto) and the potential of there being other partners for a business combination transaction. The Veritex Board discussed challenges resulting from the competitive environment, Veritex’s funding mix, the potential benefits and risks of a business combination transaction with Company A and Company B relative to Veritex’s available alternatives, including pursuing its standalone plan, the potential growth prospects, in Texas and elsewhere, in a combination with Company A and Company B, the importance of Mr. Holland and other Veritex personnel to growth prospects, and keeping an open mind about alternative proposals. Following the discussion, the Veritex Board authorized Mr. Holland to (a) inform the chief executive officer of Company A that Veritex was not interested in pursuing business combination discussions with Company A, including as a result of the relative prospects of the combined company, execution risk and likely market reaction, and (b) (i) inform the chief executive officer of Company B that Veritex was interested in evaluating and discussing a business combination transaction with Company B, (ii) discuss with the chief executive officer of Company B certain considerations raised by the Veritex Board, including to obtain clarity on certain questions raised by the Veritex Board, and (iii) negotiate certain key terms from the Company B LOI, including the exchange ratio and exclusivity request.
On March 26, 2025, Mr. Holland informed the chief executive officer of Company A of the Veritex Board’s determination not to pursue business combination discussions with Company A. No confidentiality agreement was ever entered into between Veritex and Company A.
On March 26, 2025, Mr. Holland spoke with the chief executive officer of Company B to provide feedback on the Veritex Board’s guidance and set up a meeting to discuss in greater detail. Thereafter, Mr. Earley and the chief financial officer of Company B had ongoing discussions about a potential transaction. On April 2, 2025, Mr. Holland and Mr. Earley met with the chief executive officer and other senior management members of Company B in Houston, Texas to discuss feedback from the Veritex Board, the exchange ratio for a business combination transaction and other terms of the Company B LOI.
On April 4, 2025, the Veritex Board held a special meeting, which was also attended by members of Veritex’s management and representatives of KBW and Simpson Thacher. Mr. Holland discussed with the Veritex Board the discussions with Company B that had occurred following the March 25, 2025 meeting of the Veritex Board, including the feedback Mr. Holland had received on the key questions raised by the Veritex Board. Following the discussion, the Veritex Board authorized Mr. Holland to respond in writing to the Company B LOI with Veritex’s requests, including specifying an exchange ratio. Thereafter on April 4, 2025, Veritex sent a revised letter of intent to Company B.
Over the following days, representatives of Veritex’s management continued to have exploratory discussions with representatives of Company B regarding a possible business combination transaction and, with the assistance of KBW, continued to review financial matters relating to a possible business combination with Company B. On April 9, 2025, Veritex and Company B agreed to discontinue actively engaging in discussions regarding a possible business combination transaction due to recent market volatility, the decline in regional bank stock prices at that time and uncertainties regarding the economic environment. No confidentiality agreement was ever entered into between Veritex and Company B.
On May 21, 2025, Mr. Holland and Mr. Stephen Steinour, Huntington’s chairman, president and chief executive officer, as well as Mr. Brant Standridge, Huntington’s Senior Executive Vice President and President, Consumer and Regional Banking, and Mr. Zachary Wasserman, Huntington’s Senior Executive Vice President, Chief Financial Officer, met in Dallas, Texas and discussed their respective institutions, the markets in which they operate and evaluating a possible business combination transaction between Veritex and Huntington. Messrs. Holland and Steinour were introduced to each other in 2023 and have periodically discussed matters of mutual interest to their respective institutions, including developments in the financial services industry generally. These discussions have occurred during the course of investor and banking industry conferences and social and community settings. Prior to May 2025, none of these discussions included discussions regarding a potential business combination between Huntington and Veritex.
On June 13, 2025, Messrs. Holland and Steinour met and further discussed a possible business combination transaction between Veritex and Huntington. Messrs. Holland and Steinour agreed that to facilitate more detailed discussions of a potential business combination and to conduct reciprocal due diligence efforts they should enter into a mutual nondisclosure agreement. On June 14, 2025, Huntington and Veritex executed a mutual nondisclosure agreement.
Starting on June 15, 2025, Veritex and Huntington began to make available to the other party documents and information for mutual due diligence review, including in a virtual data room. Through July 13, 2025, the parties engaged in extensive due diligence, including through a series of virtual and in-person due diligence meetings and telephone calls between the parties and their respective representatives to discuss relevant topics.

On June 23, 2025, Mr. Steinour delivered to Mr. Holland a non-binding term sheet for an all-stock transaction in which Huntington was the acquirer, the terms of which included merger consideration consisting of 1.894 shares of Huntington common stock for each share of Veritex, which reflected a value of $30.44 per share of Veritex common stock, a 21.3% premium, based on the closing prices of Veritex and Huntington common stock on such date.
On June 24, 2025, the Veritex Board held a regularly scheduled meeting and discussed, among other matters, the potential business combination transaction with Huntington, with members of Veritex management and representatives of KBW and Simpson Thacher present. Mr. Holland reported to the Veritex Board on the various discussions he and other representatives of Veritex management had conducted with representatives of Huntington regarding the potential business combination transaction. Mr. Holland and representatives of KBW provided the Veritex Board with, among other information, an overview of Huntington and its business operations, as well as Veritex’s operations and prospects and the strategic rationale for considering a business combination transaction with Huntington. Mr. Holland reviewed with the Veritex Board the key terms for the potential transaction that Mr. Holland and Mr. Steinour had discussed, including the 1.894 exchange ratio. Mr. Holland also advised the Veritex Board that Huntington expressed interest in Mr. Holland entering into an arrangement with Huntington to assist in business development and customer, community and government relations following the closing, but that details of such a role had not been discussed. A Simpson Thacher representative advised the Veritex Board that the purpose of this meeting was not to approve any deal, but to discuss whether the Veritex Board would be supportive of moving toward negotiating a transaction with Huntington and on what terms, including the proposed exchange ratio. Following discussion, the Veritex directors expressed their support for continuing to explore whether a potential business combination transaction was feasible and desirable and directed Mr. Holland and other members of Veritex management, with the assistance of KBW and Simpson Thacher, to continue their discussions and negotiations with Huntington and its advisors regarding such a transaction, including seeking a higher exchange ratio.
On June 24, 2025, following the Veritex Board meeting, Mr. Holland called Mr. Steinour and relayed to Mr. Steinour the guidance of the Veritex Board, including in respect of exchange ratio. Messrs. Holland and Steinour discussed the financial merits of the potential business combination transaction and the exchange ratio. As a result of those discussions, Mr. Steinour informed Mr. Holland that Mr. Steinour expected to be able to deliver an improved exchange ratio of 1.95 shares of Huntington common stock for each share of Veritex common stock, subject to approval of the Huntington Board, which reflected a value of $30.81 per share of Veritex common stock based on the closing price of Huntington common stock on such date. Mr. Holland advised Mr. Steinour that he believed a 1.95 exchange ratio would be satisfactory to the Veritex Board. Messrs. Holland and Steinour agreed to relay the discussions to their respective boards and to continue discussions and negotiations regarding such a transaction on that basis.
On June 25 and 26, 2025, members of Veritex management and members of Huntington management met in Dallas, Texas to conduct mutual due diligence review of the other party and its business, as well as engage in detailed discussions regarding a potential business combination transaction and the terms thereof. Following these discussions, Mr. Steinour indicated to Mr. Holland that Huntington anticipated entering into advisory services and non-competition agreements with Messrs. Holland and Earley, which would be effective upon the closing of the transaction, to assist in business development and customer, community and government relations following the closing, and which would include customary non-competition and other restrictive covenants, which Huntington believed would support the value of the Veritex franchise and the combined company.
On June 30, 2025, the Veritex Board Executive Committee held a special meeting, which members of Veritex management and representatives of Simpson Thacher attended, to discuss developments related to the potential transaction since the June 24, 2025 Veritex Board meeting, including updates on due diligence, the transaction timeline and the status and terms of the potential transaction. Mr. Holland also advised the Veritex Board Executive Committee that Huntington expected Messrs. Holland and Earley to enter into advisory services and non-competition agreements, which would be effective upon the closing of the transaction, to assist in business development and customer, community and government relations following the closing. Following discussion, the Veritex Board Executive Committee unanimously supported continuing negotiations with Huntington.

On July 2, 2025, Huntington’s counsel, Wachtell, Lipton, Rosen & Katz, which we refer to as “Wachtell Lipton”, shared with Simpson Thacher a first draft of the proposed merger agreement. From July 2, 2025 until July 13, 2025, Huntington’s and Veritex’s legal advisors negotiated the proposed merger agreement and other transaction documents.
On July 7, 2025, Mr. Holland and Mr. Standridge met to address certain due diligence matters and transaction terms and discuss the transaction timeline. Thereafter on July 7, 2025, the Veritex Board Executive Committee held a special meeting, which members of Veritex management and representatives of Simpson Thacher attended, to discuss developments related to the potential transaction since the June 30, 2025 Veritex Board Executive Committee meeting, including Mr. Holland’s discussions with Mr. Standridge, updates on transaction documents, due diligence, and the transaction timeline. Following discussion, the Veritex Board Executive Committee unanimously supported continuing negotiations with Huntington.
On July 11, 2025, a meeting of the Veritex Board was held to discuss the potential transaction with Huntington, with members of Veritex management and representatives of KBW and Simpson Thacher in attendance. Mr. Holland updated the directors regarding the discussions between Veritex and Huntington and their respective advisors since the last Veritex Board meeting. Mr. Holland reported, among other things, on discussions to finalize the determination of the merger exchange ratio, including based on the parties’ ongoing negotiations and substantial completion of their due diligence reviews. Members of Veritex management then reviewed with the directors the status, process and key findings of Veritex’s due diligence review of Huntington. Mr. Holland then reviewed with the directors the material terms of the advisory services and non-competition agreements that Messrs. Holland and Earley and Huntington would enter into in connection with the proposed transaction. Representatives of KBW then reviewed with the Veritex Board certain financial aspects of the potential transaction on preliminary basis based on the proposed exchange ratio. Representatives of Simpson Thacher discussed with the directors the terms of the transaction documents, including the principal terms of the draft merger agreement, and reviewed with the directors their fiduciary duties in connection with their consideration of a potential transaction with Huntington. Following discussion, the directors expressed unanimous support for pursuing a potential transaction with Huntington on the terms discussed at the meeting and directed Veritex management, with the assistance of Veritex’s advisors, to finalize the merger agreement and other transaction documents.
On July 13, 2025, a joint meeting of the Veritex Board and Veritex Community Bank Board was held to discuss the potential transaction with Huntington, with members of Veritex management and representatives of KBW and Simpson Thacher in attendance. Mr. Holland updated the directors regarding the discussions and developments between Veritex and Huntington and their respective advisors since the July 11, 2025 Veritex Board meeting, and informed the boards that the Huntington holding company and bank boards of directors had previously met and approved the transaction. KBW reviewed the financial aspects of the proposed transaction based on the proposed 1.95 exchange ratio and closing market information on July 11, 2025 and rendered to the Veritex Board an opinion, which was initially rendered verbally and subsequently confirmed in a written opinion, dated July 13, 2025, to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW, as set forth in its written opinion, the exchange ratio in the merger was fair, from a financial point of view, to the holders of Veritex common stock. Representatives of Simpson Thacher discussed with the directors the proposed final terms of the transaction documents. Following discussion, the directors in attendance expressed unanimous support for entering into a transaction with Huntington on the terms discussed and directed that Veritex execute the merger agreement and other transaction documents.
During the evening of July 13, 2025, each of Huntington and Veritex executed the merger agreement.
Veritex’s Reasons for the Merger; Recommendation of Veritex’s Board of Directors
In reaching its decision to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement, and to recommend that its shareholders approve the merger agreement and the merger, the Veritex board of directors evaluated the merger agreement, the merger and the other transactions and arrangements contemplated by and in connection with the merger agreement in consultation with Veritex’s management, as well as Veritex’s financial and legal advisors, and considered a number of factors, including the following factors:
•
each of Veritex’s and Huntington’s business, operations, financial condition, stock performance, asset quality, earnings and prospects. In reviewing these factors, including the information obtained through due diligence, the Veritex board of directors considered that Huntington’s and Veritex’s respective business, operations and risk profile complement each other and that the companies’ separate earnings and prospects, and the synergies and scale potentially available in the proposed transaction, create the opportunity for the combined company to leverage complementary and diversified revenue streams and to have superior future earnings and prospects compared to Veritex’s earnings and prospects on a standalone basis;
•
the ability to leverage the scale and financial capabilities of the combined company to make further investments in innovation and technology to better manage risk and provide enhanced customer offerings and service across business lines;

•	the combined company’s position as one of the largest financial services organizations based in the United States in terms of market capitalization, loans, deposits and net income;
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that the combined company’s expanded distribution channels and scale positions it to serve an expanded customer base through a distinctive customer experience while driving enhanced financial performance;

•
the ability of the combined company to leverage Huntington’s broader product and services offering, as well as its award-winning digital capabilities, across the expanded combined customer base and the complementary nature of Veritex’s community banking, which will support Huntington’s existing commercial efforts;

•
the fact that the combined company plans to remain connected and invested in Texas, where Veritex was founded nearly fifteen years ago, with Texas metropolitan statistical areas remaining as centers of influence for the combined company following the merger;

•	the commitment of Huntington to leverage Veritex’s strong team of employees and deep local relationships to drive further growth and expansion in Texas;
•	the fact that, at or prior to the closing, Huntington will contribute $10 million to The Huntington Foundation, which amount will be dedicated to the markets in which Veritex operates;
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the fact that Veritex by merging with Huntington will become part of a significantly larger, better capitalized financial institution with greater resources and a more diversified balance sheet, which will provide enhanced scale and financial strength to withstand changing economic cycles, market volatility and other challenges inherent to the banking industry, as well as a higher lending limit than Veritex would have if it were to continue its operations as an independent entity and this can drive organic growth;

•
the greater ability to grow in key target markets due to the access of significantly expanded resources as a result of the combined company, including with respect to a lower cost funding base which will facilitate loan portfolio growth;

•	the ability to improve and strengthen Veritex’s existing deposit base particularly with regard to Huntington’s stable, low-cost deposit base;
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its knowledge of the current environment in the financial services industry, including economic conditions and the interest rate and regulatory environments, increased operating costs resulting from regulatory and compliance mandates, increasing competition from both banks and non-bank financial and financial technology firms, current financial market conditions and the likely effects of these factors on Veritex’s and the combined company’s potential growth, development, productivity and strategic options;

•
its views with respect to other strategic alternatives potentially available to Veritex, including continuing as a standalone company and a transformative transaction with another potential acquiror or merger partner, and its belief that a transaction with such other potential transaction partners would not deliver the financial and operational benefits that could be achieved in the proposed merger with Huntington or that such other potential partners currently were not interested in pursuing a transaction in the geographies in which Veritex was operating;

•	the exchange ratio in relation to the respective earnings contributions of Veritex and Huntington;

•	Huntington’s past record of integrating acquisitions and of realizing expected financial and other benefits of such acquisitions;
•
the anticipated pro forma financial impact of the merger on the combined company, including earnings, earnings per share accretion, dividends, return on equity, tangible book value, asset quality, operational efficiency, liquidity and regulatory capital levels;

•	the expected cost synergies from the merger and the opportunities for meaningful revenue synergies;
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the attractive concentration ratios of the combined company, including lower concentration levels in key growth areas in which Veritex has strong capabilities, including commercial real estate and acquisition, development and construction (“ADC”) lending;

•
the complementary nature of Veritex’s and Huntington’s businesses and prospects given the markets they serve and products they offer, and the expectation that the transaction would provide economies of scale, enhanced ability to invest in technology and innovation, expanded product offerings, cost savings opportunities, enhanced ability to hold government guaranteed loans and enhanced opportunities for growth;

•
its belief that the two companies’ purpose-driven corporate cultures are similar and compatible, including with respect to corporate purpose, management philosophy, banking philosophy, strategic focus, client service, credit cultures and community commitment, and the belief that the foregoing would facilitate successful integration and implementation of the transaction;

•
Veritex’s and Huntington’s shared views regarding the best approach to combining and integrating the two companies, structured to maximize the potential for synergies and positive impact to local communities and minimize the loss of customers and employees and to further diversify the combined company’s operating risk profile compared to the risk profile of either company on a standalone basis;

•
its review and discussions with Veritex’s management concerning Veritex’s due diligence examination of the operations, financial condition and regulatory compliance programs and prospects of Huntington;

•	the expectation that the required regulatory approvals could be obtained in a timely fashion;
•	the expectation that the transaction will be generally tax-free for U.S. federal income tax purposes to Veritex’s shareholders;
•
the fact that the exchange ratio would be fixed, which the Veritex board of directors believed was consistent with market practice for transactions of this type and with the strategic purpose of the transaction;

•	its expectation that, upon consummation of the merger, Veritex shareholders would own approximately 7% of the combined company on a fully diluted basis;
•	that Huntington has historically paid quarterly cash dividends on its common stock, providing an additional source of returns and liquidity to its shareholders;
•	the fact that Veritex’s shareholders will have an opportunity to vote on the approval of the merger agreement and the merger;
•	the impact of the merger on Veritex’s employees, including the benefits agreed to be provided by Huntington pursuant to the merger agreement;
•
the opinion of KBW, dated July 13, 2025, to the Veritex board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Veritex common stock of the exchange ratio in the proposed merger. See “Opinion of Veritex’s Financial Advisor”; and

•	the terms of the merger agreement, which Veritex reviewed with its legal advisor, including the representations, covenants, deal protection and termination provisions.

The Veritex board of directors also considered the potential risks related to the transaction but concluded that the anticipated benefits of combining with Huntington were likely to outweigh these risks. These potential risks include:
•	the possible diversion of management attention and resources from other strategic opportunities and operational matters while working to implement the transaction and integrate the two companies;
•	the risk of losing key Veritex employees during the pendency of the merger and thereafter;
•
the restrictions on the conduct of Veritex’s business during the period between execution of the merger agreement and the consummation of the merger, which could potentially delay or prevent Veritex from undertaking business opportunities that might arise or certain other actions it might otherwise take with respect to its operations absent the pendency of the merger;

•	the potential effect of the merger on Veritex’s overall business, including its relationships with customers, employees, suppliers and regulators;
•	the fact that Veritex’s shareholders would not be entitled to appraisal or dissenters’ rights in connection with the merger;
•	the possibility of encountering difficulties in achieving cost savings and synergies in the amounts currently estimated or within the time frame currently contemplated;
•	the possibility of encountering difficulties in successfully integrating Veritex’s and Huntington’s business, operations and workforce;
•	certain anticipated merger-related costs, which could also be higher than expected;
•
the regulatory and other approvals required in connection with the merger and the bank merger and the risk that such regulatory approvals will not be received or will not be received in a timely manner or may impose burdensome or unacceptable conditions;

•	the potential for legal claims challenging the merger or the decision of the Veritex board of directors to pursue and effect the merger;
•
the risk that the merger may not be completed despite the combined efforts of Veritex and Huntington or that completion may be unduly delayed, including as a result of delays in obtaining the required regulatory approvals; and

•	the other risks described under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”
The foregoing discussion of the information and factors considered by the Veritex board of directors is not intended to be exhaustive but includes the material factors considered by the Veritex board of directors. In reaching its decision to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement, the Veritex board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Veritex board of directors considered all these factors as a whole in evaluating the merger agreement, the merger and the other transactions contemplated by the merger agreement.
For the reasons set forth above, the Veritex board of directors determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and fair to and in the best interests of Veritex and its shareholders, and adopted the merger agreement and approved the merger and the other transactions contemplated by the merger agreement.
In considering the recommendation of the Veritex board of directors, you should be aware that certain directors and executive officers of Veritex may have interests in the merger that are different from, or in addition to, interests of shareholders of Veritex generally and may create potential conflicts of interest. The Veritex board of directors was aware of these interests and considered them when evaluating, negotiating and improving the merger agreement, the merger and the other transactions contemplated by the merger agreement, and in recommending to Veritex’s shareholders that they vote in favor of the Veritex merger proposal. See “The Merger—Interests of Veritex’s Directors and Executive Officers in the Merger.”

It should be noted that this explanation of the reasoning of the Veritex board of directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” on page 22.
For the reasons set forth above, the Veritex board of directors unanimously recommends that the holders of Veritex common stock vote “FOR” the Veritex merger proposal and “FOR” the other proposals to be considered at the Veritex special meeting.
Opinion of Veritex’s Financial Advisor
Veritex engaged KBW to render financial advisory and investment banking services to Veritex, including an opinion to the Veritex board of directors as to the fairness, from a financial point of view, to the common shareholders of Veritex of the exchange ratio in the proposed merger. Veritex selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger. As part of its investment banking business, KBW is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.
As part of its engagement, representatives of KBW attended the meeting of the Veritex board of directors held on July 13, 2025, at which the Veritex board of directors evaluated the proposed merger. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered to the Veritex board an opinion, which was initially rendered verbally and subsequently confirmed in a written opinion, dated July 13, 2025, to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in its written opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to the holders of Veritex common stock. The Veritex board of directors approved the merger agreement at this meeting.
The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex B to this document and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion.
KBW’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the Veritex board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness, from a financial point of view, of the exchange ratio in the merger to the holders of Veritex common stock. It did not address the underlying business decision of Veritex to engage in the merger or enter into the merger agreement or constitute a recommendation to the Veritex board of directors in connection with the merger, and it does not constitute a recommendation to any holder of Veritex common stock or any stockholder of any other entity as to how to vote in connection with the merger or any other matter, nor does it constitute a recommendation regarding whether or not any such shareholder or stockholder should enter into a voting, shareholders’ or affiliates’ agreement with respect to the merger.
KBW’s opinion was reviewed and approved by KBW’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.
In connection with the opinion, KBW reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Veritex and Huntington and bearing upon the merger, including, among other things:
•	an execution version of the merger agreement dated July 13, 2025;
•	the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2024 of Veritex;
•	the unaudited quarterly financial statements and the Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2025 of Veritex;
•	certain draft and unaudited financial results for the fiscal quarter ended June 30, 2025 of Veritex (provided by Veritex);

•	the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2024 of Huntington;
•	the unaudited quarterly financial statements and the Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2025 of Huntington;
•	certain draft and unaudited financial results for the fiscal quarter ended June 30, 2025 of Huntington (provided by Huntington);
•
certain regulatory filings of Veritex and Huntington and their respective subsidiaries, including, as applicable, the quarterly reports on Form FR Y-9C and the quarterly call reports required to be filed (as the case may be) with respect to each quarter during the three (3)-year period ended December 31, 2024 as well as the quarter ended March 31, 2025;

•	certain other interim reports and other communications of Veritex and Huntington to their respective shareholders and stockholders; and
•
other financial information concerning the businesses and operations of Veritex and Huntington furnished to KBW by Veritex and Huntington or which KBW was otherwise directed to use for purposes of KBW’s analyses.

KBW’s consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:
•	the historical and current financial position and results of operations of Veritex and Huntington;
•	the assets and liabilities of Veritex and Huntington;
•	the nature and terms of certain other merger transactions and business combinations in the banking industry;
•	a comparison of certain financial and stock market information for Veritex and Huntington with similar information for certain other companies, the securities of which are publicly traded;
•
publicly available consensus “street estimates” of Veritex, as well as assumed Veritex long-term growth rates provided to KBW by Veritex management, all of which information was discussed with KBW by such management and used and relied upon by KBW at the direction of Veritex management and with the consent of the Veritex board of directors; and

•
publicly available consensus “street estimates” of Huntington, as well as certain assumed Huntington long-term growth rates, all of which information was discussed with KBW by Huntington management and used and relied upon by KBW based on such discussions, at the direction of Veritex management and with the consent of the Veritex board of directors.

KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally. KBW also participated in discussions with the management of Veritex regarding the past and current business operations, regulatory relations, financial condition and future prospects of Veritex and Huntington and such other matters as KBW deemed relevant to its inquiry. KBW was not requested to assist, and did not assist, Veritex with soliciting indications of interest from third parties regarding a potential transaction with Veritex.
In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to or discussed with it or that was publicly available and KBW did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied upon the management of Veritex as to the reasonableness and achievability of the publicly available consensus “street estimates” of Veritex and the assumed Veritex long-term growth rates referred to above (and the assumptions and bases therefor), and KBW assumed that all such information was reasonably prepared and represented, or in the case of the Veritex “street estimates” referred to above that such estimates were consistent with, the best currently available estimates and judgments of Veritex management and that the forecasts, projections and estimates reflected in such information would be realized in the amounts and in the time periods estimated. KBW further relied, with the consent of Veritex, upon Huntington management as to the reasonableness and achievability of the publicly available consensus “street estimates” of Huntington and the assumed Huntington long-term growth rates referred to above (and the assumptions and bases therefor), and KBW assumed that all such information was reasonably prepared and represented, or in the case of the Huntington “street estimates” referred to above that such estimates were consistent with, the best currently available estimates and judgments of Huntington management and that the forecasts, projections and estimates reflected in such information would be realized in the amounts and in the time periods estimated.
It is understood that the portion of the foregoing financial information of Veritex and Huntington that was provided to KBW was not prepared with the expectation of public disclosure and that all of the foregoing financial information, including the publicly available consensus “street estimates” of Veritex and Huntington referred to above, was based on numerous variables and assumptions that are inherently uncertain and, accordingly, actual results could vary significantly from those set forth in such information. KBW assumed, based on discussions with the respective managements of Veritex and Huntington and with the consent of the Veritex board of directors, that all such information provided a reasonable basis upon which KBW could form its opinion and KBW expressed no view as to any such information or the assumptions or bases therefor. KBW relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.
KBW also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Veritex or Huntington since the date of the last financial statements of each such entity that were made available to KBW. KBW is not an expert in the independent verification of the adequacy of allowances for credit losses and KBW assumed, without independent verification and with Veritex’s consent, that the aggregate allowances for credit losses for each of Veritex and Huntington are adequate to cover such losses. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Veritex or Huntington, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of Veritex or Huntington under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. KBW made note of the classification by each of Veritex and Huntington of its loans and owned securities as either held to maturity or held for investment, on the one hand, or held for sale or available for sale, on the other hand, and KBW also reviewed reported fair value marks-to-market and other reported valuation information, if any, relating to such loans or owned securities contained in the respective financial statements of Veritex and Huntington, but KBW expressed no view as to any such matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Such estimates are inherently subject to uncertainty and should not be taken as KBW’s view of the actual value of any companies or assets.
KBW assumed, in all respects material to its analyses, the following:
•
that the merger and any related transactions (including, without limitation, the bank merger) would be completed substantially in accordance with the terms set forth in the merger agreement (the final terms of which KBW assumed would not differ in any respect material to KBW’s analyses from the execution version reviewed by KBW and referred to above), with no adjustments to the exchange ratio and with no other consideration or payments in respect of Veritex common stock;

•	that the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement were true and correct;
•	that each party to the merger agreement and all related documents would perform all of the covenants and agreements required to be performed by such party under such documents;
•
that there were no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the merger or any related transactions and that all conditions to the completion of the merger and any related transactions would be satisfied without any waivers or modifications to the merger agreement or any of the related documents; and

•
that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger and any related transactions, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of Veritex, Huntington or the pro forma entity, or the contemplated benefits of the merger.

KBW assumed that the merger would be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. KBW was further advised by representatives of Veritex that Veritex relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Veritex, Huntington, the merger and any related transaction, and the merger agreement. KBW did not provide advice with respect to any such matters.
KBW’s opinion addressed only the fairness, from a financial point of view, as of the date of the opinion, of the exchange ratio in the merger to the holders of Veritex common stock. KBW expressed no view or opinion as to any other terms or aspects of the merger or any term or aspect of any related transaction (including the bank merger), including, without limitation, the form or structure of the merger or any such related transaction, any consequences of the merger or any such related transaction to Veritex, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any charitable foundation, employment, consulting, voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the merger, any such related transaction, or otherwise. KBW’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to KBW through such date. There has been significant volatility in the stock and other financial markets arising from global tensions and political unrest, economic uncertainty, recently announced actual or threatened imposition of tariff increases, inflation, and prolonged high interest rates. Developments subsequent to the date of KBW’s opinion may have affected, and may affect, the conclusion reached in KBW’s opinion and KBW did not and does not have an obligation to update, revise or reaffirm its opinion. KBW’s opinion did not address, and KBW expressed no view or opinion with respect to:
•	the underlying business decision of Veritex to engage in the merger or enter into the merger agreement;
•	the relative merits of the merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by Veritex or the Veritex board of directors;
•
the fairness of the amount or nature of any compensation to any of Veritex’s officers, directors or employees, or any class of such persons, relative to the compensation to the holders of Veritex common stock;

•
the effect of the merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of Veritex (other than the holders of Veritex common stock, solely with respect to the exchange ratio as described in KBW’s opinion and not relative to the consideration to be received by holders of any other class of securities) or holders of any class of securities of Huntington or any other party to any transaction contemplated by the merger agreement;

•	the actual value of Huntington common stock to be issued in the merger;
•
the prices, trading range or volume at which Veritex common stock or Huntington common stock would trade following the public announcement of the merger or the prices, trading range or volume at which Huntington common stock would trade following the consummation of the merger;

•	any advice or opinions provided by any other advisor to any of the parties to the merger or any other transaction contemplated by the merger agreement; or
•
any legal, regulatory, accounting, tax or similar matters relating to Veritex, Huntington, their respective shareholders or stockholders, or relating to or arising out of or as a consequence of the merger or any related transaction, including whether or not the merger would qualify as a tax-free reorganization for U.S. federal income tax purposes.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, Veritex and Huntington. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, KBW’s opinion was among several factors taken into consideration by the Veritex board of directors in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Veritex board of directors with respect to the fairness of the exchange ratio. The type and amount of consideration payable in the merger were determined through negotiation between Veritex and Huntington and the decision of Veritex to enter into the merger agreement was solely that of the Veritex board of directors.
The following is a summary of the material financial analyses presented by KBW to the Veritex board of directors in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by KBW to the Veritex board of directors, but summarizes the material analyses performed and presented in connection with such opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.
For purposes of the financial analyses described below, KBW utilized an implied transaction value for the merger of $33.91 per outstanding share of Veritex common stock, or approximately $1,875 million in the aggregate (inclusive of the implied value of Veritex restricted stock unit awards and in-the-money Veritex stock options), based on the 1.95x exchange ratio in the proposed merger and the closing price of Huntington common stock on July 11, 2025.
Veritex Selected Companies Analysis. Using publicly available information, KBW compared the financial performance, financial condition and market performance of Veritex to seven selected major exchange-traded banks headquartered in the U.S. Southwestern region (defined as Colorado, Louisiana, New Mexico, Oklahoma, Texas and Utah) with total assets between $5 billion and $40 billion. Merger targets, ethnic group-focused banks, companies which were savings banks, thrifts or mutuals, companies with fee income to revenue ratios greater than 20% and companies for which research analyst estimates were not publicly available were excluded from the selected companies.
The selected companies were as follows (shown by column in descending order of total assets):

Prosperity Bancshares, Inc.	Origin Bancorp, Inc.
Texas Capital Bancshares, Inc.	Southside Bancshares, Inc.
Stellar Bancorp, Inc.	Business First Bancshares, Inc.
National Bank Holdings Corporation

To perform this analysis, KBW used profitability and other financial information for the quarter ended March 31, 2025 (“2025Q1”), for the latest twelve (12) months (“LTM”) ended March 31, 2025 or as of March 31, 2025 (except where noted below in the case of Veritex) and market price information as of July 11, 2025. KBW also used 2025 and 2026 earnings per share (“EPS”) estimates taken from publicly available consensus “street estimates” for Veritex and the selected companies. Certain financial data presented in the tables below may not correspond to the data presented in Veritex’s historical financial statements, as a result of the different periods, assumptions and methods used to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of Veritex and the selected companies:

		Selected Companies
	Veritex(1)	25th Percentile	Median	Average	75th Percentile
2025Q1 Core Return on Average Assets(2)	0.97% | 1.06%	1.03%	1.05%	1.04%	1.11%
2025Q1 Core Return on Average Tangible Common Equity(2)	10.25% | 10.76%	10.36%	11.33%	11.27%	13.49%
2025Q1 Net Interest Margin	3.31% | 3.33%	3.17%	3.44%	3.49%	3.81%
2025Q1 Fee Income / Revenue(3)	12.5% | 12.3%	14.4%	16.0%	14.3%	16.5%
2025Q1 Noninterest Expense / Average Assets	2.14% | 2.08%	2.59%	2.50%	2.28%	2.10%
2025Q1 Efficiency Ratio	59.1% | 58.9%	61.7%	61.6%	59.1%	56.3%

(1)	First metric was as of or for the quarter ended March 31, 2025 and second metric was based on preliminary financials provided by Veritex management as of or for the quarter ended June 30, 2025.
(2)
Based on core net income after taxes and before extraordinary items, excluding gain on the sale of available for sale securities, amortization of intangibles, goodwill and nonrecurring items as defined by S&P Global Market Intelligence.

(3)	Excluded gain on sale of securities.
KBW’s analysis also showed the following concerning the financial condition of Veritex and the selected companies:

		Selected Companies
	Veritex(1)	25th Percentile	Median	Average	75th Percentile
Tangible Common Equity / Tangible Assets	9.87% | 10.16%	9.01%	9.98%	9.68%	10.50%
Total Capital Ratio	13.46% | 13.45%	15.55%	15.81%	15.87%	16.48%
Loans HFI / Deposits	88.1% | 90.7%	90.9%	85.9%	84.7%	81.7%
Loan Loss Reserves / Loans	1.18% | 1.18%	1.06%	1.18%	1.19%	1.23%
Nonperforming Assets / Loans + OREO	0.99% | 0.80%	0.73%	0.62%	0.63%	0.44%
2025Q1 Net Charge-Offs / Average Loans	0.17% | 0.05%	0.16%	0.07%	0.18%	0.04%

(1)	First metric was as of or for the quarter ended March 31, 2025 and second metric was based on preliminary financials provided by Veritex management as of or for the quarter ended June 30, 2025.
In addition, KBW’s analysis showed the following concerning the market performance of Veritex and the selected companies:

		Selected Companies
	Veritex(1)	25th Percentile	Median	Average	75th Percentile
One-Year Stock Price Change	23.4%	9.8%	12.4%	14.8%	20.5%
Year-to-Date Stock Price Change	1.1%	(2.7%)	0.2%	2.4%	8.5%
Price / Tangible Book Value per Share	1.23x | 1.21x	1.25x	1.52x	1.43x	1.54x
Price / 2025 EPS Estimate	12.5x	11.4x	12.7x	12.9x	14.3x
Price / 2026 EPS Estimate	11.6x	10.6x	11.5x	11.8x	12.8x
Dividend Yield	3.2%	1.7%	2.2%	2.4%	3.1%
LTM Dividend Payout Ratio	39.2% | 39.4%	23.8%	25.5%	29.3%	41.4%

(1)
As applicable, first metric was as of or for the 12-month period ended March 31, 2025 and second metric was based on preliminary financials provided by Veritex management as of or for the 12-month period ended June 30, 2025.

KBW further compared the above price-to-tangible book value per share multiples, price-to-2025 estimated EPS multiples and price-to-2026 estimated EPS multiples of Veritex and the selected companies with implied transaction multiples for the proposed merger (based on the implied transaction value for the merger of $33.91 per outstanding share of Veritex common stock) of 1.53x Veritex’s tangible book value per share as of March 31, 2025, 15.4x Veritex’s estimated 2025 EPS and 14.3x Veritex’s estimated 2026 EPS.

No company used as a comparison in the above selected companies analysis is identical to Veritex. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.
Huntington Selected Companies Analysis. Using publicly available information, KBW compared the financial performance, financial condition and market performance of Huntington to six (6) selected major exchange-traded U.S. banks with total assets between $100 billion and $250 billion. Merger targets and Northern Trust Corporation (which is focused on asset servicing and wealth management) were excluded from the selected companies.
The selected companies were as follows (shown by column in descending order of total assets):

First Citizens BancShares, Inc.	M&T Bank Corporation
Citizens Financial Group, Inc.	KeyCorp
Fifth Third Bancorp	Regions Financial Corporation

To perform this analysis, KBW used profitability and other financial information for the quarter ended March 31, 2025, for the latest twelve (12) months ended March 31, 2025 or as of March 31, 2025 (except where noted below in the case of Huntington) and market price information as of July 11, 2025. KBW also used 2025 and 2026 EPS estimates taken from publicly available consensus “street estimates” for Huntington and the selected companies. Certain financial data presented in the tables below may not correspond to the data presented in Huntington’s historical financial statements, as a result of the different periods, assumptions and methods used to compute the financial data presented.
KBW’s analysis showed the following concerning the financial performance of Huntington and the selected companies:

		Selected Companies
	Huntington(1)	25th Percentile	Median	Average	75th Percentile
2025Q1 Core Return on Average Assets(2)	1.05% | 1.13%	0.90%	0.97%	0.99%	1.11%
2025Q1 Core Return on Average Tangible Common Equity(2)	16.56% | 17.60%	10.19%	11.79%	12.84%	14.54%
2025Q1 Net Interest Margin	3.10% | 3.11%	2.93%	3.15%	3.16%	3.46%
2025Q1 Fee Income / Revenue(3)	25.7% | 26.5%	27.8%	30.4%	31.1%	33.7%
2025Q1 Noninterest Expense / Average Assets	2.24% | 2.32%	2.63%	2.53%	2.55%	2.44%
2025Q1 Efficiency Ratio	58.8% | 58.8%	63.2%	61.4%	61.9%	60.5%

(1)	First metric was as of or for the quarter ended March 31, 2025 and second metric was based on preliminary financials provided by Huntington management as of or for the quarter ended June 30, 2025.
(2)
Based on core net income after taxes and before extraordinary items, excluding gain on the sale of available for sale securities, amortization of intangibles, goodwill and nonrecurring items as defined by S&P Global Market Intelligence.

(3)	Excluded gain on sale of securities.
KBW’s analysis showed the following concerning the financial condition of Huntington and the selected companies:

		Selected Companies
	Huntington(1)	25th Percentile	Median	Average	75th Percentile
Tangible Common Equity / Tangible Assets	6.27% | 6.59%	6.88%	7.24%	7.63%	8.55%
Total Capital Ratio	14.33%	13.92%	14.29%	14.54%	15.05%
Loans HFI / Deposits	80.1% | 81.5%	80.2%	75.7%	77.3%	73.3%
Loan Loss Reserves / Loans	1.70% | 1.86%	1.37%	1.53%	1.54%	1.67%
Nonperforming Assets / Loans + OREO	0.45%	1.07%	0.88%	1.02%	0.82%
2025Q1 Net Charge-Offs / Average Loans	0.26% | 0.20%	0.49%	0.43%	0.45%	0.41%

(1)
As applicable, first metric was as of or for the quarter ended March 31, 2025 and second metric was based on preliminary financials provided by Huntington management as of or for the quarter ended June 30, 2025.

In addition, KBW’s analysis showed the following concerning the market performance of Huntington and the selected companies (excluding the impact of the LTM dividend payout ratio of one (1) of the selected companies, which ratio was considered not meaningful):

		Selected Companies
	Huntington(1)	25th Percentile	Median	Average	75th Percentile
One-Year Stock Price Change	29.2%	19.7%	21.2%	21.8%	23.9%
Year-to-Date Stock Price Change	6.9%	3.9%	6.0%	5.3%	7.3%
Price / Tangible Book Value per Share	1.98x | 1.90x	1.42x	1.65x	1.71x	1.96x
Price / 2025 EPS Estimate	12.1x	12.5x	12.6x	12.4x	12.8x
Price / 2026 EPS Estimate	10.8x	10.1x	10.7x	10.6x	10.9x
Dividend Yield	3.6%	2.9%	3.5%	3.1%	3.9x
LTM Dividend Payout Ratio	47.3% | 45.9%	36.2%	46.3%	37.5%	47.6%

(1)
As applicable, first metric was as of or for the 12-month period ended March 31, 2025 and second metric was based on preliminary financials provided by Huntington management as of or for the 12-month period ended June 30, 2025.

No company used as a comparison in the above selected companies analysis is identical to Huntington. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.
Selected Transactions Analysis. KBW reviewed publicly available information related to fourteen (14) selected U.S. bank transactions announced since January 1, 2021 with announced deal values between $1 billion and $3 billion and acquired company LTM return on average assets of not less than 0.0%.
The selected transactions were as follows:

Acquiror	Acquired Company
Columbia Banking System, Inc.	Pacific Premier Bancorp, Inc.
Berkshire Hills Bancorp, Inc.	Brookline Bancorp, Inc.
Old National Bancorp	Bremer Financial Corporation
Atlantic Union Bankshares Corporation	Sandy Spring Bancorp, Inc.
Renasant Corporation	The First Bancshares, Inc.
SouthState Corporation	Independent Bank Group, Inc.
UMB Financial Corporation	Heartland Financial USA, Inc.
Provident Financial Services, Inc.	Lakeland Bancorp, Inc.
Raymond James Financial, Inc.	TriState Capital Holdings, Inc.
Valley National Bancorp	Bank Leumi Le-Israel Corporation
First Interstate BancSystem, Inc.	Great Western Bancorp, Inc.
Old National Bancorp	First Midwest Bancorp, Inc.
New York Community Bancorp, Inc.	Flagstar Bancorp, Inc.
Independent Bank Corp.	Meridian Bancorp, Inc.

For each selected transaction, KBW derived the following implied transaction statistics, in each case based on the transaction consideration value paid for the acquired company and using financial data based on the acquired company’s then latest publicly available financial statements prior to the announcement of the respective transaction and then publicly available consensus “street estimates” for the acquired company at the announcement of the respective transaction:
•
Price per common share to tangible book value per share of the acquired company (in the case of two selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by total tangible common equity);

•
Pay to Trade ratio (calculated as the price to tangible book value multiple paid in the respective transaction divided by the acquiror’s standalone closing stock price to tangible book value per share multiple);

•
Price per common share to LTM core EPS of the acquired company (in the case of two selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by LTM core net income);

•	Price per common share to estimated EPS of the acquired company for the first full year after the announcement of the respective transaction, referred to as FWD EPS; and
•	Tangible equity premium to core deposits (total deposits less time deposits greater than $100,000) of the acquired company, referred to as core deposit premium.
KBW also reviewed the price per common share paid for the acquired company for the 12 selected transactions involving publicly traded acquired companies as a premium/(discount) to the closing price of the acquired company one-day prior to the announcement of the acquisition (expressed as a percentage and referred to as the one day market premium). The resulting transaction multiples and premiums for the selected transactions were compared with the corresponding transaction multiples and premiums for the proposed merger based on the implied transaction value for the merger of $33.91 per outstanding share of Veritex common stock and using historical financial information for Veritex as of or for the 12-month period ended March 31, 2025, Huntington’s estimated tangible book value per share as of March 31, 2025, Veritex’s estimated 2026 EPS taken from publicly available consensus “street estimates” for Veritex and the closing prices of Veritex common stock and Huntington common stock on July 11, 2025.
The results of the analysis are set forth in the following table:

Selected Transactions
	Huntington / Veritex	25th Percentile	Median	Average	75th Percentile
Price / Tangible Book Value per Share	1.53x	1.20x	1.49x	1.42x	1.62x
Pay-to-Trade Ratio	0.77x	0.69x	0.82x	0.83x	0.98x
Price / Core LTM EPS(1)	14.8x	12.5x	13.8x	13.9x	16.3x
Price / FWD EPS	14.3x	10.2x	12.7x	12.5x	13.9x
Core Deposit Premium	7.4%	2.9%	5.3%	4.7%	6.2%
One-Day Market Premium	23.5%	5.7%	12.8%	13.4%	20.5%

(1)
Based on core net income after taxes and before extraordinary items, excluding gain on the sale of available for sale securities, amortization of intangibles, goodwill and nonrecurring items as defined by S&P Global Market Intelligence.

No company or transaction used as a comparison in the above selected transaction analysis is identical to Veritex or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.
Relative Contribution Analysis. KBW analyzed the relative standalone contribution of Huntington and Veritex to various pro forma balance sheet and income statement items and the combined market capitalization of the combined entity. This analysis did not include purchase accounting adjustments. To perform this analysis, KBW used (i) balance sheet data for Huntington and Veritex as of March 31, 2025, (ii) publicly available consensus “street estimates” for Huntington and Veritex, and (iii) market price information as of July 11, 2025. The results of KBW’s analysis are set forth in the following table, which also compares the results of KBW’s analysis with the implied pro forma ownership percentages of Huntington stockholders and Veritex shareholders in the combined company based on the 1.95x exchange ratio provided for in the merger agreement:

	Huntington % of Total	Veritex % of Total
Ownership at 1.95x merger exchange ratio:
Pro Forma Ownership	93.1%	6.9%
Market Capitalization:
Pre-Deal Market Capitalization	94.4%	5.6%
Balance Sheet:
Total Assets	94.3%	5.7%

	Huntington % of Total	Veritex % of Total
Gross Loans Held For Investment	93.4%	6.6%
Total Deposits	93.9%	6.1%
Tangible Common Equity	91.4%	8.6%
Income Statement:
2025 Estimated Earnings	94.7%	5.3%
2026 Estimated Earnings	94.8%	5.2%

Veritex Dividend Discount Model Analysis. KBW performed a dividend discount model analysis of Veritex to estimate a range for the implied equity value of Veritex. In this analysis, KBW used publicly available consensus “street estimates” of Veritex and assumed long-term growth rates for Veritex provided by Veritex management, and KBW assumed discount rates ranging from 12.0% to 14.0%. The range of values was derived by adding (i) the present value of the implied future excess capital available for dividends that Veritex could generate over the period from March 31, 2025 through December 31, 2029 as a standalone company, and (ii) the present value of Veritex’s implied terminal value at the end of such period. KBW assumed that Veritex would maintain a tangible common equity to tangible assets ratio of 9.00% and would retain sufficient earnings to maintain that level. In calculating the terminal value of Veritex, KBW applied a range of 10.0x to 14.0x Veritex’s estimated 2030 earnings. This dividend discount model analysis resulted in a range of implied values per share of Veritex common stock of $22.11 to $30.04.
The dividend discount model analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, and discount rates. The foregoing dividend discount model analysis did not purport to be indicative of the actual values or expected values of Veritex.
Huntington Dividend Discount Model Analysis. KBW performed a dividend discount model analysis of Huntington to estimate a range for the implied equity value of Huntington. In this analysis, KBW used publicly available consensus “street estimates” of Huntington and assumed long-term growth rates for Huntington as discussed with Huntington management, and KBW assumed discount rates ranging from 12.0% to 14.0%. The range of values was derived by adding (i) the present value of the implied future excess capital available for dividends that Huntington could generate over the period from March 31, 2025 through December 31, 2029 as a standalone company, and (ii) the present value of Huntington’s implied terminal value at the end of such period. KBW assumed that Huntington would maintain a common equity tier 1 to risk weighted assets ratio of 10.00% and would retain sufficient earnings to maintain that level. In calculating the terminal value of Huntington, KBW applied a range of 9.0x to 13.0x Huntington’s estimated 2030 earnings. This dividend discount model analysis resulted in a range of implied values per share of Huntington common stock of $14.63 to $20.28.
The dividend discount model analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, and discount rates. The foregoing dividend discount model analysis did not purport to be indicative of the actual values or expected values of Huntington or the pro forma combined company.
Miscellaneous. KBW acted as financial advisor to Veritex in connection with the proposed merger and did not act as an advisor to or agent of any other person. As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banks and bank holding companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. KBW and its affiliates, in the ordinary course of its and their broker-dealer businesses (and further to existing sales and trading relationships between a KBW broker-dealer affiliate and each of Veritex and Huntington), may from time to time purchase securities from, and sell securities to, Veritex and Huntington. In addition, as market makers in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of Veritex or Huntington for its and their own respective accounts and for the accounts of its and their respective customers and clients.
Pursuant to the KBW engagement agreement, Veritex agreed to pay KBW a cash fee equal to 1.25% of the aggregate merger consideration, $2,000,000 of which became payable to KBW concurrently with Veritex entering into the merger agreement (subject to the rendering of KBW’s opinion) and the balance of which is contingent upon the closing of the merger. Veritex also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify KBW against certain liabilities relating to or arising out of KBW’s engagement or KBW’s role in connection therewith. Other than in connection with the present engagement, during the two (2) years preceding the date of its opinion, KBW did not provide investment banking or financial advisory services to Veritex. During the two (2) years preceding the date of its opinion, KBW provided investment banking and financial advisory services to Huntington and received compensation for such services. KBW acted as a co-manager in connection with debt offerings by Huntington in August 2023, January 2024, November 2024 and February 2025 and received aggregate fees (including underwriting discounts) of approximately $430,000 from Huntington. KBW may in the future provide investment banking and financial advisory services to Veritex or Huntington and receive compensation for such services.
Interests of Veritex’s Directors and Executive Officers in the Merger
In considering the recommendation of the Veritex board of directors with respect to the merger, Veritex shareholders should be aware that certain of Veritex’s directors and executive officers have interests in the merger, including financial interests, that may be different from, or in addition to, the interests of the other shareholders of Veritex generally. The Veritex board of directors was aware of and considered these interests during its deliberations on the merits of the merger and in determining to recommend to Veritex shareholders that they vote for the Veritex merger proposal and thereby approve the transactions contemplated by the merger agreement, including the merger. See the sections entitled “The Merger—Background of the Merger” and “The Merger—Veritex’s Reasons for the Merger; Recommendation of Veritex’s Board of Directors” in this proxy statement/prospectus. These interests are described in more detail below, and certain of them are quantified in the narrative and table below. For purposes of the Veritex equity awards and the employment agreements with the Veritex executive officers, the consummation of the merger will be a change of control.
Treatment of Outstanding Veritex Equity Awards
The outstanding Veritex equity awards held by Veritex’s executive officers immediately prior to the effective time will be generally treated in the same manner as those Veritex equity awards held by other employees of Veritex, and in each case, except as described below, will be treated in accordance with the terms and conditions that were applicable to such awards before the effective time. As further described in “The Merger Agreement—Treatment of Veritex Equity Awards,” at the effective time of the merger, each outstanding Veritex equity award granted under Veritex’s equity compensation plans will be treated as follows:
•
Each Veritex stock option with a per-share exercise price that is less than the per-share value of the merger consideration will be cancelled and converted into the right to receive an amount in cash equal to the product of the difference between the merger consideration value and the per-share exercise price, multiplied by the number of shares of Veritex common stock subject to the Veritex stock option immediately prior to the effective time. Each Veritex stock option with a per-share exercise price that is equal to or greater than the merger consideration value will be cancelled for no consideration;

•
Each Veritex restricted stock unit award that (a) was granted to an employee of Veritex prior to July 13, 2025 or (b) is held by a non-employee director of Veritex will be cancelled and converted into the right to receive shares of Huntington common stock in an amount equal to the product of the number of shares subject to the Veritex restricted stock unit award immediately prior to the effective time (with any performance goals applicable to the Veritex restricted stock unit award deemed satisfied at the target level of performance) multiplied by the exchange ratio (reduced by the number of shares necessary to satisfy applicable tax withholdings); and

•
Each other Veritex restricted stock unit award will be assumed by Huntington and converted into a restricted stock unit award in respect of a number of shares of Huntington common stock (rounded to the nearest whole share) equal to the product of the number of shares of Veritex common stock underlying such Veritex restricted stock unit award immediately prior to the effective time multiplied by the exchange ratio, with the converted award to have the same terms and conditions as were applicable to the Veritex restricted stock unit award prior to the effective time.

If a Veritex executive officer’s employment is terminated by Veritex without cause or by the executive officer for good reason on or within twenty-four (24) months of a change of control (such a termination, a

“qualifying termination”), any converted restricted stock unit awards in respect of Huntington common stock (i.e., those granted on or after July 13, 2025) will vest in full.
For an estimate of the amounts that would be realized by each of Veritex’s named executive officers in settlement of his or her unvested Veritex equity awards, see “—Merger-Related Compensation for Veritex’s Named Executive Officers” below. The estimated aggregate amount that would be realized by the three (3) executive officers who are not named executive officers in settlement of their unvested Veritex equity awards that were outstanding on July 17, 2025 if the merger was completed on October 1, 2025 is $1,844,802.96. In addition, the estimated aggregate amount that would be realized by the twelve (12) Veritex non-employee directors in settlement of their Veritex equity awards that are outstanding as of July 17, 2025 if the effective time occurred on October 1, 2025 is $1,718,256.54. These amounts are calculated using a price per share of Veritex common stock of $32.34 (the average closing price of Veritex common stock on the first five (5) business days following the announcement of the merger) and, in the case of Veritex restricted stock unit awards with performance-based vesting conditions, assumed target performance. These amounts do not attempt to forecast any additional equity grants, issuances or forfeitures that may occur prior to the closing of the merger. As a result of the foregoing assumptions, which may or may not be accurate on the relevant date, the actual amounts, if any, to be realized by Veritex’s executive officers who are not named executive officers and directors may materially differ from the amounts set forth above.
Veritex Employment Agreements and Consulting Agreement
Veritex is party to employment agreements with the following executive officers: Messrs. Holland, Holford, Karaba, Anderson, Donnelly and McDaniel and Mses. Harper and Renfro.
Employment Agreement of C. Malcolm Holland.
On April 16, 2021, Veritex entered into an employment agreement with C. Malcolm Holland (the “Holland employment agreement”), its Chief Executive Officer. If Mr. Holland experiences a qualifying termination, he will be entitled to receive the following severance payments and benefits, subject to his execution and non-revocation of a release of claims: (i) an amount equal to thirty-six (36) months of Mr. Holland’s base salary plus a cash payment equal to three (3) times the average annual cash incentive bonus paid to Mr. Holland for the two (2) full calendar years immediately preceding the date that his employment terminates; (ii) an annual cash incentive bonus payment for the year of termination of employment, subject to achievement of the applicable performance criteria relating to payment of such bonus, pro-rated based on the number of days Mr. Holland was employed during the performance year, and (iii) a cash payment equal to eighteen (18) months of the COBRA premium in effect at the time of Mr. Holland’s termination of employment.
The Holland employment agreement also contains three-year post-termination non-competition, non-solicitation and non-recruitment covenants, as well as customary confidentiality, non-disparagement and cooperation covenants.
In addition, the equity award treatment described above under the heading “—Treatment of Outstanding Veritex Equity Awards” will apply.
For an estimate of the amounts that would be payable to Mr. Holland upon a qualifying termination under the Holland employment agreement, see “—Merger-Related Compensation for Veritex’s Named Executive Officers” below.
Employment Agreements of Messrs. Holford, Karaba, Anderson, Donnelly and McDaniel and Mses. Harper and Renfro.
Veritex entered into employment agreements with Messrs. Holford, Karaba, Anderson, Donnelly and McDaniel and Mses. Renfro on substantially the same form (each an “executive employment agreement”). Pursuant to each executive employment agreement, upon qualifying termination, the executive will be entitled to receive the following severance payments and benefits, subject to execution and non-revocation of a release of claims: (i) an amount equal to 30 months of the executive’s base salary plus a cash payment equal to two and a half (2.5) times the average annual cash incentive bonus paid to the executive for the two (2) full calendar years immediately preceding the date of his or her involuntary termination; (ii) an annual cash incentive bonus payment for the year in which the involuntary termination occurs, subject to achievement of the applicable performance criteria relating to payment of such bonus, pro-rated based on the number of days the executive was employed during the performance year; and (iii) a cash payment equal to eighteen (18) months of the COBRA premium in effect at the time the executive’s involuntary termination.
Each executive employment agreement also contains thirty (30)-month post-termination non-competition, non-solicitation and non-recruitment covenants, as well as customary confidentiality, non-disparagement and cooperation covenants.
In addition, the equity award treatment described above under the heading “—Treatment of Outstanding Veritex Equity Awards” will apply.
For an estimate of the amounts that would be payable to Messrs. Holford and Karaba and Mses. Harper and Renfro upon a qualifying termination in connection with the merger under their respective employment agreements, see “—Merger-Related Compensation for Veritex Named Executive Officers” below.
The estimated aggregate value of the severance and other benefits described above (other than the equity award vesting, which is quantified above in “—Treatment of Outstanding Veritex Equity Awards”) that would be payable to Veritex’s three (3) executive officers who are not named executive officers (Messrs. Anderson, Donnelly and McDaniel) under their employment agreements with Veritex if the merger were to be completed on October 1, 2025 and each executive officer experienced a change-in-control termination on that date is $4,264,293.69.
Consulting Agreement with Terry S. Earley
Veritex is party to a consulting agreement with Mr. Earley (the “consulting agreement”), the retired Chief Financial Officer of Veritex, dated as of July 1, 2025. Pursuant to the consulting agreement, Mr. Earley provides consulting services to Veritex for a fee $165,000 per year, payable in equal monthly installments. Upon the termination of the consulting agreement by Veritex without cause (which is currently anticipated to occur upon the second vesting date of the retention bonus payable to Mr. Earley under his retention agreement described below in “—Huntington Retention Agreement with Terry S. Earley”), Mr. Earley will be entitled to a lump-sum payment of the fees payable for the remainder of the one (1)-year term.
For an estimate of the amount that would be payable to Mr. Earley upon termination of the consulting agreement by Veritex without cause in connection with the merger, see “—Merger-Related Compensation for Veritex Named Executive Officers” below.
Huntington Employment Arrangements
Huntington Letter Agreement with C. Malcolm Holland
On July 13, 2025, Huntington entered into a letter agreement (a “letter agreement”) with Mr. Holland which sets forth the terms of his service as an advisor to Huntington after the consummation of the merger.
Mr. Holland will serve as an advisor to Huntington as “Chairman of Texas” beginning at the effective time through the third anniversary of the effective time. In consideration of Mr. Holland’s provision of the advisory services and compliance with the restrictive covenants described below, Mr. Holland will be entitled to a lump-sum cash payment of $7.0 million at the effective time and an annual advisory fee equal to $3.5 million for each of the first three (3) twelve (12)-month periods following the effective time, payable semi-annually in arrears. Such amounts (along with certain continued executive-level benefits, reimbursement of annual membership dues at three country clubs and access at Veritex’s expense to a private aircraft for non-business travel, up to fifty (50) hours per calendar year) are the only compensation that Mr. Holland will receive with respect to his service to Huntington and its affiliates following the closing of the merger in any capacity. Upon Mr. Holland’s termination for any reason, he will receive the portion of the advisory fee that is earned but unpaid with respect to any semi-annual period completed prior to the date of termination and reimbursement for reasonable business expenses that are incurred but unreimbursed through the termination date. Upon Mr. Holland’s termination by Huntington for cause or by Mr. Holland without good reason, Mr. Holland is entitled to the pro-rated portion of the advisory fee for the semi-annual period (50% of the advisory fee) in which the date of termination occurs. Upon termination due to death, the advisory fee(s) that Mr. Holland would have earned through the third anniversary of the consummation of the merger will be paid to Mr. Holland’s estate in a lump sum. Upon termination due to disability, Mr. Holland is entitled to the advisory fee(s) payable on the same schedule as if he had not been terminated, subject to his execution of a release of claims in favor of Huntington and continued compliance with the agreement (including the restrictive covenants contained thereof).
Under the letter agreement, Mr. Holland has agreed to be bound by certain restrictive covenants, including non-competition and non-solicitation covenants, for the five (5)-year period following the closing date of the merger. Mr. Holland will also be subject to indefinite confidentiality covenants.
The letter agreement acknowledges that the termination of Mr. Holland's employment at the effective time will be deemed a “Change-in-Control Termination” under the terms of the Holland employment agreement, as described above in “—Veritex Employment Agreements and Consulting Agreement—Employment Agreement of C. Malcolm Holland” and, in satisfaction of the obligations thereunder, Mr. Holland will be entitled to a severance payment of $5.3 million, a prorated annual bonus for the year in which the closing occurs based on actual performance and the COBRA premium payment provided under such agreement as described above.
Huntington Retention Agreement with Terry S. Earley
On July 13, 2025, in connection with the merger, Huntington entered into a letter agreement (the “retention agreement”) with Mr. Earley, the retired Chief Financial Officer of Veritex who is currently providing transition services to Veritex as a consultant, which sets forth the terms of his service as an advisor to Huntington after the consummation of the merger.
Pursuant to the retention agreement, Mr. Earley will be entitled to a retention bonus in the aggregate amount of $3.5 million, with $1.0 million vesting on the closing date and the remaining $2.5 million vesting on the later of January 31, 2026, and the date that is fifteen (15) days after the date on which the conversion of the banking systems and operations of Veritex is successfully completed, subject to Mr. Earley’s continued compliance with the Earley consulting and retention agreements; provided, that if Mr. Earley’s services are terminated by Huntington without cause (as defined in his consulting agreement) or due to Mr. Earley’s death or disability after the effective time, he shall be entitled to any unpaid portion of the retention bonus.
Under the letter agreement, Mr. Earley has agreed to continue to be bound by certain restrictive covenants, including non-competition and non-solicitation covenants for twelve (12)-months following July 1, 2025, in accordance with Mr. Earley’s employment agreement in effect at the time of his retirement. Mr. Earley is also subject to indefinite confidentiality covenants.
The retention agreement does not affect the payment of the consulting fee to Mr. Earley in connection with the early termination of the consulting period under the terms of the Earley consulting agreement, as described above in “—Veritex Employment Agreements-Consulting Agreement of Terry S. Earley,” which the retention agreement acknowledges will occur upon the second vesting date of the retention bonus.
New Huntington Arrangements with Other Veritex Executive Officers
Any executive officers and directors who become officers, directors or employees or who otherwise are retained to provide services to Huntington or any of its affiliates (including, after the closing, Veritex) may enter into new individualized compensation arrangements with Huntington. As of the date of this proxy statement, no compensation arrangements between such persons and Huntington and/or its affiliates have been established (other than the letter agreement with Mr. Holland and the retention agreement with Mr. Earley), although Huntington has discussed with certain Veritex executives the possibility of their continued service with Huntington and the potential compensation terms associated therewith. Such compensation terms may include, in addition to the executive's annual compensation opportunity, the payment of all or a portion of the severance amounts that would be due to the executive under his individual agreement with Veritex upon an involuntary termination following a change in control and/or retention awards that vest based on service with Huntington following the closing of the merger.
Indemnification; Directors’ and Officers’ Insurance
Under the merger agreement, each present and former director and officer of Veritex or any of its subsidiaries is entitled to continued indemnification and insurance coverage through the combined company for acts or omissions occurring at or prior to the effective time of the merger. For additional information, see “The Merger Agreement—Covenants and Agreements—Director and Officer Indemnification and Insurance” beginning on page 70.

Merger-Related Compensation for Veritex’s Named Executive Officers
This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each of Veritex’s named executive officers that is based on or that otherwise relates to the merger. The merger-related compensation payable to these individuals is subject to a non-binding advisory vote of Veritex’s shareholders, as described above in “Veritex Proposals—Proposals 2: Veritex Compensation Proposal.” The table below sets forth, for the purposes of this golden parachute disclosure, the amount of payments and benefits that each Veritex named executive officer would receive, using the following assumptions:
•	the merger is consummated on October 1, 2025 (which is an assumed date solely for the purposes of calculations in this section);
•	each of Messrs. Holland, Earley, Holford and Karaba, and Mses. Harper and Renfro experiences a qualifying termination of employment immediately following the effective time;
•
each of the named executive officer’s base salary rate and annual target bonus remain unchanged from those in place as of July 17, 2025, or in the case of Mr. Earley, his consulting fee under the Earley consulting agreement;

•	2025 annual bonuses will be payable based on target level performance;
•	the Veritex equity awards outstanding on such date are the same Veritex equity awards as are outstanding as of July 17, 2025; and
•	Veritex’s common stock has a price per share of $32.34, the average closing price per share over the first five business days following the announcement of the merger agreements.
The calculations in the table below do not include amounts that Veritex’s named executive officers were already entitled to receive or vested in as of the date of this proxy statement/prospectus. In addition, for Mr. Holland, the calculations in the table do not include any amounts that may become payable under the retention agreement with Mr. Holland, as described in the section entitled “—Huntington Letter Agreement with C. Malcolm Holland” and, for Mr. Earley, the calculations in the table do not include any amounts that may become payable after the closing under the letter agreement with Mr. Earley, as described in the section entitled “—Huntington Retention Agreement with Terry S. Earley” as those amounts are, in each case, are contingent upon, and will be paid as compensation for restrictive covenants applicable and services provided to Huntington following the closing. These amounts also do not reflect compensation actions that may occur after the date of this proxy statement/prospectus but before the effective time of the merger, including any additional equity grants, issuances or forfeitures that may occur prior to the closing of the merger. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

Name(1)	Cash ($)(2)	Equity ($)(3)	Total ($)
C. Malcolm Holland, III	$5,145,953.04	$7,051,737.00	$12,197,690.04
Terry S. Earley	$1,123,750.00	$—	$1,123,750.00
Dom Karaba	$3,194,287.38	$1,965,366.48	$5,159,653.86
LaVonda Renfro	$1,602,033.11	$856,912.98	$2,458,946.09
Angela Harper	$1,506,621.81	$779,167.62	$2,285,789.43
William Holford	$1,632,778.06	$203,353.92	$1,836,131.98

(1)
Mr. Earley’s employment with Veritex terminated effective July 1, 2025. Accordingly Mr. Earley is not entitled to any merger-related compensation, other than the consulting fee for the remainder of the consulting period under the Earley consulting agreement described and the first installment of the retention bonus payable under the Earley retention agreement described above.

(2)
Cash. The cash amount payable to the named executive officers represents the following: Pursuant to the employment agreement with each named executive officer (other than Mr. Earley) described in the section entitled “—Veritex Employment Agreements,” cash severance calculated as follows: for Mr. Holland, the sum of: (i) an amount equal to thirty-six (36) months of Mr. Holland’s base salary plus a cash payment equal to three times the average annual cash incentive bonus paid to Mr. Holland for the two full calendar years immediately preceding the date that his employment terminates; (ii) an annual cash incentive bonus payment for the year of termination of employment, subject to achievement of the applicable performance criteria relating to payment of such bonus (assumed to be earned at target for the purposes of the calculations in this section), pro-rated based on the number of days Mr. Holland was employed during the performance year, and (iii) a cash payment equal to eighteen (18) months of the COBRA premium in effect at the time of Mr. Holland’s termination of employment; for each of Messrs. Karaba, and Holford and Mses. Harper and Renfro, the sum of (i) an amount equal to thirty (30) months of the executive’s base salary plus a cash payment equal to two and a half times the average annual cash incentive bonus paid to the executive for the two (2) full calendar years immediately preceding the date of his or her involuntary termination; (ii) an annual cash incentive bonus payment for the year in which the involuntary termination occurs, subject to achievement of the applicable performance criteria relating to payment of such bonus (assumed to be earned at target for the purposes of the calculations in this section), pro-rated based on the number of days the executive was employed during the performance year; and (iii) a cash payment equal to eighteen (18) months of the COBRA premium in effect at the time the executive’s involuntary termination. The cash amounts payable to the named executive officers under the employment agreements and to Mr. Earley under the consulting agreement are “double-trigger”, meaning that they are only payable upon a qualifying termination in connection with the merger.
For Mr. Earley, a portion of the fee for his retention bonus rendered in connection with the merger equal to $1,000,000 (i.e., “single-trigger”) that will become payable upon the closing date under the Earley retention agreement, as described in the section entitled “—Huntington Retention Agreement with Terry S. Earley” and $123,750.00 of fees payable to Mr. Earley under his consulting agreement upon the early termination of the consulting period as described above in “—Veritex Employment Agreements—Consulting Agreement of Terry S. Earley” (i.e., “double-trigger”).
(3)
Equity. As described in “—Treatment of Outstanding Veritex Equity Awards,” at the effective time, each outstanding time-vesting restricted stock unit award granted prior to July 13, 2025 and held by a named executive officer will accelerate fully upon the closing of the merger (i.e., “single-trigger”), subject to the executive’s employment through the effective time, and each performance-vesting restricted stock unit award granted prior to July 13, 2025 and held by a named executive officer will vest at 100% of target upon the closing of the merger (i.e., “single-trigger”), subject to the executive’s continued employment through the effective time. All options to purchase shares of Veritex common stock are fully vested and, accordingly, no amounts payable in respect of such options are included in the table above.

The components of the amounts shown under the “Equity” in the table above are set forth below:

Name	Accelerated Veritex Restricted Stock Unit Awards ($)	Accelerated Performance Veritex Restricted Stock Unit Awards ($)	Total ($)
C. Malcolm Holland, III	$4,551,790.32	$2,499,946.68	$7,051,737.00
Terry S. Earley	$—	$—	$—
Dom Karaba	$884,596.02	$1,080,770.46	$1,965,366.48
LaVonda Renfro	$586,550.58	$270,362.40	$856,912.98
Angela Harper	$246,301.44	$532,866.18	$779,167.62
William Holford	$203,353.92	$—	$203,353.92

Governance of the Combined Company After the Merger
Bylaws
At the effective time, the bylaws of Huntington, as in effect immediately prior to the effective time, will be the bylaws of the combined company until thereafter amended in accordance with applicable law.
Accounting Treatment
Huntington prepares its financial statements in accordance with GAAP. The merger will be accounted for as an acquisition of Veritex by Huntington under the acquisition method of accounting in accordance with GAAP. Huntington will be treated as the acquirer for accounting purposes.
Regulatory Approvals
To complete the merger and bank merger, Huntington and Veritex need to obtain approvals or consents from, or make filings with, a number of U.S. federal and state bank and other regulatory authorities. Subject to the terms of the merger agreement, Huntington and Veritex have agreed to cooperate with each other and use reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (and in the case of the applications, notices, petitions and filings required to obtain the requisite regulatory approvals, use their reasonable best efforts to make such filings within thirty (30) days of the date of the merger agreement), to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement (including the merger and the bank merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and governmental entities. These approvals include, among others, the approval of the merger and bank merger by the Federal Reserve Board and the OCC, respectively. Nothing in the merger agreement will be deemed to require Huntington or Veritex or any of their respective subsidiaries, and neither Huntington nor Veritex nor any of their respective subsidiaries will be permitted (without the written consent of the other party), to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining any permits, consents, approvals and authorizations of governmental entities that would reasonably be likely to have a material adverse effect on the combined company and its subsidiaries, measured on a scale relative to Veritex, after giving effect to the merger (a “materially burdensome regulatory condition”).
The approval of an application means only that the statutory and regulatory criteria for approval have been satisfied or waived. It does not mean that the approving authority has determined that the consideration to be received by holders of Veritex common stock in the merger is fair. Regulatory approval does not constitute an endorsement or recommendation of the merger.
Huntington and Veritex believe that the merger does not raise significant regulatory concerns and that they will be able to obtain all requisite regulatory approvals. However, there can be no assurance that all of the regulatory approvals described below will be obtained and, if obtained, there can be no assurances regarding the timing of the approvals, the companies’ ability to obtain the approvals on satisfactory terms or the absence of litigation challenging such approvals. In addition, there can be no assurance that such approvals will not impose conditions or requirements that, individually or in the aggregate, would or could reasonably be expected to have an adverse effect on the financial condition, results of operations, assets or business of the combined company following completion of the merger. There can likewise be no assurances that U.S. federal or state regulatory or competition authorities will not attempt to challenge the merger or, if such a challenge is made, what the result of such challenge will be.
Federal Reserve Board
The merger is subject to approval by the Federal Reserve Board pursuant to section 3 of the Bank Holding Company Act of 1956, as amended (the “BHC Act”). The Federal Reserve Board takes into consideration a number of factors when acting on applications under section 3 of the BHC Act. These factors include the financial and managerial resources of the companies and banks involved (including consideration of the capital adequacy, liquidity, and earnings performance, as well as the competence, experience and integrity of the officers, directors and principal shareholders, and the records of compliance with applicable laws and regulations) and future prospects of the combined company. The Federal Reserve Board also considers the effectiveness of the applicant in combatting money laundering, the convenience and needs of the communities to be served, as well as the extent to which the proposal would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. The Federal Reserve Board may not approve a proposal that would have significant adverse effects on competition or on the concentration of resources in any banking market.
In considering an application under section 3 of the BHC Act, the Federal Reserve Board also reviews the records of performance of the relevant insured depository institutions under the Community Reinvestment Act (the “CRA”), pursuant to which the Federal Reserve Board must also take into account the record of performance of each of Huntington and Veritex in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by their depository institution subsidiaries. In their most recent CRA performance evaluation, Huntington’s wholly owned bank subsidiary, The Huntington National Bank, received an overall regulatory rating of “outstanding,” and Veritex’s wholly owned bank subsidiary, Veritex Community Bank, received an overall regulatory rating of “satisfactory.”
In addition, in connection with an interstate merger transaction, the Federal Reserve Board considers certain additional factors under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the “Riegle-Neal Act”), including the capital position of the acquiring bank holding company, state laws regarding the minimum age of the bank to be acquired, the concentration of deposits on a nationwide and statewide basis, and compliance with any applicable state community reinvestment and antitrust laws.
The initial filing of the application to the Federal Reserve Board occurred on July 14, 2025.
Office of the Comptroller of the Currency
The merger of Veritex Community Bank with and into The Huntington National Bank requires the prior approval of the OCC under the National Bank Act, the Bank Merger Act, and the Riegle-Neal Act. In evaluating the application, the OCC will consider: (i) the financial and managerial resources of the banks party to the bank merger and the future prospects of the combined company, (ii) the convenience and needs of the community to be served and the record of the banks under the CRA, including their CRA ratings, (iii) the banks’ effectiveness in combating money-laundering activities, and (iv) the extent to which the proposal would result in greater or more concentrated risks to the stability of the U.S. banking or financial system.
Additionally, the OCC considers the capital level of the resulting bank, the conformity of the transaction to applicable law, the purpose of the merger, the impact of the merger on the safety and soundness of the bank, and the effect on the bank’s shareholders, depositors, other creditors and customers. In addition, in connection with an interstate bank merger transaction, such as the bank merger, the OCC considers certain additional factors under the Riegle-Neal Act, including the capital position of the acquiring bank, state laws regarding the minimum age of the bank to be acquired, the concentration of deposits on a nationwide and statewide basis, and compliance with any applicable state community reinvestment and antitrust laws. Under the Riegle-Neal Act, the OCC may approve an interstate merger transaction only if each constituent bank is adequately capitalized at the time the application for such transaction is filed with the OCC, and the OCC determines that the resulting bank will be well capitalized and well managed upon the consummation of the transaction.
The initial filing of the application to the OCC occurred on July 14, 2025.
Public Notice and Comments
The BHC Act, the Bank Merger Act and Federal Reserve Board and OCC regulations require published notice of, and the opportunity for public comment on, the applications to the Federal Reserve and the OCC. These agencies take into account the views of third-party commenters, particularly on the subject of the merging parties’ CRA performance and record of service to their communities. As part of the review process in merger transactions, the Federal Reserve Board and OCC frequently receive protests from community groups and others. These agencies are also authorized to hold one or more public hearings or meetings if the agencies determine that such hearings or meetings would be appropriate. The receipt of written comments or any public meeting or hearing could prolong the period during which the applicable application is under review by these agencies.
Department of Justice Review and Waiting Periods
In addition to the Federal Reserve Board, the Department of Justice (the “DOJ”) conducts a concurrent competitive review of the merger to analyze the merger’s competitive effects and determine whether the merger would result in a violation of the antitrust laws. Transactions approved under section 3 of the BHC Act generally may not be completed until thirty (30) days after the approval of the applicable federal agency is received, during which time the DOJ may challenge the transaction on antitrust grounds. With the approval of the applicable federal agency and the concurrence of the DOJ, the waiting period may be reduced to no less than fifteen (15) days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise.
In reviewing the merger, the DOJ could analyze the merger’s effect on competition differently than the Federal Reserve Board, and, thus, it is possible that the DOJ could reach a different conclusion than the Federal Reserve Board regarding the merger’s effects on competition. A determination by the DOJ not to object to the merger may not prevent the filing of antitrust actions by private persons or state attorneys general. There can be no assurance if and when DOJ clearance will be obtained, or as to the conditions or limitations that such DOJ approval may contain or impose.
Additional Regulatory Approvals and Notices
Notifications and/or applications requesting approval may be submitted to various other U.S. federal and state regulatory authorities and self-regulatory organizations. For example, notice of the transaction was provided to the Texas Department of Banking on July 17, 2025.
Stock Exchange Listings
Huntington common stock is listed for trading on the NASDAQ under the symbol “HBAN.” Veritex common stock is listed on NASDAQ under the symbol “VBTX.” In the merger, the Veritex common stock currently listed on the NASDAQ will be delisted from such exchange and deregistered under the Exchange Act.
Under the terms of the merger agreement, Huntington will cause the shares of Huntington common stock to be issued in the merger to be approved for listing on the NASDAQ, subject to official notice of issuance, prior to the effective time. The merger agreement provides that neither Huntington nor Veritex will be required to complete the merger if such shares are not authorized for listing on the NASDAQ, subject to official notice of issuance. Following the merger, shares of Huntington common stock will continue to be listed on the NASDAQ.
Appraisal or Dissenters’ Rights in the Merger
Under Section 10.354 of the TBOC, the holders of Veritex common stock will not be entitled to appraisal or dissenters’ rights in connection with the merger. Under Texas law, a shareholder of Veritex has the rights of dissent and appraisal with respect to a fundamental business transaction, defined as a merger, interest exchange, conversion, or sale of all or substantially all assets. However, under Texas law, a shareholder of Veritex may not dissent from a plan of merger or conversion in which there is a single surviving or new Texas entity, or from a plan of exchange, if (a) on the Veritex record date, the shares of Veritex common stock are listed on a national securities exchange or held of record by more than 2,000 shareholders, and (b) the shareholder is not required by the terms of the plan of merger, conversion, or exchange to accept for the shareholder’s ownership interest (i) any consideration that is different from the consideration to be provided to any other holder of an ownership interest of the same class or series as the ownership interest held by the owner or (ii) any consideration other than (A) ownership interests, or depository receipts in respect of ownership interests, that, immediately after the effective date of the merger, conversion, or exchange will be part of a class or series of ownership interests, or depository receipts in respect of ownership interests, that are (x) listed on a national securities exchange or authorized for listing on the exchange on official notice of issuance; or (y) held of record by at least 2,000 owners; (B) cash instead of fractional ownership interests the shareholder would otherwise be entitled to receive; or (C) any combination of such ownership interests and cash. The holders of Veritex common stock will receive shares of Huntington common stock as consideration in the merger, which shares are currently listed on the Nasdaq, and are expected to continue to be so listed at the effective time. Accordingly, the holders of Veritex common stock are not entitled to any appraisal or dissenters’ rights in connection with the merger.
Litigation Relating to the Merger
Since the initial filing on July 21, 2025, of the registration statement of which this proxy statement/prospectus is a part, Veritex, and the Veritex board of directors have received demand letters from purported stockholders of Veritex, generally alleging that the registration statement filed with the SEC on July 21, 2025, omits material information. The shareholders have demanded disclosure of certain additional information pertaining to certain financial projections of Veritex and Huntington, information with respect to KBW's analysis and other requested disclosure. Please see the section of this proxy statement/prospectus titled “Risk Factors—Since the initial filing on July 21, 2025, of the registration statement of which this proxy statement/prospectus is a part, Veritex and the Veritex board of directors have received demand letters from purported stockholders of Veritex, which could result in litigation relating to the merger being filed against, Veritex, the board of directors of Veritex, and/or Huntington and the board of directors of Huntington, and additional demand letters may be received or litigation may be filed against them, which could prevent or delay the completion of the merger or otherwise negatively impact the business and operations of Huntington and Veritex” on page 19 of this proxy statement/prospectus for more information. Veritex believes the allegations in the demand letters are without merit.

THE MERGER AGREEMENT
This section of the proxy statement/prospectus describes the material terms of the merger agreement. The description in this section and elsewhere in this proxy statement/prospectus is subject to, and qualified in its entirety by reference to, the complete text of the merger agreement, which is attached as Annex A to this proxy statement/prospectus and incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We urge you to read the full text of the merger agreement, as it is the legal document governing the merger. This section is not intended to provide you with any factual information about Huntington or Veritex. Such information can be found elsewhere in this proxy statement/prospectus and in the public filings Huntington and Veritex make with the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page 110 of this proxy statement/prospectus.
Explanatory Note Regarding the Merger Agreement
The merger agreement and this summary of terms are included to provide you with information regarding the terms of the merger agreement. Factual disclosures about Huntington and Veritex contained in this proxy statement/prospectus or in the public reports of Huntington or Veritex filed with the SEC may supplement, update or modify the factual disclosures about Huntington and Veritex contained in the merger agreement. The merger agreement contains representations and warranties by Huntington, on the one hand, and by Veritex, on the other hand, made solely for the benefit of the other. The representations, warranties and covenants made in the merger agreement by Huntington and Veritex were qualified and subject to important limitations agreed to by Huntington and Veritex in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to shareholders and reports and documents filed with the SEC, and some were qualified by the matters contained in the confidential disclosure schedules that Huntington and Veritex each delivered in connection with the merger agreement and certain documents filed with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the merger agreement. Accordingly, the representations and warranties in the merger agreement should not be relied on by any persons as characterizations of the actual state of facts about Huntington and Veritex at the time they were made or otherwise and should be read only in conjunction with the other information provided elsewhere in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 110.
Structure of the Merger
Each of Huntington’s and Veritex’s respective board of directors unanimously adopted and approved the merger agreement and the transactions contemplated thereby. The merger agreement provides for the merger of Veritex with and into Huntington, with Huntington continuing as the surviving corporation in the merger. Immediately following the merger, Veritex Community Bank, a national bank and wholly owned bank subsidiary of Veritex, will merge with and into The Huntington National Bank, a national bank and wholly owned bank subsidiary of Huntington, with The Huntington National Bank as the surviving entity in the bank merger.
Huntington may at any time change the method of effecting the merger if and to the extent requested by Huntington, and Veritex has agreed to enter into such amendments to the merger agreement as Huntington may reasonably request in order to give effect to such restructuring; provided, however, that no such change or amendment may (i) alter or change the amount or kind of the merger consideration provided for in the merger agreement, (ii) adversely affect the tax treatment of the merger with respect to Veritex’s shareholders or (iii) be reasonably likely to cause the closing of the merger to be materially delayed or the receipt of the requisite regulatory approvals to be prevented or materially delayed.

Merger Consideration
Each share of Veritex common stock issued and outstanding immediately prior to the effective time, except for shares of Veritex common stock owned by Veritex or Huntington (in each case other than shares of Veritex common stock (i) held in any Veritex benefit plans or related trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity and (ii) held, directly or indirectly, in respect of debts previously contracted), will be converted at the effective time into the right to receive, without interest, 1.95 shares of Huntington common stock.
All of the shares of Veritex common stock converted into the right to receive the merger consideration will no longer be outstanding and will automatically be cancelled and will cease to exist as of the effective time, and each old certificate (which includes reference to book-entry account statements relating to the ownership of shares of Veritex common stock) previously representing any such shares of Veritex common stock will thereafter represent only the right to receive (i) the merger consideration, (ii) cash in lieu of a fractional share which the shares of Veritex common stock represented by such old certificate have been converted into the right to receive pursuant to the terms of the merger agreement and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to the terms of the merger agreement, in each case without any interest thereon. Old certificates previously representing shares of Veritex common stock will be exchanged for certificates or, at Huntington’s option, evidence of shares in book-entry form representing whole shares of Huntington common stock (together with any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor) upon the surrender of such old certificates pursuant to the terms of the merger agreement, without any interest thereon.
If, prior to the effective time, the outstanding shares of Huntington common stock or Veritex common stock have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities, in any such case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there is any extraordinary dividend or extraordinary distribution, an appropriate and proportionate adjustment will be made to the exchange ratio to give the holders of Veritex common stock the same economic effect as contemplated by the merger agreement prior to such event; provided that this will not permit Huntington or Veritex to take any action with respect to its securities that is prohibited by the terms of the merger agreement.
At the effective time, all shares of Veritex common stock that are owned by Veritex or Huntington (in each case other than shares of Veritex common stock (i) held in any Veritex benefit plans or related trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity and (ii) held, directly or indirectly, in respect of debts previously contracted) will be cancelled and will cease to exist, and neither the merger consideration nor any other consideration will be delivered in exchange therefor.
Fractional Shares
No new certificates or scrip representing fractional shares of Huntington common stock will be issued upon the surrender for exchange of old certificates or otherwise pursuant to the merger agreement, no dividend or distribution with respect to Huntington common stock will be payable on or with respect to any fractional share, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a shareholder of Huntington. In lieu of the issuance of any such fractional share, Huntington will pay to each former holder who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing sale prices of Huntington common stock on the NASDAQ as reported by The Wall Street Journal for the five (5) consecutive full trading days ending on the day preceding the closing date (the “Huntington share closing price”) by (ii) the fraction of a share (after taking into account all shares of Veritex common stock held by such holder immediately prior to the effective time and rounded to the nearest thousandth when expressed in decimal form) of Huntington common stock which such holder would otherwise be entitled to receive pursuant to the merger agreement.
Governing Documents
The bylaws of Huntington, as in effect immediately prior to the effective time, will be the bylaws of the combined company until thereafter amended in accordance with applicable law. For a more detailed description of the governing documents of the combined company, see the section entitled “The Merger—Governance of the Combined Company After the Merger” beginning on page 56.

Treatment of Veritex Equity Awards
Veritex Stock Options
At the effective time, each Veritex stock option with a per-share exercise price that is less than the per-share value of the merger consideration will be cancelled and the holder of such cancelled option will receive an amount in cash equal to the product of the difference between the merger consideration value and the per-share exercise price, multiplied by the number of shares of Veritex common stock subject to the Veritex stock option immediately prior to the effective time. Each Veritex stock option with a per-share exercise price that is equal to or greater than the merger consideration value will be cancelled for no consideration.
Veritex Restricted Stock Unit Awards
At the effective time, each Veritex restricted stock unit award that (a) was granted to an employee of Veritex prior to July 13, 2025 or (b) is held by a non-employee director of Veritex will be cancelled and converted into the right to receive shares of Huntington common stock in an amount equal to the product of the number of shares subject to the Veritex restricted stock unit award immediately prior to the effective time (with any performance goals applicable to the Veritex restricted stock unit award deemed satisfied at the target level of performance) multiplied by the exchange ratio (reduced by the number of shares necessary to satisfy applicable tax withholdings).
At the effective time, each other Veritex restricted stock unit award will be assumed by Huntington and converted into a restricted stock unit award in respect of a number of shares of Huntington common stock (rounded to the nearest whole share) equal to the product of the number of shares of Veritex common stock underlying such Veritex restricted stock unit award immediately prior to the effective time multiplied by the exchange ratio, with the converted award to have the same terms and conditions as were applicable to the Veritex restricted stock unit award prior to the effective time.
Closing and Effective Time of the Merger
Subject to the terms and conditions of the merger agreement, the closing of the merger will take place at 10:00 a.m., New York City time, remotely via the electronic exchange of closing deliveries, on a date no later than three (3) business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions precedent set forth in the merger agreement (other than those conditions that by their nature can only be satisfied at the closing of the merger, but subject to the satisfaction or waiver of such conditions), unless another date, time or place is agreed to in writing by Huntington and Veritex (the date on which the closing occurs is referred to as the “closing date”).
On or before the closing date, Huntington will cause to be filed articles of merger with the Maryland State Department of Assessments and Taxation and a certificate of merger with the Texas Secretary of State. The merger will become effective as of the date and time specified in the articles of merger and the certificate of merger in accordance with the relevant provisions of the Maryland General Corporation Law (the “MGCL”) and the TBOC, or at such other date and time as provided by applicable law (such date and time being the “effective time”).
Conversion of Shares; Exchange of Veritex Stock Certificates
Letter of Transmittal
As promptly as practicable after the effective time, but in no event later than ten (10) days thereafter, Huntington will cause the exchange agent to mail to each holder of record of one or more old certificates representing shares of Veritex common stock immediately prior to the effective time that have been converted at the effective time into the right to receive the merger consideration, a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the old certificates will pass, only upon proper delivery of the old certificates to the exchange agent) and instructions for use in effecting the surrender of the old certificates in exchange for certificates representing the number of whole shares of Huntington common stock and any cash in lieu of fractional shares, which the shares of Veritex common stock represented by such old certificate or old certificates will have been converted into the right to receive pursuant to the merger agreement as well as any dividends or distributions to be paid pursuant to the terms of the merger agreement. In the event any old certificate for Veritex common stock has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such old certificate to be lost, stolen or destroyed and, if required by

Huntington or the exchange agent, the posting by such person of a bond in such amount as Huntington or the exchange agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such old certificate, the exchange agent will issue in exchange for such lost, stolen or destroyed old certificate the shares of Huntington common stock and any cash in lieu of fractional shares deliverable in respect thereof pursuant to the merger agreement.
After the effective time, there will be no transfers on the stock transfer books of Veritex of the shares of Veritex common stock that were issued and outstanding immediately prior to the effective time. If, after the effective time, old certificates representing such shares are presented for transfer to the exchange agent, they will be cancelled and exchanged for new certificates representing shares of Huntington common stock, cash in lieu of fractional shares and dividends or distributions that the holder presenting such old certificates is entitled to, as provided in the merger agreement.
None of Huntington, Veritex, the combined company, the exchange agent or any other person will be liable to any former holder of shares of Veritex common stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.
Withholding
Huntington will be entitled to deduct and withhold, or cause the exchange agent to deduct and withhold, from any cash in lieu of fractional shares of Huntington common stock, cash dividends or distributions payable pursuant to the merger agreement or any other amount payable pursuant to the merger agreement to any holder of Veritex common stock or Veritex equity awards, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or non-U.S. tax law, which taxes will be satisfied by Huntington withholding the number of shares of Huntington common stock necessary to satisfy applicable withholding taxes that would otherwise be issuable to the holder of a Veritex equity award in respect of such Veritex equity award. To the extent that amounts or shares of Huntington common stock, as applicable, are so withheld by Huntington or the exchange agent, as the case may be, and the applicable taxes are paid over to the appropriate governmental authority, the withheld amounts or shares of Huntington common stock will be treated for all purposes of the merger agreement as having been paid or delivered to the holder of Veritex common stock, or Veritex equity awards in respect of which the deduction and withholding was made by Huntington or the exchange agent, as the case may be. Any amounts payable in connection with the closing of the merger with respect to any Veritex equity awards to employee award holders of Veritex and its subsidiaries may be made through the payroll system of the surviving corporation or one of its subsidiaries.
Dividends and Distributions
No dividends or other distributions declared with respect to Huntington common stock will be paid to the holder of any unsurrendered old certificate until the holder thereof surrenders such old certificate in accordance with the merger agreement. After the surrender of an old certificate in accordance with the merger agreement, the record holder thereof will be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of Huntington common stock which the shares of Veritex common stock represented by such old certificate have been converted into the right to receive under the merger agreement.
Representations and Warranties
The merger agreement contains representations and warranties made by each of Huntington and Veritex relating to a number of matters, including the following:
•	corporate matters, including due organization, qualification and subsidiaries;
•	capitalization;
•	authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;
•	required governmental and other regulatory and self-regulatory filings and consents and approvals in connection with the merger;

•	reports to regulatory agencies;
•	SEC reports;
•	financial statements, internal controls, books and records, and absence of undisclosed liabilities;
•	broker’s fees payable in connection with the merger;
•	the absence of certain changes or events;
•	legal and regulatory proceedings;
•	tax matters;
•	employee benefit matters;
•	compliance with applicable laws;
•	certain material contracts;
•	absence of agreements with regulatory agencies;
•	risk management instruments;
•	investment securities and commodities;
•	related party transactions;
•	absence of action or circumstance that could reasonably be expected to prevent the merger from qualifying as a “reorganization” under Section 368(a) of the Code; and
•	the accuracy of information supplied for inclusion in this proxy statement/prospectus and other similar documents.
The merger agreement contains additional representations and warranties by Veritex with respect to:
•	environmental matters;
•	real property;
•	intellectual property;
•	takeover restrictions;
•	insurance matters;
•	absence of investment adviser subsidiaries;
•	the opinion of Veritex’s financial advisor;
•	loan portfolio matters; and
•	absence of broker-dealer subsidiaries.
The merger agreement contains the additional representation and warranty by Huntington with respect to:
•	information technology.
Certain representations and warranties of Huntington and Veritex are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect,” when used in reference to either Huntington, Veritex or the combined company, means any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be likely to have a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries, taken as a whole, or (ii) the ability of such party to timely consummate the transactions contemplated by the merger agreement.

However, a material adverse effect will not be deemed to include the impact of or effects arising from:
•	changes, after the date of the merger agreement, in U.S. generally accepted accounting principles or applicable regulatory accounting requirements or interpretations thereof;
•
changes, after the date of the merger agreement, in laws, rules or regulations of general applicability to companies in the industries in which such party and its subsidiaries operate, or interpretations thereof by courts or governmental entities;

•
changes, after the date of the merger agreement, in global, national or regional political conditions (including the outbreak, continuation or escalation of war or acts of terrorism or cyberattacks) or in economic or market conditions (including equity, credit and debt markets, as well as changes in interest rates) affecting the financial services industry generally and not specifically relating to such party or its subsidiaries;

•	any international tariffs, trade policies or similar “trade” actions;
•
changes, after the date of the merger agreement, resulting from hurricanes, earthquakes, tornados, floods, wildfires or other natural disasters or from any outbreak of any disease, epidemic, pandemic or other public health event;

•
public disclosure of the execution of the merger agreement, public disclosure or consummation of the transactions contemplated by the merger agreement (including any effect on a party’s relationships with its customers or employees) (other than for purposes of certain representations and warranties of Huntington and Veritex) or actions expressly required by the merger agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated by the merger agreement; or

•
a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts, but not, in either case, including any underlying causes thereof;

except, with respect to the first, second, third, fourth and fifth bullets described above, to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate.
The representations and warranties in the merger agreement do not survive the effective time.
Covenants and Agreements
Conduct of Businesses Prior to the Completion of the Merger
Prior to the effective time or earlier termination of the merger agreement, except as expressly contemplated or permitted by the merger agreement, required by law or as consented to in writing by the other party (such consent not to be unreasonably withheld, conditioned or delayed), and subject to certain specified exceptions, Veritex will, and will cause its subsidiaries to, (a) conduct its business in the ordinary course in all material respects and (b) use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships.
In addition, prior to the effective time or earlier termination of the merger agreement, subject to certain specified exceptions, Veritex will not, and will not permit any of its subsidiaries to, without the prior written consent of Huntington (such consent not to be unreasonably withheld, conditioned or delayed):
•
other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than indebtedness of Veritex or any of its wholly owned subsidiaries to Veritex or any of its wholly owned subsidiaries), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person (other than any wholly owned subsidiary of Veritex), provided that incurrence of indebtedness in the ordinary course of business consistent with past practice will include federal funds borrowings and Federal Home Loan Bank borrowings, the creation of deposit liabilities, issuances of letters of credit, purchases of federal funds, sales of certificates of deposit and entry into repurchase agreements, in each case on terms and in amounts consistent with past practice;

•	adjust, split, combine or reclassify any capital stock;
•
make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock or other equity or voting securities (except (A) regular quarterly cash dividends by Veritex at a rate not in excess of $0.22 per share of Veritex common stock), (B) dividends provided for and paid on any trust preferred securities of Veritex or its subsidiaries, in each case in accordance with the terms thereof, (C) dividends paid by any of the subsidiaries of Veritex to Veritex or any of its wholly owned subsidiaries, or (D) the acceptance of shares of Veritex common stock as payment for the exercise price of Veritex stock options or for withholding taxes incurred in connection with the exercise of Veritex stock options or the vesting or settlement of Veritex equity awards, in each case, in accordance with past practice and the terms of the applicable award agreements);

•
grant any stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity-based awards or interests, including Veritex equity awards, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock or other equity or voting securities;

•
issue, sell or otherwise permit to become outstanding any additional shares of capital stock or other equity or voting securities or securities convertible or exchangeable into, or exercisable for or valued by reference to, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, except for the issuance of shares upon the exercise of Veritex stock options or the vesting or settlement of Veritex equity awards outstanding as of the date of the merger agreement or granted on or after the date of the merger agreement to the extent permitted under the merger agreement;

•
sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a wholly owned subsidiary, or cancel, release or assign any material indebtedness to any such person or any claims held by any person, in each case other than in the ordinary course of business;

•
except for transactions in the ordinary course of business (including by way of foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith) make any investment or acquisition that would be material to Veritex and its subsidiaries on a consolidated basis, whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation or formation of a joint venture or otherwise, in or of any property or assets of any other individual, corporation or other entity, in each case other than a wholly owned subsidiary of Veritex, that would be material to Veritex and its subsidiaries on a consolidated basis;

•
in each case except for transactions in the ordinary course of business, (i) terminate, materially amend, or waive any material provision of, certain material contracts, or make any material change in any instrument or agreement governing the terms of any of its securities, other than normal renewals of contracts in the ordinary course of business without material adverse changes to terms with respect to Veritex or its subsidiaries or (ii) enter into certain material contracts, it being understood that contracts that contain certain restrictive covenants affecting Veritex are not in the ordinary course of business;

•
except as required under applicable law or by the terms of any Veritex benefit plan existing as of the date of the merger agreement, (i) enter into, adopt or terminate any Veritex benefit plan (including any plans, programs, policies, agreements or arrangements that would be considered a Veritex benefit plan if in effect as of the date of the merger agreement), (ii) amend (whether in writing or through the interpretation of) any Veritex benefit plan (including any plans, programs, policies, agreements or arrangements adopted or entered into that would be considered a Veritex benefit plan if in effect as of the date of the merger agreement), other than de minimis administrative amendments in the ordinary course of business consistent with past practice that do not increase the cost or expense of maintaining, or increase the benefits payable under, such plan, program, policy or arrangements, (iii) increase the compensation, bonus, severance, termination pay or other benefits payable to any current, prospective or former employee, officer, director, independent contractor or consultant, (iv) pay, grant or award, or commit to pay, grant or award, any bonuses or incentive compensation, (v) accelerate the vesting of, or otherwise deviate from the terms provided in the applicable award agreement with respect to the vesting, payment, settlement or exercisability of, any Veritex equity awards or other equity-based awards or other compensation, (vi) enter into any collective bargaining agreement or similar agreement or arrangement, (vii) fund or provide any funding for any rabbi trust or similar arrangement, (viii) terminate the employment or services of any Section 16 officer or any employee of Veritex or its subsidiaries categorized at or above job level 24 (each, an “identified employee”) or any employee, independent contractor (who is a natural person) or consultant (who is a natural person) whose annual base salary or base fee is greater than $180,000, in each case other than for cause, or (x) hire any identified employee or any employee, independent contractor (who is a natural person) or consultant (who is a natural person) whose annual base salary or base fee is greater than $180,000;
•
except for debt workouts in the ordinary course of business, settle any claim, suit, action or proceeding (i) in an amount and for consideration in excess of $250,000 individually or $500,000 in the aggregate (net of any insurance proceeds or indemnity, contribution or similar payments received by Veritex or any of its subsidiaries in respect thereof) or (ii) that would impose any material restriction on the business of Veritex or its subsidiaries or the combined company or its subsidiaries;

•
take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•
amend its articles of incorporation, its bylaws or comparable governing documents of its “significant subsidiaries” (as such term is defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act);

•
merge or consolidate itself or any of its significant subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its significant subsidiaries;

•
materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, except as may be required by GAAP or by applicable laws, regulations, guidelines or policies imposed by any governmental entity or requested by any governmental entity;

•
implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or by applicable laws, regulations, guidelines or policies imposed by any governmental entity;

•
(i) enter into any material new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, hedging policies, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by such policies or applicable law, regulation or policies imposed by any governmental entity or (ii) make any loans or extensions of credit or renewals thereof, except in the ordinary course of business consistent with past practice and (a) in the case of any loan or extension of credit or renewal thereof with a risk rating of 4 or lower/better (as determined in the ordinary course of business consistent with past practice under Veritex’s and its subsidiaries’ lending policies in effect as of the date of the merger agreement), not in excess of $25,000,000 and (b) in the case of any loan or extension of credit or renewal thereof with a risk rating of 5 or higher/worse (as determined in the ordinary course of business consistent with past practice under Veritex’s and its subsidiaries’ lending policies in effect as of the date of the merger agreement), not in excess of $15,000,000; provided that any consent from Huntington sought pursuant to clause (ii) will not be unreasonably withheld; provided, further, that, if Huntington does not respond to any such request for consent within two (2) business days after the relevant loan package is provided to Huntington, such non-response will be deemed to constitute consent pursuant to clause (ii);

•	make, or commit to make, any capital expenditures that exceed Veritex’s capital expenditure budget by more than five percent (5%);

•
make, change or revoke any material tax election, change an annual tax accounting period, adopt or change any material tax accounting method, file any amended material tax return, enter into any closing agreement with respect to taxes, or settle any material tax claim, audit, assessment or dispute or surrender any right to claim a refund of a material amount of taxes;

•
(i) make any application for the opening or relocation of, or open or relocate, any branch office, loan production office or other significant office or operations facility of Veritex or its subsidiaries, (ii) other than in consultation with Huntington, make any application for the closing of or close any branch or (iii) other than in consultation with Huntington, purchase any new real property (other than other real estate owned (OREO) properties in the ordinary course) in an amount in excess of $250,000 for any individual property or enter into, amend or renew any material lease with respect to real property requiring aggregate payments under any individual lease in excess of $100,000;

•
knowingly take any action that is intended to or would reasonably be likely to adversely affect or materially delay the ability of Veritex or its subsidiaries to obtain any necessary approvals of any governmental entity required for the transactions contemplated by the merger agreement or by the bank merger agreement or the requisite Veritex vote or to perform its covenants and agreements under the merger agreement or the bank merger agreement or to consummate the transactions contemplated thereby; or

•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing.
In addition, prior to the effective time or earlier termination of the merger agreement, subject to specified exceptions, Huntington will not, and will not permit any of its subsidiaries to, without the prior written consent of Veritex (such consent not to be unreasonably withheld, conditioned or delayed):
•
amend the Huntington charter or the Huntington bylaws in a manner that would materially and adversely affect the holders of Veritex common stock in manner that adversely affect the holders of Veritex common stock relative to other holders of Huntington common stock;

•	adjust, split, combine or reclassify any capital stock of Huntington or make, declare or pay any extraordinary dividend on any capital stock of Huntington;
•
make any material investment whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation or formation of a joint venture or otherwise, in or of any property or assets of any other individual, corporation or other entity, other than a wholly owned subsidiary of Huntington, except for transactions in the ordinary course of business or in a transaction that, together with such other transactions, is not reasonably likely to prevent or materially delay the receipt of the requisite regulatory approvals or the closing;

•
merge or consolidate itself or The Huntington National Bank with any other person (i) where it or The Huntington National Bank is not the surviving person or (ii) if the merger or consolidation is reasonably likely to prevent, materially delay or materially impair the receipt of the requisite regulatory approvals or the closing;

•
take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•
knowingly take any action that is intended to or would reasonably be likely to adversely affect or materially delay the ability of Huntington or its subsidiaries to obtain any necessary approvals of any governmental entity required for the transactions contemplated by the merger agreement or by the bank merger agreement or to perform its covenants and agreements under the merger agreement or the bank merger agreement or to consummate the transactions contemplated thereby; or

•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing.

Regulatory Matters
Huntington and Veritex have agreed to cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (and in the case of the applications, notices, petitions and filings required to obtain the requisite regulatory approvals, use their reasonable best efforts to make such filings within thirty (30) days of the date of the merger agreement), to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement (including the merger and the bank merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and governmental entities. Each of Huntington and Veritex has agreed to use, and to cause their applicable subsidiaries to use, reasonable best efforts to obtain each such requisite regulatory approval and any approvals required for the bank merger as promptly as reasonably practicable. The parties have agreed to cooperate with each other in connection therewith (including the furnishing of any information and any reasonable undertaking or commitments that may be required to obtain the requisite regulatory approvals) and will respond as promptly as practicable to the requests of governmental entities for documents and information. Each of Huntington and Veritex has the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Veritex or Huntington, as the case may be, and any of their respective subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any governmental entity in connection with the transactions contemplated by the merger agreement. In exercising the foregoing right, each of the parties has agreed to act reasonably and as promptly as practicable. Each party has agreed to provide the other with copies of any applications and all correspondence relating thereto prior to filing and with sufficient opportunity to comment, other than any portions of material filed in connection therewith that contain competitively sensitive business or other proprietary information or confidential supervisory information filed under a claim of confidentiality. Each of Huntington and Veritex has agreed to consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and governmental entities necessary or advisable to consummate the transactions contemplated by the merger agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by the merger agreement.
In furtherance and not in limitation of the foregoing, each of Huntington and Veritex has agreed to use its reasonable best efforts to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the closing, and (ii) avoid or eliminate each and every impediment so as to enable the closing to occur as soon as possible, including proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of businesses or assets of Huntington, Veritex and their respective subsidiaries. Notwithstanding the foregoing, nothing in the merger agreement will be deemed to require Huntington or Veritex or any of their respective subsidiaries, and neither Huntington nor Veritex nor any of their respective subsidiaries will be permitted (without the written consent of the other party), to take any action, or commit to take any action, or agree to any condition or restriction, in connection with the foregoing or obtaining any permits, consents, approvals and authorizations of governmental entities that would reasonably be likely to result in a materially burdensome regulatory condition.
Each of Huntington and Veritex has agreed to promptly advise the other upon receiving any communication from any governmental entity whose consent or approval is required for consummation of the transactions contemplated by the merger agreement that causes such party to believe that there is a reasonable likelihood that any requisite regulatory approval will not be obtained or that the receipt of any such approval will be materially delayed. In addition, Veritex has agreed to, and to cause its subsidiaries to, reasonably cooperate with Huntington and its subsidiaries (including the furnishing of information and by making employees reasonably available) as is reasonably requested by Huntington in order to comply with the requirements of the Comprehensive Capital Analysis and Review and Dodd-Frank Act Stress Testing programs.
Employee Matters
Huntington has generally agreed to provide each Veritex continuing employee, for so long as they are employed following the effective time, with the following: (i) during the period commencing at the effective time and ending on the first anniversary thereof, annual base salary or wages that are no less than that in effect for such continuing employee immediately prior to the effective time, (ii) during the period commencing at the effective time and ending on December 31 of the calendar year during which the effective time occurs, (a) target incentive opportunities (excluding equity-based awards but including any annual or short-term cash incentive) that are no less favorable than those provided to such continuing employee immediately prior to the effective time, and (b) employee benefits (other than severance and retention benefits) that are substantially comparable in the aggregate to those provided to such continuing employees immediately prior to the effective time; and (iii) during the period commencing on January 1 of the calendar year immediately following the year in which the effective time occurs and ending on the first anniversary of the effective time, (a) target incentive opportunities (including equity-based awards) that are substantially comparable in the aggregate to those provided to similarly situated employees of Huntington and its subsidiaries, and (b) employee benefits (other than severance and retention benefits) that are substantially comparable in the aggregate to those provided to similarly situated employees of Huntington and its subsidiaries (subject to certain exceptions). In addition, for the one year period following the effective time, each continuing employee (other than those who are party to an individual agreement providing for severance or termination benefits) who is terminated under severance qualifying circumstances will be eligible to receive severance benefits, subject to such employee’s execution (and non-revocation) of a release of claims.
For the calendar year in which the closing occurs, each continuing employee will be eligible for an annual cash incentive award equal to the bonus payable under the Veritex annual incentive plan applicable for such year based on actual performance for such year or, in the case of Veritex discretionary bonus programs, based on the aggregate amount of discretionary bonuses paid under such Veritex discretionary bonus programs in the prior fiscal year. The merger agreement contains customary provisions relating to the eligibility of the continuing employees to participate in the Huntington benefit plans, including with respect to the recognition of past service with Veritex. Unless otherwise requested by Huntington, the Veritex 401(k) plan will terminate immediately prior to the closing date.
Director and Officer Indemnification and Insurance
The merger agreement provides that from and after the effective time, the combined company will indemnify and hold harmless, to the fullest extent permitted by applicable law, each present and former director, officer or employee of Veritex and its subsidiaries (in each case, when acting in such capacity) (collectively, the “Veritex indemnified parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the effective time, arising in whole or in part out of, or pertaining to, the fact that such person is or was a director, officer or employee of Veritex or any of its subsidiaries or is or was serving at the request of Veritex or any of its subsidiaries as a director or officer of another person and pertaining to matters, acts or omissions existing or occurring at or prior to the effective time, including matters, acts or omissions occurring in connection with the approval of the merger agreement and the transactions contemplated by the merger agreement, and the combined company will also advance expenses as incurred by the Veritex indemnified party to the fullest extent permitted by applicable law; provided, that in the case of advancement of expenses the Veritex indemnified party to whom expenses are advanced provides an undertaking (in a reasonable and customary form) to repay such advances if it is ultimately determined that such Veritex indemnified party is not entitled to indemnification.
The merger agreement requires the combined company to maintain in effect for a period of six (6) years after the effective time the current policies of directors’ and officers’ liability insurance maintained by Veritex (provided, that the combined company may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims against the present and former officers and directors of Veritex or any of its subsidiaries arising from facts or events which occurred at or before the effective time (including the transactions contemplated by the merger agreement). However, the combined company is not obligated to expend, on an annual basis, an amount in excess of three hundred percent (300%) of the current annual premium paid as of the date of the merger agreement by Veritex for such insurance (the “premium cap”), and if such premiums for such insurance would at any time exceed the premium cap, then the combined company will cause to be maintained policies of insurance that, in its good faith determination, provide the maximum coverage available at an annual premium equal to the premium cap. In lieu of the foregoing, Veritex, in consultation with, but only upon the consent of Huntington, may (and at the request of Huntington, Veritex will use its reasonable best efforts to)

obtain at or prior to the effective time a six (6)-year “tail” policy under Veritex’s existing directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the premium cap. If Veritex purchases such a tail policy, the combined company will maintain such tail policy in full force and effect and continue to honor its obligations thereunder.
The obligations of the combined company, Huntington and Veritex relating to indemnification and directors’ and officers’ insurance may not be terminated or modified in a manner so as to adversely affect any Veritex indemnified party or any other person entitled to the benefit of such indemnification and directors’ and officers’ insurance without the prior written consent of the affected person.
Restructuring Efforts
The merger agreement provides that if Veritex fails to obtain the requisite Veritex vote at the duly convened Veritex special meeting or any adjournment or postponement thereof, the parties will in good faith use its reasonable best efforts to negotiate a restructuring of the transactions contemplated by the merger agreement (provided, however, that no party will have any obligation to agree to (i) alter or change any material term of the merger agreement, including the amount or kind of the merger consideration, in a manner adverse to such party or its shareholders or (ii) adversely affect the tax treatment of the merger with respect to such party or its shareholders) and/or resubmit the merger agreement or the transactions contemplated thereby (or as restructured pursuant to the merger agreement) to its shareholders for approval.
Certain Additional Covenants
The merger agreement also contains additional covenants, including, among others, covenants relating to the filing of this proxy statement/prospectus, obtaining required consents, the listing of the shares of Huntington common stock to be issued in the merger, access to information of the other company, advice of changes, exemption from takeover laws, shareholder litigation relating to the transactions contemplated by the merger agreement, the assumption by Huntington or The Huntington National Bank of Veritex and Veritex Community Bank indebtedness and public announcements with respect to the transactions contemplated by the merger agreement.
Shareholder Meeting and Recommendation of Veritex’s Board of Directors
Veritex has agreed to take, in accordance with applicable law and the Veritex certificate of formation and Veritex bylaws, all actions necessary to convene a meeting of its shareholders (the “Veritex special meeting”) to be held as soon as reasonably practicable after the registration on Form S-4 of which this proxy statement/prospectus forms a part is declared effective for the purpose of obtaining the requisite Veritex vote required in connection with the merger agreement and the merger. Except in the case of a Veritex adverse recommendation change, the Veritex board of directors will use its reasonable best efforts to obtain from the shareholders of Veritex the requisite Veritex vote, including by communicating to its shareholders its recommendation (and including such recommendation in this proxy statement/prospectus) that they approve the merger agreement and the transactions contemplated thereby (the “Veritex board recommendation”) and will not make a Veritex adverse recommendation change, except as described below. Veritex will engage a proxy solicitor reasonably acceptable to Huntington to assist in the solicitation of proxies from Veritex shareholders relating to the requisite Veritex vote. However, subject to certain termination rights in favor of Huntington as described in the sections entitled “—Termination of the Merger Agreement” and “—Effect of Termination,” if the Veritex board of directors, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would more likely than not result in a violation of its fiduciary duties under applicable law to continue to recommend the merger agreement and the merger, then, prior to the receipt of the requisite Veritex vote, in submitting the merger agreement and the merger to its shareholders, the Veritex board of directors may withhold or withdraw or modify or qualify in a manner adverse to Huntington the Veritex board recommendation or may submit the merger agreement and the merger to its shareholders without recommendation (a “Veritex adverse recommendation change”) (although the resolutions approving the merger agreement as of the date thereof may not be rescinded or amended), in which event the Veritex board of directors may communicate the basis for the Veritex adverse recommendation change to its shareholders in the proxy statement/prospectus or an appropriate amendment or supplement thereto; provided that the Veritex board of directors may not take any actions under this sentence unless (i) it gives Huntington at least three (3) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken by the Veritex board of directors in response to a Veritex acquisition proposal, the latest material terms and conditions and the identity of the third party in any such Veritex acquisition proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (ii) at the end of such notice period, the Veritex board of directors takes into account any amendment or modification to the merger agreement proposed by Huntington and after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to continue to recommend the merger agreement and the merger. Any material amendment to any Veritex acquisition proposal will be deemed to be a new Veritex acquisition proposal for purposes of such notice requirement and will require a new notice period.
Except in the case of a Veritex adverse recommendation change, Veritex will adjourn or postpone the Veritex special meeting if, as of the time for which such meeting is originally scheduled, there are insufficient shares of Veritex common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting, Veritex has not received proxies representing a sufficient number of shares necessary to obtain the requisite Veritex vote. Notwithstanding anything to the contrary in the merger agreement, unless the merger agreement has been terminated in accordance with its terms, the Veritex special meeting will be convened and the merger agreement and the merger will be submitted to the shareholders of Veritex at the Veritex special meeting for the purpose of voting on the approval of the merger and the other matters contemplated thereby, and nothing contained in the merger agreement will be deemed to relieve Veritex of such obligation. Veritex will only be required to adjourn or postpone the Veritex special meeting two (2) times pursuant to the first sentence of this paragraph.
Agreement Not to Solicit Other Offers
Veritex has agreed that it will not, and will cause its subsidiaries and use its reasonable best efforts to cause its and their respective officers, directors, agents, advisors and representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to, (ii) engage or participate in any negotiations with any person concerning, or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to, any Veritex acquisition proposal, except to notify a person that has made or, to the knowledge of Veritex, is making any inquiries with respect to, or is considering making a Veritex acquisition proposal of the existence of the foregoing agreement. Veritex has also agreed that it will not, and will cause its subsidiaries and its and their respective officers, directors, agents, advisors and representatives not to on its behalf, enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other similar agreement (other than a confidentiality agreement referred to and entered into in accordance with the merger agreement relating to a Veritex acquisition proposal). For purposes of the merger agreement, an “acquisition proposal” means, with respect to Veritex (a “Veritex acquisition proposal”), other than the transactions contemplated by the merger agreement, any offer, inquiry or proposal relating to, or any third-party indication of interest in, (i) any acquisition or purchase, direct or indirect, of twenty-five percent (25%) or more of the consolidated assets of Veritex and its subsidiaries or twenty-five percent (25%) or more of any class of equity or voting securities of Veritex or its subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of Veritex , (ii) any tender offer or exchange offer that, if consummated, would result in such third party beneficially owning twenty-five percent (25%) or more of any class of equity or voting securities of Veritex or its subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of Veritex or (iii) a merger, consolidation, share exchange or other business combination, reorganization or similar transaction involving a party or its subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of Veritex.
However, prior to the receipt of the requisite Veritex vote, in the event Veritex receives an unsolicited bona fide written Veritex acquisition proposal, it may, and may permit its subsidiaries and its and its subsidiaries’ officers, directors, agents, advisors and representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that its board of directors concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law, provided that, prior to, or concurrently with providing any nonpublic information permitted to be so provided, Veritex has provided such information to Huntington, and has entered into a confidentiality agreement with such third party on terms no less favorable to it than the confidentiality agreement between Huntington and Veritex, which confidentiality agreement may not provide such person with any exclusive right to negotiate with Veritex.
Veritex has also agreed to, and to use reasonable best efforts to cause its officers, directors, agents, advisors and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of the merger agreement with any person other than Huntington with respect to any Veritex acquisition proposal. In addition, Veritex has agreed to promptly (and in any event within one (1) business day) advise Huntington following receipt of any Veritex acquisition proposal or any inquiry which could reasonably be expected to lead to a Veritex acquisition proposal, and the substance thereof (including the material terms and conditions of and the identity of the person making such inquiry or Veritex acquisition proposal) and will keep Huntington reasonably apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the material terms of such inquiry or Veritex acquisition proposal. Veritex will use its reasonable best efforts, subject to applicable law and the fiduciary duties of the board of directors of Veritex, to enforce any existing confidentiality or standstill agreements to which it or any of its subsidiaries is a party in accordance with the terms thereof.
Nothing contained in the merger agreement will prevent either party or its board of directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to a Veritex acquisition proposal or from making any legally required disclosure to such party’s shareholders; provided that such rules and disclosures will in no way eliminate or modify the effect that any action pursuant to such rules or any such disclosures would otherwise have under the merger agreement.
Conditions to Completion of the Merger
Huntington’s and Veritex’s respective obligations to complete the merger are subject to the satisfaction or waiver, at or prior to the effective time, of the following conditions:
•	approval of the merger agreement by the shareholders of Veritex by the requisite Veritex vote;
•	the shares of Huntington common stock issuable pursuant to the merger agreement having been authorized for listing on the NASDAQ, in each case subject to official notice of issuance;
•
the effectiveness under the Securities Act of the registration statement on Form S-4 of which this proxy statement/prospectus forms a part, and the absence of any stop order suspending the effectiveness of the registration statement or proceedings for that purpose initiated or threatened by the SEC and not withdrawn;

•
no order, injunction or decree issued by any court or governmental entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger, the bank merger or any of the other transactions contemplated by the merger agreement being in effect, and no law, statute, rule, regulation, order, injunction or decree having been enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal consummation of the merger, the bank merger or any of the other transactions contemplated by the merger agreement;

•
all requisite regulatory approvals having been obtained and remaining in full force and effect and all statutory waiting periods in respect thereof having expired and no such requisite regulatory approval having resulted in the imposition of any materially burdensome regulatory condition (as defined in “The Merger—Regulatory Approvals”);

•
the accuracy of the representations and warranties of the other party contained in the merger agreement, generally as of the date on which the merger agreement was entered into and as of the closing date, subject to the materiality standards provided in the merger agreement, and the receipt by each party of a certificate signed on behalf of the other party by the chief executive officer or the chief financial officer to the foregoing effect;

•
the performance by the other party in all material respects of the obligations, covenants and agreements required to be performed by it under the merger agreement at or prior to the closing date, and the receipt by each party of a certificate signed on behalf of the other party by the chief executive officer or the chief financial officer to such effect; and

•
receipt by such party of an opinion of legal counsel, in form and substance reasonably satisfactory to such party, dated as of the closing date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; in rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Huntington and Veritex reasonably satisfactory in form and substance to such counsel.

Neither Huntington nor Veritex can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party.
Termination of the Merger Agreement
The merger agreement can be terminated at any time prior to completion of the merger, whether before or after the receipt of the requisite Veritex vote, in the following circumstances:
•	by mutual consent of Huntington and Veritex in a written instrument;
•
by either Huntington or Veritex if any governmental entity that must grant a requisite regulatory approval has denied approval of the merger or the bank merger and such denial has become final and nonappealable or any governmental entity of competent jurisdiction has issued a final nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the merger or the bank merger, unless the failure to obtain a requisite regulatory approval is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements set forth in the merger agreement;

•
by either Huntington or Veritex if the merger has not been completed on or before the first anniversary of the date of the merger agreement (the “termination date”), unless the failure of the closing to occur by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements set forth in the merger agreement;

•
by either Huntington or Veritex (provided that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained in the merger agreement) if there is a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or if any such representation or warranty ceases to be true) set forth in the merger agreement on the part of Veritex, in the case of a termination by Huntington, or Huntington, in the case of a termination by Veritex, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the closing date, the failure of an applicable closing condition of the terminating party and which is not cured by the earlier of the termination date and forty-five (45) days following written notice to the other party, or by its nature or timing cannot be cured during such period; or

•
by Huntington, prior to such time as the requisite Veritex vote is obtained, if Veritex or the Veritex board of directors (i) withholds, withdraws, modifies or qualifies in a manner adverse to Huntington the Veritex board recommendation, (ii) fails to make the Veritex board recommendation in this proxy statement/prospectus, (iii) adopts, approves, recommends or endorses a Veritex acquisition proposal or publicly announces an intention to adopt, approve, recommend or endorse a Veritex acquisition proposal, (iv) fails to publicly and without qualification (A) recommend against any Veritex acquisition proposal or (B) reaffirm the Veritex board recommendation, in each case within ten (10) business days (or such fewer number of days as remains prior to the Veritex special meeting) after a Veritex acquisition proposal is made public or any request by Huntington to do so, or (v) materially breaches its obligations related to Veritex shareholder approval or Veritex acquisition proposals.

Neither Huntington nor Veritex is permitted to terminate the merger agreement as a result, in and of itself, of any increase or decrease in the market price of Huntington common stock or Veritex common stock.

Effect of Termination
If the merger agreement is terminated by either Huntington or Veritex, as provided under “—Termination of the Merger Agreement” above, the merger agreement will become void and have no effect, and none of Huntington, Veritex, any of their respective subsidiaries or any of the officers or directors of any of them will have any liability of any nature whatsoever under the merger agreement, or in connection with the transactions contemplated thereby, except that (i) designated provisions of the merger agreement will survive the termination, including those relating to the confidential treatment of information, the effect of termination, including the termination fee described below, and certain general provisions, and (ii) notwithstanding anything to the contrary in the merger agreement, neither Huntington nor Veritex will be relieved or released from any liabilities or damages arising out of its fraud or willful breach of any provision of the merger agreement occurring prior to termination (including, in the case of Veritex, the loss to the holders of its capital stock and of Veritex equity awards of the economic benefits of the merger (including the loss of premium offered to the shareholders of Veritex), it being understood that Veritex will be entitled to pursue damages for such losses and to enforce the right to recover such losses on behalf of its shareholders and the holders of Veritex equity awards in its sole and absolute discretion, and any amounts received by Veritex in connection therewith may be retained by Veritex).
Termination Fee
Veritex will pay Huntington a termination fee equal to $56 million by wire transfer of same-day funds (the “termination fee”) if the merger agreement is terminated in the following circumstances:
•
In the event that the merger agreement is terminated by Huntington pursuant to the last bullet set forth under “—Termination of the Merger Agreement” above. In such case, the termination fee must be paid to Huntington as promptly as reasonably practicable after the date of termination (and in any event, within three (3) business days of the date of termination).

•
In the event that, after the date of the merger agreement and prior to the termination of the merger agreement, a bona fide Veritex acquisition proposal has been communicated to or otherwise made known to the Veritex board of directors or Veritex’s senior management or has been made directly to Veritex ’s shareholders generally, or any person has publicly announced (and not withdrawn at least two (2) business days prior to the Veritex special meeting) a Veritex acquisition proposal with respect to Veritex, and (A) thereafter the merger agreement is terminated by either Huntington or Veritex pursuant to the third bullet set forth under “—Termination of the Merger Agreement” above without the requisite Veritex vote having been obtained or (B) thereafter the merger agreement is terminated by Huntington pursuant to the fourth bullet set forth under “—Termination of the Merger Agreement” above, and (C) prior to the date that is twelve (12) months after the date of such termination, Veritex enters into a definitive agreement or consummates a transaction with respect to a Veritex acquisition proposal (whether or not the same Veritex acquisition proposal as that referred to above), provided that for purposes of the foregoing, all references in the definition of Veritex acquisition proposal to “twenty-five percent (25%)” will instead refer to “fifty percent (50%).” In such case, the termination fee must be paid to Huntington on the earlier of the date Veritex enters into such definitive agreement and the date of consummation of such transaction.

Fees and Expenses
Except as otherwise expressly provided in the merger agreement, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such fees or expenses, whether or not the merger is consummated, except that the costs and expenses of printing and mailing this proxy statement/prospectus and all filing and other fees paid to the SEC and any other governmental entity in connection with the merger, the bank merger and the other transactions contemplated by the merger agreement will be borne equally by Huntington and Veritex.
Amendment, Waiver and Extension of the Merger Agreement
Subject to compliance with applicable law, the merger agreement may be amended by the parties at any time before or after the receipt of the requisite Veritex vote, except that after the receipt of the requisite Veritex vote, there may not be, without further approval of the shareholders of Huntington or Veritex, as applicable, any amendment of the merger agreement that requires such further approval under applicable law.

At any time prior to the effective time, the parties may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other party, waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered by such other party pursuant to the merger agreement, and waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained in the merger agreement; provided, however, that after the receipt of the requisite Veritex vote, there may not be, without further approval of the shareholders of Huntington or Veritex, as applicable, any extension or waiver of the merger agreement or any portion thereof that requires further approval under applicable law.
Governing Law
The merger agreement is governed by and will be construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law principles (except that matters relating to the fiduciary duties of the Veritex board of directors will be subject to the laws of the State of Texas and matters relating to the fiduciary duties of the Huntington board of directors will be subject to the laws of the State of Maryland).
Specific Performance
Huntington and Veritex will be entitled to specific performance of the terms of the merger agreement, including an injunction or injunctions to prevent breaches of the merger agreement or to enforce specifically the performance of the terms and provisions thereof (including the parties’ obligation to consummate the merger), in addition to any other remedy to which they are entitled at law or in equity. Each of Huntington and Veritex waives any defense in any action for specific performance that a remedy at law would be adequate and any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
The following general discussion sets forth the anticipated material U.S. federal income tax consequences of the merger to U.S. holders (as defined in this section) of Veritex common stock. This discussion also does not address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction or under any U.S. federal laws other than those pertaining to the income tax. This discussion is based upon the Code, the U.S. Treasury regulations promulgated thereunder and court and administrative rulings and decisions in effect on the date of this proxy statement/prospectus. These laws may change, possibly retroactively, and any change could affect the continuing validity of this discussion.
For purposes of this discussion, we use the term “U.S. holder” to mean:
•	an individual citizen or resident of the United States;
•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia;
•
a trust if (i) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable Treasury regulations to be treated as a United States person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.
If a partnership holds Veritex common stock, the tax treatment of a partner will generally depend on the status of the partners and the activities of the partnership. If you are a partner of a partnership holding Veritex common stock, you should consult your tax advisors.
This discussion is applicable to you only if you hold your shares of Veritex common stock as a capital asset within the meaning of section 1221 of the Code. Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:
•	a financial institution;
•	a tax-exempt organization;
•	an S corporation or other pass-through entity (or investor therein);
•	an insurance company;
•	a mutual fund;
•	a retirement plan, individual retirement account or other tax-deferred account;
•	a dealer in securities or foreign currencies;
•	a trader in securities who elects the mark-to-market method of accounting for your securities;
•	a holder of Veritex common stock subject to the alternative minimum tax provisions of the Code;
•	a holder of Veritex common stock who received Veritex common stock through the exercise of employee stock options or through a tax- qualified retirement plan or otherwise as compensation;
•	a person who is not a U.S. holder;
•	a real estate investment trust;
•	a regulated investment company;
•	a person that has a functional currency other than the U.S. dollar;
•	an expatriate of the United States;
•
a holder that holds (or that held, directly or constructively, at any time during the five year period ending on the date of the disposition of your Veritex common stock pursuant to the merger) 5% or more of the outstanding Veritex common stock;

•	a holder of options granted under any Veritex benefit plan; or
•	a holder of Veritex common stock who holds Veritex common stock as part of a hedge, straddle or a constructive sale or conversion transaction.
In addition, the discussion does not address any state, local or non-U.S. tax consequences of the merger, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010 or any consequences under the Foreign Account Tax Compliance Act of 2010 (including the Treasury regulations issued thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith). Determining the actual tax consequences of the merger to you may be complex. They will depend on your specific situation and on factors that are not within the control of Veritex or Huntington. You should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances.
Tax Consequences of the Merger Generally
Huntington and Veritex intend the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. As described below, it is a condition to each party’s respective obligations to complete the merger that Huntington and Veritex each receive a legal opinion that the merger will so qualify. Accordingly, the material U.S. federal income tax consequences of the merger are as follows:
•
you will not recognize gain or loss when you exchange your Veritex common stock solely for Huntington common stock, except with respect to any cash received instead of a fractional share of Huntington common stock;

•
your aggregate tax basis in the Huntington common stock that you receive in the merger (including any fractional share interest you are deemed to receive and exchange for cash) will equal your aggregate tax basis in the Veritex common stock you surrender; and

•
your holding period for the Huntington common stock that you receive in the merger (including any fractional share interest you are deemed to receive and exchange for cash) will include your holding period for the shares of Veritex common stock that you surrender in the exchange.

If you acquired different blocks of Veritex common stock at different times and at different prices, your tax basis and holding period in your Huntington common stock may be determined with reference to each block of Veritex common stock.
Cash Instead of Fractional Shares
If you receive cash instead of a fractional share of Huntington common stock, you will be treated as having received the fractional share of Huntington common stock pursuant to the merger and then as having exchanged that fractional share for cash in redemption by Huntington. You will generally recognize capital gain or loss on any cash received instead of a fractional share of Huntington common stock equal to the difference between the amount of cash received and the tax basis allocated to such fractional share. Any capital gain or loss will constitute long-term capital gain or loss if your holding period in Veritex common stock surrendered in the merger is greater than one (1) year as of the effective time of the merger.
Closing Condition Tax Opinions
It is a condition to the closing of the merger that Huntington and Veritex will receive opinions from Wachtell, Lipton, Rosen & Katz (or other nationally recognized tax counsel) and Simpson Thacher & Bartlett LLP (or other nationally recognized tax counsel), respectively, dated as of the closing date of the merger, to the effect that the merger will qualify as a “reorganization” within the meaning of section 368(a) of the Code. These opinions will be based on representation letters provided by Huntington and Veritex to be delivered at closing of the merger, and on certain customary factual assumptions.
Neither of these tax opinions will be binding on the Internal Revenue Service (the “IRS”). Huntington and Veritex have not and do not intend to seek any ruling from the IRS regarding any matters relating to the merger, and as a result, there can be no assurance that the IRS will not disagree with or challenge any of the conclusions described herein.

Information Reporting and Backup Withholding
If you are a non-corporate holder of Veritex common stock you may be subject to information reporting and backup withholding on any cash payments received instead of a fractional share interest in Huntington common stock. You will not be subject to backup withholding, however, if you:
•
furnish a correct taxpayer identification number and certify that you are not subject to backup withholding on the Form W-9 (or a suitable substitute or successor form) included in the letter of transmittal to be delivered to you following the completion of the merger and otherwise comply with all the applicable requirements of the backup withholding rules; or

•	are otherwise exempt from backup withholding.
Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your U.S. federal income tax liability, provided you timely furnish the required information to the IRS.
This summary of certain material U.S. federal income tax consequences is for general information only and is not tax advice. You are urged to consult your tax advisor with respect to the application of U.S. federal income tax laws to your particular situation as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, non-U.S. or other taxing jurisdiction.

DESCRIPTION OF HUNTINGTON CAPITAL STOCK
As a result of the merger, Veritex shareholders will receive shares of Huntington common stock in the merger and will become Huntington shareholders. The following description summarizes the terms of Huntington’s capital stock but does not purport to be complete, and it is qualified in its entirety by reference to the applicable provisions of federal law governing bank holding companies, Maryland law and the Huntington charter and bylaws (the “Huntington bylaws”). The Huntington charter and the Huntington bylaws are filed as exhibits to the registration statement of which this proxy statement/prospectus forms a part.
Huntington’s authorized capital stock consists of 2,250,000,000 shares of common stock, par value $0.01 per share, and 6,617,808 shares of serial preferred stock, par value $0.01 per share. As of the date of this proxy statement/prospectus, there were 1,465,886,320 shares of Huntington common stock issued and outstanding and 877,500 shares of Huntington preferred stock issued and outstanding. All outstanding shares of Huntington capital stock are fully paid and non-assessable.
Huntington Common Stock
Voting Rights
Holders of Huntington common stock are entitled at all times to one (1) vote for each share, subject, however, to the voting rights, if any, of the holders of Huntington preferred stock. Huntington shareholders do not have cumulative voting rights in the election of directors.
A nominee for election to the Huntington board of directors at a meeting of shareholders will be elected only if the number of votes cast “for” such nominee’s election exceeds the number of votes cast “against” or affirmatively “withheld” as to such nominee’s election; provided, however, that if, on either the date of Huntington’s proxy statement for the meeting or on the date of the meeting, the number of nominees exceeds the number of directors to be elected, the directors will be elected by a plurality of all the votes cast at the meeting. Each share may be voted for as many individuals as there are directors to be elected and for whose election the share is entitled to be voted. A majority of the votes cast at a meeting of shareholders duly called and at which a quorum is present will be sufficient to approve any other matter which may properly come before the meeting, unless more than a majority of the votes cast is required by statute or by the Huntington charter.
Dividend Rights
Holders of Huntington common stock are entitled to receive dividends when authorized by the Huntington board of directors and declared by Huntington out of assets legally available for the payment of dividends, subject, however, to the dividend rights, if any, of the holders of Huntington preferred stock.
Liquidation Rights
In the event of any liquidation, dissolution or winding up of Huntington, the remaining assets of Huntington after the payment of all debts and necessary expenses, subject, however, to the rights of the holders of the Huntington preferred stock then outstanding, will be distributed among the holders of the common stock pro rata in accordance with their respective holdings.
Preemptive and Conversion Rights
Huntington’s common stock has no preemptive or conversion rights and is not entitled to the benefits of any redemption or sinking fund provision.
Transfer Agent and Registrar
The transfer agent and registrar for Huntington common stock is Computershare Trust Company, N.A. at Computershare Investor Services, PO Box 505005, Louisville, Kentucky 40233-5005.
Listing
Huntington common stock is listed on the NASDAQ under the symbol “HBAN.”
For more information regarding the rights of holders of Huntington common stock, see “Comparison of Shareholders’ Rights” beginning on page 93.

Huntington Preferred Stock
The Huntington board of directors has the authority to classify and reclassify any unissued shares of Huntington preferred stock by authorizing the issuance of the Huntington preferred stock from time to time in one or more series with such distinctive serial designations as may be established by the Huntington board of directors. Any such series:
•	may have such voting powers, full or limited, or may be without voting powers;
•	may be subject to redemption at such time or times and at such prices;
•
may be entitled to receive dividends (which may be cumulative or noncumulative) at such rate or rates, on such conditions, and at such times and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock;

•	may have such rights upon the dissolution of, or upon any distribution of the assets of, Huntington;
•
may be made convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class of classes of stock of Huntington, at such price or prices or at such rates of exchange, and with such adjustments; and

•
will have such other preferences, conversion or other rights, voting powers, restrictions, limitations as to the dividends, qualifications, terms or conditions of redemption or other rights, all as hereafter authorized by the Huntington board of directors and stated and expressed in the articles supplementary or other charter document providing for the issuance of such Huntington preferred stock.

Any of these actions could have an anti-takeover effect and discourage a transaction that some or a majority of Huntington’s shareholders might believe to be in their best interests or in which Huntington’s shareholders might receive a premium for their stock over Huntington’s then market price.
As of the date of this proxy statement/prospectus, Huntington has 6,617,808 authorized shares of Huntington preferred stock, of which 877,500 shares are issued and outstanding, with 35,500 shares designated as Huntington series B preferred stock, 5,000 shares designated as Huntington series F preferred stock, 5,000 shares designated as Huntington series G preferred stock, 500,000 shares designated as Huntington series H preferred stock, 7,000 shares designated as Huntington series I preferred stock and 325,000 shares designated as Huntington series J preferred stock.
Description of Huntington Series B Preferred Stock
The Huntington series B preferred stock ranks, with respect to the payment of dividends and distributions upon liquidation, dissolution or winding-up, (i) on a parity with the Huntington series F preferred stock, the Huntington series G preferred stock, the Huntington series H preferred stock, the Huntington series I preferred stock, the Huntington series J preferred stock and each class or series of preferred stock Huntington may issue in the future the terms of which expressly provide that such class or series will rank on a parity with the Huntington series B preferred stock as to dividend rights and rights on Huntington’s liquidation, winding up and dissolution of Huntington and (ii) senior to Huntington common stock and each other class or series of preferred stock Huntington may issue in the future the terms of which do not expressly provide that it ranks on a parity with or senior to the Huntington series B preferred stock as to dividend rights and rights on Huntington’s liquidation, winding-up and dissolution.
The Huntington series B preferred stock does not entitle the holder to any preemptive or conversion rights.
Dividends on the Huntington series B preferred stock are payable quarterly in arrears, when, as and if authorized by Huntington’s board of directors and declared by Huntington out of legally available funds, on a non-cumulative basis on the $1,000 per share liquidation preference, at a floating rate equal to the CME Term SOFR and a 26 basis point spread adjustment plus a spread of 2.70% per annum for each dividend period.
The Huntington series B preferred stock was not redeemable prior to January 15, 2017. The Huntington series B preferred stock is presently redeemable, in whole or in part, from time to time, at Huntington’s option, at a redemption price equal to the liquidation preference, plus any declared and unpaid dividends. The holders of the Huntington series B preferred stock do not have the right to require the redemption or repurchase of the Huntington series B preferred stock. The Huntington series B preferred stock is also redeemable, in whole but not in part, at any time following a regulatory capital treatment event (as defined in the articles supplementary creating the Huntington series B preferred stock), at a redemption price equal to the liquidation preference, plus any authorized, declared and unpaid dividends from the prior dividend period and the pro-rated portion of unpaid dividends, whether or not declared, for the dividend period in which such redemption occurs.
Except as indicated below, the holders of the Huntington series B preferred stock do not have any voting rights:
•
If and when the dividends on the Huntington series B preferred stock or on any other class or series of Huntington’s preferred stock ranking on a parity with the Huntington series B preferred stock that has voting rights equivalent to those of the Huntington series B preferred stock have not been authorized, declared and paid for at least six (6) quarterly dividend periods (whether or not consecutive), the holders of the Huntington series B preferred stock, together with the holders of all other affected classes and series of preferred stock ranking on a parity with the Huntington series B preferred stock, voting as a single class, with each series or class having a number of votes proportionate to the aggregate liquidation preference of the outstanding shares of such class or series, will be entitled to elect two (2) additional members of the Huntington board of directors, but only if the election of any such directors would not cause Huntington to violate the corporate governance requirement of the NASDAQ (or any other exchange on which Huntington’s securities may be listed) that listed companies must have a majority of independent directors.

•
So long as any shares of the Huntington series B preferred stock are outstanding, in addition to any other vote or consent of shareholders required by Huntington’s charter, the vote or consent of the holders of at least two-thirds of the outstanding shares of the Huntington series B preferred stock and any class or series of securities on a parity with similar rights then outstanding, voting together as a single class, with each series or class having a number of votes proportionate to the aggregate liquidation preference of the outstanding shares of such class or series, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating certain charter amendments and certain mergers and consolidations.

Description of Huntington Series F Preferred Stock
The Huntington series F preferred stock ranks, with respect to the payment of dividends and distributions upon liquidation, dissolution or winding-up, (i) on a parity with the Huntington series B preferred stock, the Huntington series G preferred stock, the Huntington series H preferred stock, the Huntington series I preferred stock, the Huntington series J preferred stock and each class or series of preferred stock Huntington may issue in the future the terms of which expressly provide that such class or series will rank on a parity with the Huntington series F preferred stock as to dividend rights and rights on Huntington’s liquidation, winding up and dissolution of Huntington and (ii) senior to Huntington common stock and each other class or series of preferred stock Huntington may issue in the future the terms of which do not expressly provide that it ranks on a parity with or senior to the Huntington series F preferred stock as to dividend rights and rights on Huntington’s liquidation, winding-up and dissolution.
The Huntington series F preferred stock does not entitle the holder to any preemptive or conversion rights.
Dividends on the Huntington series F preferred stock are payable quarterly in arrears, when, as and if authorized by Huntington’s board of directors and declared by Huntington out of legally available funds on a non-cumulative basis. Dividends accrue from the issue date to, but excluding, July 15, 2030 at a rate of 5.625% per annum on the liquidation preference of $100,000 per share, payable quarterly, in arrears. Dividends will accrue from and including July 15, 2030 at the ten-year treasury rate as of the most recent reset dividend determination date (as defined in the articles supplementary creating the Huntington series F preferred stock) plus 4.945% per annum on the liquidation preference of $100,000 per share, payable quarterly, in arrears, commencing on October 15, 2030.
The Huntington series F preferred stock is redeemable, in whole or in part, from time to time, at Huntington’s option on any dividend payment date on or after July 15, 2030, at a redemption price equal to the liquidation preference, plus any authorized, declared and unpaid dividends, without accumulation of undeclared dividends. The holders of the Huntington series F preferred stock do not have the right to require the redemption or repurchase of the Huntington series F preferred stock. The Huntington series F preferred stock is also redeemable, in whole but not in part, within ninety (90) days following a regulatory capital treatment event (as defined in the articles supplementary creating the Huntington series F preferred stock) at a redemption price equal to the liquidation preference, plus the sum of (i) any authorized, declared and unpaid dividends from the prior dividend period and (ii) the pro-rated portion of unpaid dividends, whether or not authorized or declared, for the dividend period in which such redemption occurs. Redemption or repurchase of Huntington series F preferred stock is subject to receipt of prior approval of the Federal Reserve or other appropriate federal banking agency.
Except as indicated below, the holders of the Huntington series F preferred stock do not have any voting rights:
•
If and when the dividends on the Huntington series F preferred stock or on any other class or series of Huntington preferred stock ranking on a parity with the Huntington series F preferred stock that has voting rights equivalent to those of the Huntington series F preferred stock, have not been authorized, declared and paid in full for at least six (6) quarterly dividend periods or their equivalent (whether or not consecutive), the holders of the Huntington series F preferred stock, together with the holders of all other affected classes and series of preferred stock ranking on a parity with the Huntington series F preferred stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote for the election of the two (2) directors, voting as a single class, with each series or class having a number of votes proportionate to the aggregate liquidation preference of the outstanding shares of such class or series, will be entitled to elect two (2) additional members of the Huntington board of directors, but only if the election of any such directors would not cause Huntington to violate the corporate governance requirement of the NASDAQ (or any other exchange on which Huntington’s securities may be listed) that listed companies must have a majority of independent directors.

•
So long as any shares of the Huntington series F preferred stock are outstanding, in addition to any other vote or consent of shareholders required by the Huntington charter or the Huntington bylaws, the vote or consent of the holders of at least two-thirds of the outstanding shares of the Huntington series F preferred stock and any class or series of preferred stock then outstanding that ranks on a parity with the Huntington series F preferred stock and has like voting rights that are exercisable and are then outstanding, voting together as a single class, with each series or class having a number of votes proportionate to the aggregate liquidation preference of the outstanding shares of such class or series, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating certain charter amendments and certain mergers and consolidations.

Description of Huntington Series G Preferred Stock
The Huntington series G preferred stock ranks, with respect to the payment of dividends and distributions upon liquidation, dissolution or winding-up, (i) on a parity with the Huntington series B preferred stock, the Huntington series F preferred stock, the Huntington series H preferred stock, the Huntington series I preferred stock, the Huntington series J preferred stock and each class or series of preferred stock Huntington may issue in the future the terms of which expressly provide that such class or series will rank on a parity with the Huntington series G preferred stock as to dividend rights and rights on Huntington’s liquidation, winding up and dissolution of Huntington and (ii) senior to Huntington common stock and each other class or series of preferred stock Huntington may issue in the future the terms of which do not expressly provide that it ranks on a parity with or senior to the Huntington series G preferred stock as to dividend rights and rights on Huntington’s liquidation, winding-up and dissolution.
The Huntington series G preferred stock does not entitle the holder to any preemptive or conversion rights.
Dividends on the Huntington series G preferred stock are payable quarterly in arrears, when, as and if authorized by Huntington’s board of directors and declared by Huntington out of legally available funds, on a non-cumulative basis. Dividends accrue from the issue date to, but excluding, October 15, 2027 at a rate of 4.450% per annum on the liquidation preference of $100,000 per share, payable quarterly, in arrears, commencing on January 15, 2021 and ending on October 15, 2027. Dividends will accrue from and including October 15, 2027 at the seven-year treasury rate as of the most recent reset dividend determination date (as defined in the articles supplementary creating the Huntington series G preferred stock) plus 4.045% per annum on the liquidation preference of $100,000 per share, payable quarterly, in arrears, commencing on January 15, 2028.

The Huntington series G preferred stock is redeemable, in whole or in part, from time to time, at Huntington’s option on any dividend payment date on or after October 15, 2027, at a redemption price equal to the liquidation preference, plus any authorized, declared and unpaid dividends, without accumulation of undeclared dividends. The holders of the Huntington series G preferred stock do not have the right to require the redemption or repurchase of the Huntington series G preferred stock. The Huntington series G preferred stock is also redeemable, in whole but not in part, within ninety (90) days following a regulatory capital treatment event (as defined in the articles supplementary creating the Huntington series G preferred stock) at a redemption price equal to the liquidation preference, plus the sum of (i) any authorized, declared and unpaid dividends from the prior dividend period and (ii) the pro-rated portion of unpaid dividends, whether or not declared, for the dividend period in which such redemption occurs. Redemption or repurchase of Huntington series G preferred stock is subject to receipt of prior approval of the Federal Reserve or other appropriate federal banking agency.
Except as indicated below, the holders of the Huntington series G preferred stock do not have any voting rights:
•
If and when the dividends on the Huntington series G preferred stock or on any other class or series of Huntington preferred stock ranking on a parity with the Huntington series G preferred stock that has voting rights equivalent to those of the Huntington series G preferred stock, have not been authorized, declared and paid in full for at least six (6) quarterly dividend periods or their equivalent (whether or not consecutive), the holders of the Huntington series G preferred stock, together with the holders of all other affected classes and series of preferred stock ranking on a parity with the Huntington series G preferred stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote for the election of the two (2) directors, voting as a single class, with each series or class having a number of votes proportionate to the aggregate liquidation preference of the outstanding shares of such class or series, will be entitled to elect two (2) additional members of the Huntington board of directors, but only if the election of any such directors would not cause Huntington to violate the corporate governance requirement of the NASDAQ (or any other exchange on which Huntington’s securities may be listed) that listed companies must have a majority of independent directors.

•
So long as any shares of the Huntington series G preferred stock are outstanding, in addition to any other vote or consent of shareholders required by the Huntington charter or the Huntington bylaws, the vote or consent of the holders of at least two-thirds of the outstanding shares of the Huntington series G preferred stock and any class or series of preferred stock then outstanding that ranks on a parity with the Huntington series G preferred stock and has like voting rights that are exercisable and are then outstanding, voting together as a single class, with each series or class having a number of votes proportionate to the aggregate liquidation preference of the outstanding shares of such class or series, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating certain charter amendments and certain mergers and consolidations.

Description of Huntington Series H Preferred Stock
The Huntington series H preferred stock ranks, with respect to the payment of dividends and distributions upon liquidation, dissolution or winding-up, (i) on a parity with the Huntington series B preferred stock, the Huntington series F preferred stock, the Huntington series G preferred stock, the Huntington series I preferred stock, the Huntington series J preferred stock and each class or series of preferred stock Huntington may issue in the future the terms of which expressly provide that such class or series will rank on a parity with the Huntington series H preferred stock as to dividend rights and rights on Huntington’s liquidation, winding up and dissolution of Huntington and (ii) senior to Huntington common stock and each other class or series of preferred stock Huntington may issue in the future the terms of which do not expressly provide that it ranks on a parity with or senior to the Huntington series H preferred stock as to dividend rights and rights on Huntington’s liquidation, winding-up and dissolution.
The Huntington series H preferred stock does not entitle the holder to any preemptive or conversion rights.

Dividends on the Huntington series H preferred stock are payable quarterly in arrears, when, as and if authorized by Huntington’s board of directors and declared by Huntington out of legally available funds, on a non-cumulative basis. Dividends accrue from the issue date, at a rate of 4.500% per annum on the liquidation preference of $1,000 per share, payable quarterly, in arrears, on January 15, April 15, July 15 and October 15, commencing on July 15, 2021.
The Huntington series H preferred stock is redeemable, in whole or in part, from time to time, at Huntington’s option on any dividend payment date on or after April 15, 2026, at a redemption price equal to the liquidation preference, plus any authorized, declared and unpaid dividends, without accumulation of undeclared dividends. The holders of the Huntington series H preferred stock do not have the right to require the redemption or repurchase of the Huntington series H preferred stock. The Huntington series H preferred stock is also redeemable, in whole but not in part, within ninety (90) days following a regulatory capital treatment event (as defined in the articles supplementary creating the Huntington series H preferred stock) at a redemption price equal to the liquidation preference, plus the sum of (i) any authorized, declared and unpaid dividends from the prior dividend period and (ii) the pro-rated portion of unpaid dividends, whether or not declared, for the dividend period in which such redemption occurs. Redemption or repurchase of Huntington series H preferred stock is subject to receipt of prior approval of the Federal Reserve or other appropriate federal banking agency.
Except as indicated below, the holders of the Huntington series H preferred stock do not have any voting rights:
•
If and when the dividends on the Huntington series H preferred stock or on any other class or series of Huntington preferred stock ranking on a parity with the Huntington series H preferred stock that has voting rights equivalent to those of the Huntington series H preferred stock, have not been authorized, declared and paid in full for at least six (6) quarterly dividend periods or their equivalent (whether or not consecutive), the holders of the Huntington series H preferred stock, together with the holders of all other affected classes and series of preferred stock ranking on a parity with the Huntington series H preferred stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote for the election of the two (2) directors, voting as a single class, with each series or class having a number of votes proportionate to the aggregate liquidation preference of the outstanding shares of such class or series, will be entitled to elect two (2) additional members of the Huntington board of directors, but only if the election of any such directors would not cause Huntington to violate the corporate governance requirement of the NASDAQ (or any other exchange on which Huntington’s securities may be listed) that listed companies must have a majority of independent directors.

•
So long as any shares of the Huntington series H preferred stock are outstanding, in addition to any other vote or consent of shareholders required by the Huntington charter or the Huntington bylaws, the vote or consent of the holders of at least two-thirds of the outstanding shares of the Huntington series H preferred stock and any class or series of preferred stock then outstanding that ranks on a parity with the Huntington series H preferred stock and has like voting rights that are exercisable and are then outstanding, voting together as a single class, with each series or class having a number of votes proportionate to the aggregate liquidation preference of the outstanding shares of such class or series, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating certain charter amendments and certain mergers and consolidations.

Description of Huntington Series I Preferred Stock
The Huntington series I preferred stock ranks, with respect to the payment of dividends and distributions upon liquidation, dissolution or winding-up, (i) on a parity with the Huntington series B preferred stock, the Huntington series F preferred stock, the Huntington series G preferred stock, the Huntington series H preferred stock, the Huntington series J preferred stock and each class or series of preferred stock Huntington may issue in the future the terms of which expressly provide that such class or series will rank on a parity with the Huntington series I preferred stock as to dividend rights and rights on Huntington’s liquidation, winding up and dissolution of Huntington and (ii) senior to Huntington common stock and each other class or series of preferred stock Huntington may issue in the future the terms of which do not expressly provide that it ranks on a parity with or senior to the Huntington series I preferred stock as to dividend rights and rights on Huntington’s liquidation, winding-up and dissolution.
The Huntington series I preferred stock does not entitle the holder to any preemptive or conversion rights.

Dividends on the Huntington series I preferred stock are payable quarterly in arrears, when, as and if declared by Huntington’s board of directors out of legally available funds, on a non-cumulative basis. Dividends accrue from the issue date, at a rate of 5.70% per annum on the liquidation preference of $25,000 per share, payable quarterly, in arrears, on each March 1, June 1, September 1 and December 1, commencing on June 9, 2021.
The Huntington series I preferred stock was not redeemable prior to December 1, 2022. The Huntington series I stock is presently redeemable, in whole or in part, from time to time, at Huntington’s option on any dividend payment date, at a redemption price equal to the liquidation preference, plus any authorized, declared and unpaid dividends, without accumulation of undeclared dividends. Within ninety (90) days following a regulatory capital treatment event (as defined in the articles supplementary creating the Huntington series I preferred stock), the corporation may, at its option, subject to the approval of the appropriate federal banking agency, provide notice of its intent to redeem, and subsequently redeem, all (but not less than all) of the shares of series I preferred stock at the time outstanding, at a redemption price equal to the liquidation preference. In case of any redemption of only part of the shares of series I preferred stock at the time outstanding, the shares of series I preferred stock to be redeemed are selected either pro rata from the holders of record of series I preferred stock in proportion to the number of shares of series I preferred stock held by such holders or in such other manner consistent with the rules and policies of the NASDAQ as the Huntington board of directors or any duly authorized committee of the Huntington board of directors determines to be fair and equitable.
Except as indicated below, the holders of the Huntington series I preferred stock do not have any voting rights:
•
Unless the vote or consent of the holders of a greater number of shares shall then be required by law, the affirmative vote or consent of the holders of at least 66 2∕3% of all of the shares of the series I preferred stock at the time outstanding, voting separately as a class, shall be required to authorize any amendment of the charter or of any certificate amendatory thereof or supplemental thereto (including any articles supplementary or any similar document relating to any series of preferred stock) which will materially and adversely affect the powers, preferences, privileges or rights of the series I preferred stock, taken as a whole; provided, however, that the following will not be deemed to adversely affect the powers, preferences, privileges or rights of the series I preferred stock: (i) any increase in the amount of the authorized or issued series I preferred stock, (ii) any increase in the amount of authorized preferred stock of the corporation, or (iii) the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock ranking equally with and/or junior to the series I preferred stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon liquidation, dissolution or winding up of the corporation.

•
Unless the vote or consent of the holders of a greater number of shares shall then be required by law, the affirmative vote or consent of the holders of at least 66 2∕3% of all of the shares of the series I preferred stock and all other parity stock (as defined in the articles supplementary creating the Huntington series I preferred stock), at the time outstanding, voting as a single class without regard to series, shall be required to issue, authorize or increase the authorized amount of, or to issue or authorize any obligation or security convertible into or evidencing the right to purchase, any additional class or series of stock ranking prior to the shares of the series I preferred stock and all other parity stock as to dividends or the distribution of assets upon liquidation, dissolution or winding up of the corporation.

•
If and whenever dividends on the series I preferred stock or any other class or series of preferred stock that ranks on parity with the series I preferred stock as to payment of dividends, and upon which voting rights equivalent to those granted have been conferred and are exercisable, have not been paid in an aggregate amount equal, as to any class or series, to at least six quarterly dividend periods (whether consecutive or not), the number of directors constituting the Huntington board of directors shall be increased by two (2), and the holders of the series I preferred stock (together with holders of any other class of the corporation’s authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist), shall have the right, voting separately as a single class without regard to series, to the exclusion of the holders of common stock, to elect two (2) directors of the corporation to fill such newly created directorships (and to fill any vacancies in the terms of such directorships), provided that the Huntington board of directors shall at no time include more than two (2) such directors.

Description of Huntington Series J Preferred Stock
The Huntington series J preferred stock ranks, with respect to the payment of dividends and distributions upon liquidation, dissolution or winding-up, (i) on a parity with the Huntington series B preferred stock, the Huntington series F preferred stock, the Huntington series G preferred stock, the Huntington series H preferred stock, the Huntington series I preferred stock and each class or series of preferred stock Huntington may issue in the future the terms of which expressly provide that such class or series will rank on a parity with the Huntington series J preferred stock as to dividend rights and rights on Huntington’s liquidation, winding up and dissolution of Huntington and (ii) senior to Huntington common stock and each other class or series of preferred stock Huntington may issue in the future the terms of which do not expressly provide that it ranks on a parity with or senior to the Huntington series J preferred stock as to dividend rights and rights on Huntington’s liquidation, winding-up and dissolution.
The Huntington series J preferred stock does not entitle the holder to any preemptive or conversion rights.
Dividends on the Huntington series J preferred stock are payable quarterly in arrears, when, as and if authorized by Huntington’s board of directors and declared by the Huntington, out of legally available funds, on a non-cumulative basis. Dividends accrue on the $1,000 per share liquidation preference at a rate equal to 6.875% from the issue date, but excluding April 15, 2028, and from April 15, 2028 and every fifth anniversary thereafter, the five-year treasury rate as of the most recent reset dividend determination date (as defined in the articles supplementary creating the Huntington series J preferred stock) plus 2.704%, payable quarterly, in arrears, on January 15, April 15, July 15 and October 15 of each year, commencing on July 15, 2023.
The Huntington series J preferred stock is redeemable, in whole or in part, from time to time, at Huntington’s option on any dividend payment date on or after April 15, 2028, at a redemption price equal to the liquidation preference, plus any authorized, declared and unpaid dividends, without accumulation of undeclared dividends. The holders of the Huntington series J preferred stock do not have the right to require the redemption or repurchase of the Huntington series J preferred stock. The Huntington series J preferred stock is also redeemable, in whole but not in part, within ninety (90) days following a regulatory capital treatment event (as defined in the articles supplementary creating the Huntington series J preferred stock) at a redemption price equal to the liquidation preference, plus the sum of (i) any authorized, declared and unpaid dividends from the prior dividend period and (ii) the pro-rated portion of unpaid dividends, whether or not declared, for the dividend period in which such redemption occurs. Redemption or repurchase of Huntington series J preferred stock is subject to receipt of prior approval of the Federal Reserve or other appropriate federal banking agency.
Except as indicated below, the holders of the Huntington series J preferred stock do not have any voting rights:
•
If and when the dividends on the Huntington series J preferred stock or on any other class or series of Huntington preferred stock ranking on a parity with the Huntington series J preferred stock that has voting rights equivalent to those of the Huntington series J preferred stock, have not been authorized, declared and paid in full for at least six (6) quarterly dividend periods or their equivalent (whether or not consecutive), the holders of the Huntington series J preferred stock, together with the holders of all other affected classes and series of preferred stock ranking on a parity with the Huntington series J preferred stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote for the election of the two (2) directors, voting as a single class, with each series or class having a number of votes proportionate to the aggregate liquidation preference of the outstanding shares of such class or series, will be entitled to elect two (2) additional members of the Huntington board of directors, but only if the election of any such directors would not cause Huntington to violate the corporate governance requirement of the NASDAQ (or any other exchange on which Huntington’s securities may be listed) that listed companies must have a majority of independent directors.

•
So long as any shares of the Huntington series J preferred stock are outstanding, in addition to any other vote or consent of shareholders required by the Huntington charter or the Huntington bylaws, the vote or consent of the holders of at least two-thirds of the outstanding shares of the Huntington series J preferred stock and any class or series of preferred stock then outstanding that ranks on a parity with the Huntington series J preferred stock and has like voting rights that are exercisable and are then outstanding, voting together as a single class, with each series or class having a number of votes proportionate to the aggregate liquidation preference of the outstanding shares of such class or series, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating certain charter amendments and certain mergers and consolidations.

Huntington Depositary Shares
General
Huntington has issued fractional interests in shares of the Huntington preferred stock. Each Huntington depositary share represents a 1/40th interest in a share of the Huntington series B preferred stock, a 1/100th interest in a share of Huntington series F preferred stock, a 1/100th interest in a share of Huntington series G preferred stock, a 1/40th interest in a share of the Huntington series H preferred stock, a 1/1000th interest in a share of the Huntington series I preferred stock or a 1/40th interest in a share of the Huntington series J preferred stock and is evidenced by a depositary receipt. Huntington has deposited the underlying shares of the Huntington series B preferred stock with Mellon Investor Services LLC (operating with the service name BNY Mellon Shareowner Services) acting as depositary, and the underlying shares of the Huntington series F preferred stock, Huntington series G preferred stock, Huntington series H preferred stock, Huntington series I preferred stock and Huntington series J preferred stock with Computershare Inc. and Computershare Trust Company, N.A., jointly acting as depositary. The holders of Huntington depositary shares from time to time are deemed to be parties to the applicable deposit agreement and are bound by all of the terms and conditions thereto by their acceptance of delivery of the depositary shares to the same extent as though they had executed the deposit agreement. Subject to the terms of the applicable deposit agreement, each holder of the Huntington depositary shares is entitled, through the depositary, to all the rights and preferences of the applicable series of Huntington preferred stock, in proportion to the applicable fraction of a share of the applicable Huntington preferred stock those Huntington depositary shares represent.
Dividends and Other Distributions
Each dividend payable on a Huntington depositary share is in an amount equal to 1/40th of the dividend declared and payable on the related share of the Huntington series B preferred stock, Huntington series H preferred stock or Huntington series J preferred stock or 1/100th of the dividend declared and payable on the related share of the Huntington series F preferred stock, Huntington series G preferred stock or 1/1000 of the dividend declared and payable on the related share of the Huntington series I preferred stock as applicable. The depositary will distribute any cash dividends or other cash distributions received in respect of deposited Huntington preferred stock to the record holders of Huntington depositary shares relating to the underlying Huntington preferred stock in proportion to the number of depositary shares held by the holders. If Huntington makes a distribution other than in cash, the depositary will distribute any securities or property received by it to the record holders of depositary shares entitled to those distributions, unless it determines that the distribution cannot be made proportionally among those holders or that (after consultation with Huntington) it is not feasible to make a distribution, in which case the depositary may, with Huntington’s approval, adopt a method of distribution that it deems equitable and practicable, including the sale of the securities or property and distribute the net proceeds from the sale to the holders of the depositary shares in proportion to the number of depositary shares they hold.
Record dates for the payment of dividends and other matters relating to the depositary shares are the same as the corresponding record dates for the applicable series of Huntington preferred stock.
The amounts distributed to holders of Huntington depositary shares are reduced by any amounts required to be withheld by Huntington or the depositary on account of taxes or other governmental charges. The depositary may refuse to make any payment or distribution, or any transfer, exchange, or withdrawal of any Huntington depositary shares or the shares of the applicable series of Huntington preferred stock until such taxes or other governmental charges are paid.
Redemption of Depositary Shares
If Huntington redeems Huntington preferred stock represented by Huntington depositary shares, in whole or in part, such Huntington depositary shares will be redeemed with the proceeds received by the depositary resulting from the redemption of the applicable Huntington preferred stock held by the depositary. The redemption price per Huntington depositary share will be as set forth above for the applicable series of Huntington preferred stock.
Whenever Huntington redeems shares of Huntington preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of Huntington depositary shares representing those shares of the Huntington preferred stock so redeemed. If fewer than all of the outstanding Huntington depositary shares are redeemed, the depositary will select the shares to be redeemed pro rata or by lot. The depositary will mail notice of redemption to record holders of the Huntington depositary shares not less than thirty (30) and not more than sixty (60) days prior to the date fixed for redemption of the applicable Huntington preferred stock and the related Huntington depositary shares.
Voting Depositary Shares Representing the Huntington Preferred Stock
Because each Huntington depositary share representing the Huntington series B preferred stock, Huntington series H preferred stock and Huntington series J preferred stock represents a 1/40th interest in a share of the applicable underlying Huntington preferred stock, and because each Huntington depositary share representing the Huntington series F preferred stock, Huntington series G preferred stock represents a 1/100th interest in a share of the applicable underlying Huntington preferred stock, and because each Huntington depositary share representing a 1/1000 interest in a share of Huntington series I preferred stock, holders of Huntington depositary shares will be entitled to 1/40th of a vote per depositary share representing the Huntington series B preferred stock, Huntington series H preferred stock or Huntington series J preferred stock or 1/100th of a vote per Huntington depositary share representing the Huntington series F preferred stock, Huntington series G preferred stock or 1/1000 of a vote per Huntington depositary share representing the Huntington series I preferred stock, as applicable, under those limited circumstances in which holders of the applicable Huntington preferred stock are entitled to a vote.
When the depositary receives notice of any meeting at which the holders of the applicable series of Huntington preferred stock are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the Huntington depositary shares relating to the applicable series of Huntington preferred stock. Each record holder of the Huntington depositary shares on the record date, which will be the same date as the record date for the applicable series of Huntington preferred stock, may instruct the depositary to vote the amount of the applicable Huntington preferred stock represented by the holder’s Huntington depositary shares. Insofar as practicable, the depositary will vote the amount of the applicable Huntington preferred stock represented by Huntington depositary shares in accordance with the instructions it receives. Huntington will take all reasonable actions that the depositary determines are necessary to enable the depositary to vote as instructed. If the depositary does not receive specific instructions from the holders of any Huntington depositary shares representing proportional interests in the applicable Huntington preferred stock, it will not vote the amount of the applicable Huntington preferred stock represented by such Huntington depositary shares.
Form
The Huntington depositary shares were issued in book-entry form through DTC. The Huntington preferred stock was issued in registered form to the depositary.
Preemptive and Conversion Rights
The holders of Huntington depositary shares do not have any preemptive or conversion rights.
Depositary, Registrar
Mellon Investor Services LLC (operating with the service name BNY Mellon Shareowner Services) is acting as depositary and registrar for the Huntington depositary shares representing Huntington series B preferred stock. Computershare Inc. and Computershare Trust Company, N.A., are jointly acting as depositary, and Computershare Trust Company, N.A. is acting as registrar, dividend disbursing agent and redemption agent for the Huntington depositary shares representing Huntington series F preferred stock, Huntington series G preferred stock, Huntington series H preferred stock, Huntington series I preferred stock and Huntington series J preferred stock.
Listing
Huntington depositary shares representing the Huntington series H preferred stock are listed on the NASDAQ under “HBANP,” Huntington depositary shares representing the Huntington series I preferred stock are listed on the NASDAQ under “HBANM” and Huntington depositary shares representing the Huntington series J preferred stock are listed on the NASDAQ under “HBANL.” Huntington depositary shares representing the Huntington series B preferred stock, Huntington series F preferred stock and Huntington series G preferred stock are not publicly listed.

Anti-Takeover Provisions
A number of provisions of Maryland law and Huntington’s charter and bylaws could have an anti-takeover effect and make more difficult the acquisition of Huntington by means of a tender offer, a proxy contest or otherwise and the removal of incumbent directors. These provisions are intended to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of Huntington to negotiate first with Huntington’s board of directors.
Control Share Acquisitions Under Maryland Law
Huntington is subject to the provisions of Sections 3-701 through 3-710 of the MGCL, which provide that holders of “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights with respect to the control shares except to the extent approved at a special meeting of shareholders by the affirmative vote of two-thirds of the votes entitled to be cast by holders entitled to vote generally in the election of directors, excluding shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of such shares in the election of directors: (i) a person who makes or proposes to make a control share acquisition, (ii) an officer of the corporation or (iii) an employee of the corporation who is also a director of the corporation. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to, directly or indirectly, exercise voting power in electing directors within one of the following ranges of voting power:
•	one-tenth or more but less than one-third of all voting power;
•	one-third or more but less than a majority of all voting power; or
•	a majority or more of all voting power.
Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition, directly or indirectly, of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares, subject to certain exceptions.
A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an “acquiring person statement” as described in Section 3-703 of the MGCL), may compel the directors of such corporation to call a special meeting of shareholders to be held within fifty (50) days of demand to consider the voting rights of the control shares. If no request for a special meeting is made, the corporation may present the question at any shareholders’ meeting.
If voting rights of control shares are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by the MGCL, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or, if a meeting of shareholders is held at which the voting rights of such shares are considered and not approved, as of the date of such meeting. If voting rights for control shares are approved at a shareholders’ meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition. The control share acquisition statute does not apply to (a) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.
Business Combinations Under Maryland Law
Huntington is subject to the provisions of Section 3-602 of the MGCL, which provides that a corporation may not engage in specified types of business combinations, including mergers, consolidations, share exchanges and certain other transactions, with any “interested stockholder” for a period of five (5) years from the date that person became an interested stockholder. For a corporation having one hundred (100) or more beneficial owners of its stock, like Huntington, an “interested stockholder” is defined as a person (other than the corporation or any subsidiary) who (a) is the beneficial owner, directly or indirectly, of ten percent (10%) or more of the corporation’s voting shares or (b) is an affiliate or associate of the corporation and, during the preceding two-year period, was the beneficial owner of ten percent (10%) or more of the corporation’s voting shares. A person is not an interested stockholder under the MGCL if, prior to the most recent time at which the person would otherwise have become an interested stockholder, the board of directors of the corporation approved the transaction which otherwise would have resulted in the person becoming an interested stockholder.
After any such five (5)-year period, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:
•	eighty percent (80%) of the outstanding voting shares of the corporation, voting together as a single voting group; and
•
two-thirds of the votes entitled to be cast by holders of voting shares other than voting shares held by the interested stockholder who will (or whose affiliate will) be a party to the business combination or by an affiliate or associate of the interested stockholder, voting together as a single voting group.

These supermajority approval requirements do not apply if, among other conditions, the corporation’s common shareholders receive a minimum price (as provided in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares.
The MGCL may have the effect of inhibiting a non-negotiated merger or other business combination involving Huntington, even if some or a majority of Huntington’s shareholders might believe it to be in their best interests or in which Huntington’s shareholders might receive a premium for their stock over Huntington’s then market price.
Certain Charter and Bylaw Provisions Potentially Having an Anti-Takeover Effect
Huntington’s charter and bylaws contain certain provisions that could have an anti-takeover effect and thus discourage potential takeover attempts and make it more difficult for Huntington’s shareholders to change management or receive a premium for their shares. These provisions include:
•	authorization for Huntington’s board of directors to issue shares of one or more series of preferred stock without shareholder approval;
•
a requirement that directors only be removed from office for cause and only upon the affirmative vote of at least two-thirds of all the votes entitled to be cast generally in the election of directors;

•	a requirement under Maryland law that shareholder action without a meeting requires unanimous written consent;
•	a limitation on the ability of shareholders to call special meetings to those shareholders entitled to cast not less than a majority of the votes entitled to be cast;
•
the requirement under Maryland law that shareholders representing two-thirds or more of the outstanding shares of common stock approve all amendments to Huntington’s charter and approve mergers and similar transactions;

•
the requirement that any shareholders that wish to bring business before Huntington’s annual meeting of shareholders or nominate candidates for election as directors at Huntington’s annual meeting of shareholders must provide timely notice of their intent in writing and comply with the other requirements set forth in Huntington’s bylaws; and

•	a prohibition on cumulative voting in the election of directors.
Limitation of Liability and Indemnification of Officers and Directors
The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Huntington’s charter provides that to the fullest extent permitted by Maryland statutory or decision law, as amended or interpreted, its directors and officers are not personally liable to Huntington or its shareholders for money damages.

The MGCL provides that a Maryland corporation may indemnify any director or officer made a party to any proceeding by reason of service in that capacity unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty; (b) the director or officer actually received an improper personal benefit in money, property or services; or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. Huntington’s charter provides that it will indemnify its directors to the fullest extent under the general laws of the State of Maryland now or thereafter in force, including the advance of expenses to directors subject to procedures provided by such laws, its officers to the same extent it will indemnify its directors, and its officers who are not directors to such further extent as will be authorized by the Huntington board of directors and be consistent with Maryland law. Huntington’s bylaws provide that to the maximum extent permitted by Maryland law in effect from time to time, Huntington will indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, will pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director of Huntington and who is made or threatened to be made a party or a witness to the proceeding by reason of his or her service in that capacity, (b) any individual who is a present or former officer of Huntington and who is made or threatened to be made a party or witness to the proceeding by reason of his or her service in that capacity or (c) any individual who, while a director or officer of Huntington and at the request of Huntington, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity. The rights to indemnification and advance of expenses provided by the Huntington charter and Huntington bylaws vest immediately upon election of a director or officer. Huntington may, with the approval of the Huntington board of directors, provide such indemnification and advance for expenses to (i) an individual who served a predecessor of Huntington in any of the capacities described in clauses (a), (b) or (c) above and (ii) any employee or agent of Huntington or a predecessor of Huntington.

COMPARISON OF SHAREHOLDERS’ RIGHTS
If the merger is completed, holders of Veritex common stock will receive shares of Huntington common stock in the merger and they will cease to be shareholders of Veritex. Huntington is organized under the laws of the State of Maryland and Veritex is organized under the laws of the State of Texas. The following is a summary of the material differences between (1) the current rights of holders of Veritex common stock under Texas law and the Veritex certificate of formation and Veritex bylaws and (2) the current rights of holders of Huntington common stock under Maryland law and the Huntington charter and Huntington bylaws.
Huntington and Veritex believe that this summary describes the material differences between the rights of holders of Huntington common stock as of the date of this proxy statement/prospectus and the rights of holders of Veritex common stock as of the date of this proxy statement/prospectus; however, it does not purport to be a complete description of those differences. The summary is qualified in its entirety by reference to Huntington’s and Veritex’s governing documents, which we urge you to read carefully and in their entirety. Copies of Huntington’s and Veritex’s governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, see the section entitled “Where You Can Find More Information” beginning on page 110.

	Huntington	Veritex
Authorized and Outstanding Capital Stock:
Huntington’s charter currently authorizes Huntington to issue up to 2,250,000,000 shares of common stock, par value $0.01 per share, and 6,617,808 shares of serial preferred stock, par value $0.01 per share. Of the serial preferred stock, 500,000 are shares of Series H Preferred Stock, 7,000 are shares of Series I Preferred Stock, and 325,000 are shares of Series J Preferred Stock (the “Series J Preferred Stock” and, together with the Series H Preferred Stock and Series I Preferred Stock, are the “Registered Preferred Stock”). In addition to the Registered Preferred Stock, 35,500 are shares of Series B Preferred Stock, 5,000 are shares of Series F Preferred Stock, and 5,000 are shares of Series G Preferred Stock (the “Series F Preferred Stock” and, together with the Series B Preferred Stock and the Series G Preferred Stock, are the “Unregistered Parity Preferred Stock”).

As of July 10, 2025, there were 1,465,886,320 shares of Huntington common stock outstanding, 35,500 shares of Huntington Series B Preferred Stock outstanding, 5,000 shares of Huntington Series F Preferred Stock outstanding, 5,000 shares of Huntington Series G Preferred Stock outstanding, 500,000 shares of Huntington Series H Preferred Stock outstanding, 7,000 shares of Huntington Series I Preferred Stock outstanding and 325,000 shares of Huntington Series J Preferred Stock outstanding.

Veritex’s certificate of formation currently authorizes Veritex to issue up to 75,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share.

As of the Veritex record date, there were 54,779,619 shares of Veritex common stock outstanding.

	Huntington	Veritex
Preferred Stock:
Huntington’s charter provides that the Huntington board of directors may classify and reclassify any unissued shares of serial preferred stock by authorizing the issuance of serial preferred stock in one or more series and establishing the preferences, conversion or other rights, voting powers, restrictions, entitlements and limitations with respect to dividends, qualifications, term or conditions of redemption, or other rights of such series, all of which will be set forth in the articles supplementary or other charter document providing for the issuance of such serial preferred stock.

Veritex’s certificate of formation, subject to limitations prescribed in Veritex’s bylaws and by Texas law, provides that the Veritex board of directors may provide for the issuance of shares of preferred stock, in one or more series, and to fix the relative rights and preferences of the shares of a series of preferred stock, including voting powers, dividend rights, liquidation preferences, redemption rights and conversion privileges.

Voting Rights:	Under Huntington’s charter and bylaws, each share of Huntington common stock is entitled to one (1) vote on each matter submitted to a vote at a meeting of shareholders.	Under Veritex’s certificate of formation and bylaws, each share of Veritex common stock is entitled to one (1) vote on each matter submitted to a vote at a meeting of shareholders.

Size of Board of Directors:
Huntington’s charter provides that the size of the Huntington board of directors may be increased or decreased pursuant to Huntington’s bylaws but may not be less than three (3) directors. The Huntington bylaws currently provide that a majority of the board of directors may alter the number of directors, but such number may not be more than twenty-five (25) or less than three (3).

The current size of the Huntington board of directors is twelve (12) directors.

Veritex’s bylaws provide that the size of the Veritex board of directors may be increased or decreased pursuant to Veritex’s bylaws but may not be less than three (3) directors. A decrease in the number of directors by the Veritex board of directors may not have the effect of shortening the term of an incumbent directors.

The current size of the Veritex board of directors is thirteen (13) directors.

Classes of Directors:
Huntington’s charter does not separate the directors into classes with staggered, multi-year terms of office. Directors hold office until the next annual meeting of shareholders and until the director’s successor is elected and qualified or, if earlier, until the director’s death, resignation, or removal from office.

Veritex’s certificate of formation does not separate the directors into classes with staggered, multi-year terms of office. Directors hold office until the next annual meeting of shareholders and until the director’s successor is elected and qualified or, if earlier, until the director’s death, resignation, or removal from office.

Election of Directors:
Under Maryland law, directors are elected by a plurality of all the votes cast at a meeting at which a quorum is present, unless otherwise provided in the charter or bylaws.

Huntington’s bylaws provide that a nominee for election to the Huntington board of directors will be elected only if

Under Texas law, directors are elected by a plurality of the votes cast by the shareholders entitled to vote in the election of directors at a meeting of shareholders at which a quorum is present, unless otherwise provided in the certificate of formation or the bylaws of a corporation.

	Huntington	Veritex

the number of votes cast “for” such nominee’s election exceeds the number of votes cast “against” or affirmatively “withheld” as to such nominee’s election.

If, on either the date of Huntington’s proxy statement for the meeting or on the date of the meeting, the number of nominees exceeds the number of directors to be elected, the directors will be elected by a plurality of all the votes cast at the meeting. Each share may be voted for as many individuals as there are directors to be elected and for whose election the share is entitled to be voted.
Veritex’s bylaws provide that directors will be elected by a plurality of the votes cast at any election.

Vacancies on the Board of Directors:
Under Huntington’s bylaws, shareholders may elect a successor to fill a vacancy on the board of directors that results from the retirement or removal of a director. Huntington’s bylaws also provide that that an affirmative vote of a majority of the directors then in office, though less than a quorum of the board of directors, may fill a vacancy which results from any cause except an increase in the number of directors, and a majority of the board of directors may fill a vacancy which results from an increase in the number of directors. Any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is elected and qualifies.

Unless otherwise determined by the board of directors, at any time a vacancy is created from any cause except due to an increase in the number of directors, and such vacancy is not filled by the board of directors concurrently with its creation, the number of directors will automatically be decreased by one (1).

Under Veritex’s bylaws, shareholders may elect a successor to fill a vacancy on the board of directors that results from the death, resignation, removal or otherwise of a director. Veritex’s bylaws also provide that an affirmative vote of a majority of the directors then in office, though less than a quorum of the Veritex board of directors, or by a sole remaining director, may fill a vacancy on the Veritex board of directors. Any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred or, if elected to fill a vacancy by an increase in the number of directorships, until the next annual meeting of Veritex shareholders.

Removal of Directors:
Huntington’s charter and bylaws provide that, subject to the rights of holders of one or more classes of stock other than common stock to remove one or more directors, any director (or the entire board) may be removed at any time but only for cause and only by the affirmative vote of two-thirds of all the votes entitled to be cast in the election of directors.

Veritex’s bylaws provide that, at any special meeting of the shareholders, any director may, by the affirmative vote of the holders of four fifths (4/5) of all the shares of Veritex common stock outstanding and entitled to vote for the election of directors, be removed from office for cause.

	Huntington	Veritex
Amendments to Organizational Documents:
Under Maryland law, Huntington’s charter may be amended upon the affirmative vote of two-thirds of all the votes entitled to be cast on the matter.

The Huntington bylaws may be amended or repealed upon an affirmative vote of two-thirds of all the votes entitled to be cast by the outstanding shares of voting stock of Huntington. In addition, the Huntington board of directors, at any regular or special meeting, has the power to amend, adopt, or repeal the Huntington bylaws.

Veritex’s certificate of formation may be amended upon the affirmative vote of at least a majority of the issued and outstanding shares of Veritex common stock entitled to vote thereon.

Veritex’s bylaws provide that they may be altered, amended or repealed, in whole or in part, by the Veritex shareholders or by the Veritex board of directors. The Veritex board of directors may amend or repeal the Veritex bylaws, or adopt new bylaws, except to the extent (a) such power shall be reserved exclusively to the shareholders in whole or in part by the certificate of formation or the TBOC or (b) the shareholders in amending, repealing or adopting a particular bylaw shall have expressly provided in such bylaw or elsewhere in the bylaws that the Veritex board of directors may not amend or repeal that bylaw.

Under Texas law, unless a corporation's certificate of formation or a bylaw adopted by the shareholders provides otherwise, a corporation's shareholders may amend, repeal, or adopt the bylaws regardless of whether they may also be amended, repealed, or adopted by the board of directors.

Shareholder Action by Written Consent:
Under Maryland law, any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting if a unanimous consent which sets forth the action is (1) provided in writing or by electronic transmission by each shareholder entitled to vote on the matter; and (2) filed in paper or electronic form with the records of shareholders meetings. If authorized by the charter, holders of shares of common stock may act by the written or electronic consent of the holders of the shares necessary to approve the action at a meeting.

Huntington’s charter does not address shareholder action without a meeting and, therefore, unanimous consent is required for shareholder action without a meeting.

Under Veritex’s bylaws, any action required to be taken by the shareholders at any annual or special meeting of such shareholders, or any action which may be taken at any annual or special meeting of shareholders of Veritex, may be taken without a meeting, without prior notice and without a vote, if (a) a consent or consents in writing, setting forth the action so taken, will be signed by every holder of shares outstanding and entitled to vote thereon, or (b) a consent or consents in writing, setting forth the action so taken, will be signed by shareholders having at least the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted.

	Huntington	Veritex
Special Meetings of Shareholders:
Huntington’s bylaws provide that the chairman of the board of directors, the president, the chief executive officer, or the board of directors, may call a special meeting of the shareholders. In addition, Huntington's secretary is required to call a special meeting of shareholders to act on any matter that may properly be considered at a meeting of shareholders upon the written request of shareholders entitled to cast not less than a majority of all the votes entitled to be cast on such matter at such meeting.

Veritex’s bylaws provide that special meetings of the Veritex shareholders may be called at any time by the Veritex board of directors, the Chairman or the President, or where there is a written request of shareholders owning at least 10% of all shares of capital stock issued and outstanding and entitled to vote at the meeting, such request may be actioned by the Chairman, the President or the Secretary, respectively.

Record Date:
Under the Huntington bylaws, the Huntington board of directors may fix a record date, which record date may not be more than ninety (90) or less than ten (10) days before the date of the annual or special meeting, unless otherwise required by applicable law.

Under Veritex’s bylaws, the Veritex board of directors may fix a record date, which record date may not be more than sixty (60) or less than ten (10) days before the date of the annual or special meeting, nor more than fifty (50) days nor less than ten (10) days prior to any other action, unless otherwise required by applicable law.

Quorum:
Under Huntington’s bylaws, unless Maryland law or the Huntington charter provides otherwise, at any meeting of shareholders, the presence in person or by proxy of shareholders entitled to cast a majority of all the votes entitled to be cast at the meeting constitutes a quorum. Once a quorum has been established, the shareholders present either in person or by proxy at a duly called meeting may continue to transact business until adjournment, notwithstanding the withdrawal from the meeting of enough shareholders to leave fewer than would be required to establish a quorum. Whether or not a quorum is present, a meeting of shareholders may be adjourned from time to time by the chairman of the meeting.

Under Veritex’s bylaws, unless Texas law or the Veritex certificate of formation provides otherwise, the shareholders present at a meeting in person or by proxy who, as of the record date for such meeting, were holders of a majority of the issued and outstanding shares of Veritex entitled to vote at the meeting constitutes a quorum at the meeting. If, however, such quorum shall not be present or represented at any meeting of the shareholders, the shareholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at the meeting.

	Huntington	Veritex
Notice of Shareholder Actions/Meetings:
Huntington’s bylaws provide that written or electronic notice of the time and place (and the purpose, if the meeting is a special meeting or notice of the purpose is required by law) of each shareholders’ meeting must be provided to each shareholder entitled to vote at the meeting and to each other shareholder entitled by statute to notice of the meeting. Such notice must be provided not less than ten (10) days nor more than ninety (90) days before each shareholders’ meeting and may be by mail, by delivering it personally, by leaving the notice at the shareholder’s residence or usual place of business, by electronic transmission or by any other means permitted by Maryland law.

Veritex’s bylaws provide that written notice of the time and place (and the purpose, if the meeting is a special meeting or notice of the purpose is required by law) of each shareholders’ meeting must be provided to each Veritex shareholder entitled to vote at such meeting. Such notice must be provided not less than ten (10) days nor more than sixty (60) days before such meeting and may be made by delivering it personally or by mail.

Proposals for business to be brought before any shareholder meeting may be made by the board of directors or by any shareholder entitled to vote in such meeting. If a proposal is made by a shareholder, the shareholder must give timely written notice. To be timely, notice given in the context of an annual meeting must be received by Veritex not less than one hundred twenty (120) days in advance of the date of the Veritex proxy statement released to shareholders in connection with the previous year's annual meeting.

Advance Notice Requirements for Shareholder Nominations and Other Proposals:
Huntington’s bylaws require that all director nominations and proposals of other business to be considered by the shareholders be properly brought before the meeting. In order for a shareholder nomination or other shareholder proposal to be properly brought before an annual meeting, any Huntington shareholder making such a nomination or proposal must give timely notice to Huntington’s secretary at Huntington’s principal executive office not earlier than the one hundred fiftieth (150th) day nor later than 5:00 p.m., Eastern Time, on the one hundred twentieth (120th) day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting, provided that in the event that the date of the annual meeting is advanced or delayed by more than thirty (30) days from the first anniversary of the date of the preceding year’s annual meeting, notice by the shareholder to be timely must be delivered not earlier than the one hundred fiftieth (150th) day prior to the date of such annual meeting and

Veritex’s bylaws require that where notice of an annual meeting is mailed, notice is given when deposited in the United States mail, postage prepaid, directed to a shareholder at his, her or its address as it shall appear on the stock transfer books of Veritex, unless he, she or it shall have filed with the Secretary of the Corporation a written request that notices intended for him, her or it be mailed to some other address, in which case it shall be given when mailed as above stated to the address designated in such request.

The business transacted at any special meeting of shareholders is limited to the purposes stated in the notice of meeting.

The officer who has charge of the stock ledger of Veritex shall prepare and make, at least eleven (11) days before every meeting of shareholders, a complete list of the shareholders entitled to vote at the meeting. The list for a period of at least ten (10) days prior to the meeting, shall be kept on file at the registered office or

Huntington	Veritex

not later than 5:00 p.m., Eastern Time, on the later of the one hundred twentieth (120th) day prior to the date of such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. Such shareholder’s notice must set forth certain information as specified in the Huntington bylaws.

In the event that the number of directors to be elected to the Huntington board of directors is increased, and there is no public announcement of such action at least one hundred thirty (130) days prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting, a shareholder’s notice of nomination for any new positions created by such increase will be considered timely if it is delivered to Huntington’s secretary at Huntington’s principal executive office not later than 5:00 p.m., Eastern Time, on the tenth (10th) day following the day on which such public announcement is first made by Huntington.

Only such business that has been brought before a special meeting pursuant to Huntington’s notice of the meeting may be conducted at the special meeting of shareholders. Nominations by shareholders of individuals for election to the board of directors may be made at a special meeting of shareholders at which directors are to be elected only (a) by or at the direction of the board of directors, (b) by a shareholder that has duly requested that a special meeting be called for the purpose of electing directors, or (c) provided that the special meeting has been duly called for the purpose of electing directors, by any shareholder who is a shareholder of record as of the record date for such meeting at the time of giving of notice of the special meeting and at the time of the special meeting and who has complied with the notice provisions relating to such nomination. Notice of nomination by a shareholder must be delivered to Huntington’s the principal place of business of Veritex and shall be open to the examination of any shareholder, during ordinary business hours.

Each shareholder entitled to vote at a meeting of shareholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for him, her or it by proxy, so long as the instrument authorizing such proxy to act is executed in writing by the shareholder or by his, her or it’s duly authorized attorney. Each proxy shall be filed with the Secretary of Veritex prior to or at the time of the meeting. No proxy shall be voted or acted upon after eleven (11) months from its execution date, unless the proxy provides for a longer period.

	Huntington	Veritex

secretary at Huntington’s principal executive office not earlier than the one hundred twentieth (120th) day prior to such special meeting and not later than 5:00 p.m., Eastern Time, on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Huntington board of directors to be elected at such meeting.

A shareholder’s notice, whether for an annual or special meeting, must set forth certain information as specified in the Huntington bylaws.

Notwithstanding anything in the Huntington bylaws to the contrary, except as otherwise determined by the chairman of the meeting, if the shareholder giving notice does not appear in person or by proxy at such annual or special meeting to present each nominee for election as a director or the proposed business, as applicable, such matter will not be considered at the meeting.

Limitation of Liability of Directors and Officers:
Huntington’s charter provides that no director or officer of Huntington will be personally liable to Huntington or its shareholders for money damages, to the fullest extent permitted by Maryland law.

The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action.

Veritex’s certificate of formation provides that no director of Veritex will be liable to Veritex or its shareholders for monetary damages for an act or omission in the director's capacity as a director, except to the extent the foregoing exemption from liability is not permitted under Texas law.

Texas law provides that the certificate of formation of a corporation may provide that a director of the corporation is not liable, or is liable only to the extent provided by the certificate of formation to the corporation or its shareholders for monetary damages for an act or omission by the person in the person's capacity as a director.

	Huntington	Veritex
Indemnification of Directors and Officers:
Under Maryland law, a present or former director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding must be indemnified against reasonable expenses incurred by the director or officer in connection with the proceeding. A court of appropriate jurisdiction upon application of a director or officer and such notice as the court will require may order indemnification in the following circumstances: (1) if it determines a director or officer is entitled to reimbursement pursuant to a director’s or officer’s success, on the merits or otherwise, in the defense of any proceeding, the court will order indemnification, in which case the director or officer will be entitled to recover the expenses of securing such reimbursement; or (2) if it determines that a director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, the court may order such indemnification as the court deems proper. However, indemnification with respect to any proceeding by or in the right of the corporation or in which liability will have been adjudged in the case of a proceeding charging improper personal benefit to the director or officer, will be limited to expenses.

Maryland law also provides that, where indemnification is permissible, it must be authorized for a specific proceeding after a determination has been made that indemnification of the director or officer is permissible in the circumstances because the director or officer has met the requisite standard of care. Such determination must be made (1) by a majority vote of a quorum consisting of directors not, at the time, parties to the proceeding (or a majority of a committee of one or more such directors designated by the full board); (2) by special legal counsel selected by the board of directors by vote as set forth in (1) of this paragraph (or a committee thereof); or (3) by the

Under Texas law, a corporation must indemnify a director for his service at the corporation and for service at the corporation as a representative of another entity against reasonable expenses actually incurred by the director in connection with a proceeding because of such service if the director is wholly successful, on the merits or otherwise, in the defense of the proceeding. If a court determines that a director, former director or representative is entitled to indemnification, the court will order indemnification by the corporation and award the person expenses incurred in securing the indemnification. Texas law also permits corporations to indemnify present or former directors and representatives of other entities serving as such directors in certain situations where indemnification is not mandated by law; however, such permissive indemnification is subject to various limitations. Under Texas law, a court may also order indemnification under various circumstances, and officers must be indemnified to the same extent as directors.

The Veritex certificate of formation and bylaws provide for mandatory indemnification to the fullest extent allowed by Texas law for all former or present directors or officers and all persons who were serving at the request of Veritex as a director, officer, partner or trustee of another entity. In addition, the Veritex bylaws provide that all indemnification payments will be consistent with the requirements of the Federal Deposit Insurance Act and the implementing regulations thereunder.

Huntington	Veritex

shareholders (other than shareholders who are also directors or officers who are parties to the proceeding).

In addition, Maryland law provides that a corporation may not indemnify a director or officer or advance expenses for a proceeding brought by that director or officer against the corporation, except for a proceeding brought to enforce indemnification, or unless the charter, bylaws, resolution of the board of directors, or an agreement approved by the board of directors expressly provides otherwise.

Huntington’s charter provides that the corporation will indemnify its directors to the full extent permitted by law, its officers to the same extent it indemnifies its directors, and any officers who are not directors to such further extent as determined by the board of directors and consistent with the law.

The Huntington bylaws provide that, to the maximum extent permitted by Maryland law, Huntington must indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to any present or former director or officer of Huntington or any individual who, while a director or officer of Huntington and at the request of Huntington, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity. The rights to indemnification and advance of expenses provided by the Huntington charter and bylaws vests immediately upon election of a director or officer.

	Huntington	Veritex

The Huntington bylaws also permit it to indemnify and advance expenses to any individual who served a predecessor of Huntington in any of the capacities described above and any employees or agents of Huntington or a predecessor of Huntington with the approval of the board of directors.

Anti-Takeover Provisions:
Maryland law includes a control share acquisition statute that, in general terms, provides that where a person acquires issued and outstanding shares of a Maryland corporation’s voting stock (referred to as control shares) within one of several specified ranges (one-tenth or more but less than one-third, one-third or more but less than a majority or a majority or more), approval of the control share acquisition by the corporation’s shareholders must be obtained before the acquiring person may vote the control shares. Control shares do not include shares that the person is then entitled to vote as a result of having previously obtained shareholder approval. The required shareholder vote is two-thirds of all the votes entitled to be cast, excluding “interested shares,” defined as shares held by the acquiring person, officers of the corporation and employees who are also directors of the corporation. A corporation may, however, opt out of the control share statute through a charter or bylaw provision.

Huntington has not opted out of the control share acquisition statute. Accordingly, the Maryland control share acquisition statute applies to acquisitions of shares of Huntington common stock.

Maryland law includes a business combination statute that prohibits certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances specified under the statute, an asset transfer or issuance or reclassification of equity securities)
between a Maryland corporation and an

Texas law includes business combinations provisions that, in general terms, provide that a Texas corporation may not engage in certain business combinations, including mergers, consolidations and asset sales, with a person, or an affiliate or associate of such person, who is an “Affiliated Shareholder” (generally defined as the holder of 20% or more of the corporation's voting shares) for a period of three years from the date such person became an Affiliated Shareholder unless: (a) the business combination or purchase or acquisition of shares made by the Affiliated Shareholder was approved by the board of directors of the corporation before the Affiliated Shareholder became an Affiliated Shareholder or (b) the business combination was approved by the affirmative vote of at least two-thirds majority of the outstanding voting shares of the corporation not beneficially owned by the Affiliated Shareholder, at a meeting of shareholders called for that purpose (and not by written consent), not less than six months after the Affiliated Shareholder became an Affiliated Shareholder.

Neither the Veritex certificate of formation nor the Veritex bylaws contain any provision expressly providing that Veritex will not be subject to the affiliated business combinations provisions of the TBOC; the three (3)-year moratorium on certain business combinations of the TBOC therefore applies to Veritex. The affiliated business combinations provisions of the TBOC may have the effect of inhibiting a non-negotiated

Huntington	Veritex

interested stockholder (one who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock or an affiliate or associate of the corporation who, at any time within the two (2)-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding voting stock of the corporation) for a period of five (5) years after the interested stockholder first becomes an interested stockholder, unless the transaction has been approved by the board of directors before the interested stockholder became an interested stockholder or the corporation has exempted itself from the statute. After the five (5)-year period has elapsed, a corporation subject to the statute may not complete a business combination with an interested stockholder unless (1) the transaction has been recommended by the board of directors and (2) the transaction has been approved by affirmative vote of at least (A) 80% of all the votes entitled to be cast by the holders of outstanding shares of voting stock of the corporation and (B) two-thirds of all the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder. This approval requirement need not be met if certain fair price and terms criteria have been satisfied.

Huntington has not opted out of the Maryland business combination statute.

The MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three (3) independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and
merger or other business combination involving Veritex, even if such event(s) would be beneficial to its shareholders.

	Huntington	Veritex

notwithstanding any contrary provision in the charter or bylaws, to any or all of the following five provisions:

• a classified board;

•
a two-thirds vote requirement for removing a director;

•
a requirement that the number of directors be fixed only by vote of the directors;

•
a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; or

•
a majority requirement for the calling of a shareholder-requested special meeting of shareholders.

Through provisions in the Huntington
charter and bylaws unrelated to these provisions of the MGCL, Huntington already (1) requires a two-thirds vote for the removal of any director from its board of directors, which removal will be allowed only for cause, (2) vests in its board of directors the exclusive power to fix the number of directorships, and (3) requires, unless called by the chairman of the board of directors, the president, the chief executive officer or the board of directors, the request of shareholders entitled to cast not less than a majority of all votes entitled to be cast on a matter at such meeting to call a special meeting to consider and vote on any matter that may properly be considered at a meeting of shareholders. In the future, the Huntington board of directors may elect, without shareholder approval, to create a classified board or elect to be subject to one or more of the other provisions of the MGCL described above.

Rights of Dissenting Shareholders:	Under Maryland law, a shareholder has the right to demand and receive payment of the fair value of the shareholder’s	Under Texas law, a shareholder of Veritex has the rights of dissent and appraisal with respect to a fundamental

Huntington	Veritex

stock from the successor if the corporation consolidates or merges with another corporation, the shareholder’s stock is to be acquired in a share exchange, the corporation transfers its assets in a manner requiring shareholder action under Maryland law, the corporation amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock and substantially adversely affects the shareholder’s rights, unless the right to do so is reserved by the corporation’s charter, or the transaction is defined as a business combination under Maryland law.

However, under Maryland law, a shareholder of the corporation may not demand the fair value of the shareholder’s stock and is bound by the terms of the transaction if (a) any shares of the class or series of the stock is listed on a national securities exchange, unless each of the following apply: (i) in the transaction, stock of the corporation is required to be converted into or exchanged for anything of value except (1) stock of the corporation surviving or resulting from the merger, consolidation, or share exchange, stock of any other corporation, or depositary receipts for any stock described in this item, (2) cash in lieu of fractional shares of stock or fractional depositary receipts described in item (1), or (3) any combination of the stock, depositary receipts, and cash in lieu of fractional shares or fractional depositary receipts described in items (1) and (2); (ii) the directors and executive officers of the corporation were the beneficial owners in the aggregate of 5 percent or more of the outstanding voting stock of the corporation at any time within the 1 (one)-year period ending on the day the shareholders voted on the merger; and (iii) unless the stock is held in accordance with a compensatory plan or arrangement approved by the board of directors of the corporation and the treatment of the stock in the transaction is approved by the board of directors, business transaction, defined as a merger, interest exchange, conversion, or sale of all or substantially all assets. However, under Texas law, a shareholder of Veritex may not dissent from a plan of merger or conversion in which there is a single surviving or new Texas entity or non-code organization, or from a plan of exchange, if the shareholder is not required by the terms of the plan of merger, conversion, or exchange to accept for the shareholder’s ownership interest (a) any consideration that is different from the consideration to be provided to any other holder of an ownership interest of the same class or series as the ownership interest held by the owner; or (b) any consideration other than (i) ownership interests, or depository receipts in respect of ownership interests, that, immediately after the effective date of the merger, conversion, or exchange will be part of a class or series of ownership interests, or depository receipts in respect of ownership interests, that are (1) listed on a national securities exchange or authorized for listing on the exchange on official notice of issuance; or (2) held of record by at least 2,000 owners; (ii) cash instead of fractional ownership interests the shareholder would otherwise be entitled to receive; or (iii) any combination of such ownership interests and cash.

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any stock held by persons described in (ii), as part of or in connection with the transaction and within the 1 (one)-year period described in (ii), will be or was converted into or exchanged for stock of a person, or an affiliate of a person, who is a party to the transaction on terms that are not available to all holders of stock of the same class or series; (b) the stock is that of the successor in a merger, unless (i) the merger alters the contract rights of the stock as expressly set forth in the charter, and the charter does not reserve the right to do so; or (ii) the stock is to be changed or converted in whole or in part in the merger into something other than either stock in the successor or (ii) the stock is to be changed or converted in whole or in part in the merger into something other than either stock in the successor or cash, scrip, or other rights or interests arising out of the provisions for the treatment of fractional shares of stock in the successor; (c) the stock is not entitled to be voted on the transaction or the shareholder did not own the shares of stock on the record date for determining stockholders entitled to vote on the transaction; or (d) the charter provides that the holders of the stock are not entitled to exercise the rights of an objecting shareholder.

Shareholder Rights Plan:	Huntington does not currently have a shareholder rights plan in effect.	Veritex does not currently have a shareholder rights plan in effect.

Exclusive Forum:
Neither Huntington’s charter nor its bylaws contain an exclusive forum provision. However, in respect of the assertion of any cause of action arising under the Securities Act of 1933 the federal district courts of the United States shall be the sole and exclusive forum.

Under Veritex’s certificate of formation any state or federal court located in Dallas County in the State of Texas shall be the sole and exclusive forum for (a) any actual or purported derivative action or proceeding brought on behalf of Veritex, (b) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of Veritex to Veritex or Veritex’s shareholders or creditors, (c) any action asserting a claim against Veritex or any director or officer of Veritex arising pursuant to any provision of the TBOC, Veritex’s certificate of formation or bylaws, or (d) any action asserting a claim against Veritex or any director or officer of Veritex governed by the internal affairs doctrine.

LEGAL MATTERS
The validity of the shares of Huntington common stock to be issued by Huntington in connection with the merger will be passed upon by Venable LLP, Baltimore, Maryland.
Certain U.S. federal income tax consequences of the merger will be passed upon for Huntington by Wachtell, Lipton, Rosen & Katz, New York, New York, counsel for Huntington, and for Veritex by Simpson Thacher & Bartlett LLP, New York, New York, counsel for Veritex.
EXPERTS
The financial statements of Huntington Bancshares Incorporated and management’s assessment of the effectiveness of internal control over financial reporting (which is included in the Report of Management's Assessment of Internal Control over Financial Reporting) incorporated in this proxy statement/prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2024 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
Veritex Holdings, Inc.’s consolidated financial statements appearing in its Annual Report on Form 10-K for the year ended December 31, 2024, have been audited by Grant Thornton LLP, an independent registered public accounting firm. Such consolidated financial statements are incorporated herein by reference in reliance upon the report of such firm given upon the authority of such firm as experts in accounting and auditing.

DEADLINES FOR SUBMITTING SHAREHOLDER PROPOSALS
Veritex does not anticipate holding a 2026 annual meeting of Veritex shareholders if the merger is completed as currently expected. In the event that the merger is not completed within the expected time frame or at all, Veritex may hold an annual meeting in 2026. Any shareholder nominations or proposals for other business intended to be presented at Veritex’s next annual meeting must be submitted to Veritex as set forth below.
Proposals for inclusion in Veritex’s 2026 proxy materials pursuant to SEC Rule 14a-8: To be eligible under Rule 14a-18 under the Exchange Act and under Veritex’s bylaws for inclusion in the proxy statement for Veritex’s 2026 annual meeting of shareholders, a proper shareholder proposal and supporting statements, if any, must have been received by Veritex at its principal offices at 8214 Westchester Drive, Suite 800, Dallas, Texas 75225, Attn: Investor Relations, no later than December 10, 2025. The notice must be in the manner and form required by Veritex’s bylaws and Rule 14a-8 under the Exchange Act.
Other proposals and nominations for Veritex’s 2026 annual meeting: Shareholder proposals to be presented at Veritex's 2026 annual meeting of shareholders, other than shareholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act for inclusion in the proxy statement for Veritex's 2026 annual meeting of shareholders, must be received in writing at Veritex's principal executive offices no later than February 23, 2026, subject to the applicable rules of the SEC. Rule 14a-4(c) permits the management of Veritex to exercise discretionary voting authority under proxies to vote on any shareholder proposal received after February 23, 2026.
In order for shareholders to give timely notice of nominations for directors of Veritex, other than Veritex’s own nominees, for inclusion on a universal proxy card in connection with the 2026 annual meeting of shareholders, notice must be submitted to Veritex at its principal offices at 8214 Westchester Drive, Suite 800, Dallas, Texas 75225, Attn: Investor Relations, no later than March 16, 2026, and must comply with the requirements of Rule 14a-19.

WHERE YOU CAN FIND MORE INFORMATION
Huntington and Veritex file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including both Huntington and Veritex, which can be accessed at http://www.sec.gov. In addition, documents filed with the SEC by Huntington, including the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, will be available free of charge by accessing the Investor Relations section of Huntington’s website at www.huntington.com, under the heading “Publications and Filings” or, alternatively, by directing a request to Huntington Investor Relations, Huntington Bancshares Incorporated, Huntington Center, HC0935, 41 South High Street, Columbus, Ohio 43287, (800) 576-5007, and documents filed with the SEC by Veritex will be available free of charge by accessing Veritex’s website, www.veritexbank.com or, alternatively, by directing a request to Veritex’s Investor Relations at (972) 349-6200. The web addresses of the SEC, Huntington and Veritex are included as inactive textual references only. Except as specifically incorporated by reference into this proxy statement/prospectus, information on those web sites is not part of this proxy statement/prospectus.
Huntington has filed a registration statement on Form S-4 under the Securities Act with the SEC with respect to Huntington’s securities to be issued in the merger. This document constitutes the prospectus of Huntington filed as part of the registration statement. This document does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying as set forth above.
Statements contained in this proxy statement/prospectus, or in any document incorporated by reference into this proxy statement/prospectus, regarding the contents of any contract or other document, are not necessarily complete, and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows Huntington and Veritex to incorporate by reference into this document documents filed with the SEC by Huntington and Veritex. This means that the companies can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this document, and later information that we file with the SEC will update and supersede that information. Huntington and Veritex incorporate by reference the documents listed below and any documents filed by Huntington or Veritex under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and until the date that the offering is terminated:

Huntington Filings (SEC File No. 001-34073)	Periods Covered or Date of Filing with the SEC
Annual Report on Form 10-K	Fiscal year ended December 31, 2024, filed February 14, 2025

Quarterly Reports on Form 10-Q	Quarterly period ended March 31, 2025, filed April 29, 2025

Current Reports on Form 8-K	Filed March 31, 2025, April 17, 2025, April 17, 2025, June 27, 2025 and July 17, 2025 (other than the portions of those documents not deemed to be filed)

Definitive Proxy Statement on Schedule 14A	Filed March 6, 2025

The description of Huntington’s common stock contained in Huntington’s registration statement on Form 8-A filed under Section 12 of the Exchange Act and any amendment or report filed for purpose of updating those descriptions
April 28, 1967 (filed in paper format), as updated by Exhibit 4.2 to Huntington’s Form 10-K for the year ended December 31, 2024, filed February 14, 2025

The description of Huntington’s depositary shares each representing 1/40th interest in a share of Huntington’s 4.500% Series H Non-Cumulative Perpetual Preferred	February 9, 2021, as updated by Exhibit 4.2 to Huntington’s Form 10-K for the year ended December 31, 2024, filed February 14, 2025

Huntington Filings (SEC File No. 001-34073)	Periods Covered or Date of Filing with the SEC
Stock contained in Huntington’s registration statement on Form 424B2 filed under Rule 424 of the Securities Act of 1933 and any amendment or report filed for purpose of updating those descriptions

The description of Huntington’s depositary shares each representing 1/1000th interest in a share of Huntington’s 5.70% Series I Non-Cumulative Perpetual Preferred Stock contained in Huntington’s registration statement on Form 8-A filed under Section 12 of the Exchange Act and any amendment or report filed for purpose of updating those descriptions
June 9, 2021, as updated by Exhibit 4.2 to Huntington’s Form 10-K for the year ended December 31, 2024, filed February 14, 2025

The description of Huntington’s depositary shares each representing 1/40th interest in a share of Huntington’s 6.875% Series J Non-Cumulative Perpetual Preferred Stock contained in Huntington’s registration statement on Form 8-A filed under Section 12 of the Exchange Act and any amendment or report filed for purpose of updating those descriptions
March 6, 2023, as updated by Exhibit 4.2 to Huntington’s Form 10-K for the year ended December 31, 2024, filed February 14, 2025

Veritex Filings (SEC File No. 001-36682)	Periods Covered or Date of Filing with the SEC
Annual Report on Form 10-K	Fiscal year ended December 31, 2024, filed March 3, 2025

Quarterly Report on Form 10-Q	Quarterly period ended March 31, 2025, filed May 7, 2025

Current Report on Form 8-K
Filed January 21, 2025, January 28, 2025, January 29, 2025, April 22, 2025, May 28, 2025, July 1, 2025, July 14, 2025, July 17, 2025 and July 18, 2025 (other than the portions of those documents not deemed to be filed)

Definitive Proxy Statement on Schedule 14A	Filed April 29, 2025

The description of Veritex’s common stock contained in Veritex’s registration statement on Form S-1 filed under Section 12 of the Exchange Act and any amendment or report filed for purpose of updating those descriptions
Filed August 29, 2014, as updated by Exhibit 4.7 to Veritex’s Form 10-K for the year ended December 31, 2019, filed February 28, 2020

Notwithstanding the foregoing, information furnished by Huntington or Veritex on any Current Report on Form 8-K, including the related exhibits, that, pursuant to and in accordance with the rules and regulations of the SEC, is not deemed “filed” for purposes of the Exchange Act will not be deemed to be incorporated by reference into this proxy statement/prospectus.

You may request a copy of the documents incorporated by reference into this document. Requests for documents should be directed to:

• if you are a Huntington shareholder: Huntington Bancshares Incorporated 41 South High Street Columbus, Ohio 43287 (800) 576-5007 Attn: Huntington Investor Relations	if you are a Veritex shareholder: Veritex Holdings, Inc 8214 Westchester Drive, Suite 800 Dallas, Texas 75225 (972) 349-6200 Attention: Investor Relations

This document does not constitute an offer to sell, or a solicitation of an offer to purchase, any securities (including the securities offered by this document), or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this document nor any distribution of securities pursuant to this document shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this document by reference or in our affairs since the date of this document. The information contained in this document with respect to Huntington was provided by Huntington and the information contained in this document with respect to Veritex was provided by Veritex.

Annex A
AGREEMENT AND PLAN OF MERGER

by and between

HUNTINGTON BANCSHARES INCORPORATED

and

VERITEX HOLDINGS, INC.

Dated as of July 13, 2025

A-i

A-ii

Exhibit A	-	Form of Bank Merger Agreement

A-iii

INDEX OF DEFINED TERMS

Page
Adjusted RSU Award	A-3
affiliate	A-50
Agreement	A-1
Annual Bonus	A-40
Articles of Merger	A-1
Bank Merger	A-4
Bank Merger Agreement	A-4
Bank Merger Certificates	A-4
BHC Act	A-7
business day	A-50
Certificate of Merger	A-1
Chosen Courts	A-50
Closing	A-1
Closing Date	A-1
Code	A-1
Confidentiality Agreement	A-37
Continuing Employees	A-38
Effective Time	A-1
Enforceability Exceptions	A-9
Environmental Laws	A-18
ERISA	A-13
ESOP	A-14
Exception Shares	A-2
Exchange Act	A-10
Exchange Agent	A-4
Exchange Fund	A-4
Exchange Ratio	A-2
FDIC	A-8
Federal Reserve Board	A-9
GAAP	A-7
Governmental Entity	A-10
Huntington	A-1
Huntington 401(k) Plan	A-39
Huntington Articles	A-22
Huntington Benefit Plans	A-30
Huntington Bylaws	A-22
Huntington Common Stock	A-2
Huntington Contract	A-29
Huntington Deferred Stock Unit Awards	A-23
Huntington Disclosure Schedule	A-22
Huntington ERISA Affiliate	A-30
Huntington Preferred Stock	A-23
Huntington Regulatory Agreement	A-29
Huntington Reports	A-25
Huntington Restricted Stock Unit Awards	A-23
Huntington Share Closing Price	A-5
Huntington Stock Options	A-23
Huntington Stock Plans	A-23
Huntington Subsidiary	A-22

A-iv

Page
Identified Employee	A-33
Intellectual Property	A-19
IRS	A-12
knowledge	A-50
Liens	A-8
Loans	A-20
made available	A-50
Maryland Department	A-1
Material Adverse Effect	A-7
Materially Burdensome Regulatory Condition	A-36
Merger	A-1
Merger Consideration	A-2
Merger Consideration Value	A-3
MGCL	A-1
Multiemployer Plan	A-14
Multiple Employer Plan	A-14
NASDAQ	A-5
New Certificates	A-4
New Plans	A-39
OCC	A-9
Old Certificate	A-2
PBGC	A-14
Permitted Encumbrances	A-19
person	A-50
Personal Data	A-16
Premium Cap	A-41
Proxy Statement	A-9
Regulatory Agencies	A-10
Representatives	A-42
Requisite Regulatory Approvals	A-44
Requisite Veritex Vote	A-9
S-4	A-9
Sarbanes-Oxley Act	A-11
SEC	A-9
Securities Act	A-10
SRO	A-10
Subsidiary	A-7
Surviving Corporation	A-1
Takeover Restrictions	A-20
Tax	A-13
Tax Return	A-13
Taxes	A-13
TBOC	A-1
Termination Date	A-46
Termination Fee	A-47
Texas Secretary	A-1
Veritex	A-1
Veritex 401(k) Plan	A-39
Veritex Acquisition Proposal	A-42
Veritex Adverse Recommendation Change	A-37

A-v

Page
Veritex Articles	A-7
Veritex Benefit Plans	A-13
Veritex Board Recommendation	A-37
Veritex Bylaws	A-7
Veritex Common Stock	A-1
Veritex Contract	A-17
Veritex Director RSU Award	A-3
Veritex Disclosure Schedule	A-6
Veritex Equity Awards	A-4
Veritex ERISA Affiliate	A-13
Veritex Incentive Plan	A-39
Veritex Indemnified Parties	A-40
Veritex Insiders	A-43
Veritex Meeting	A-37
Veritex Owned Properties	A-19
Veritex Qualified Plans	A-13
Veritex Real Property	A-19
Veritex Regulatory Agreement	A-18
Veritex Reports	A-10
Veritex Restricted Stock Unit Award	A-4
Veritex Stock Option	A-2
Veritex Stock Plans	A-4
Veritex Subsidiary	A-7
Veritex Vested RSU Award	A-3
Vermon Unvested RSU Award	A-3
Willful Breach	A-47

A-vi

AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER, dated as of July 13, 2025 (this “Agreement”), by and between Huntington Bancshares Incorporated, a Maryland corporation (“Huntington”) and Veritex Holdings, Inc., a Texas corporation (“Veritex”).
W I T N E S S E T H:
WHEREAS, the Boards of Directors of Huntington and Veritex have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for herein, pursuant to which Veritex will, subject to the terms and conditions set forth herein, merge with and into Huntington (the “Merger”), so that Huntington is the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”);
WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code; and
WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I

THE MERGER
1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Maryland General Corporation Laws, as amended (the “MGCL”) and the Texas Business Organizations Code, as amended (the “TBOC”), at the Effective Time, Veritex shall merge with and into Huntington. Huntington shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the State of Maryland. Upon consummation of the Merger, the separate corporate existence of Veritex shall terminate.
1.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York City time, remotely via the electronic exchange of closing deliveries, on a date which shall be no later than three (3) business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless another date, time or place is agreed to in writing by Huntington and Veritex. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.
1.3 Effective Time. Subject to the terms and conditions of this Agreement, on or before the Closing Date, Huntington shall cause to be filed articles of merger (the “Articles of Merger”) as provided under the MGCL with the Maryland State Department of Assessments and Taxation (the “Maryland Department”) and a certificate of merger (the “Certificate of Merger”) as provided under the TBOC with the Texas Secretary of State (the “Texas Secretary”). The Merger shall become effective as of the date and time specified in the Articles of Merger and the Certificate of Merger in accordance with the relevant provisions of the MGCL and the TBOC, or at such other date and time as shall be provided by applicable law (such date and time, the “Effective Time”).
1.4 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the MGCL and the TBOC and this Agreement.
1.5 Conversion of Veritex Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Huntington, Veritex, or the holder of any of the following securities:
(a) Subject to Section 2.2(e), each share of the common stock, par value $0.01 per share, of Veritex issued and outstanding immediately prior to the Effective Time (“Veritex Common Stock”), except for shares of Veritex Common Stock owned by Veritex or Huntington (in each case other than shares of Veritex

Common Stock (i) held in any Veritex Benefit Plans or related trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity and (ii) held, directly or indirectly, in respect of debts previously contracted (collectively, the “Exception Shares”)) shall be converted, in accordance with the procedures set forth in this Agreement, into the right to receive, without interest, 1.95 shares (the “Exchange Ratio” and such shares, the “Merger Consideration”) of the common stock, par value $0.01 per share, of Huntington (the “Huntington Common Stock”).
(b) All of the shares of Veritex Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate,” it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Veritex Common Stock) previously representing any such shares of Veritex Common Stock shall thereafter represent only the right to receive (i) the Merger Consideration, (ii) cash in lieu of a fractional share which the shares of Veritex Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this Section 1.5 and Section 2.2(e), and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2, in each case without any interest thereon. Old Certificates previously representing shares of Veritex Common Stock shall be exchanged for certificates or, at Huntington’s option, evidence of shares in book-entry form representing whole shares of Huntington Common Stock as set forth in Section 1.5(a) (together with any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor) upon the surrender of such Old Certificates in accordance with Section 2.2, without any interest thereon. If, between the date of this Agreement and the Effective Time, the outstanding shares of Huntington Common Stock or Veritex Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities, in any such case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there shall be any extraordinary dividend or extraordinary distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to give holders of Veritex Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing in this sentence shall be construed to permit Huntington or Veritex to take any action with respect to its securities that is prohibited by the terms of this Agreement.
(c) Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of Veritex Common Stock that are owned by Veritex or Huntington (in each case other than the Exception Shares) immediately prior to the Effective Time shall be cancelled and shall cease to exist, and neither the Merger Consideration nor any other consideration shall be delivered in exchange therefor.
1.6 Huntington Common Stock. At and after the Effective Time, each share of Huntington Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.
1.7 Treatment of Veritex Equity Awards.
(a) At the Effective Time, each option granted by Veritex to purchase shares of Veritex Common Stock under a Veritex Stock Plan (as defined below) that is outstanding and unexercised immediately prior to the Effective Time whether or not vested (a “Veritex Stock Option”) shall be cancelled by virtue of the Merger and without any action on the part of the holder thereof, and in exchange therefor, the holder of such cancelled Veritex Stock Option will be entitled to receive (without interest), in consideration of the cancellation of such Veritex Stock Option, an amount in cash (less applicable Tax withholdings pursuant to Section 2.2(g)) equal to the product of (i) the excess, if any, of the Merger Consideration Value over the per share exercise price of the applicable Veritex Stock Option, multiplied by (ii) the number of shares of Veritex Common Stock subject to such Veritex Stock Option immediately prior to the Effective Time. At the Effective Time, any Veritex Stock Option that has an exercise price per share of Veritex Common Stock that is equal to or greater than the Merger Consideration Value shall be canceled for no consideration and shall cease to exist. Subject to Section 2.2(g), Huntington will cause the Surviving Corporation to make all payments to former holders of Veritex Stock Options required under this Section 1.7(a) on the first regular payroll date that covers a full payroll period commencing on or after the Closing Date. To the extent required by the applicable Veritex Stock Plan, Veritex shall notify the holders of Veritex Stock Options in writing or electronically that the Veritex Stock Options will be exercisable during the period that begins approximately ten (10) business days prior to the Effective Time and ends three (3) business days prior to the Effective Time, and that, if the Veritex Stock Option is not exercised during such period, the Veritex Stock Option will be cancelled and receive the Merger Consideration Value (less the applicable per share exercise price and applicable Tax withholdings pursuant to Section 2.2(g)) as provided in this Section 1.7(a).
(b) At the Effective Time, each Veritex Restricted Stock Unit Award granted on or after the date hereof that is not a Veritex Director RSU Award (as defined below) (each, a “Veritex Unvested RSU Award”) shall be assumed and converted into a restricted stock unit award in respect of Huntington Common Stock (an “Adjusted RSU Award”) with the same terms and conditions as were applicable under such Veritex Unvested RSU Award immediately prior to the Effective Time (including vesting terms, which shall not include any vesting terms that provide for vesting solely as a result of a change in control event (or similar term)) and relating to the number of shares of Huntington Common Stock equal to the product of (i) the number of shares of Veritex Common Stock subject to such Veritex Unvested RSU Award immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio, with any fractional shares rounded to the nearest whole share of Huntington Common Stock, with each such Adjusted RSU Award to continue to be subject to (A) service-based vesting conditions and (B) any vesting provisions upon a termination of service as set forth in the applicable award agreement, in each case, following the Effective Time.
(c) At the Effective Time, each Veritex Restricted Stock Unit Award granted prior to the date hereof that is not a Veritex Director RSU Award (as defined below) and that is outstanding and vested as of immediately prior to the Effective Time (but not yet settled) or that vested by its terms as a result of the consummation of the transaction contemplated by this Agreement (each, a “Veritex Vested RSU Award”), shall be cancelled by virtue of the Merger and without any action on the part of the holder thereof, and in exchange therefor, the holder of such cancelled Veritex Vested RSU Award will be entitled to receive (without interest), in consideration of the cancellation of such Veritex Vested RSU Award, a number of shares of Huntington Common Stock equal to the product of (i) the number of shares of Veritex Common Stock subject to such Veritex Vested RSU Award immediately prior to the Effective Time (assuming the achievement of the target level of performance for any Veritex Vested RSUs that are subject to performance-based vesting conditions), multiplied by (ii) the Exchange Ratio, less applicable Tax withholdings pursuant to Section 2.2 required to be withheld with respect to such Veritex Vested RSU Award, with the shares of Huntington Common Stock in respect of such Veritex Vested RSU Awards to be issued by the Surviving Corporation on the first regular payroll date that covers a full payroll period commencing on or after the Closing Date.
(d) At the Effective Time, each Veritex Restricted Stock Unit Award that is held by a non-employee director of Veritex and that is outstanding as of immediately prior to the Effective Time (each, a “Veritex Director RSU Award”), whether vested or unvested, shall be cancelled by virtue of the Merger and without any action on the part of the holder thereof, and in exchange therefor, the holder of such cancelled Veritex Director RSU Award will be entitled to receive (without interest), in consideration of the cancellation of such Veritex Director RSU Award, a number of shares of Huntington Common Stock equal to the product of (i) the number of shares of Veritex Common Stock subject to such Veritex Director RSU Award immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio, with the shares of Huntington Common Stock in respect of such Veritex Director RSU Awards to be issued by the Surviving Corporation as soon as reasonably practicable, and in any event no later than, ten (10) days after the Closing Date.
(e) Promptly following the Effective Time, Huntington shall file a post-effective amendment to the S-4 or an effective registration statement on Form S-8 with respect to the Huntington Common Stock subject to the applicable Adjusted RSU Awards, as required.
(f) At or prior to the Effective Time, Veritex, the Board of Directors of Veritex and its compensation committee, as applicable, shall adopt any resolutions and take any actions that are necessary, including providing any notice of the right to exercise the Veritex Stock Options as required under the Veritex Stock Plans, for the treatment of the Veritex Equity Awards and to effectuate the provisions of this Section 1.7.
(g) For purposes of this Agreement, the following terms shall have the following meanings:
(i) “Merger Consideration Value” means the product of (x) the Exchange Ratio multiplied by (y) the Huntington Share Closing Price (such product rounded down to the nearest penny).

(ii) “Veritex Equity Awards” means the Veritex Stock Options, and Veritex Restricted Stock Unit Awards.
(iii) “Veritex Restricted Stock Unit Award” means a restricted stock unit award in respect of shares of Veritex Common Stock granted under a Veritex Stock Plan that is outstanding immediately prior to the Effective Time.
(iv) “Veritex Stock Plans” means the Veritex Holdings, Inc. First Amended 2010 Stock Option and Equity Incentive Plan, the 2014 Omnibus Incentive Plan for Veritex Holdings, Inc., the 2019 Amended and Restated Omnibus Incentive Plan for Veritex Holdings, Inc., the 2022 Amended and Restated Omnibus Incentive Plan for Veritex Holdings, Inc. and the 2025 Amended and Restated Omnibus Incentive Plan for Veritex Holdings, Inc.
1.8 Bylaws of Surviving Corporation. At the Effective Time, the bylaws of Huntington, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.
1.9 Tax Consequences. It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.
1.10 Bank Merger. Immediately following the Merger, Veritex Community Bank, a Texas state-chartered bank and a wholly owned Subsidiary of Veritex, will merge (the “Bank Merger”) with and into The Huntington National Bank, a national bank and a wholly owned Subsidiary of Huntington. The Huntington National Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of Veritex Community Bank shall cease. Promptly after the date of this Agreement, The Huntington National Bank and Veritex Community Bank shall enter into an agreement and plan of merger in substantially the form attached hereto as Exhibit A (the “Bank Merger Agreement”). Each of Huntington and Veritex shall approve the Bank Merger Agreement and the Bank Merger as the sole shareholder of The Huntington National Bank and Veritex Community Bank, respectively. Prior to the Effective Time, Veritex shall cause Veritex Community Bank, and Huntington shall cause The Huntington National Bank, to execute such certificates or articles of merger and such other documents and certificates as are necessary to effectuate the Bank Merger (“Bank Merger Certificates”).
ARTICLE II

EXCHANGE OF SHARES
2.1 Huntington to Make Consideration Available. At or prior to the Effective Time, Huntington shall deposit, or shall cause to be deposited, with a bank or trust company designated by Huntington and reasonably acceptable to Veritex (the “Exchange Agent”), for the benefit of the holders of Old Certificates, certificates or, at Huntington’s option, evidence in book-entry form, representing shares of Huntington Common Stock to be issued pursuant to Section 1.5 and exchanged pursuant to Section 2.2(a) in exchange for outstanding shares of Veritex Common Stock (“New Certificates”), and (b) cash in an amount sufficient to pay cash in lieu of any fractional shares (such New Certificates and cash described in the foregoing clauses (a) and (b), together with any dividends or distributions with respect thereto payable in accordance with Section 2.2(b), being hereinafter referred to as the “Exchange Fund”).
2.2 Exchange of Shares.
(a) As promptly as practicable after the Effective Time, but in no event later than ten (10) days thereafter, Huntington shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates representing shares of Veritex Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the Merger Consideration pursuant to Article I, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for certificates representing the number of whole shares of Huntington Common Stock and any cash in lieu of fractional shares which the shares of Veritex Common Stock represented by such Old Certificate or Old Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.2(b). From and after the Effective Time, upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing that number of whole shares of Huntington Common Stock to which such holder of Veritex Common Stock shall have become entitled pursuant to the provisions of Article I and (ii) a check representing the amount of (x) any cash in lieu of a fractional share which such holder has the right to receive in respect of the Old Certificate or Old Certificates surrendered pursuant to the provisions of this Article II and (y) any dividends or distributions which the holder thereof has the right to receive pursuant to this Section 2.2. No interest will be paid or accrued on the Huntington Common Stock or any cash in lieu of fractional shares or dividends or distributions payable to holders of Old Certificates. Until surrendered as contemplated by this Section 2.2, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the number of whole shares of Huntington Common Stock which the shares of Veritex Common Stock represented by such Old Certificate have been converted into the right to receive and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2.
(b) No dividends or other distributions declared with respect to Huntington Common Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this Article II. After the surrender of an Old Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of Huntington Common Stock which the shares of Veritex Common Stock represented by such Old Certificate have been converted into the right to receive (after giving effect to Section 6.10).
(c) If any New Certificate representing shares of Huntington Common Stock is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing shares of Huntington Common Stock in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.
(d) After the Effective Time, there shall be no transfers on the stock transfer books of Veritex of the shares of Veritex Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for New Certificates representing shares of Huntington Common Stock, cash in lieu of fractional shares and dividends or distributions that the holder presenting such Old Certificates is entitled to, as provided in this Article II.
(e) Notwithstanding anything to the contrary contained herein, no New Certificates or scrip representing fractional shares of Huntington Common Stock shall be issued upon the surrender for exchange of Old Certificates or otherwise pursuant to this Agreement, no dividend or distribution with respect to Huntington Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Huntington. In lieu of the issuance of any such fractional share, Huntington shall pay to each former holder who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing sale prices of Huntington Common Stock on the NASDAQ Stock Market (the “NASDAQ”) as reported by The Wall Street Journal for the five (5) consecutive full trading days ending on the day preceding the Closing Date (the “Huntington Share Closing Price”) by (ii) the fraction of a share (after taking into account all shares of Veritex Common Stock held by such holder immediately prior to the Effective Time and rounded to the nearest thousandth when expressed in decimal form) of Huntington Common Stock which such holder would otherwise be entitled to receive pursuant to Article I. The parties acknowledge that payment of such cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration, but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.
(f) Any portion of the Exchange Fund that remains unclaimed by the holders of Veritex Common Stock for one (1) year after the Effective Time shall be paid to the Surviving Corporation. Any former holders of Veritex Common Stock who have not theretofore exchanged their Old Certificates pursuant to this Article II shall thereafter look only to the Surviving Corporation for payment of the shares of Huntington Common Stock and cash in lieu of any fractional shares and any unpaid dividends and distributions on the Huntington Common Stock deliverable in respect of each former share of Veritex Common Stock that such holder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Huntington, Veritex, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of Veritex Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.
(g) Huntington shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any cash in lieu of fractional shares of Huntington Common Stock, cash dividends or distributions payable pursuant to this Section 2.2 or any other amounts otherwise payable pursuant to this Agreement to any holder of Veritex Common Stock or Veritex Equity Awards such amounts as it is required to deduct and withhold with respect to the making of such payment or vesting or settlement of such Veritex Equity Awards under the Code or any provision of state, local or foreign Tax law, which Taxes shall be satisfied by Huntington withholding the number of shares of Huntington Common Stock necessary to satisfy applicable withholding Taxes that would otherwise be issuable to the holder of a Veritex Equity Award in respect of such Veritex Equity Award. To the extent that amounts or shares of Huntington Common Stock, as applicable, are so withheld by Huntington or the Exchange Agent, as the case may be, and the applicable Taxes are paid over to the appropriate governmental authority, the withheld amounts or shares of Huntington Common Stock shall be treated for all purposes of this Agreement as having been paid or delivered to the holder of Veritex Common Stock or Veritex Equity Awards in respect of which the deduction and withholding was made by Huntington or the Exchange Agent, as the case may be. Notwithstanding anything herein to the contrary, any amounts payable in connection with the Closing in respect of any Veritex Equity Award pursuant to Section1.7, with respect to employee award holders of Veritex and its Subsidiaries may be made through the payroll system of the Surviving Corporation or one of its Subsidiaries.
(h) In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by Huntington or the Exchange Agent, the posting by such person of a bond in such amount as Huntington or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the shares of Huntington Common Stock and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF VERITEX
Except (i) as disclosed in the disclosure schedule delivered by Veritex to Huntington concurrently herewith (the “Veritex Disclosure Schedule”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Veritex Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Veritex that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect and (c) any disclosures made with respect to a section of this Article III shall be deemed to qualify (1) any other section of this Article III specifically referenced or cross-referenced and (2) other sections of this Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections or (ii) as disclosed in any Veritex Reports publicly filed prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Veritex hereby represents and warrants to Huntington as follows:
3.1 Corporate Organization.
(a) Veritex is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (“BHC Act”) that has elected to be treated as a financial holding company under the BHC Act. Veritex has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted in all material respects. Veritex is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Veritex. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Huntington, Veritex or the Surviving Corporation, as the case may be, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be likely to have a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole (provided, however, that Material Adverse Effect shall not be deemed to include the impact of or effects arising from (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements or interpretations thereof, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak, continuation or escalation of war or acts of terrorism or cyberattacks) or in economic or market conditions (including equity, credit and debt markets, as well as changes in interest rates) affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, (D) any international tariffs, trade policies or similar “trade” actions, (E) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods, wildfires or other natural disasters or from any outbreak of any disease, epidemic, pandemic or other public health event, (F) public disclosure of the execution of this Agreement, public disclosure or consummation of the transactions contemplated hereby (including any effect on a party’s relationships with its customers or employees) (it being understood that the foregoing shall not apply for purposes of the representations and warranties in Sections 3.3(b), 3.4, 4.3(c) or 4.4) or actions expressly required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, or (G) ) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts, but not, in either case, including any underlying causes thereof; except, with respect to subclauses (A), (B), (C), (D) or (E), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated hereby. As used in this Agreement, the term “Subsidiary,” when used with respect to any person, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, which is consolidated with such person for financial reporting purposes. True and complete copies of the certificate of formation of Veritex, as amended (the “Veritex Articles”) and the bylaws of Veritex, as amended (the “Veritex Bylaws”), as in effect as of the date of this Agreement, have previously been made available by Veritex to Huntington.
(b) Except, in the case of clauses (ii) and (iii) only, as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Veritex, each Subsidiary of Veritex (a “Veritex Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of Veritex to pay dividends or distributions, except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of Veritex that is an insured depository institution are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the knowledge of Veritex, threatened. Section 3.1(b) of the Veritex Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Veritex as of the date hereof.
3.2  Capitalization.
(a) The authorized capital stock of Veritex consists of 75,000,000 shares of Veritex Common Stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. As of July 11, 2025, no shares of capital stock or other equity or voting securities of Veritex are issued, reserved for issuance or outstanding, other than (i) 54,329,738 shares of Veritex Common Stock issued and outstanding, (ii) 585,399 shares of Veritex Common Stock reserved for issuance upon the exercise of outstanding Veritex Stock Options, (iii) 602,741 shares of Veritex Common Stock reserved for issuance upon the settlement of outstanding Veritex Restricted Stock Unit Awards that vest based solely on services, (iv) 178,824 shares of Veritex Common Stock reserved for issuance upon the settlement of outstanding Veritex Restricted Stock Unit Awards that are subject to performance-vesting conditions assuming that performance with respect thereto is achieved at the target level (and 268,236 shares of Veritex Common Stock assuming that performance is achieved at the maximum level), and (v) 1,080,288 shares of Veritex Common Stock reserved for issuance for future grants under the Veritex Stock Plans. As of the date of this Agreement, except as set forth in the immediately preceding sentence and for changes since July 11, 2025 resulting from the exercise, vesting or settlement of any Veritex Equity Awards described in the immediately preceding sentence, there are no shares of capital stock or other voting securities or equity interests of Veritex issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Veritex Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Veritex may vote are issued or outstanding. Except as set forth in Section 3.2(a) of the Veritex Disclosure Schedule, as of the date of this Agreement, no trust preferred or subordinated debt securities of Veritex are issued or outstanding. Other than Veritex Equity Awards issued prior to the date of this Agreement as described in this Section 3.2(a), as of the date of this Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Veritex to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.
(b) There are no voting trusts, shareholder agreements, proxies or other agreements in effect pursuant to which Veritex or any of the Veritex Subsidiaries has a contractual or other obligation with respect to the voting or transfer of Veritex Common Stock or other equity interests of Veritex. Other than the Veritex Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Veritex or any of its Subsidiaries) are outstanding.
(c) Veritex owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Veritex Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Veritex Subsidiaries that are insured depository institutions, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Veritex Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

3.3 Authority; No Violation.
(a) Veritex has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Veritex. The Board of Directors of Veritex has determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of Veritex and has directed that this Agreement and the transactions contemplated hereby be submitted to Veritex’s shareholders for approval at a duly held meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Veritex Common Stock entitled to vote on this Agreement (the “Requisite Veritex Vote”), and the adoption and approval of the Bank Merger Agreement by the board of directors of Veritex Community Bank and Veritex as its sole shareholder, no other corporate proceedings on the part of Veritex are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Veritex and (assuming due authorization, execution and delivery by Huntington) constitutes a valid and binding obligation of Veritex, enforceable against Veritex in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting insured depository institutions or their parent companies or the rights of creditors generally and subject to general principles of equity (the “Enforceability Exceptions”)).
(b) Subject to the receipt of the Requisite Veritex Vote, neither the execution and delivery of this Agreement by Veritex nor the consummation by Veritex of the transactions contemplated hereby, nor compliance by Veritex with any of the terms or provisions hereof, will (i) violate any provision of the Veritex Articles or the Veritex Bylaws or comparable governing documents of any Veritex Subsidiary or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Veritex or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Veritex or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Veritex or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on Veritex.
3.4 Consents and Approvals. Except for (a) the filing of any required applications, filings and notices, as applicable, with the NASDAQ, (b) the filing of any required applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and approval or regulatory waiver of such applications, filings and notices, (c) the filing of any required applications, filings and notices, as applicable, with the Office of the Comptroller of the Currency (the “OCC”) in connection with the Bank Merger, including under the Bank Merger Act, and approval of such applications, filings and notices and expiration of any related waiting period, (d) the filing of any required applications, filings or notices listed on Section 3.4 of the Veritex Disclosure Schedule or Section 4.4 of the Huntington Disclosure Schedule and approval or non-objection, as applicable, of such applications, filings and notices, (e) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement in definitive form relating to the meetings of Veritex’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Proxy Statement”), and of the registration statement on Form S-4 in which the Proxy Statement will be included as a prospectus, to be filed with the SEC by Huntington in connection with the transactions contemplated by this Agreement (the “S-4”) and declaration of effectiveness of the S-4, (f) the filing of the Certificate of Merger with the Texas Secretary pursuant to the TBOC, the filing of the Articles of Merger with the Maryland Department pursuant to the MGCL and the filing of the Bank Merger Certificates with the applicable Governmental Entities as required by applicable law, and (g) such filings and approvals as are required to be made or obtained under the securities or

“Blue Sky” laws of various states in connection with the issuance of the shares of Huntington Common Stock pursuant to this Agreement and the approval of the listing of such Huntington Common Stock on the NASDAQ, no consents or approvals of or filings or registrations with any court or administrative agency or commission or other governmental authority or instrumentality or SRO (each a “Governmental Entity”) are necessary in connection with (i) the execution and delivery by Veritex of this Agreement or (ii) the consummation by Veritex of the Merger and the other transactions contemplated hereby (including the Bank Merger). As used in this Agreement, “SRO” means (A) any “self-regulatory organization” as defined in Section 3(a)(26) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (B) any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market. As of the date hereof, Veritex is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.
3.5 Reports.
(a) Veritex and each of its Subsidiaries have timely filed (or furnished, as applicable) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2023 with (i) any state regulatory authority, (ii) the SEC, (iii) the Federal Reserve Board, (iv) the FDIC, (v) the Texas Department of Banking, (vi) any foreign regulatory authority and (vii) any SRO ((i) – (vii), collectively, “Regulatory Agencies”), including any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on Veritex. Subject to Section 9.7 and except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Veritex and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Veritex, investigation into the business or operations of Veritex or any of its Subsidiaries since January 1, 2023, except where such proceedings or investigations would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Veritex. Subject to Section 9.7, there (x) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Veritex or any of its Subsidiaries, and (y) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Veritex or any of its Subsidiaries since January 1, 2023, in each case of clauses (x) and (y), which would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Veritex.
(b) An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Veritex or any of its Subsidiaries pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, since January 1, 2023 (the “Veritex Reports”) is publicly available. No such Veritex Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Veritex Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Veritex has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any of the Veritex Reports.
3.6 Financial Statements.
(a) The financial statements of Veritex and its Subsidiaries included (or incorporated by reference) in the Veritex Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Veritex and its Subsidiaries in all material respects, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’

equity and consolidated financial position of Veritex and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Veritex and its Subsidiaries have been, since January 1, 2023, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. Grant Thornton LLP has not resigned (or informed Veritex that it intends to resign) or been dismissed as independent public accountants of Veritex as a result of or in connection with any disagreements with Veritex on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(b) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Veritex, neither Veritex nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) required by GAAP to be included on a consolidated balance sheet of Veritex, except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Veritex included in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2025 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2025, or in connection with this Agreement and the transactions contemplated hereby.
(c) The records, systems, controls, data and information of Veritex and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Veritex or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Veritex. Veritex (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Veritex, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Veritex by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Veritex’s outside auditors and the audit committee of Veritex’s Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Veritex’s ability to record, process, summarize and report financial information, and (y) to the knowledge of Veritex, any fraud, whether or not material, that involves management or other employees who have a significant role in Veritex’s internal controls over financial reporting. These disclosures were made in writing by management to Veritex’s auditors and audit committee and true, correct and complete copies of such disclosures have been made available to Huntington. To the knowledge of Veritex, there is no reason to believe that Veritex’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.
(d) Since January 1, 2023, (i) neither Veritex nor any of its Subsidiaries, nor, to the knowledge of Veritex, any director, officer, auditor, accountant or representative of Veritex or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the knowledge of Veritex, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Veritex or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that Veritex or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing Veritex or any of its Subsidiaries, whether or not employed or retained by Veritex or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Veritex or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of Veritex or any committee thereof or similar governing body of any Veritex Subsidiary or any committee thereof, or, to the knowledge of Veritex, to any director or officer of Veritex or any Veritex Subsidiary.
3.7 Broker’s Fees. Neither Veritex nor any Veritex Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement other than Keefe, Bruyette & Woods, Inc.
3.8 Absence of Certain Changes or Events.
(a) Since December 31, 2024, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Veritex.
(b) Since December 31, 2024 through the date of this Agreement, except with respect to the transactions contemplated hereby, Veritex and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.
3.9 Legal Proceedings.
(a) Neither Veritex nor any of its Subsidiaries is a party to any, and there are no pending or, to the knowledge of Veritex, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Veritex or any of its Subsidiaries or any of their current or former directors or executive officers (i) that would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Veritex, or (ii) of a material nature challenging the validity or propriety of this Agreement or the transactions contemplated hereby.
(b) There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon Veritex, any of its Subsidiaries or the assets of Veritex or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its affiliates).
3.10 Taxes and Tax Returns.
(a) Each of Veritex and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither Veritex nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return. All material Taxes of Veritex and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of Veritex and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Neither Veritex nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. The federal income Tax Returns of Veritex and its Subsidiaries for all years up to and including the tax year ended December 31, 2020 have been examined by the Internal Revenue Service (the “IRS”) or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. No deficiency with respect to a material amount of Taxes has been proposed, asserted or assessed against Veritex or any of its Subsidiaries. There are no pending or threatened (in writing) disputes, claims, audits, examinations or other proceedings regarding any material Taxes of Veritex and its Subsidiaries or the assets of Veritex and its Subsidiaries. In the last six years, neither Veritex nor any of its Subsidiaries has been informed in writing by any jurisdiction that the jurisdiction believes that Veritex or any of its Subsidiaries was required to file any Tax Return that was not filed. Veritex has made available to Huntington true, correct, and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six years. There are no Liens for material Taxes (except Taxes not yet due and payable) on any of the assets of Veritex or any of its Subsidiaries. Neither Veritex nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Veritex and its Subsidiaries). Neither Veritex nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income

Tax Return (other than a group the common parent of which was Veritex) or (B) has any liability for the Taxes of any person (other than Veritex or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither Veritex nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. Neither Veritex nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1). At no time during the past five years has Veritex been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.
(b) As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, fees, levies or like assessments together with all penalties and additions to tax and interest thereon.
(c) As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, estimate, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.
3.11 Employees and Employee Benefit Plans.
(a) Section 3.11(a) of the Veritex Disclosure Schedule lists all material Veritex Benefit Plans. For purposes of this Agreement, “Veritex Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other compensation or benefit plans, programs or arrangements, and all retention, bonus, employment, termination or severance plans, programs or arrangements or other contracts or agreements to or with respect to which Veritex or any Subsidiary or any trade or business of Veritex or any of its Subsidiaries, whether or not incorporated, all of which together with Veritex would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Veritex ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by Veritex or any of its Subsidiaries or any Veritex ERISA Affiliate, or to which Veritex or any of its Subsidiaries is required or obligated to maintain, contribute to or sponsor, for the benefit of any current or former employee, officer, director or independent contractor of Veritex or any of its Subsidiaries or any Veritex ERISA Affiliate.
(b) Veritex has heretofore made available to Huntington true and complete copies of each of the material Veritex Benefit Plans and the following related documents, to the extent applicable: (i) all summary plan descriptions, amendments, modifications or material supplements to any Veritex Benefit Plan, (ii) the annual report (Form 5500), if any, filed with the IRS for the last two plan years, (iii) the most recently received IRS determination letter, if any, relating to any such Veritex Benefit Plan, (iv) the most recently prepared actuarial report for each such Veritex Benefit Plan (if applicable) for each of the last two years and (v) all material non-routine correspondence received from or sent to any Governmental Entity in the last two years.
(c) Each Veritex Benefit Plan has been established, operated, maintained and administered in all respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code, except for such noncompliance as would not result in any material liability to Veritex or its Subsidiaries.
(d) Section 3.11(d) of the Veritex Disclosure Schedule identifies each Veritex Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Veritex Qualified Plans”). The IRS has issued a favorable determination or opinion letter with respect to each Veritex Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened), and, to the knowledge of Veritex, there are no existing circumstances and no events have occurred that would have a material adverse effect on the qualified status of any Veritex Qualified Plan or the related trust or increase the costs relating thereto.
(e) No Veritex Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, and none of Veritex and its Subsidiaries nor any Veritex ERISA Affiliate has, at any time during the last six (6) years, maintained, sponsored, contributed to or been obligated to contribute to any plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code.
(f) None of Veritex and its Subsidiaries nor any Veritex ERISA Affiliate maintains, sponsors or contributes to or has, at any time during the last six (6) years, maintained, sponsored, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of Veritex and its Subsidiaries nor any Veritex ERISA Affiliate has incurred any material liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan that has not been satisfied in full.
(g) The Veritex Community Bank Employee Stock Ownership Plan previously maintained by the Company (the “ESOP”) has been duly terminated in accordance with applicable law and the terms of the ESOP. All assets of the ESOP have been distributed to participants or their beneficiaries, or otherwise disposed of in accordance with the requirements of the Code and ERISA, and there are no outstanding contributions, obligations, or liabilities with respect to the ESOP.
(h) Neither Veritex nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired or former employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.
(i) All material contributions required to be made to any Veritex Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all material premiums due or payable with respect to insurance policies funding any Veritex Benefit Plan, since January 1, 2023, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the financial statements of Veritex.
(j) There are no pending or, to the knowledge of Veritex, threatened (in writing) claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to the knowledge of Veritex, no set of circumstances exists that may reasonably be likely to give rise to a material claim or lawsuit, against the Veritex Benefit Plans, any fiduciaries thereof with respect to their duties to the Veritex Benefit Plans or the assets of any of the trusts under any of the Veritex Benefit Plans that could in any case reasonably be likely to result in any material liability of Veritex or any of its Subsidiaries to the Pension Benefit Guaranty Corporation (the “PBGC”), the IRS, the Department of Labor, any Multiemployer Plan, a Multiple Employer Plan, any participant in a Veritex Benefit Plan, or any other party.
(k) None of Veritex or its Subsidiaries nor any Veritex ERISA Affiliate nor, to the knowledge of Veritex, any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) which could subject any of the Veritex Benefit Plans or their related trusts, Veritex, any of its Subsidiaries, any Veritex ERISA Affiliate or any person that Veritex or any of its Subsidiaries has an obligation to indemnify to any material tax or material penalty imposed under Section 4975 of the Code or Section 502 of ERISA.
(l) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) entitle any employee, officer, director or independent contractor of Veritex or any of its Subsidiaries to any payment or benefit, including severance pay, unemployment compensation, accrued pension benefit, or a change in control bonus or retention payment, (ii) result in, accelerate, cause the vesting, exercisability, funding, payment or delivery of, or increase the amount or value of, any payment, right or other benefit to any employee, officer, director or independent contractor of Veritex or any of its Subsidiaries, (iii) accelerate the timing of or trigger any funding obligation under a rabbi trust or similar funding vehicle under any Veritex Benefit Plan, or (iv) result in any limitation on the right of Veritex or any of its Subsidiaries or Veritex ERISA Affiliates to amend, merge, terminate or receive a reversion of assets from any Veritex Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Veritex or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.
(m) No Veritex Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code or otherwise.
(n) There are no pending or, to the knowledge of Veritex, threatened (in writing) material labor grievances or material unfair labor practice claims or charges against Veritex or any of its Subsidiaries, or any strikes or other labor disputes against Veritex or any of its Subsidiaries. Neither Veritex nor any of its Subsidiaries are party to or bound by any collective bargaining or similar agreement with any labor union, works council or similar labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Veritex or any of its Subsidiaries, and, to the knowledge of Veritex, there are no organizing efforts by any union or other group seeking to represent any employees of Veritex or any of its Subsidiaries.
(o) Veritex and its Subsidiaries are in compliance in all material respects with, and since January 1, 2023 have complied in all material respects with, all laws regarding employment and employment practices, terms and conditions of employment, wages and hours, plant closing notification, classification of employees and independent contractors, equitable pay practices, privacy right, labor disputes, employment discrimination, sexual harassment or discrimination, workers’ compensation or long-term disability policies, retaliation, immigration, family and medical leave, occupational safety and health and other laws in respect of any reduction in force (including notice, information and consultation requirements).
(p) (i) To the knowledge of Veritex, no written allegations of sexual harassment, sexual misconduct or discrimination have been made in the past five (5) years against any person who is a current member of the Board of Directors of Veritex or a current Section 16 officer (or, in the past two (2) years, against any person who during such two (2) year period was a Section 16 officer or an employee of Veritex or its Subsidiaries categorized at or above job level 27), (ii) in the past five (5) years neither Veritex nor any of its Subsidiaries has entered into any settlement agreement related to allegations of sexual harassment, sexual misconduct or discrimination by any current member of the Board of Directors of Veritex or any current Section 16 officer (or, in the past two (2) years, any former Section 16 officer or any employee of Veritex or its Subsidiaries categorized at or above job level 27), and (iii) there are no proceedings currently pending or, to the knowledge of Veritex, threatened related to any allegations of sexual harassment, sexual misconduct or discrimination by any current member of the Board of Directors of Veritex or any current Section 16 officer.
3.12 Compliance with Applicable Law.
(a) Veritex and each of its Subsidiaries hold, and have at all times since January 1, 2023 held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Veritex, and to the knowledge of Veritex no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened.
(b) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Veritex, Veritex and each of its Subsidiaries have complied with and are not in default or violation under any law, statute, order, rule, regulation, policy or guideline of any Governmental Entity applicable to Veritex or any of its Subsidiaries, including (to the extent applicable to Veritex or its Subsidiaries) all laws related to data protection or privacy (including laws relating to the privacy and security of data or information that constitutes personal data or personal information under applicable law (“Personal Data”)), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act and Regulation V, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act and Regulation C, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act and Regulation E, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of Treasury and any other law or regulation relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act and Regulation W, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.
(c) Veritex Community Bank has a Community Reinvestment Act rating of “satisfactory” or better as of its most recently completed Community Reinvestment Act examination.
(d) Veritex maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data against any (i) loss or misuse of Personal Data, (ii) unauthorized or unlawful operations performed upon Personal Data, or (iii) other act or omission that compromises the security or confidentiality of Personal Data.
(e) None of Veritex or any of its Subsidiaries, or to the knowledge of Veritex, any director, officer, employee, agent or other person acting on behalf of Veritex or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Veritex or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Veritex or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Veritex or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Veritex or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for Veritex or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Veritex or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department, except in each case as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Veritex.
(f) As of the date hereof, Veritex, Veritex Community Bank and each other insured depository institution Subsidiary of Veritex maintain regulatory capital ratios that exceed the levels established for “well capitalized” institutions (under the relevant regulatory capital regulation of the institution’s primary bank regulator) and, as of the date hereof, neither Veritex nor any of its Subsidiaries has received any notice from a Governmental Entity that its status as “well-capitalized” or that Veritex Community Bank’s Community Reinvestment Act rating will change within one (1) year from the date of this Agreement.
(g) Except as would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Veritex, (i) Veritex and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and (ii) none of Veritex, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets and results of such fiduciary account.

3.13 Certain Contracts.
(a) Except as set forth in Section 3.13(a) of the Veritex Disclosure Schedule or as filed with or incorporated into any Veritex Report filed prior to the date hereof, as of the date hereof, neither Veritex nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral, but excluding any Veritex Benefit Plan):
(i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);
(ii) which contains a provision that materially restricts the conduct of any line of business by Veritex or any of its Subsidiaries or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation or any of its Subsidiaries to engage (x) in any line of business or in any geographic region or (y) solicit any customer, client or employee of any person in any jurisdiction (other than, in the case of this clause (y), contracts with vendors or restrictions on soliciting employees arising under confidentiality or non-disclosure entered into by Veritex or any of its Subsidiaries in the ordinary course of business);
(iii) which is a collective bargaining agreement or similar agreement with any labor organization;
(iv) (A) that is an agreement for the incurrence of indebtedness by Veritex or any of its Subsidiaries, including any debt for borrowed money, obligations evidenced by notes, debentures or similar instruments, sale and leaseback transactions, capitalized or finance leases and other similar financing arrangements (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case, incurred in the ordinary course of business consistent with past practice), or (B) that provides for the guarantee, support, indemnification, assumption or endorsement by Veritex or any of its Subsidiaries of, or any similar commitment by Veritex or any of its Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other person, in the case of each of clauses (A) and (B), in an amount that can reasonably be expected to exceed $5,000,000;
(v) that (x) grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Veritex or its Subsidiaries, taken as a whole or (y) requires Veritex or its Subsidiaries to sell or purchase goods or services on an exclusive basis or make referrals of business to any person on an exclusive basis;
(vi) which creates future payment obligations in excess of $1,000,000 per annum (other than any such contracts which are terminable by Veritex or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than the condition of notice), other than extensions of credit, other customary banking products offered by Veritex or its Subsidiaries, or derivatives issued or entered into in the ordinary course of business consistent with past practice;
(vii) that is a joint venture or other material partnership agreement or arrangement;
(viii) that is a settlement, consent or similar agreement and contains any material continuing obligations imposed upon Veritex or any of its Subsidiaries; or
(ix) that relates to the acquisition or disposition of any person, business or asset and under which Veritex or its Subsidiaries have or may have ongoing obligations or liabilities that are material to Veritex and its Subsidiaries, taken as a whole.
Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), whether or not set forth in the Veritex Disclosure Schedule, is referred to herein as a “Veritex Contract,” and neither Veritex nor any of its Subsidiaries knows of, or has received written, or to the knowledge of Veritex, oral notice of, any violation of any Veritex Contract by any of the other parties thereto which would reasonably be likely to be, either individually or in the aggregate, material to Veritex and its Subsidiaries, taken as a whole. Veritex has made available to Huntington true, correct and complete copies of each Veritex Contract in effect as of the date hereof.
(b) In each case, except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Veritex: each Veritex Contract is valid and binding on Veritex or one of its Subsidiaries, as applicable, and in full force and effect, Veritex and each of its Subsidiaries has performed all obligations required to be performed by it prior to the date hereof under each Veritex Contract, to the knowledge of Veritex each third-party counterparty to each Veritex Contract has performed all obligations required to be performed by it to date under such Veritex Contract, and no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of Veritex or any of its Subsidiaries or, to the knowledge of Veritex, any counterparty thereto, under any such Veritex Contract.
3.14 Agreements with Regulatory Agencies. Subject to Section 9.7, neither Veritex nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2023, a recipient of any supervisory letter from, or since January 1, 2023, has adopted any policies, procedures or board resolutions at the request of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Veritex Disclosure Schedule, a “Veritex Regulatory Agreement”), nor has Veritex or any of its Subsidiaries been advised in writing or, to the knowledge of Veritex, orally, since January 1, 2023, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Veritex Regulatory Agreement.
3.15 Risk Management Instruments. Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Veritex, all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Veritex or any of its Subsidiaries or for the account of a customer of Veritex or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties reasonably believed to be financially responsible at the time and are legal, valid and binding obligations of Veritex or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions). Veritex and each of its Subsidiaries has duly performed in all material respects all of its material obligations thereunder to the extent that such obligations to perform have accrued, and, to the knowledge of Veritex, there are no material breaches, violations or defaults or bona fide allegations or assertions of such by any party thereunder.
3.16 Environmental Matters. Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Veritex, Veritex and its Subsidiaries are in compliance, and, since January 1, 2023 have complied, with all federal, state and local laws, regulation, orders, decrees, permits, authorizations, common laws and other legal requirements relating to: (a) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (c) noise, odor, wetlands, indoor air, pollution, environmental contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims or actions, or, to the knowledge of Veritex, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be likely to result in the imposition, on Veritex or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or threatened against Veritex, which liability or obligation would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Veritex. To the knowledge of Veritex, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Veritex. Veritex is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity, regulatory agency or third party imposing any liability or obligation with respect to any Environmental Law that would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Veritex.

3.17 Investment Securities.
(a) Except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Veritex, each of Veritex and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except (i) as set forth in the financial statements included in the Veritex Reports and (ii) to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Veritex or its Subsidiaries. Such securities and commodities are valued on the books of Veritex in accordance with GAAP in all material respects.
(b) Veritex and its Subsidiaries employ, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that Veritex believes are prudent and reasonable in the context of their respective businesses, and Veritex and its Subsidiaries have, since January 1, 2023, been in compliance with such policies, practices and procedures in all material respects.
3.18 Real Property. Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Veritex, Veritex or a Veritex Subsidiary has good and marketable title to all of the real property reflected in the latest audited balance sheet included in the Veritex Reports as being owned by Veritex or a Veritex Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Veritex Owned Properties”), free and clear of all material Liens, except statutory Liens securing payments not yet due, Liens for real property Taxes not yet due and payable, easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Veritex Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (collectively with the Veritex Owned Properties, the “Veritex Real Property”), free and clear of all material Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without material default thereunder by the lessee or, to the knowledge of Veritex, the lessor. There are no material pending or, to the knowledge of Veritex, threatened condemnation proceedings against any Veritex Real Property.
3.19 Intellectual Property. Veritex and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens other than any Permitted Encumbrances), all Intellectual Property necessary for the conduct of its business as currently conducted. Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Veritex, (a) the use of any Intellectual Property by Veritex and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Veritex or any Veritex Subsidiary acquired the right to use any Intellectual Property; (b) no person has asserted to Veritex in writing that Veritex or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person; (c) to the knowledge of Veritex, no person is challenging, infringing on or otherwise violating any right of Veritex or any of its Subsidiaries with respect to any Intellectual Property owned by or licensed to Veritex or its Subsidiaries; (d) neither Veritex nor any Veritex Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by Veritex or any Veritex Subsidiary; and (e) since January 1, 2023, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of Veritex and its Subsidiaries. Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Veritex, Veritex and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by Veritex and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, Internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto and any re-examinations, renewals, extensions or reissues thereof, in any jurisdiction; trade secrets and know-how (including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person); writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.
3.20 Related Party Transactions. There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Veritex or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Veritex or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding Veritex Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Veritex), on the other hand, of the type required to be reported in any Veritex Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act that have not been so reported on a timely basis.
3.21 Takeover Restrictions. The Board of Directors of Veritex has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and the transactions contemplated hereby any applicable provisions of the takeover laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law or any similar provisions of the Veritex Articles or Veritex Bylaws (any such laws, collectively with any similar provisions of the Veritex Articles or Veritex Bylaws or the Huntington Articles or Huntington Bylaws, as applicable, “Takeover Restrictions”). In accordance with Section 10.354 of the TBOC, no appraisal or dissenters’ rights will be available to the holders of Veritex Common Stock in connection with the Merger.
3.22 Reorganization. Veritex has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
3.23 Opinion. Prior to the execution of this Agreement, the Board of Directors of Veritex has received an opinion (which, if initially rendered orally, has been or will be confirmed by a written opinion, dated the same date) from Keefe, Bruyette & Woods, Inc., to the effect that, as of the date thereof, and based upon and subject to the factors, assumptions and limitations set forth therein, the Exchange Ratio pursuant to this Agreement is fair, from a financial point of view, to the holders of Veritex Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.
3.24 Veritex Information. The information relating to Veritex and its Subsidiaries that is provided by Veritex or its representatives specifically for inclusion in (a) the Proxy Statement, (b) the S-4, (c) the documents and financial statements of Veritex incorporated by reference in the Proxy Statement, the S-4 or any amendment or supplement thereto or (d) any other document filed with any other Regulatory Agency or Governmental Entity in connection herewith will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to Veritex and its Subsidiaries and other portions within the reasonable control of Veritex and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by Veritex with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of Huntington or its Subsidiaries for inclusion in the Proxy Statement or the S-4.
3.25 Loan Portfolio.
(a) As of the date hereof, except as set forth in Section 3.25(a) of the Veritex Disclosure Schedule, neither Veritex nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which Veritex or any Subsidiary of Veritex is a creditor which as of March 31, 2025 had an outstanding balance of $5,000,000 or more and under the terms of which the obligor was, as of March 31, 2025, ninety (90) days or more delinquent in payment of principal or interest, or (ii) “extensions of credit” to any “executive officer” or other “insider” of Veritex or any of its Subsidiaries

(as such terms are defined in 12 C.F.R. Part 215). Each “extension of credit” to any such “executive officer” or other “insider” of Veritex or any of its Subsidiaries is subject to and was made and continues to be in compliance with 12 C.F.R. Part 215 in all material respects or is exempt therefrom. Except as such disclosure may be limited by any applicable law, rule or regulation, Section 3.25(a) of the Veritex Disclosure Schedule sets forth a true, correct and complete list of all of the Loans of Veritex and its Subsidiaries that, as of March 31, 2025, had an outstanding balance of $5,000,000 or more and were classified by Veritex as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan, and the aggregate principal amount of and accrued and unpaid interest on such Loans as of such date.
(b) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Veritex, each outstanding Loan of Veritex or its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Veritex and its Subsidiaries as secured Loans, has been secured by valid Liens, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.
(c) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Veritex, each outstanding Loan of Veritex or its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects, in accordance with the relevant notes or other credit or security documents, the applicable written underwriting standards of Veritex and its Subsidiaries (and, in the case of Loans held for resale to investors, the applicable underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.
(d) None of the agreements pursuant to which Veritex or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default (other than early payment defaults) by the obligor on any such Loan.
(e) Neither Veritex nor any of its Subsidiaries is now, nor has it ever been since January 1, 2023, subject to any material fine, suspension, settlement or other administrative agreement or sanction by, or any reduction in any loan purchase commitment, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.
3.26 Insurance. Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Veritex, Veritex and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Veritex reasonably has determined to be prudent and consistent with industry practice, and neither Veritex nor any of its Subsidiaries has received notice to the effect that any of them are in default under any material insurance policy, each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Veritex and its Subsidiaries, Veritex or the relevant Subsidiary thereof is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.
3.27 No Investment Adviser or Broker-Dealer Subsidiary.
(a) Neither Veritex nor any Veritex Subsidiary serves in a capacity described in Section 9(a) or 9(b) of the Investment Company Act of 1940, as amended, nor acts as an “investment adviser” required to register as such under the Investment Advisers Act of 1940, as amended.
(b) Neither Veritex nor any Veritex Subsidiary is a broker-dealer required to be registered under the Exchange Act with the SEC.

3.28 No Other Representations or Warranties.
(a) Except for the representations and warranties made by Veritex in this Article III, neither Veritex nor any other person makes any express or implied representation or warranty with respect to Veritex, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Veritex hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Veritex nor any other person makes or has made any representation or warranty to Huntington or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Veritex, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Veritex in this Article III, any oral or written information presented to Huntington or any of its affiliates or representatives in the course of their due diligence investigation of Veritex, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
(b) Veritex acknowledges and agrees that neither Huntington nor any other person has made or is making any express or implied representation or warranty other than those contained in Article IV.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF HUNTINGTON
Except (i) as disclosed in the disclosure schedule delivered by Huntington to Veritex concurrently herewith (the “Huntington Disclosure Schedule”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Huntington Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Huntington that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect, and (c) any disclosures made with respect to a section of this Article IV shall be deemed to qualify (1) any other section of this Article IV specifically referenced or cross-referenced and (2) other sections of this Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections or (ii) as disclosed in any Huntington Reports publicly filed prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Huntington hereby represents and warrants to Veritex as follows:
4.1 Corporate Organization.
(a) Huntington is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and is a bank holding company duly registered under the BHC Act that has elected to be treated as a financial holding company under the BHC Act. Huntington has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted in all material respects. Huntington is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Huntington. True and complete copies of the Articles of Restatement of Charter of Huntington, as amended (“Huntington Articles”), and Amended and Restated Bylaws of Huntington (“Huntington Bylaws”), as in effect as of the date of this Agreement, have previously been made available by Huntington to Veritex.
(b) Except, in the case of clauses (ii) and (iii) only, as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Huntington, each Subsidiary of Huntington (a “Huntington Subsidiary”) is duly organized and validly existing under the laws of its jurisdiction of organization, is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing and has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of Huntington to pay dividends or distributions, except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of Huntington that is an insured depository institution are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the knowledge of Huntington, threatened. Section 4.1(b) of the Huntington Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Huntington as of the date hereof.
4.2 Capitalization.
(a) As of the date hereof, the authorized capital stock of Huntington consists of 2,250,000,000 shares of Huntington Common Stock and 6,617,808 shares of preferred stock, par value $0.01 per share (“Huntington Preferred Stock”). As of July 10, 2025, no shares of capital stock or other voting securities of Huntington are issued, reserved for issuance or outstanding, other than (i) 1,465,886,320 shares of Huntington Common Stock issued and outstanding, (ii) 9,189,092 shares of Huntington Common Stock reserved for issuance upon the exercise of outstanding stock options to purchase shares of Huntington Common Stock granted under a Huntington Stock Plan (“Huntington Stock Options”), (iii) 30,374,128 shares of Huntington Common Stock reserved for issuance upon the settlement of outstanding restricted stock units in respect of shares of Huntington Common Stock granted under a Huntington Stock Plan (“Huntington Restricted Stock Unit Awards”) (assuming that performance with respect to performance-vesting Huntington Restricted Stock Unit Awards is achieved at maximum performance), (iv) 1,629,382 Huntington deferred stock units in respect of 1,629,382 shares of Huntington Common Stock granted under a Huntington Stock Plan (“Huntington Deferred Stock Unit Awards”), (v) 28,973,960 shares of Huntington Common Stock reserved for issuance pursuant to future grants under the Huntington Stock Plans, and (vi) 877,500 shares of Huntington Preferred Stock issued and outstanding. As used herein, the “Huntington Stock Plans” shall mean all employee and director equity incentive plans of Huntington in effect as of the date of this Agreement and agreements for equity awards in respect of Huntington Common Stock granted by Huntington under the inducement grant exception. As of the date of this Agreement, except as set forth in the immediately preceding sentence and for changes since July 11, 2025 resulting from the exercise, vesting or settlement of any Huntington equity awards described in the immediately preceding sentence, there are no shares of capital stock or other voting securities or equity interests of Huntington issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Huntington Common Stock and Huntington Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Huntington may vote are issued or outstanding. Except as set forth in Section 4.2(a) of the Huntington Disclosure Schedule, as of the date of this Agreement, no trust preferred or subordinated debt securities of Huntington are issued or outstanding. Other than Huntington Stock Options, Huntington Restricted Stock Unit Awards and Huntington Deferred Stock Unit Awards, in each case, issued prior to the date of this Agreement as described in this Section 4.2(a), as of the date of this Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Huntington to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.
(b) There are no voting trusts, shareholder agreements, proxies or other agreements in effect pursuant to which Huntington or any of its Subsidiaries has a contractual or other obligation with respect to the voting or transfer of the Huntington Common Stock or other equity interests of Huntington. Huntington has paid or made due provision for the payment of all dividends payable on the outstanding shares of Huntington Preferred Stock through the most recent scheduled dividend payment date therefor, and has complied in all material respects with terms and conditions thereof.
(c) Huntington owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Huntington Subsidiary, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Huntington Subsidiaries that are insured depository institutions, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Huntington Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.
4.3 Authority; No Violation.
(a) Huntington has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Huntington. The Board of Directors of Huntington has determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of Huntington and its shareholders. Except for the adoption and approval of the Bank Merger Agreement by the board of directors of The Huntington National Bank and Huntington as its sole shareholder, (b) no other corporate proceedings on the part of Huntington are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Huntington and (assuming due authorization, execution and delivery by Veritex) constitutes a valid and binding obligation of Huntington, enforceable against Huntington in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). The shares of Huntington Common Stock to be issued in the Merger have been validly authorized and, when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of Huntington will have any preemptive right or similar rights in respect thereof.
(b) Neither the execution and delivery of this Agreement by Huntington, nor the consummation by Huntington of the transactions contemplated hereby, nor compliance by Huntington with any of the terms or provisions hereof, will (i) violate any provision of the Huntington Articles or the Huntington Bylaws or comparable governing documents of any Huntington Subsidiary or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Huntington, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Huntington or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Huntington or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on Huntington.
4.4 Consents and Approvals. Except for (a) the filing of any required applications, filings and notices, as applicable, with the NASDAQ, (b) the filing of any required applications, filings and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval or regulatory waiver of such applications, filings and notices, (c) the filing of any required applications, filings and notices, as applicable, with the OCC in connection with the Bank Merger, including under the Bank Merger Act, and approval of such applications, filings and notices, (d) the filing of any required applications, filings or notices listed on Section 3.4 of the Veritex Disclosure Schedule or Section 4.4 of the Huntington Disclosure Schedule and approval or non-objection, as applicable, of such applications, filings and notices, (e) the filing with the SEC of the Proxy Statement and the S-4 in which the Proxy Statement will be included as a prospectus, and declaration of effectiveness of the S-4, (f) the filing of the Certificate of Merger with the Texas Secretary pursuant to the TBOC, the filing of the Articles of Merger with the Maryland Department pursuant to the MGCL and the filing of the Bank Merger Certificates with the applicable Governmental Entities as required by applicable law and (g) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Huntington Common Stock pursuant to this Agreement and the approval of the listing of such Huntington Common Stock on the NASDAQ, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by Huntington of this Agreement or (ii) the consummation by Huntington of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, Huntington is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.
4.5 Reports.
(a) Huntington and each of its Subsidiaries have timely filed or furnished, as applicable, all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2023 with any Regulatory Agencies, including any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on Huntington. Subject to Section 9.7 and except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Huntington and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Huntington, investigation into the business or operations of Huntington or any of its Subsidiaries since January 1, 2023, except where such proceedings or investigations would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Huntington. Subject to Section 9.7, there (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Huntington or any of its Subsidiaries, and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Huntington or any of its Subsidiaries since January 1, 2023, in each case of clauses (i) and (ii), which would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Huntington.
(b) An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Huntington or any of its Subsidiaries pursuant to the Securities Act or the Exchange Act, as the case may be, since January 1, 2023 (the “Huntington Reports”) is publicly available. No such Huntington Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Huntington Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Huntington has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any of the Huntington Reports.
4.6 Financial Statements.
(a) The financial statements of Huntington and its Subsidiaries included (or incorporated by reference) in the Huntington Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Huntington and its Subsidiaries in all material respects, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Huntington and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Huntington and its Subsidiaries have been, since January 1, 2023, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. PricewaterhouseCoopers LLP has not resigned (or informed Huntington that it intends to resign) or been dismissed as independent public accountants of Huntington as a result of or in connection with any disagreements with Huntington on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(b) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Huntington, neither Huntington nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) required by GAAP to be included on a consolidated balance sheet of Huntington, except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Huntington included in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2025 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2025, or in connection with this Agreement and the transactions contemplated hereby.
(c) The records, systems, controls, data and information of Huntington and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Huntington or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Huntington. Huntington (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Huntington, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Huntington by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Huntington’s outside auditors and the audit committee of Huntington’s Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Huntington’s ability to record, process, summarize and report financial information, and (y) to the knowledge of Huntington, any fraud, whether or not material, that involves management or other employees who have a significant role in Huntington’s internal controls over financial reporting. These disclosures were made in writing by management to Huntington’s auditors and audit committee and true, correct and complete copies of such disclosures have been made available to Veritex. To the knowledge of Huntington, there is no reason to believe that Huntington’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.
(d) Since January 1, 2023, (i) neither Huntington nor any of its Subsidiaries, nor, to the knowledge of Huntington, any director, officer, auditor, accountant or representative of Huntington or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the knowledge of Huntington, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Huntington or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that Huntington or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing Huntington or any of its Subsidiaries, whether or not employed by Huntington or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Huntington or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of Huntington or any committee thereof or similar governing body of any Huntington Subsidiary or any committee thereof, or, to the knowledge of Huntington, to any director or officer of Huntington or any Huntington Subsidiary.
4.7 Broker’s Fees. Neither Huntington nor any Huntington Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than Evercore Group L.L.C. and Commerce Street Capital, LLC.

4.8 Absence of Certain Changes or Events.
(a) Since December 31, 2024, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Huntington.
(b) Since December 31, 2024 through the date of this Agreement, except with respect to the transactions contemplated hereby, Huntington and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.
4.9 Legal Proceedings.
(a) Neither Huntington nor any of its Subsidiaries is a party to any, and there are no pending or, to the knowledge of Huntington, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Huntington or any of its Subsidiaries or any of their current or former directors or executive officers (i) that would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Huntington, or (ii) of a material nature challenging the validity or propriety of this Agreement or the transactions contemplated hereby.
(b) There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon Huntington, any of its Subsidiaries or the assets of Huntington or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its affiliates).
4.10 Taxes and Tax Returns. Each of Huntington and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. All material Taxes of Huntington and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of Huntington and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. The federal income Tax Returns of Huntington and its Subsidiaries for all years up to and including the tax year ended December 31, 2019 have been examined by the IRS or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. No deficiency with respect to a material amount of Taxes has been proposed, asserted or assessed against Huntington or any of its Subsidiaries. There are no pending or threatened (in writing) disputes, claims, audits, examinations or other proceedings regarding any material Taxes of Huntington and its Subsidiaries or the assets of Huntington and its Subsidiaries.
4.11 Compliance with Applicable Law.
(a) Huntington and each of its Subsidiaries hold, and have at all times since January 1, 2023 held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Huntington, and to the knowledge of Huntington, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened.
(b) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Huntington, Huntington and each of its Subsidiaries have complied with and are not in default or violation under any law, statute, order, rule, regulation, policy or guideline of any Governmental Entity applicable to Huntington or any of its Subsidiaries, including (to the extent applicable to Huntington or its Subsidiaries) all laws related to data protection or privacy (including laws relating to the privacy and security of Personal Data), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act and Regulation V, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act and Regulation C, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act and Regulation E, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement

Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of Treasury and any other law or regulation relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act and Regulation W, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.
(c) The Huntington National Bank has a Community Reinvestment Act rating of “outstanding” as of its most recently completed Community Reinvestment Act examination.
(d) Huntington maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data against any (i) loss or misuse of Personal Data, (ii) unauthorized or unlawful operations performed upon Personal Data, or (iii) other act or omission that compromises the security or confidentiality of Personal Data.
(e) None of Huntington or any of its Subsidiaries, or to the knowledge of Huntington, any director, officer, employee, agent or other person acting on behalf of Huntington or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Huntington or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Huntington or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Huntington or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Huntington or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for Huntington or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Huntington or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department, except in each case as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Huntington.
(f) As of the date hereof, Huntington, The Huntington National Bank and each other insured depository institution Subsidiary of Huntington maintain regulatory capital ratios that exceed the levels established for “well capitalized” institutions (under the relevant regulatory capital regulation of the institution’s primary bank regulator) and, as of the date hereof, neither Huntington nor any of its Subsidiaries has received any notice from a Governmental Entity that its status as “well-capitalized” or that The Huntington National Bank’s Community Reinvestment Act rating will change within one (1) year from the date of this Agreement.
(g) Except as would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Huntington, (i) Huntington and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and (ii) none of Huntington, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets and results of such fiduciary account.
(h) Except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Huntington, Huntington and its Subsidiaries are in compliance, and, since January 1, 2023 have complied, with all Environmental Laws.
4.12 Certain Contracts.
(a) Each contract, arrangement, commitment or understanding (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which

Huntington or any of its Subsidiaries is a party or by which Huntington or any of its Subsidiaries is bound as of the date hereof has been filed as an exhibit to the most recent Annual Report on Form 10-K filed by Huntington, or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto (each, a “Huntington Contract”), and neither Huntington nor any of its Subsidiaries knows of, or has received written, or to the knowledge of Huntington, oral notice of, any violation of any Huntington Contract by any of the other parties thereto which would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Huntington.
(b) In each case, except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Huntington, each Huntington Contract is valid and binding on Huntington or one of its Subsidiaries, as applicable, and in full force and effect, Huntington and each of its Subsidiaries have performed all obligations required to be performed by it prior to the date hereof under each Huntington Contract, to the knowledge of Huntington, each third-party counterparty to each Huntington Contract has performed all obligations required to be performed by it to date under such Huntington Contract, and no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of Huntington or any of its Subsidiaries or, to the knowledge of Huntington, any counterparty thereto, under any such Huntington Contract.
4.13 Agreements with Regulatory Agencies. Subject to Section 9.7, neither Huntington nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2023, a recipient of any supervisory letter from, or since January 1, 2023, has adopted any policies, procedures or board resolutions at the request of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Huntington Disclosure Schedule, a “Huntington Regulatory Agreement”), nor has Huntington or any of its Subsidiaries been advised, in writing or, to the knowledge of Huntington, orally, since January 1, 2023, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Huntington Regulatory Agreement.
4.14 Information Technology. Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Huntington, to the knowledge of Huntington, since January 1, 2023, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of Huntington and its Subsidiaries.
4.15 Related Party Transactions. There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Huntington or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Huntington or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding Huntington Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Huntington), on the other hand, of the type required to be reported in any Huntington Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act that have not been so reported on a timely basis.
4.16 Reorganization. Huntington has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
4.17 Investment Securities.
(a) Except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Huntington, each of Huntington and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except (i) as set forth in the financial statements included in the

Huntington Reports and (ii) to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Huntington or its Subsidiaries. Such securities and commodities are valued on the books of Huntington in accordance with GAAP in all material respects.
(b) Huntington and its Subsidiaries employ, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that Huntington believes are prudent and reasonable in the context of their respective businesses, and Huntington and its Subsidiaries have, since January 1, 2023, been in compliance with such policies, practices and procedures in all material respects.
4.18 Risk Management Instruments. Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Huntington, all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Huntington or any of its Subsidiaries or for the account of a customer of Huntington or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties reasonably believed to be financially responsible at the time and are legal, valid and binding obligations of Huntington or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions). Huntington and each of its Subsidiaries have duly performed in all material respects all of its material obligations thereunder to the extent that such obligations to perform have accrued, and, to the knowledge of Huntington, there are no material breaches, violations or defaults or bona fide allegations or assertions of such by any party thereunder.
4.19 Huntington Information. The information relating to Huntington and its Subsidiaries that is provided by Huntington or its representatives specifically for inclusion in (a) the Proxy Statement, (b) the S-4, (c) the documents and financial statements of Huntington incorporated by reference in the Proxy Statement, the S-4 or any amendment or supplement thereto or (d) any other document filed with any other Regulatory Agency or Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to Huntington and its Subsidiaries and other portions within the reasonable control of Huntington and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by Huntington with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of Veritex or its Subsidiaries for inclusion in the Proxy Statement or the S-4.
4.20 Employee Benefit Plans.
(a) For purposes hereof, “Huntington Benefit Plans” means all Benefit Plans to or with respect to which Huntington or any Subsidiary or any trade or business of Huntington or any of its Subsidiaries, whether or not incorporated, all of which together with Huntington would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Huntington ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by Huntington or any of its Subsidiaries or any Huntington ERISA Affiliate, or to which Huntington or any of its Subsidiaries is required or obligated to maintain, contribute to or sponsor, for the benefit of any current or former employee, officer, director or independent contractor of Huntington or any of its Subsidiaries or any Huntington ERISA Affiliate.
(b) Each Huntington Benefit Plan has been established, operated, maintained and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code, except for such noncompliance as would not result in any material liability to Huntington or its Subsidiaries.
(c) Except as would not result in any material liability to Huntington or its Subsidiaries, with respect to each Huntington Benefit Plan or any other ongoing, frozen or terminated “single employer plan” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by Huntington, any of its Subsidiaries or any Huntington ERISA Affiliates that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code: (i) no such plan is in “at-risk” status for purposes of Section 430 of the Code, (ii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (iii) all premiums required to be paid to the PBGC have been timely paid in full, (iv) no material liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is reasonably expected to be incurred by Huntington or any of its Subsidiaries, (v) the PBGC has not instituted proceedings to terminate any such Huntington Benefit Plan, (vi) to the knowledge of Huntington, the most recent actuarial report for such Huntington Benefit Plan is accurate in all material respects and (vii) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived.
(d) None of Huntington and its Subsidiaries nor any Huntington ERISA Affiliate has, at any time during the last six years, contributed to or been obligated to contribute to any plan that is a Multiemployer Plan or a Multiple Employer Plan, and none of Huntington and its Subsidiaries nor any Huntington ERISA Affiliate has incurred any material liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan that has not been satisfied in full.
4.21 No Other Representations or Warranties.
(a) Except for the representations and warranties made by Huntington in this Article IV, neither Huntington nor any other person makes any express or implied representation or warranty with respect to Huntington, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Huntington hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Huntington nor any other person makes or has made any representation or warranty to Veritex or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Huntington, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Huntington in this Article IV, any oral or written information presented to Veritex or any of its affiliates or representatives in the course of their due diligence investigation of Huntington, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
(b) Huntington acknowledges and agrees that neither Veritex nor any other person has made or is making any express or implied representation or warranty other than those contained in Article III.
ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS
5.1 Conduct of Business Prior to the Effective Time; Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the Veritex Disclosure Schedule), required by law or as consented to in writing by the other party (such consent not to be unreasonably withheld, conditioned or delayed), Veritex shall, and shall cause its Subsidiaries to, (x) conduct its business in the ordinary course in all material respects, and (y) use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships. In addition, during the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Veritex Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, Veritex shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Huntington (such consent not to be unreasonably withheld, conditioned or delayed):
(a) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than indebtedness of Veritex or any of its wholly-owned Subsidiaries to Veritex or any of its wholly-owned Subsidiaries), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person (other than any wholly owned Subsidiary of Veritex), it being understood and agreed that incurrence of indebtedness in the ordinary course of business consistent with past practice shall include federal funds borrowings and Federal Home Loan Bank borrowings, the creation of deposit liabilities, issuances of letters of credit, purchases of federal funds, sales of certificates of deposit and entry into repurchase agreements, in each case on terms and in amounts consistent with past practice;
(b) adjust, split, combine or reclassify any capital stock;

(i) make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock or other equity or voting securities (except (A) regular quarterly cash dividends by Veritex at a rate not in excess of $0.22 per share of Veritex Common Stock, (B) dividends provided for and paid on any trust preferred securities of Veritex or its Subsidiaries, in each case in accordance with the terms thereof, (C) dividends paid by any of the Subsidiaries of Veritex to Veritex or any of its wholly owned Subsidiaries, or (D) the acceptance of shares of Veritex Common Stock as payment for the exercise price of Veritex Stock Options or for withholding taxes incurred in connection with the exercise of Veritex Stock Options or the vesting or settlement of Veritex Equity Awards, in each case, in accordance with past practice and the terms of the applicable award agreements);
(ii) grant any stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity-based awards or interests, including Veritex Equity Awards, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock or other equity or voting securities; or
(iii) issue, sell or otherwise permit to become outstanding any additional shares of capital stock or other equity or voting securities or securities convertible or exchangeable into, or exercisable for or valued by reference to, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, except for the issuance of shares upon the exercise of Veritex Stock Options or the vesting or settlement of Veritex Equity Awards outstanding as of the date hereof or granted on or after the date hereof to the extent permitted under this Agreement;
(c) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a wholly-owned Subsidiary, or cancel, release or assign any material indebtedness to any such person or any claims held by any person, in each case other than in the ordinary course of business;
(d) except for transactions in the ordinary course of business (including by way of foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith), make any investment or acquisition that would be material to Veritex and its Subsidiaries on a consolidated basis, whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation or formation of a joint venture or otherwise, in or of any property or assets of any other individual, corporation or other entity, in each case other than a wholly owned Subsidiary of Veritex, that would be material to Veritex and its Subsidiaries on a consolidated basis;
(e) in each case except for transactions in the ordinary course of business, (i) terminate, materially amend, or waive any material provision of, any Veritex Contract, or make any material change in any instrument or agreement governing the terms of any of its securities, other than normal renewals in the ordinary course of business without material adverse changes to terms with respect to Veritex or its Subsidiaries or (ii) enter into any contract that would constitute a Veritex Contract if it were in effect on the date of this Agreement (it being understood and agreed that entering into a Veritex Contract that would be such pursuant to Section 3.13(a)(ii) or (v)(y) is not ordinary course of business);
(f) except as required under applicable law or by the terms of any Veritex Benefit Plan existing as of the date hereof, (i) enter into, adopt or terminate any Veritex Benefit Plan (including any plans, programs, policies, agreements or arrangements that would be considered a Veritex Benefit Plan if in effect as of the date hereof), (ii) amend (whether in writing or through the interpretation of) any Veritex Benefit Plan (including any plans, programs, policies, agreements or arrangements adopted or entered into that would be considered a Veritex Benefit Plan if in effect as of the date hereof), other than de minimis administrative amendments in the ordinary course of business consistent with past practice that do not increase the cost or expense of maintaining, or increase the benefits payable under, such plan, program, policy or arrangements, (iii) increase the compensation, bonus, severance, termination pay or other benefits payable to any current, prospective or former employee, officer, director, independent contractor or consultant, (iv) pay, grant or award, or commit to pay, grant or award, any bonuses or incentive compensation, (v) accelerate the vesting of, or otherwise deviate from the terms provided in the applicable award agreement with respect to the vesting, payment, settlement or exercisability of, any Veritex Equity Awards or other equity-based awards or other compensation, (vi) enter into any collective bargaining agreement or similar agreement or arrangement, (vii) fund or provide any funding for any rabbi trust or similar arrangement, (viii) terminate the employment or services of any Section 16 officer or any employee of Veritex or its Subsidiaries categorized at or above job level 24 (each, an “Identified Employee”) or any employee, independent contractor (who is a natural person) or consultant (who is a natural person) whose annual base salary or base fee is greater than $180,000, in each case other than for cause, or (ix) hire any Identified Employee or any employee, independent contractor (who is a natural person) or consultant (who is a natural person) whose annual base salary or base fee is greater than $180,000;
(g) except for debt workouts in the ordinary course of business, settle any claim, suit, action or proceeding (i) in an amount and for consideration in excess of $250,000 individually or $500,000 in the aggregate (net of any insurance proceeds or indemnity, contribution or similar payments received by Veritex or any of its Subsidiaries in respect thereof) or (ii) that would impose any material restriction on the business of Veritex or its Subsidiaries or the Surviving Corporation or its Subsidiaries;
(h) take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;
(i) amend the Veritex Articles, the Veritex Bylaws, or comparable governing documents of its “Significant Subsidiaries” (as such term is defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act);
(j) merge or consolidate itself or any of its Significant Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Significant Subsidiaries;
(k) materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, except as may be required by GAAP or by applicable laws, regulations, guidelines or policies imposed by any Governmental Entity or requested by a Governmental Entity;
(l) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or by applicable laws, regulations, guidelines or policies imposed by any Governmental Entity;
(m) (i) enter into any material new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, hedging policies, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by such policies or applicable law, regulation or policies imposed by any Governmental Entity or (ii) make any loans or extensions of credit or renewals thereof, except in the ordinary course of business consistent with past practice and (A) in the case of any loan or extension of credit or renewal thereof with a risk rating of 4 or lower/better (as determined in the ordinary course of business consistent with past practice under Veritex’s and its Subsidiaries’ lending policies in effect as of the date hereof), not in excess of $25,000,000 and (B) in the case of any loan or extension of credit or renewal thereof with a risk rating of 5 or higher/worse (as determined in the ordinary course of business consistent with past practice under Veritex’s and its Subsidiaries’ lending policies in effect as of the date hereof), not in excess of $15,000,000; provided, that any consent from Huntington sought pursuant to this clause (ii) shall not be unreasonably withheld; provided, further, that, if Huntington does not respond to any such request for consent within two (2) business days after the relevant loan package is provided to Huntington, such non-response shall be deemed to constitute consent pursuant to this clause (ii);
(n) make, or commit to make, any capital expenditures that exceed Veritex’s capital expenditure budget set forth in Section 5.1(n) of the Veritex Disclosure Schedule by more than five percent (5%);

(o) make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any amended material Tax Return, enter into any closing agreement with respect to Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any right to claim a refund of a material amount of Taxes;
(p) (i) make any application for the opening or relocation of, or open or relocate, any branch office, loan production office or other significant office or operations facility of Veritex or its Subsidiaries, (ii) other than in consultation with Huntington, make any application for the closing of or close any branch or (iii) other than in consultation with Huntington, purchase any new real property (other than other real estate owned (OREO) properties in the ordinary course) in an amount in excess of $250,000 for any individual property or enter into, amend or renew any material lease with respect to real property requiring aggregate payments under any individual lease in excess of $100,000;
(q) knowingly take any action that is intended to or would reasonably be likely to adversely affect or materially delay the ability of Veritex or its Subsidiaries to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or by the Bank Merger Agreement or the Requisite Veritex Vote or to perform its covenants and agreements under this Agreement or the Bank Merger Agreement or to consummate the transactions contemplated hereby or thereby; or
(r) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.1(r).
5.2 Huntington Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Huntington Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, Huntington shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Veritex (such consent not to be unreasonably withheld, conditioned or delayed):
(a) amend the Huntington Articles or the Huntington Bylaws in a manner that would materially and adversely affect the holders of Veritex Common Stock in a manner that adversely affect the holders of Veritex Common Stock relative to other holders of Huntington Common Stock;
(b) adjust, split, combine or reclassify any capital stock of Huntington or make, declare or pay any extraordinary dividend on any capital stock of Huntington;
(c) make any material investment whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation or formation of a joint venture or otherwise, in or of any property or assets of any other individual, corporation or other entity, other than a wholly owned Subsidiary of Huntington, except for transactions in the ordinary course of business or in a transaction that, together with such other transactions, is not reasonably likely to prevent or materially delay the receipt of the Requisite Regulatory Approvals or the Closing;
(d) merge or consolidate itself or The Huntington National Bank with any other person (i) where it or The Huntington National Bank is not the surviving person or (ii) if the merger or consolidation is reasonably likely to prevent, materially delay or materially impair the receipt of the Requisite Regulatory Approvals or the Closing;
(e) take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;
(f) knowingly take any action that is intended to or would reasonably be likely to adversely affect or materially delay the ability of Huntington or its Subsidiaries to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or by the Bank Merger Agreement or to perform its covenants and agreements under this Agreement or the Bank Merger Agreement or to consummate the transactions contemplated hereby or thereby; or
(g) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

ARTICLE VI

ADDITIONAL AGREEMENTS
6.1 Regulatory Matters.
(a) Huntington and Veritex shall promptly prepare and file with the SEC the Proxy Statement and Huntington shall promptly prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. Huntington and Veritex, as applicable, shall use reasonable best efforts to make such filings within thirty (30) days of the date of this Agreement. Each of Huntington and Veritex shall use their reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the S-4 effective for so long as necessary to consummate the transactions contemplated by this Agreement, and Veritex shall thereafter mail or deliver the Proxy Statement to its shareholders. Huntington shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement as promptly as practicable, and Veritex shall furnish all information concerning Veritex and the holders of Veritex Common Stock as may be reasonably requested in connection with any such action.
(b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (and in the case of the applications, notices, petitions and filings required to obtain the Requisite Regulatory Approvals, use their reasonable best efforts to make such filings within thirty (30) days of the date of this Agreement), to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Governmental Entities. Huntington and Veritex shall each use, and shall each cause their applicable Subsidiaries to use, reasonable best efforts to obtain each such Requisite Regulatory Approval and any approvals required for the Bank Merger as promptly as reasonably practicable. The parties shall cooperate with each other in connection therewith (including the furnishing of any information and any reasonable undertaking or commitments that may be required to obtain the Requisite Regulatory Approvals) and shall respond as promptly as practicable to the requests of Governmental Entities for documents and information. Huntington and Veritex shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Veritex or Huntington, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. Each party will provide the other with copies of any applications and all correspondence relating thereto prior to filing and with sufficient opportunity to comment, other than any portions of material filed in connection therewith that contain competitively sensitive business or other proprietary information or confidential supervisory information filed under a claim of confidentiality. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.
(c) In furtherance and not in limitation of the foregoing, each of Huntington and Veritex shall use its reasonable best efforts to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing, and (ii) avoid or eliminate each and every impediment so as to enable the Closing to occur as soon as possible, including proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of businesses or assets of Huntington, Veritex and their respective Subsidiaries. Notwithstanding the foregoing, nothing contained herein shall be deemed to require Huntington or Veritex or any of their respective Subsidiaries, and neither Huntington nor Veritex nor any of their respective Subsidiaries shall be permitted (without the written consent of the other party), to take any action, or commit to take any action, or agree to any condition or restriction, in connection with the foregoing or obtaining any permits, consents, approvals and authorizations of Governmental Entities that would reasonably be likely to have a material adverse effect on the Surviving Corporation and its Subsidiaries, taken as a whole, after giving effect to the Merger (measured on a scale relative to Veritex and its Subsidiaries, taken as a whole) (a “Materially Burdensome Regulatory Condition”).
(d) Huntington and Veritex shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Huntington, Veritex or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement. Each of Huntington and Veritex agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it specifically for inclusion or incorporation by reference in (i) the S-4 will, at the time the S-4 and each amendment or supplement thereto, if any, is filed and becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the Proxy Statement and any amendment or supplement thereto will, at the time of filing and the date of mailing to the shareholders of Veritex and at the time of the Veritex Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading, and (iii) any applications, notices and filings required in order to obtain the Requisite Regulatory Approvals will, at the time each is filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of Huntington and Veritex further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the S-4 or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the S-4 or the Proxy Statement.
(e) Huntington and Veritex shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.
(f) Without limiting the generality of this Section 6.1, Veritex shall, and shall cause its Subsidiaries to, reasonably cooperate with Huntington and its Subsidiaries (including the furnishing of information and by making employees reasonably available) as is reasonably requested by Huntington in order to comply with the requirements of the Comprehensive Capital Analysis and Review and Dodd-Frank Act Stress Testing programs.
6.2 Access to Information.
(a) Subject to Section 9.7, upon reasonable notice and subject to applicable laws, each of Huntington and Veritex, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, personnel, information technology systems, and records, and each shall reasonably cooperate with the other party in preparing to execute after the Effective Time the conversion or consolidation of systems and business operations generally (including by entering into customary confidentiality, non-disclosure and similar agreements with such service providers and/or the other party), and, during such period, during normal business hours and in a manner so as not to interfere with normal business operations, each of Huntington and Veritex shall, and shall cause its respective Subsidiaries to, make available to the other party such information concerning its business, properties and personnel as such party may reasonably request. Each party shall use commercially reasonable efforts to minimize any interference with the other party’s regular business operations during any such access. Neither Huntington nor Veritex nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Huntington’s or Veritex’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
(b) Each of Huntington and Veritex shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated June 14, 2025, between Huntington and Veritex (the “Confidentiality Agreement”).
(c) No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein. Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
6.3 Veritex Shareholder Approval.
(a) Veritex shall take, in accordance with applicable law and the Veritex Articles and Veritex Bylaws, all actions necessary to convene a meeting of its shareholders (the “Veritex Meeting”) to be held as soon as reasonably practicable after the S-4 is declared effective for the purpose of obtaining the Requisite Veritex Vote required in connection with this Agreement and the Merger. Except in the case of a Veritex Adverse Recommendation Change, the Board of Directors of Veritex shall use its reasonable best efforts to obtain from the shareholders of Veritex the Requisite Veritex Vote, including by communicating to its shareholders its recommendation (and including such recommendation in the Proxy Statement) that they approve this Agreement and the transactions contemplated hereby (the “Veritex Board Recommendation”) and shall not make a Veritex Adverse Recommendation Change except in accordance with this Section 6.3. Veritex shall engage a proxy solicitor reasonably acceptable to Huntington to assist in the solicitation of proxies from shareholders relating to the Requisite Veritex Vote. However, subject to Section 8.1 and Section 8.2, if the Board of Directors of Veritex, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would more likely than not result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement and the Merger, then, prior to the receipt of the Requisite Veritex Vote, in submitting this Agreement and the Merger to its shareholders, the Board of Directors of Veritex may withhold or withdraw or modify or qualify in a manner adverse to Huntington the Veritex Board Recommendation or may submit this Agreement and the Merger to its shareholders without recommendation (each, a “Veritex Adverse Recommendation Change”) (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors of Veritex may communicate the basis for its Veritex Adverse Recommendation Change to its shareholders in the Proxy Statement or an appropriate amendment or supplement thereto; provided, that the Board of Directors of Veritex may not take any actions under this sentence unless (i) it gives Huntington at least three (3) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken by the Board of Directors of Veritex in response to a Veritex Acquisition Proposal, the latest material terms and conditions and the identity of the third party in any such Veritex Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (ii) at the end of such notice period, the Board of Directors of Veritex takes into account any amendment or modification to this Agreement proposed by Huntington and after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement and the Merger. Any material amendment to any Veritex Acquisition Proposal will be deemed to be a new Veritex Acquisition Proposal for purposes of this Section 6.3 and will require a new notice period as referred to in this Section 6.3.

(b) Except in the case of a Veritex Adverse Recommendation Change, Veritex shall adjourn or postpone the Veritex Meeting, if, as of the time for which such meeting is originally scheduled, there are insufficient shares of Veritex Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting, Veritex has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Veritex Vote. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the Veritex Meeting shall be convened and this Agreement and the Merger shall be submitted to the shareholders of Veritex at the Veritex Meeting, for the purpose of voting on the approval of this Agreement and the Merger and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve Veritex of such obligation. Veritex shall only be required to adjourn or postpone the Veritex Meeting two (2) times pursuant to the first sentence of this Section 6.3(b).
6.4 Legal Conditions to Merger. Subject in all respects to Section 6.1 of this Agreement, each of Huntington and Veritex shall, and shall cause its Subsidiaries to, use their reasonable best efforts, in each case as promptly as practicable, (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal and regulatory requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and the Bank Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by Veritex or Huntington or any of their respective Subsidiaries in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.
6.5 Stock Exchange Listing. Huntington shall cause the shares of Huntington Common Stock to be issued in the Merger to be approved for listing on the NASDAQ, subject to official notice of issuance, prior to the Effective Time.
6.6 Employee Matters.
(a) Huntington shall provide the employees of Veritex and its Subsidiaries as of the Effective Time (the “Continuing Employees”), during the periods specified below for so long as they are employed following the Effective Time, with the following: (i) during the period commencing at the Effective Time and ending on the first anniversary thereof, annual base salary or wages, as applicable, that are no less than the annual base salary or wages in effect for each such Continuing Employee immediately prior to the Effective Time, (ii) during the period commencing at the Effective Time and ending on December 31 of the calendar year during which the Effective Time occurs, (A) target incentive opportunities (excluding equity-based awards but including any annual or short-term cash incentive) that are no less favorable than those provided to each such Continuing Employee immediately prior to the Effective Time, and (B) employee benefits (other than severance and retention benefits) that are substantially comparable in the aggregate to those provided to such Continuing Employees immediately prior to the Effective Time; and (iii) during the period commencing on January 1 of the calendar year immediately following the year in which the Effective Time occurs and ending on the first anniversary of the Effective Time, (A) target incentive opportunities (including equity-based awards) that are substantially comparable in the aggregate to those provided to similarly situated employees of Huntington and its Subsidiaries, and (B) employee benefits (other than severance and retention benefits) that are substantially comparable in the aggregate to those provided to similarly situated employees of Huntington and its Subsidiaries (excluding any frozen benefit plans of Huntington and its Subsidiaries or benefit plans that exclusively provide benefits to a grandfathered group of employees of Huntington and its Subsidiaries); provided, that until such time as Huntington fully integrates the Continuing Employees into its plans, participation in the Veritex Benefit Plans shall be deemed to satisfy the foregoing standards, it being understood that the Continuing Employees may commence participating in the plans of Huntington and its Subsidiaries on different dates following the Effective Time with respect to different benefit plans. For a period beginning at the Effective Time and continuing through the first anniversary thereof, each Continuing Employee who is not party to an individual agreement providing for severance or termination benefits and is terminated under severance-qualifying circumstances shall be eligible to receive severance benefits as set forth on Section 6.6(a) of the Veritex Disclosure Schedule, subject to such employee’s execution (and non-revocation) of a release of claims.

(b) With respect to any employee benefit plans of Huntington or its Subsidiaries in which any Continuing Employees become eligible to participate on or after the Effective Time (the “New Plans”), Huntington and its Subsidiaries shall: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any New Plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Veritex Benefit Plan; (ii) use commercially reasonable efforts to provide each such employee and their eligible dependents with credit for any co-payments or coinsurance and deductibles paid prior to the Effective Time under a Veritex Benefit Plan that provides health care benefits (including medical, dental and vision), to the same extent that such credit was given under the analogous Veritex Benefit Plan prior to the Effective Time, in satisfying any applicable deductible, co-payment, coinsurance or maximum out-of-pocket requirements under any New Plans; and (iii) use commercially reasonable efforts to recognize all service of such employees with Veritex and its Subsidiaries for all purposes in any New Plan to the same extent that such service was taken into account under the analogous Veritex Benefit Plan prior to the Effective Time; provided, that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of service, (B) for purposes of any retiree medical plan or defined benefit pension plan, (C) for purposes of any benefit plan that is a frozen plan or provides grandfathered benefits, or (D) for purposes of any equity incentive awards granted by Huntington.
(c) Effective as of the Effective Time, Huntington agrees to assume and honor all Veritex Benefit Plans in accordance with their terms as of the date hereof, it being understood that this sentence shall not be construed to limit the ability of Huntington or any of its Subsidiaries or affiliates to amend or terminate any Veritex Benefit Plan to the extent that such amendment or termination is permitted by the terms of the applicable plan. Huntington and Veritex shall take the actions necessary to implement the commitments set forth in Section 6.6(c) of the Huntington Disclosure Schedule.
(d) Unless otherwise requested by Huntington in writing at least five (5) business days prior to the Effective Time, Veritex shall cause any 401(k) plan sponsored or maintained by Veritex (the “Veritex 401(k) Plan”) to be terminated effective as of the day immediately prior to the Effective Time and contingent upon the occurrence of the Closing. In the event that the Veritex 401(k) Plan is terminated, the Continuing Employees shall be eligible to participate, effective as soon as reasonably practicable (and not more than thirty (30) days) after the Effective Time, in a 401(k) plan sponsored or maintained by Huntington or one of its Subsidiaries (a “Huntington 401(k) Plan”). Veritex and Huntington shall take any and all actions as may be required, including amendments to the Veritex 401(k) Plan and/or Huntington 401(k) Plan to permit the Continuing Employees who are then actively employed to make rollover contributions to the Huntington 401(k) Plan of “eligible rollover distributions” (with the meaning of Section 401(a)(31) of the Code) in the form of cash, notes (in the case of loans) or a combination thereof. Veritex shall provide Huntington with evidence that the Veritex 401(k) Plan has been terminated or amended, as applicable, in accordance with this Section 6.6(d); provided, that prior to amending or terminating the Veritex 401(k) Plan, Veritex shall provide the form and substance of any applicable resolutions or amendments to Huntington for review and approval (which approval shall not be unreasonably withheld, conditioned or delayed).
(e) On and after the date hereof, any broad-based employee notices or communication materials (including any website posting) to be provided or communicated by Veritex with respect to employment, compensation or benefits matters addressed in this Agreement or related, directly or indirectly, to the transactions contemplated by this Agreement shall be subject to the prior prompt review and comment of Huntington, and Veritex shall consider in good faith revising such notice or communication to reflect any comments or advice that Huntington timely provides.
(f) With respect to each of Veritex’s annual cash incentive plans (each, a “Veritex Incentive Plan”) in place for the fiscal year in which the Effective Time occurs, Huntington shall, or shall cause its applicable Subsidiary (including the Surviving Corporation, as applicable) to, pay to each Continuing Employee who participates in such a Veritex Incentive Plan and remains employed with Huntington, the Surviving Corporation or their respective Subsidiaries through the end of such fiscal year (or, if later, and if required by the applicable Veritex Incentive Plan, through the applicable payment date), at the same time or times that Huntington, the Surviving Corporation or their applicable Subsidiary pays annual bonuses in respect of such fiscal year to other similarly situated employees thereof, but in no event later than March 15 immediately after the end of such fiscal year, a cash bonus for such fiscal year (the “Annual Bonus”) that is equal to the Annual Bonus that such Continuing Employee is entitled to receive under the applicable Veritex Incentive Plan based on actual level of achievement of the applicable performance criteria for such fiscal year (as determined after giving appropriate effect to the transactions contemplated hereby, including any costs, fees and expenses associated with the transactions contemplated hereby or any nonrecurring charges that would not reasonably be expected to have been incurred by Veritex or its Subsidiaries had the transactions contemplated hereby not arisen or occurred) and, with respect to cash bonuses under a Veritex Incentive Plan that provides for discretionary annual cash bonuses, the aggregate amount of the Annual Bonuses paid under each such plan shall generally be the same as the aggregate amount of the discretionary annual cash bonuses paid under such Veritex Incentive Plan with respect to the prior fiscal year (taking into account any necessary adjustments for changes in the number of eligible participants under any such plan), with the individual allocations of the awards under such plans to Continuing Employees to be consistent with past practice.
(g) Nothing in this Agreement shall confer upon any employee, officer, director or consultant of Veritex or any of its Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Corporation, Veritex, Huntington, or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, Veritex, Huntington or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Veritex or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Veritex Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Huntington or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Veritex Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of Section 9.12, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director or consultant of Veritex or any of its Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
6.7 Indemnification; Directors’ and Officers’ Insurance.
(a) From and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law, each present and former director, officer or employee of Veritex and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “Veritex Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising in whole or in part out of, or pertaining to, the fact that such person is or was a director, officer or employee of Veritex or any of its Subsidiaries or is or was serving at the request of Veritex or any of its Subsidiaries as a director or officer of another person and pertaining to matters, acts or omissions existing or occurring at or prior to the Effective Time, including matters, acts or omissions occurring in connection with the approval of this Agreement and the transactions contemplated by this Agreement, and the Surviving Corporation shall also advance expenses as incurred by the Veritex Indemnified Party to the fullest extent permitted by applicable law; provided, that in the case of advancement of expenses the Veritex Indemnified Party to whom expenses are advanced provides an undertaking (in a reasonable and customary form) to repay such advances if it is ultimately determined that such Veritex Indemnified Party is not entitled to indemnification.
(b) For a period of six (6) years after the Effective Time, the Surviving Corporation shall maintain in effect the current policies of directors’ and officers’ liability insurance maintained by Veritex (provided, that the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims against the present and former officers and directors of Veritex or any of its Subsidiaries arising from facts or events which occurred at or before the Effective Time (including the transactions contemplated by this Agreement); provided, however, that the Surviving Corporation shall not be obligated to expend, on an annual basis, an amount in excess of three hundred percent (300%) of the current annual premium paid as of the date hereof by Veritex for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Corporation shall cause to be maintained policies of insurance that, in its good-faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, Veritex, in consultation with, but only upon the consent of Huntington, may (and at the request of Huntington, Veritex shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six-year “tail” policy under Veritex’s existing directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap. If Veritex purchases such a tail policy, the Surviving Corporation shall maintain such tail policy in full force and effect and continue to honor its obligations thereunder.
(c) The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Veritex Indemnified Party and his or her heirs and representatives. If the Surviving Corporation or any of its successors or assigns consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger, transfers all or substantially all of its assets or deposits to any other entity or engages in any similar transaction, then in each case, the Surviving Corporation will cause proper provision to be made so that the successors and assigns of the Surviving Corporation will expressly assume the obligations set forth in this Section 6.7.
(d) The obligations of the Surviving Corporation, Huntington and Veritex under this Section 6.7 shall not be terminated or modified in a manner so as to adversely affect any Veritex Indemnified Party or any other person entitled to the benefit of this Section 6.7 without the prior written consent of the affected person.
6.8 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest Huntington or the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the then current officers and directors of each party to this Agreement and their respective Subsidiaries shall take, or cause to be taken, all such necessary action as may be reasonably requested by the other party, at the expense of the party who makes any such request.
6.9 Advice of Changes. Huntington and Veritex shall each promptly advise the other party of any effect, change, event, circumstance, condition, occurrence or development known to it (i) that has had or is reasonably likely to have a Material Adverse Effect on it or (ii) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.9 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 6.9 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.
6.10 Dividends. After the date of this Agreement, each of Huntington and Veritex shall coordinate with the other the declaration of any dividends in respect of Huntington Common Stock and Veritex Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Veritex Common Stock shall not receive two (2) dividends, or fail to receive one (1) dividend, in any quarter with respect to their shares of Veritex Common Stock and any shares of Huntington Common Stock any such holder receives in exchange therefor in the Merger.
6.11 Huntington Foundation: Texas Commitment. At or prior to the Closing, Huntington will contribute $10,000,000 to The Huntington Foundation, which amount will be dedicated to the markets in which Veritex operates. The Huntington Foundation will make all decisions regarding the award of such funds, and Huntington Bank’s President, Consumer and Regional Banking will work with Malcolm Holland to identify organizations and opportunities that are consistent with Huntington’s charitable giving guidelines. Huntington anticipates fully distributing such funds over a five (5)-year period following the Closing.

6.12 Acquisition Proposals.
(a) Veritex shall not, and shall cause its Subsidiaries and use its reasonable best efforts to cause its and their officers, directors, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to, (ii) engage or participate in any negotiations with any person concerning or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to, any Veritex Acquisition Proposal, except to notify a person that has made or, to the knowledge of Veritex, is making any inquiries with respect to, or is considering making, a Veritex Acquisition Proposal of the existence of the provisions of this Section 6.12(a); provided, that, prior to the receipt of the Requisite Veritex Vote, in the event Veritex receives an unsolicited bona fide written Veritex Acquisition Proposal, it may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that its Board of Directors concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law; provided, further, that, prior to or concurrently with providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, Veritex shall have provided such information to Huntington, and shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with Veritex. Veritex will, and will use its reasonable best efforts to cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than Huntington with respect to any Veritex Acquisition Proposal. Veritex will promptly (and in any event within one (1) business day) advise Huntington following receipt of any Veritex Acquisition Proposal or any inquiry which could reasonably be expected to lead to a Veritex Acquisition Proposal, and the substance thereof (including the material terms and conditions of and the identity of the person making such inquiry or Veritex Acquisition Proposal) and will keep Huntington reasonably apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the material terms of such inquiry or Veritex Acquisition Proposal. Veritex shall use its reasonable best efforts, subject to applicable law and the fiduciary duties of the Board of Directors of Veritex, to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof. During the term of this Agreement, Veritex shall not, and shall cause its Subsidiaries and its and their Representatives not to on its behalf, enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other similar agreement (other than a confidentiality agreement referred to and entered into in accordance with this Section 6.12(a)) relating to any Veritex Acquisition Proposal. As used in this Agreement, “Veritex Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, inquiry or proposal relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of twenty-five percent (25%) or more of the consolidated assets of Veritex and its Subsidiaries or 25% or more of any class of equity or voting securities of Veritex or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of Veritex, (ii) any tender offer or exchange offer that, if consummated, would result in such third party beneficially owning twenty-five percent (25%) or more of any class of equity or voting securities of Veritex or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of Veritex, or (iii) a merger, consolidation, share exchange or other business combination, reorganization or similar transaction involving Veritex or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of Veritex.
(b) Nothing contained in this Agreement shall prevent either party or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to a Veritex Acquisition Proposal or from making any legally required disclosure to such party’s shareholders; provided, that such Rules and disclosures will in no way eliminate or modify the effect that any action pursuant to such Rules or any such disclosures would otherwise have under this Agreement.
6.13 Public Announcements. Veritex and Huntington shall each use their reasonable best efforts to develop a joint communications plan, to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and except in respect of (i) any announcement required by applicable law or regulation, or a request by a Governmental Entity, (ii) communications that are substantially similar to communications previously approved pursuant to this Section 6.13, (iii) communications permitted by Section 6.3 or (iv) an obligation pursuant to any listing agreement with or rules of any securities exchange, Veritex and Huntington agree to consult with each other and to obtain the advance approval of the other party (which approval shall not be unreasonably withheld, conditioned or delayed) before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.
6.14 Change of Method. Huntington may at any time change the method of effecting the Merger if and to the extent requested by Huntington, and Veritex agrees to enter into such amendments to this Agreement as Huntington may reasonably request in order to give effect to such restructuring; provided, however, that no such change or amendment shall (i) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (ii) adversely affect the Tax treatment of the Merger with respect to Veritex’s shareholders or (iii) be reasonably likely to cause the Closing to be materially delayed or the receipt of the Requisite Regulatory Approvals to be prevented or materially delayed.
6.15 Restructuring Efforts. If Veritex shall have failed to obtain the Requisite Veritex Vote at the duly convened Veritex Meeting or any adjournment or postponement thereof, the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transactions contemplated by this Agreement (provided, however, that no party shall have any obligation to agree to (i) alter or change any material term of this Agreement, including the amount or kind of the Merger Consideration, in a manner adverse to such party or its shareholders or (ii) adversely affect the Tax treatment of the Merger with respect to such party or its shareholders) and/or resubmit this Agreement and the transactions contemplated hereby (or as restructured pursuant to this Section 6.15) to its shareholders for approval.
6.16 Takeover Restrictions. Veritex shall not take any action that would cause any Takeover Restriction to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and Veritex shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Restriction now or hereafter in effect. If any Takeover Restriction may become, or may purport to be, applicable to the transactions contemplated hereby, Veritex will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Restriction on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Restriction.
6.17 Exemption from Liability Under Section 16(b). Veritex and Huntington agree that, in order to most effectively compensate and retain those officers and directors of Veritex subject to the reporting requirements of Section 16(a) of the Exchange Act (the “Veritex Insiders”), both prior to and after the Effective Time, it is desirable that Veritex Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of Veritex Common Stock and Veritex Equity Awards in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 6.17. The Boards of Directors of Huntington and of Veritex, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall prior to the Effective Time, take all such steps as may be necessary or appropriate to cause (x) in the case of Veritex, any dispositions of Veritex Common Stock or Veritex Equity Awards by Veritex Insiders and (y) in the case of Huntington, any acquisitions of Huntington Common Stock or equity awards of Huntington into which the Veritex Equity awards are converted by any Veritex Insiders who, immediately following the Merger, will be officers or directors of Huntington subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.
6.18 Litigation and Claims. Each of Huntington and Veritex shall, to the extent permitted under applicable law and regulation, promptly notify the other party in writing of any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator pending or, to the knowledge of Huntington or Veritex, as applicable, threatened against Huntington, Veritex or any of their respective Subsidiaries that (a) questions or would reasonably be expected to question the validity of this Agreement, the

Bank Merger Agreement or the other agreements contemplated hereby or thereby or any actions taken or to be taken by Huntington, Veritex, or their respective Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby. Veritex shall give Huntington the opportunity to participate at its own expense in the defense or settlement of any shareholder litigation against Veritex and/or its directors or affiliates relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed without Huntington’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).
6.19 Assumption of Veritex Debt. Effective at the Effective Time (or at the effective time of the Bank Merger for any debt of Veritex Community Bank), Huntington or The Huntington National Bank, as applicable, shall, to the extent permitted thereunder and required thereby, assume the due and punctual performance and observance of the covenants to be performed by Veritex or Veritex Community Bank pursuant to the definitive documents governing the short-term and long-term borrowings set forth on Section 6.19 of the Veritex Disclosure Schedule, and the due and punctual payment of the principal of such borrowings (and premium, if any) and interest thereon. In connection therewith, (i) Huntington and Veritex shall, and shall cause The Huntington National Bank and Veritex Community Bank respectively to, cooperate and use reasonable best efforts to execute and deliver any supplemental indentures, if applicable, and (ii) Veritex shall, and shall cause Veritex Community Bank to, use reasonable best efforts to execute and deliver any officer’s certificates or other documents, and to provide any opinions of counsel to the trustee thereof, in each case, required to make such assumption effective as of the Effective Time or the effective time of the Bank Merger, as applicable.
ARTICLE VII

CONDITIONS PRECEDENT
7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:
(a) Shareholder Approval. This Agreement shall have been approved by the shareholders of Veritex by the Requisite Veritex Vote.
(b) Stock Exchange Listing. The shares of Huntington Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on the NASDAQ, in each case subject to official notice of issuance.
(c) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.
(d) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement shall be in effect. No law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement.
(e) Regulatory Approvals. (i) All regulatory authorizations, consents, orders or approvals (x) from the Federal Reserve Board and the OCC and (y) set forth in Sections 3.4 and 4.4 which are necessary to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger, or those the failure of which to be obtained would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Huntington or the Surviving Corporation, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (such approvals and the expiration of such waiting periods being referred to herein as the “Requisite Regulatory Approvals”) and (ii) no such Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

7.2 Conditions to Obligations of Huntington. The obligation of Huntington to effect the Merger is also subject to the satisfaction, or waiver by Huntington, at or prior to the Effective Time, of the following conditions:
(a) Representations and Warranties. The representations and warranties of Veritex set forth in (i) Sections 3.2(a) and 3.8(a) (in each case after giving effect to the lead-in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and (ii) Sections 3.1(a), 3.1(b) (with respect to Veritex Community Bank only), 3.2(c) (with respect to Veritex Community Bank only) and 3.3(a) (in each case, after giving effect to the lead-in to Article III) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of Veritex set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be likely to have a Material Adverse Effect on Veritex or the Surviving Corporation. Huntington shall have received a certificate signed on behalf of Veritex by the Chief Executive Officer or the Chief Financial Officer of Veritex to the foregoing effect.
(b) Performance of Obligations of Veritex. Veritex shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and Huntington shall have received a certificate signed on behalf of Veritex by the Chief Executive Officer or the Chief Financial Officer of Veritex to such effect.
(c) Federal Tax Opinion. Huntington shall have received the opinion of Wachtell, Lipton, Rosen & Katz (or other nationally recognized tax counsel), in form and substance reasonably satisfactory to Huntington, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Huntington and Veritex reasonably satisfactory in form and substance to such counsel.
7.3 Conditions to Obligations of Veritex. The obligation of Veritex to effect the Merger is also subject to the satisfaction or waiver by Veritex at or prior to the Effective Time of the following conditions:
(a) Representations and Warranties. The representations and warranties of Huntington set forth in (i) Sections 4.2(a) and 4.8(a) (in each case, after giving effect to the lead-in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and (ii) Sections 4.1(a), 4.1(b) (with respect to The Huntington National Bank only), 4.2(c) (with respect to The Huntington National Bank only) and 4.3(a) (in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of Huntington set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be likely to have a Material Adverse Effect on Huntington. Veritex shall have received a certificate signed on behalf of Huntington by the Chief Executive Officer or the Chief Financial Officer of Huntington to the foregoing effect.
(b) Performance of Obligations of Huntington. Huntington shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and Veritex shall have received a certificate signed on behalf of Huntington by the Chief Executive Officer or the Chief Financial Officer of Huntington to such effect.
(c) Federal Tax Opinion. Veritex shall have received the opinion of Simpson Thacher & Bartlett LLP (or other nationally recognized tax counsel), in form and substance reasonably satisfactory to Veritex, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Huntington and Veritex reasonably satisfactory in form and substance to such counsel.
ARTICLE VIII

TERMINATION AND AMENDMENT
8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Requisite Veritex Vote:
(a) by mutual consent of Huntington and Veritex in a written instrument;
(b) by either Huntington or Veritex if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;
(c) by either Huntington or Veritex if the Merger shall not have been consummated on or before the first anniversary of the date of this Agreement (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;
(d) by either Huntington or Veritex (provided, that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained herein) if there shall have been a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of Veritex, in the case of a termination by Huntington, or Huntington, in the case of a termination by Veritex, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by Huntington, or Section 7.3, in the case of a termination by Veritex, and which is not cured by the earlier of the Termination Date and 45 days following written notice to Veritex, in the case of a termination by Huntington, or Huntington, in the case of a termination by Veritex, or by its nature or timing cannot be cured during such period; or
(e) by Huntington, prior to such time as the Requisite Veritex Vote is obtained, if Veritex or the Board of Directors of Veritex (i) withholds, withdraws, modifies or qualifies in a manner adverse to Huntington the Veritex Board Recommendation, (ii) fails to make the Veritex Board Recommendation in the Proxy Statement, (iii) adopts, approves, recommends or endorses a Veritex Acquisition Proposal or publicly announces an intention to adopt, approve, recommend or endorse a Veritex Acquisition Proposal, (iv) fails to publicly and without qualification (A) recommend against any Veritex Acquisition Proposal or (B) reaffirm the Veritex Board Recommendation, in each case within ten (10) business days (or such fewer number of days as remains prior to the Veritex Meeting) after a Veritex Acquisition Proposal is made public or any request by Huntington to do so, or (v) materially breaches its obligations under Section 6.3 or Section 6.12.
The party desiring to terminate this Agreement pursuant to clause (b), (c), (d) or (e) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.5, specifying the provision or provisions hereof pursuant to which such termination is effected.
8.2 Effect of Termination.
(a) In the event of termination of this Agreement by either Huntington or Veritex as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Huntington, Veritex, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.2(b) and this Section 8.2 and Article IX (other than Section 9.13) shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Huntington nor Veritex shall be relieved or released from any liabilities or damages arising out of its fraud or Willful Breach of any provision of this Agreement occurring prior to termination (which, in the case of Veritex, shall include the loss to the holders of its capital stock and of Veritex Equity Awards of the economic benefits of the Merger (including the loss of premium offered to the shareholders of Veritex), it being understood that Veritex shall be entitled to pursue damages for such losses and to enforce the right to recover such losses on behalf of its shareholders and the holders of Veritex Equity Awards in its sole and absolute discretion, and any amounts received by Veritex in connection therewith may be retained by Veritex). “Willful Breach” shall mean a material breach of, or material failure to perform any of the covenants or other agreements contained in this Agreement, that is a consequence of an act or failure to act by the breaching or non-performing party with actual knowledge that such party’s act or failure to act would, or would reasonably be expected to, result in or constitute such breach of or such failure of performance under this Agreement.
(b) In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Veritex Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of Veritex or shall have been made directly to its shareholders generally or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the Veritex Meeting) a Veritex Acquisition Proposal with respect to Veritex and (A) thereafter this Agreement is terminated by either Huntington or Veritex pursuant to Section 8.1(c) without the Requisite Veritex Vote having been obtained or (B) thereafter this Agreement is terminated by Huntington pursuant to Section 8.1(d), and (C) prior to the date that is twelve (12) months after the date of such termination, Veritex enters into a definitive agreement or consummates a transaction with respect to a Veritex Acquisition Proposal (whether or not the same Veritex Acquisition Proposal as that referred to above), then Veritex shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Huntington, by wire transfer of same day funds, a fee equal to $56,000,000 (the “Termination Fee”); provided, that for purposes of this Section 8.2(b), all references in the definition of Veritex Acquisition Proposal to “25%” shall instead refer to “50%”.
(i) In the event that this Agreement is terminated by Huntington pursuant to Section 8.1(e), then Veritex shall pay Huntington, by wire transfer of same day funds, the Termination Fee as promptly as reasonably practicable after the date of termination (and in any event, within three (3) business days thereafter).
(c) In no event shall Veritex be required to pay the Termination Fee on more than one occasion.
(d) Each of Huntington and Veritex acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if either party fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the non-paying party for the Termination Fee or any portion thereof, such non-paying party shall pay the costs and expenses of the other party (including reasonable attorneys’

fees and expenses) in connection with such suit. In addition, if Veritex fails to pay the amounts payable pursuant to this Section 8.2, then such party shall pay interest on such overdue amounts (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the “prime rate” (as announced by JPMorgan Chase & Co. or any successor thereto) in effect on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid. The amounts payable by Veritex pursuant to Section 8.2(b) and this Section 8.2(d) constitute liquidated damages and not a penalty, and, except in the case of fraud or Willful Breach by Veritex of any provision herein occurring prior to termination, shall be the sole monetary remedy of Huntington in the event of a termination of this Agreement.
ARTICLE IX

GENERAL PROVISIONS
9.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except for Section 6.7 and for those other covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Effective Time.
9.2 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto at any time before or after the receipt of the Requisite Veritex Vote; provided, however, that after the receipt of the Requisite Veritex Vote there may not be, without further approval of such shareholders of Veritex or Huntington, as applicable, any amendment of this Agreement that requires such further approval under applicable law. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each of the parties.
9.3 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other party hereto, waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto, and waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained herein; provided, however, that after the receipt of the Requisite Veritex Vote there may not be, without further approval of such shareholders of Veritex or Huntington, as applicable, any extension or waiver of this Agreement or any portion thereof that requires such further approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
9.4 Expenses. Except (i) with respect to costs and expenses of printing and mailing the Proxy Statement and all filing and other fees paid to the SEC and any other Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated hereby, which shall be borne equally by Huntington and Veritex, and (ii) as otherwise expressly provided in this Agreement, including in Section 8.2, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

9.5 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by e-mail if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient, provided that no “error” message or other notification of non-delivery is generated, or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Veritex, to:

Veritex Holdings, Inc.
8214 Westchester Drive, Suite 400
Dallas, Texas 75525
Attention:	Philip Donnelly, Senior Executive Vice President and General Counsel
E-mail:	[***]

With a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention:	Sven Mickisch; Timothy Gaffney
E-mail:	sven.mickisch@stblaw.com
timothy.gaffney@stblaw.com

and

if to Huntington, to:

Huntington Bancshares Incorporated
41 South High Street
Columbus, OH 43287
Attention:	Marcy C. Hingst, General Counsel
E-mail:	[***]

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 W. 52nd Street
New York, NY 10019
Attention:	Edward D. Herlihy and Nicholas G. Demmo
E-mail:	EDHerlihy@wlrk.com and NGDemmo@wlrk.com

9.6 Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of Veritex means the actual knowledge of any of the officers of Veritex listed on Section 9.6 of the Veritex Disclosure Schedule, and the “knowledge” of Huntington means the actual knowledge of any of the officers of Huntington listed on Section 9.6 of the Huntington Disclosure Schedule. As used herein, (a) “business day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York, Columbus, Ohio or Dallas, Texas are authorized by law or executive order to be closed, (b) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (c) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person, (d) the term “made available” means any document or other information that was (i) provided by one party or its representatives to the other party and its representatives prior to the date hereof, (ii) included in the virtual data room of a party prior to the date hereof or (iii) filed by a party with the SEC and publicly available on EDGAR prior to the date hereof and (e) references to a party’s shareholders shall mean, in the case of Huntington, its stockholders. The Veritex Disclosure Schedule and the Huntington Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. All references to “dollars” or “$” in this Agreement are to United States dollars. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law.
9.7 Confidential Supervisory Information. No disclosure, representation or warranty shall be made (or any other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(b) and as identified in 12 C.F.R. § 4.32(b)) of a Governmental Entity by any party hereto to the extent prohibited by applicable law, and, to the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of this sentence apply.
9.8 Counterparts. This Agreement may be executed in counterparts (including by electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
9.9 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.
9.10 Governing Law; Jurisdiction.
(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law principles (except that matters relating to the fiduciary duties of the Board of Directors of Veritex shall be subject to the laws of the State of Texas and matters relating to the fiduciary duties of the Board of Directors of Huntington shall be subject to the laws of the State of Maryland).
(b) Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5.
9.11 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY

APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUIT, ACTION OR OTHER PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.
9.12 Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7, which is intended to benefit each Veritex Indemnified Party and his or her heirs and representatives, this Agreement (including the documents and instruments referred to herein) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Except as provided in Section 6.7, notwithstanding any other provision in this Agreement to the contrary, no consent, approval or agreement of any third-party beneficiary will be required to amend, modify or waive any provision of this Agreement.
9.13 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Accordingly, the parties shall be entitled to specific performance of the terms of this Agreement, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.
9.14 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.
9.15 Delivery by Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

HUNTINGTON BANCSHARES INCORPORATED

By:	/s/ Stephen D. Steinour
	Name:	Stephen D. Steinour
	Title:	Chairman, President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

VERITEX HOLDINGS, INC.

By:	/s/ C. Malcolm Holland, III
	Name:	C. Malcolm Holland, III
	Title:	Chairman of the Board, President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A
FORM OF BANK MERGER AGREEMENT
Exh. A-1

FORM OF AGREEMENT AND PLAN OF MERGER OF
VERITEX COMMUNITY BANK
WITH AND INTO
THE HUNTINGTON NATIONAL BANK
This Agreement and Plan of Merger (this “Agreement”), dated as of [•], 2025, is made by and between The Huntington National Bank, a national bank, and Veritex Community Bank, a Texas state-chartered bank.
WITNESSETH:
WHEREAS, The Huntington National Bank is a national banking association duly organized and existing under the laws of the United States, with its main office located in Columbus, Ohio, all the issued and outstanding capital stock of which is owned as of the date hereof directly by Huntington Bancshares Incorporated, a Maryland corporation (“Huntington”), and has authorized capital stock consisting of (a) 4,000,000 shares of common stock, par value $10 per share, of which 4,000,000 shares of common stock are issued and outstanding as of the date hereof; (b) 500,000 shares of Class B preferred stock, par value $1,000 per share, of which no shares are issued and outstanding as of the date hereof; (c) 2,000,000 shares of Class C preferred stock, par value $25 per share, of which no shares are issued and outstanding as of the date hereof; (d) 14,000,000 shares of Class D preferred stock, par value $25 per share, of which no shares are issued and outstanding as of the date hereof; (e) 400,000 shares of Class E preferred stock, par value $1,000 per share, of which no shares are issued and outstanding as of the date hereof; (f) 500,000 shares of Class F preferred stock, par value $1,000 per share, of which 490,000 shares are issued and outstanding as of the date hereof; and (g) 300,000 shares of Class G preferred stock, par value $1,000 per share, of which 290,000 shares are issued and outstanding as of the date hereof;
WHEREAS, Veritex Community Bank is a Texas state-chartered bank duly organized and existing under the laws of the United States, with its main office located in Dallas, Texas, all the issued and outstanding capital stock of which is owned as of the date hereof directly by Veritex Holdings, Inc., a Texas corporation (“Veritex”), and has authorized capital stock consisting of 80,000 shares of common stock, par value $1.00 per share, of which 80,000 shares of common stock are issued and outstanding as of the date hereof;
WHEREAS, Huntington and Veritex have entered into an Agreement and Plan of Merger, dated as of July 13, 2025 (as amended and/or supplemented from time to time, the “Merger Agreement”), pursuant to which, subject to the terms and conditions thereof, Veritex will merge with and into Huntington (the “Merger”), with Huntington surviving the merger as the surviving corporation;
WHEREAS, contingent upon the Merger, on the terms and subject to the conditions contained in this Agreement, the parties to this Agreement intend to effect the merger of Veritex Community Bank with and into The Huntington National Bank, with The Huntington National Bank surviving the merger (the “Bank Merger”); and
WHEREAS, the board of directors of The Huntington National Bank and the board of directors of Veritex Community Bank deem the Bank Merger advisable and in the best interests of their respective banks, and have each adopted resolutions authorizing and approving the execution and delivery of this Agreement and the transactions contemplated hereby.
NOW, THEREFORE, in consideration of the promises and of the mutual agreements herein contained, the parties hereto do hereby agree as follows:
ARTICLE I

BANK MERGER
Section 1.01 The Bank Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined below), Veritex Community Bank shall be merged with and into The Huntington National Bank in accordance with the provisions of, and with the effects provided in, applicable law (including 12 U.S.C. § 215a-1, 12 U.S.C. § 1831u , 12 U.S.C. § 1828(c) and Texas Fin. Code § 32.501). At the Effective Time, the separate existence of Veritex Community Bank shall cease, and The Huntington National Bank, as the surviving entity in the Bank Merger (the “Surviving Bank”), shall continue its existence under the laws of the United States as a national banking association. The Surviving Bank shall be responsible for all of the liabilities
Exh. A-2

of every kind and description, including liabilities arising from the operation of any trust department, of each of the merging banks existing as of the Effective Time. Immediately following the Effective Time, the Surviving Bank shall continue to operate the main office and each of the branches of Veritex Community Bank existing as of the Effective Time as branches of the Surviving Bank at the officially designated address of each such office or branch and shall continue to operate each of the branches of the Surviving Bank existing at the Effective Time, in each case without limiting the authority under applicable law of The Huntington National Bank or of the Surviving Bank (as applicable) to close, relocate or otherwise make any change regarding any such branch.
Section 1.02 Closing. The closing of the Bank Merger will take place immediately following the Merger, but in no case prior to the date on which all of the conditions precedent to the consummation of the Bank Merger specified in this Agreement shall have been satisfied or duly waived by the party or parties entitled to satisfaction thereof, at such place as is agreed by the parties hereto.
Section 1.03 Effective Time. On the terms and subject to the conditions of this Agreement and subject to applicable law, the Bank Merger shall become effective as set forth in the certification of merger issued by the Office of the Comptroller of the Currency (“OCC”) (the date and time of such effectiveness being herein referred to as the “Effective Time”).
Section 1.04 Articles of Association and By-laws. The national bank charter, articles of association and bylaws of The Huntington National Bank in effect immediately prior to the Effective Time shall be the national bank charter, articles of association and the bylaws of the Surviving Bank, in each case until amended in accordance with applicable law and the terms thereof.
Section 1.05 Name and Main Office. The name of the Surviving Bank shall be “The Huntington National Bank” and the main office of the Surviving Bank shall be at 17 South High Street, Columbus, Ohio 43215.
Section 1.06 Tax Treatment. It is the intention of the parties that the Bank Merger be treated for U.S. federal income tax purposes as a “tax free reorganization” pursuant to Section 368(a) of the Internal Revenue Code of 1986, as amended.
ARTICLE II

TREATMENT OF SHARES
Section 2.01 Effect on Veritex Community Bank Capital Stock. At the Effective Time, by virtue of the Bank Merger and without any action on the part of the holder of any capital stock of Veritex Community Bank, all shares of Veritex Community Bank capital stock issued and outstanding shall be automatically cancelled and retired and shall cease to exist, and no cash, new shares of common stock, or other property shall be delivered in exchange therefor.
Section 2.02 Effect on The Huntington National Bank Capital Stock. Each share of The Huntington National Bank capital stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Bank Merger.
ARTICLE III

COVENANTS
Section 3.01 If at any time the Surviving Bank shall reasonably require that any further assignments, conveyances or assurances are necessary or desirable to vest, perfect or confirm in the Surviving Bank title to any property or rights of Veritex Community Bank as of the Effective Time or otherwise carry out the provisions hereof, the proper officers and directors of Veritex Community Bank, as of the Effective Time, and thereafter the officers of the Surviving Bank acting on behalf of Veritex Community Bank, shall execute and deliver any and all proper assignments, conveyances and assurances, and do all things necessary or desirable to vest, perfect or confirm title to such property or rights in the Surviving Bank and otherwise carry out the provisions hereof.
Exh. A-3

ARTICLE IV

CONDITIONS PRECEDENT
Section 4.01 The Bank Merger and the respective obligations of each party hereto to consummate the Bank Merger are subject to the fulfillment or written waiver of each of the following conditions prior to the Effective Time:
a.
The approval of the OCC under 12 U.S.C. § 215a-1, 12 U.S.C. § 1831u and 12 U.S.C. § 1828(c) with respect to the Bank Merger shall have been obtained and shall be in full force and effect, and all related waiting periods shall have expired; and all other material consents, approvals, permissions, and authorizations of, filings and registrations with, and notifications to, all governmental authorities required for the consummation of the Bank Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired.

b.	The Merger shall have been consummated in accordance with the terms of the Merger Agreement.
c.
No jurisdiction or governmental authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Bank Merger.

d.	This Agreement and the Bank Merger shall have been approved, or ratified and confirmed, as applicable, by the sole shareholder of each of The Huntington National Bank and Veritex Community Bank.
ARTICLE V

TERMINATION AND AMENDMENT
Section 5.01 Termination. This Agreement may be terminated at any time prior to the Effective Time by a written instrument executed by each of the parties hereto. This Agreement will terminate automatically without any action by the parties hereto upon the termination of the Merger Agreement as therein provided.
Section 5.02 Amendment. This Agreement may be amended by an instrument in writing signed on behalf of each of the parties hereto.
ARTICLE VI

GENERAL PROVISIONS
Section 6.01 Representations and Warranties. Each of the parties hereto represents and warrants that this Agreement has been duly authorized, executed and delivered by such party and constitutes the legal, valid and binding obligation of such party, enforceable against it in accordance with the terms hereof.
Section 6.02 Nonsurvival of Agreements. None of the representations, warranties or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement in accordance with Section 5.01.
Exh. A-4

Section 6.03 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be duly deemed given (a) on the date of delivery if delivered personally, or if by email, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to The Huntington National Bank, to:

Huntington Bancshares Incorporated
41 South High Street
Columbus, OH 43287
Attention:	Marcy Hingst, General Counsel
E-mail:	[***]

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 W. 52nd Street
New York, NY 10019
Attention:	Edward D. Herlihy and Nicholas G. Demmo
E-mail:	EDHerlihy@wlrk.com and NGDemmo@wlrk.com

If to Veritex Community Bank, to:

Veritex Holdings, Inc.
8214 Westchester Drive, Suite 400
Dallas, Texas 75225
Attention:	Philip Donnelly, Senior Executive Vice President and
General Counsel
E-mail:	[***]

With a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention:	Sven Mickisch and Timothy Gaffney
E-mail:	sven.mickisch@stblaw.com and
timothy.gaffney@stblaw.com

Section 6.04 Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section references are to this Agreement unless otherwise specified. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “the date hereof” shall mean the date of this Agreement.
Section 6.05 Counterparts. This Agreement may be executed in two (2) or more counterparts (including by electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.
Exh. A-5

Section 6.06 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, other than the Merger Agreement.
Section 6.07 Governing Law; WAIVER OF JURY TRIAL. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law principles, except to the extent that the federal laws of the United States shall be applicable hereto. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.
Section 6.08 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.
Section 6.09 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) and any attempted assignment in contravention of this Section 6.09 shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.
Exh. A-6

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers and attested by their officers thereunto duly authorized, all as of the day and year first above written.

VERITEX COMMUNITY BANK

By:
Title:

Exh. A-7

THE HUNTINGTON NATIONAL BANK

By:
Title:

Exh. A-8

Annex B

July 13, 2025
The Board of Directors
Veritex Holdings, Inc.
8215 Westchester Drive
Dallas, TX 75225
Members of the Board:
You have requested the opinion of Keefe, Bruyette & Woods, Inc. (“KBW” or “we”) as investment bankers as to the fairness, from a financial point of view, to the common shareholders of Veritex Holdings, Inc. (“Veritex”) of the Exchange Ratio (as defined below) in the proposed merger (the “Merger”) of Veritex with and into Huntington Bancshares Incorporated (“Huntington”), pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into by and between Veritex and Huntington. Pursuant to the Agreement and subject to the terms, conditions and limitations set forth therein, at the Effective Time (as defined in the Agreement), by virtue of the Merger and without any action on the part of Huntington, Veritex or the holder of any of the securities of Huntington or Veritex, each share of the common stock, par value $0.01 per share, of Veritex (“Veritex Common Stock”) issued and outstanding immediately prior to the Effective Time, except for the Exception Shares (as defined in the Agreement), shall be converted into the right to receive 1.95 shares of the common stock, par value $0.01 per share, of Huntington (“Huntington Common Stock”). The ratio of 1.95 shares of Huntington Common Stock for one share of Veritex Common Stock is referred to herein as the “Exchange Ratio.” The terms and conditions of the Merger are more fully set forth in the Agreement.
The Agreement also provides that, immediately following the Merger, Veritex Community Bank, a wholly-owned subsidiary of Veritex, will merge with and into The Huntington National Bank, a wholly owned subsidiary of Huntington, with The Huntington National Bank as the surviving entity, pursuant to a separate bank merger agreement (the “Bank Merger”).
KBW has acted as financial advisor to Veritex and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. We and our affiliates, in the ordinary course of our and their broker-dealer businesses (and further to existing sales and trading relationships between a KBW broker-dealer affiliate and each of Veritex and Huntington), may from time to time purchase securities from, and sell securities to, Veritex and Huntington. In addition, as market makers in securities, we and our affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of Veritex or Huntington for our and their own respective accounts and for the accounts of our and their respective customers and clients. We have acted exclusively for the board of directors of Veritex (the “Board”) in rendering this opinion and will receive a fee from Veritex for our services. A portion of our fee is payable concurrently with Veritex entering into the Agreement (subject to the rendering of this opinion), and a significant portion is contingent upon the successful completion of the Merger. In addition, Veritex has agreed to indemnify us for certain liabilities arising out of our engagement.
Other than in connection with this present engagement, KBW has not provided investment banking or financial advisory services to Veritex during the past two years. In the past two years, KBW has provided investment banking and financial advisory services to Huntington and has received compensation for such services. KBW acted as a co-manager in connection with debt offerings by Huntington in August 2023, January 2024, November 2024 and February 2025. We may in the future provide investment banking and financial advisory services to Veritex or Huntington and receive compensation for such services.
Keefe, Bruyette & Woods, A Stifel Company

The Board of Directors — Veritex Holdings, Inc.
July 13, 2025

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Veritex and Huntington and bearing upon the Merger, including among other things, the following: (i) an execution version of the Agreement dated July 13, 2025; (ii) the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2024 of Veritex; (iii) the unaudited quarterly financial statements and the Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2025 of Veritex; (iv) certain draft and unaudited financial results for the fiscal quarter ended June 30, 2025 of Veritex (provided by Veritex); (v) the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2024 of Huntington; (vi) the unaudited quarterly financial statements and the Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2025 of Huntington; (vii) certain draft and unaudited financial results for the fiscal quarter ended June 30, 2025 of Huntington (provided by Huntington); (viii) certain regulatory filings of Veritex and Huntington and their respective subsidiaries, including, as applicable, the quarterly reports on Form FR Y-9C and the quarterly call reports required to be filed (as the case may be) with respect to each quarter during the three-year period ended December 31, 2024 as well as the quarter ended March 31, 2025; (ix) certain other interim reports and other communications of Veritex and Huntington to their respective shareholders and stockholders; and (x) other financial information concerning the businesses and operations of Veritex and Huntington furnished to us by Veritex and Huntington or which we were otherwise directed to use for purposes of our analyses. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of Veritex and Huntington; (ii) the assets and liabilities of Veritex and Huntington; (iii) the nature and terms of certain other merger transactions and business combinations in the banking industry; (iv) a comparison of certain financial and stock market information for Veritex and Huntington with similar information for certain other companies, the securities of which are publicly traded; (v) publicly available consensus “street estimates” of Veritex, as well as assumed Veritex long-term growth rates provided to us by Veritex management, all of which information was discussed with us by such management and used and relied upon by us at the direction of Veritex management and with the consent of the Board; and (vi) publicly available consensus “street estimates” of Huntington, as well as certain assumed Huntington long-term growth rates, all of which information was discussed with us by Huntington management and used and relied upon by us based on such discussions, at the direction of Veritex management and with the consent of the Board. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. We have also participated in discussions with the management of Veritex regarding the past and current business operations, regulatory relations, financial condition and future prospects of Veritex and Huntington and such other matters as we have deemed relevant to our inquiry. We have not been requested to assist, and have not assisted, Veritex with soliciting indications of interest from third parties regarding a potential transaction with Veritex.
In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to or discussed with us or that was publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied upon the management of Veritex as to the reasonableness and achievability of the publicly available consensus “street estimates” of Veritex and the assumed Veritex long-term growth rates referred to above (and the assumptions and bases therefor), and we have assumed that all such information has been reasonably prepared and represents, or in the case of the Veritex “street estimates” referred to above that such estimates are consistent with, the best currently available estimates and judgments of Veritex management and that the forecasts, projections and estimates reflected in such information will be realized in the amounts and in the time periods currently estimated. We have further relied, with the consent of Veritex, upon Huntington management as to the reasonableness and achievability of the publicly available consensus “street estimates” of Huntington and the assumed Huntington long-term growth rates referred to above (and the assumptions and bases therefor), and we have assumed that all such information has been reasonably prepared and represents, or in the case of the

The Board of Directors — Veritex Holdings, Inc.
July 13, 2025

Huntington “street estimates” referred to above that such estimates are consistent with, the best currently available estimates and judgments of Huntington management and that the forecasts, projections and estimates reflected in such information will be realized in the amounts and in the time periods currently estimated.
It is understood that the portion of the foregoing financial information of Veritex and Huntington that was provided to us was not prepared with the expectation of public disclosure and that all of the foregoing financial information, including the publicly available consensus “street estimates” of Veritex and Huntington referred to above, is based on numerous variables and assumptions that are inherently uncertain and, accordingly, actual results could vary significantly from those set forth in such information. We have assumed, based on discussions with the respective managements of Veritex and Huntington and with the consent of the Board, that all such information provides a reasonable basis upon which we can form our opinion and we express no view as to any such information or the assumptions or bases therefor. We have relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof.
We also have assumed that there have been no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Veritex or Huntington since the date of the last financial statements of each such entity that were made available to us. We are not experts in the independent verification of the adequacy of allowances for credit losses and we have assumed, without independent verification and with your consent, that the aggregate allowances for credit losses for each of Veritex and Huntington are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Veritex or Huntington, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of Veritex or Huntington under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. We have made note of the classification by each of Veritex and Huntington of its loans and owned securities as either held to maturity or held for investment, on the one hand, or held for sale or available for sale, on the other hand, and have also reviewed reported fair value marks-to-market and other reported valuation information, if any, relating to such loans or owned securities contained in the respective financial statements of Veritex and Huntington, but we express no view as to any such matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Such estimates are inherently subject to uncertainty and should not be taken as our view of the actual value of any companies or assets.
We have assumed, in all respects material to our analyses, the following: (i) that the Merger and any related transactions (including, without limitation, the Bank Merger) will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which we have assumed will not differ in any respect material to our analyses from the execution version reviewed by us and referred to above), with no adjustments to the Exchange Ratio and with no other consideration or payments in respect of Veritex Common Stock; (ii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) that each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Merger or any related transactions and that all conditions to the completion of the Merger and any related transactions will be satisfied without any waivers or modifications to the Agreement or any of the related documents; and (v) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger and any related transactions, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of Veritex, Huntington or the pro forma entity, or the contemplated benefits of the Merger. We have assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further been advised by representatives of Veritex that Veritex has relied upon advice from

The Board of Directors — Veritex Holdings, Inc.
July 13, 2025

its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Veritex, Huntington, the Merger and any related transaction, and the Agreement. KBW has not provided advice with respect to any such matters.
This opinion addresses only the fairness, from a financial point of view, as of the date hereof, of the Exchange Ratio in the Merger to the holders of Veritex Common Stock. We express no view or opinion as to any other terms or aspects of the Merger or any term or aspect of any related transaction (including the Bank Merger), including, without limitation, the form or structure of the Merger or any such related transaction, any consequences of the Merger or any such related transaction to Veritex, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any charitable foundation, employment, consulting, voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger, any such related transaction, or otherwise. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. There is currently significant volatility in the stock and other financial markets arising from global tensions and political unrest, economic uncertainty, recently announced actual or threatened imposition of tariff increases, inflation, and prolonged high interest rates. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of Veritex to engage in the Merger or enter into the Agreement; (ii) the relative merits of the Merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by Veritex or the Board; (iii) the fairness of the amount or nature of any compensation to any of Veritex’s officers, directors or employees, or any class of such persons, relative to the compensation to the holders of Veritex Common Stock; (iv) the effect of the Merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of Veritex (other than the holders of Veritex Common Stock, solely with respect to the Exchange Ratio as described herein and not relative to the consideration to be received by holders of any other class of securities) or holders of any class of securities of Huntington or any other party to any transaction contemplated by the Agreement; (v) the actual value of Huntington Common Stock to be issued in the Merger; (vi) the prices, trading range or volume at which Veritex Common Stock or Huntington Common Stock will trade following the public announcement of the Merger or the prices, trading range or volume at which Huntington Common Stock will trade following the consummation of the Merger; (vii) any advice or opinions provided by any other advisor to any of the parties to the Merger or any other transaction contemplated by the Agreement; or (viii) any legal, regulatory, accounting, tax or similar matters relating to Veritex, Huntington, their respective shareholders or stockholders, or relating to or arising out of or as a consequence of the Merger or any related transaction (including the Bank Merger), including whether or not the Merger will qualify as a tax-free reorganization for United States federal income tax purposes.
This opinion is for the information of, and is directed to, the Board (in its capacity as such) in connection with its consideration of the financial terms of the Merger. This opinion does not constitute a recommendation to the Board as to how it should vote on the Merger, or to any holder of Veritex Common Stock or any stockholder of any other entity as to how to vote in connection with the Merger or any other matter, nor does it constitute a recommendation regarding whether or not any such shareholder or stockholder should enter into a voting, shareholders’, or affiliates’ agreement with respect to the Merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder or stockholder.
This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

The Board of Directors — Veritex Holdings, Inc.
July 13, 2025

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the Merger is fair, from a financial point of view, to the holders of Veritex Common Stock.

Very truly yours,

Keefe, Bruyette & Woods, Inc.